--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                       DOBSON COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

           OKLAHOMA                                         4812                                        73-1110531
(State or other jurisdiction of                 (Primary Standard Industrial                         (I.R.S. Employer
incorporation or organization)                   Classification Code Number)                        Identification No.)

                         ------------------------------

                   13439 NORTH BROADWAY EXTENSION, SUITE 200
                         OKLAHOMA CITY, OKLAHOMA 73114
                                 (405) 529-8500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              BRUCE R. KNOOIHUIZEN
                         13439 NORTH BROADWAY EXTENSION
                                   SUITE 200
                         OKLAHOMA CITY, OKLAHOMA 73114
                                 (405) 529-8500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

             THEODORE M. ELAM, ESQ.                         JEREMY W. DICKENS, ESQ.
    MCAFEE & TAFT A PROFESSIONAL CORPORATION              WEIL, GOTSHAL & MANGES LLP
       TENTH FLOOR, TWO LEADERSHIP SQUARE                      767 FIFTH AVENUE
               211 NORTH ROBINSON                          NEW YORK, NEW YORK 10153
       OKLAHOMA CITY, OKLAHOMA 73102-7103                       (212) 310-8000
                 (405) 235-9621

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                          AGGREGATE             AMOUNT OF
                SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)(2)   REGISTRATION FEE
Class A Common Stock, par value $.01 per share..............     $575,000,000           $159,850(1)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o).

(2) Includes amounts attributable to shares which the underwriters will have the option to purchase to cover over-allotments.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999

PROSPECTUS

                                         SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

     ----------------------------------------------------------------------

    This is our initial public offering of Class A common stock. We are offering shares of our Class A common stock.

    We are authorized to issue Class A common stock and Class B common stock. The rights of each class are identical, except that each share of Class A common stock entitles its holder to one vote per share and each share of Class B common stock generally entitles its holder to ten votes per share. Following this offering, holders of our Class B common stock as a group will benefically own
shares of Class B common stock representing approximately    % of the total
combined voting power of our outstanding common stock.

    We propose to list our Class A common stock on the Nasdaq National Market under the symbol "DCEL." We expect the initial public offering price to be
between $    and $    per share.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE
                                      11.

                                                               PER SHARE       TOTAL
                                                              -----------   -----------
Public Offering Price.......................................  $             $
Underwriting Discount.......................................  $             $
Proceeds to Dobson Communications Corporation...............  $             $

    We have granted the underwriters a 30-day option to purchase up to additional shares of Class A common stock on the same terms and conditions set forth above solely to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The underwriters expect to deliver the shares of Class A common stock on or
about            , 2000.

--------------------------------------------------------------------------------

                                JOINT BOOK RUNNING MANAGERS
LEHMAN BROTHERS                                             SALOMON SMITH BARNEY
                                     JOINT LEAD MANAGER
                  BANC OF AMERICA SECURITIES LLC
                                        CO-MANAGERS

DEUTSCHE BANC ALEX. BROWN

                        GOLDMAN, SACHS & CO.

                                                MERRILL LYNCH & CO.

            , 2000

 [Map depicting Dobson-owned markets, American Cellular-owned markets, markets
   Dobson proposes to acquire in pending acquisitions and markets of adjacent roaming partners of each of the foregoing.]

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
Prospectus Summary.....................      1
Risk Factors...........................     11
Use of Proceeds........................     21
Dividend Policy........................     21
Dilution...............................     21
Capitalization.........................     22
The American Cellular Acquisition......     25
Unaudited Pro Forma Consolidated
  Financial Data.......................     28
Unaudited Proportionate Adjusted
  Statements of Operations.............     35
Selected Consolidated Financial and
  Other Data...........................     39
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     43

                                           PAGE
                                         --------

Industry Overview......................     58
Business...............................     60
Management.............................     77
Certain Transactions...................     84
Principal Shareholders.................     89
Description of Capital Stock...........     90
Shares Eligible for Future Sale........     97
Federal Income Tax Considerations......     99
Underwriting...........................    103
Legal Matters..........................    106
Experts................................    106
Where You Can Find More Information....    107
Index to Financial Statements..........    F-1

                             ABOUT THIS PROSPECTUS

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.

    Unless otherwise indicated, all information in this prospectus assumes:

    - the filing of our amended and restated certificate of incorporation, which will become effective immediately prior to the closing of this offering;

    - our recapitalization, including a conversion of our existing common stock
      into Class B common stock, a    for    stock split and the other
      transactions described under "Capitalization--The Recapitalization," which will occur immediately prior to the closing of this offering;

    - the distribution of all of the outstanding capital stock of our subsidiary, Logix Communications Enterprises, Inc., to our current shareholders, which will occur prior to the closing of this offering; and

    - no exercise of the underwriters' over-allotment option.

    We have presented certain financial and operational information of us and American Cellular Corporation on a proportionate combined basis, as adjusted for the pro forma adjustments described in "Unaudited Pro Forma Consolidated Financial Data" and "Unaudited Proportionate Adjusted Statements of Operations." The proportionate presentation is an arithmetic combination of:

    - the relevant pro forma data of our consolidated subsidiaries adjusted to exclude the results attributable to the outstanding minority interests in our subsidiaries; and

    - our 50% share of the pro forma operating results of American Cellular attributable to our interest in the joint venture with AT&T Wireless Services, Inc., or AT&T Wireless, that has agreed to acquire American Cellular.

The proportionate presentation has not been prepared in accordance with generally accepted accounting principles, or GAAP, and is not intended to replace our unaudited pro forma consolidated financial data prepared and presented in accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission. Because we will account for our interest in the American Cellular joint venture using the equity method of accounting, our statement of operations will reflect only our 50% share in the net income or loss of the joint venture. We are presenting the proportionate data to facilitate a better understanding of the financial and operating data attributable to our substantial investment in American Cellular.

    References in this prospectus to "Dobson," "we," "our" and "us" refer to Dobson Communications Corporation and its predecessors and subsidiaries as a combined entity, except where it is more clear that those terms mean only the parent company. All references to our subsidiary, "Sygnet," which we acquired in December 1998, are to Sygnet Wireless, Inc. and its subsidiaries as a combined entity. All references to "American Cellular" are to American Cellular Corporation and its predecessors and subsidiaries as a combined entity.

    We were incorporated in Oklahoma on February 3, 1997, although our predecessors have been engaged in the telecommunications business since 1936. Our principal executive offices are located at Suite 200, 13439 North Broadway Extension, Oklahoma City, Oklahoma 73114. Our telephone number is (405) 529-8500 and our Internet address is WWW.DOBSON.NET. Information contained on our Website is not a part of this prospectus.

    Information with respect to populations in our license areas are management estimates based upon Kagan's Cellular Telephone Atlas 1998, Paul Kagan Associates, Inc., Carmel, California, adjusted to exclude those portions of our rural service areas, or RSAs, and metropolitan statistical areas, or MSAs, not covered by our licenses.

    All trademarks and trade names appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                   WHO WE ARE

    We are a leading provider of rural and suburban cellular telephone services. As of June 30, 1999, our systems covered a total population of approximately
5.8 million and we had 401,680 subscribers. On a proportionate basis, after giving effect to our expected 50% interest in American Cellular, our systems would have covered a net population of approximately 8.0 million and we would have had 589,062 subscribers as of June 30, 1999. For the six months ended
June 30, 1999, we had total revenues of $146.3 million and EBITDA, which we define as operating income (loss) before depreciation, amortization and nonrecurring charges, of $64.6 million. On the same proportionate basis, we would have had total revenues of $202.0 million and EBITDA of $97.2 million for the six months ended June 30, 1999.

    We began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle. We have expanded our cellular operations rapidly since then, primarily through the acquisition of rural and suburban cellular systems. Since 1996, we have completed 12 acquisitions of cellular licenses and systems, increasing the total population served by our systems by approximately 5.4 million and significantly expanding the geographic scope of our operations. We believe we have been successful in integrating acquired systems into our operations.

    We believe that owning and operating a mix of rural and suburban cellular systems provides strong growth opportunities because we believe these systems currently have lower penetration rates, higher subscriber growth rates, a higher proportion of roaming revenues and less competition for subscribers than cellular systems located in larger metropolitan areas. We focus on acquiring underdeveloped cellular systems that are adjacent to major metropolitan areas, which include a high concentration of expressway corridors and tend to have a significant amount of roaming activity.

    We have a strategic relationship with AT&T Wireless, which recently became one of our stockholders. Through this relationship, we have a coast-to-coast roaming agreement that allows our customers to utilize wireless systems owned by AT&T Wireless, and customers of AT&T Wireless to utilize our cellular systems, each at favorable prices. AT&T Wireless customers accounted for approximately 35% of our roaming revenues, or approximately 15% of our total revenues, in the six months ended June 30, 1999. We also have roaming agreements with AirTouch Communications, Inc., Southwestern Bell Mobile Systems, Inc. and other leading wireless providers.

    We and AT&T Wireless have entered into an equally-owned joint venture to acquire American Cellular for approximately $2.3 billion, before expenses. American Cellular is one of the largest independent rural cellular telephone operators in the United States. As of June 30, 1999, American Cellular's systems covered a total population of approximately 4.9 million and it had 374,764 subscribers, primarily in rural areas of the midwestern and eastern United States. Following completion of this acquisition, we will operate American Cellular's systems. American Cellular's management organization, billing system, network infrastructure and marketing programs are substantially similar to ours. The closing of this offering is not contingent on the completion of the American Cellular acquisition, which we expect to occur in the first quarter of 2000.

CELLULAR MARKETS

    The following table sets forth information with respect to our existing cellular markets and the cellular markets of American Cellular as of June 30, 1998. Net population represents total population less minority ownership interests in our licenses. We determine market penetration by dividing total subscribers in each of our FCC cellular licensed areas at the end of the period by the estimated total population covered by the applicable cellular license or authorization.

                                                           TOTAL         NET          TOTAL        MARKET
                   CELLULAR MARKETS                      POPULATION   POPULATION   SUBSCRIBERS   PENETRATION
                   ----------------                      ----------   ----------   -----------   -----------
DOBSON
Northern Region (portions of NY, OH and PA)............   2,633,700    2,633,700     212,582         8.1%
Central Region (portions of KS, MO, OK and TX).........   1,240,600    1,153,219      61,706         5.0
Western Region (portions of AZ and CA).................     952,048      874,912      57,105         6.0
Eastern Region (portions of MD, PA and WV).............     951,100      951,100      70,287         7.4
                                                         ----------   ----------     -------
      Total--Dobson Regions............................   5,777,448    5,612,931     401,680         7.0
                                                         ==========   ==========     =======
AMERICAN CELLULAR
Upper Midwest Region (portions of MI, MN and WI).......   1,856,000    1,845,097     152,327         8.2
New York Region (portions of NY).......................   1,090,000    1,077,988      94,654         8.7
Kentucky Region (portions of KY and TN)................   1,084,000    1,084,000      70,392         6.5
Mid-Atlantic Region (portions of OH, PA and WV)........     862,000      862,000      57,391         6.7
                                                         ----------   ----------     -------
      Total--American Cellular Regions.................   4,892,000    4,869,085     374,764         7.7
        Dobson's proportionate interest in American
          Cellular.....................................   2,446,000    2,434,543     187,382         7.7
                                                         ==========   ==========     =======
TOTAL DOBSON ON A PROPORTIONATE BASIS..................   8,223,448    8,047,474     589,062         7.2
                                                         ==========   ==========     =======

    We have the contractual right to acquire the license for, and certain assets related to, Pennsylvania 2 RSA and we currently control and are managing the operation of this market for the seller pending the closing of the acquisition. As a result, we include the population and subscriber data related to this market in our population and subscriber data in our Eastern Region. As of June 30, 1999, the Pennsylvania 2 RSA had a total population of approximately 90,000. In addition to our pending acquisition of Pennsylvania 2 RSA and American Cellular, we have pending acquisitions that, if completed, would have increased the total population served by our cellular systems by approximately
0.5 million as of June 30, 1999.

COMPETITIVE STRENGTHS

    We believe that our competitive strengths are:

    - our established operating history in rural and suburban markets;

    - our proven acquisition and integration capabilities;

    - our strategic relationship with AT&T Wireless;

    - our experienced management team; and

    - our ability to offer a variety of digital services, including digital voice services, to approximately 85% of our covered population.

STRATEGY

    Our strategy is to capitalize on our competitive strengths and acquire, develop and operate rural and suburban cellular systems. The principal elements of our strategy include:

    - acquiring additional cellular operations in RSAs and in smaller MSAs that have attractive demographics and growth trends, a favorable competitive environment and that are located adjacent to major metropolitan areas served by operators with which we have established, or with which we expect to establish, strategic relationships;

    - integrating the cellular systems we acquire, including American Cellular, with our existing operations to achieve economies of scale;

    - increasing system capacity and coverage and further upgrading the cellular systems we acquire to attract additional subscribers, to increase the use of our systems by existing subscribers, to increase roaming activity and to further enhance the overall efficiency of our network;

    - maintaining and expanding strategic relationships with operators of wireless systems in major MSAs near our cellular systems, including roaming agreements that allow our subscribers to use the wireless systems of operators in neighboring MSAs and RSAs at favorable rates;

    - distinguishing ourself in our markets as the leading cellular services provider by stressing our service quality, local sales presence and commitment to the community;

    - offering distinctive rate plans to attract subscribers who we believe are likely to generate high monthly revenues and low churn rates; and

    - maintaining high levels of customer satisfaction through a variety of techniques, including the maintenance of 24-hour customer service.

                                  THE OFFERING

Class A Common Stock Offered..............  shares
Common Stock To Be Outstanding
After This Offering.......................  shares of Class A common stock shares of Class B common stock
                                            total shares of common stock
Voting Rights.............................  The Class A common stock and the Class B common stock generally will vote together as a single class on all
                                            matters submitted to a vote of shareholders, except as
                                            required by law. Each share of Class A common stock is
                                            entitled to one vote and each share of Class B common
                                            stock is entitled to ten votes, except that each share
                                            of Class B common stock is entitled to only one vote
                                            with respect to any "going private" transaction.

Use of Proceeds...........................  We intend to use the net proceeds of this offering as follows:
                                            - $372.5 million as a capital contribution to our joint
                                            venture with AT&T Wireless to acquire American Cellular;
                                            - $99.3 million to redeem all outstanding shares of our
                                            Class E preferred stock held by our current
                                              stockholders; and
                                            - the balance for working capital and other general
                                            corporate purposes.
                                            The closing of this offering is not contingent upon
                                            completion of the American Cellular acquisition. If we
                                            do not complete the American Cellular acquisition, we
                                            intend to use the net proceeds allocated for that
                                            purpose:
                                            - to reduce our outstanding indebtedness and to
                                            potentially redeem a portion of our senior preferred
                                              stock;
                                            - to pay our share of any damages to American Cellular
                                            that may arise under the American Cellular merger
                                              agreement; and
                                            - for working capital and other general corporate
                                            purposes.
Proposed Nasdaq National Market
  Symbol..................................  DCEL

    The shares of common stock to be outstanding after this offering do not include shares of Class A common stock that we will issue upon the exercise of options granted under our 1996 stock option plan. We have reserved a maximum of shares of our Class A common stock for issuance upon the exercise of options granted under this plan. After this offering, we will have outstanding
options to purchase an aggregate of         shares of our Class A common stock
at a weighted average exercise price of $   per share.

                                  RISK FACTORS

    You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 11 and all the other information set forth in this prospectus before you decide whether to invest in our Class A common stock.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth certain historical consolidated financial and other data for:

    - us as of and for each of the three years in the period ended December 31, 1998 and as of and for each of the six month periods ended June 30, 1998 and June 30, 1999;

    - American Cellular as of December 31, 1998 and for the period from February 26, 1998 through December 31, 1998 and as of and for the six months ended June 30, 1999; and

    - American Cellular's predecessor as of and for each of the two years in the period ended December 31, 1997 and as of and for the six months ended
      June 30, 1998.

    We derived our summary historical consolidated financial data for each of the three years in the period ended December 31, 1998 from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary historical consolidated financial data as of June 30, 1999 and for each of the six month periods ended June 30, 1998 and June 30, 1999 from our unaudited consolidated financial statements included elsewhere in this prospectus which, in the opinion of our management, reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data presented for such periods.

    We derived American Cellular's summary historical consolidated financial data for the period from February 26, 1998 through December 31, 1998 from its audited consolidated financial statements included elsewhere in this prospectus. We derived the summary historical consolidated financial data for American Cellular's predecessor for each of the two years in the period ended
December 31, 1997 and for the six months ended June 30, 1998 from its audited consolidated financial statements included elsewhere in this prospectus. We derived American Cellular's summary historical consolidated financial data for the six months ended June 30, 1999 from its unaudited condensed consolidated financial statements included elsewhere in this prospectus, which, in the opinion of American Cellular's management, reflect all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results for the interim period.

    Our operating results and those of American Cellular for the six month periods ended June 30, 1998 and June 30, 1999 are not necessarily indicative of results that may be expected for a full year. You should read the following historical consolidated financial data in conjunction with "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this prospectus.

    In the following tables, EBITDA represents operating income (loss) before depreciation, amortization and nonrecurring charges. We believe that EBITDA provides meaningful additional information concerning a company's operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity's ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBITDA as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, our EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA margin represents EBITDA as a percentage of total operating revenues.

    We determine market penetration by dividing our total subscribers at the end of the period by our estimated total population. We calculate average monthly cellular churn rates based on the number of cellular subscriber cancellations during the period as a percentage of the weighted average total cellular subscribers for the period. Average monthly revenues per cellular subscriber exclude equipment sales and other revenues. For a more complete description of the calculation of average monthly revenue per cellular subscriber, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues."

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                   SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,              JUNE 30,
                                                              --------------------------------   --------------------
                                                                1996       1997        1998        1998        1999
                                                              --------   ---------   ---------   ---------   --------
                                                                                                     (UNAUDITED)
                                                                     ($ IN THOUSANDS, EXCEPT PER SHARE AND PER
                                                                                 SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues:
    Service revenues........................................  $ 17,593   $  38,410   $  69,402   $  28,633   $ 77,017
    Roaming revenues........................................     7,852      26,263      66,479      25,856     63,305
    Equipment sales and other revenues......................     1,494       2,041       4,154       1,319      6,018
                                                              --------   ---------   ---------   ---------   --------
      Total operating revenues..............................    26,939      66,714     140,035      55,808    146,340
                                                              --------   ---------   ---------   ---------   --------
  Operating expenses:
    Cost of service.........................................     6,119      16,431      33,267      12,731     22,077
    Cost of equipment.......................................     2,571       4,046       8,360       2,629     11,859
    Marketing and selling...................................     4,462      10,669      22,393       9,279     21,710
    General and administrative..............................     3,902      11,555      26,051       9,550     26,068
    Depreciation and amortization...........................     5,241      16,798      47,110      16,543     69,900
                                                              --------   ---------   ---------   ---------   --------
      Total operating expenses..............................    22,295      59,499     137,181      50,732    151,614
                                                              --------   ---------   ---------   ---------   --------
  Operating income (loss)...................................     4,644       7,215       2,854       5,076     (5,274)
  Interest expense..........................................    (4,284)    (27,640)    (38,979)    (17,351)   (55,528)
  Other income (expense), net...............................    (1,503)      2,777       3,858       2,792      1,903
  Minority interests in income of subsidiaries..............      (675)     (1,693)     (2,487)     (1,381)    (1,480)
  Income tax benefit........................................       593       3,625      11,469       2,133     22,944
                                                              --------   ---------   ---------   ---------   --------
  Loss from continuing operations before
    extraordinary items.....................................    (1,225)    (15,716)    (23,285)     (8,731)   (37,435)
                                                              --------   ---------   ---------   ---------   --------
  Income (loss) from discontinued operations................       331         332     (27,110)     (3,910)   (25,779)
  Extraordinary items.......................................      (527)     (1,350)     (2,166)     (2,643)        --
                                                              --------   ---------   ---------   ---------   --------
  Net loss..................................................    (1,421)    (16,734)    (52,561)    (15,284)   (63,214)
  Dividends on preferred stock..............................      (849)     (2,603)    (23,955)    (10,519)   (31,872)
                                                              --------   ---------   ---------   ---------   --------
  Net loss applicable to common stockholders................  $ (2,270)  $ (19,337)  $ (76,516)  $ (25,803)  $(95,086)
                                                              ========   =========   =========   =========   ========
  Net loss applicable to common stockholders per common
    share...................................................  $          $           $           $           $
                                                              ========   =========   =========   =========   ========
  Weighted average common shares outstanding................
                                                              ========   =========   =========   =========   ========

OTHER FINANCIAL DATA:
  EBITDA....................................................  $  9,885   $  24,013   $  49,964   $  21,619   $ 64,626
  EBITDA margin.............................................      36.7%       36.0%       35.7%       38.7%      44.2%
  Cash flows provided by (used in) operating activities.....  $  5,239   $   6,908   $  28,024   $  (2,280)  $  2,587
  Cash flows used in investing activities...................   (43,894)   (217,640)   (999,063)   (193,589)   (66,639)
  Cash flows provided by financing activities...............    38,904     212,505     990,610     202,450     44,579
  Capital expenditures......................................    13,536      17,773      55,289      13,927     31,181

OTHER DATA:
  Cellular subscribers (at period end)......................    33,955     100,093     352,005     151,249    401,680
  Cellular penetration (at period end)......................       5.8%        6.1%        6.8%        5.8%       7.0%
  Average monthly cellular churn rates......................       1.8%        1.9%        2.0%        1.8%       1.8%
  Average monthly revenues per cellular subscriber,
    excluding
    roaming revenues........................................  $     48   $      41   $      40   $      39   $     34
  Average monthly revenues per cellular subscriber,
    including
    roaming revenues........................................  $     70   $      69   $      79   $      74   $     62
  Cell sites (at period end)................................        67         135         414         210        447

                                                               AS OF JUNE 30,
                                                                    1999
                                                              ----------------
                                                                (UNAUDITED)
                                                              ($ IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $    2,850
  Net fixed assets..........................................        182,157
  Total assets..............................................      1,668,013
  Total debt................................................      1,041,556
  Mandatorily redeemable preferred stock....................        511,643
  Stockholders' deficit.....................................       (251,869)

                         AMERICAN CELLULAR CORPORATION

                                                            PREDECESSOR                       AMERICAN CELLULAR
                                                 ----------------------------------   ---------------------------------
                                                                                          PERIOD FROM
                                                      YEAR ENDED        SIX MONTHS     FEBRUARY 26, 1998    SIX MONTHS
                                                     DECEMBER 31,          ENDED      (DATE OF FORMATION)      ENDED
                                                 --------------------    JUNE 30,           THROUGH          JUNE 30,
                                                   1996        1997        1998        DECEMBER 31, 1998       1999
                                                 ---------   --------   -----------   -------------------   -----------
                                                                                                            (UNAUDITED)
                                                              ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues...........................  $ 112,616   $181,000    $108,670         $   137,487        $127,364
  Operating expenses:
    Cost of service............................     29,571     48,691      20,911              25,995          11,099
    Cost of equipment..........................     10,073     12,841       5,365               7,271           8,017
    Selling, general and administrative........     34,502     53,485      30,230              37,625          35,518
    Depreciation and amortization..............     19,537     28,759      17,553              45,569          47,911
    Nonrecurring charges.......................         --         --       4,889               4,355              --
                                                 ---------   --------    --------         -----------        --------
      Total operating expenses.................     93,683    143,776      78,948             120,815         102,545
                                                 ---------   --------    --------         -----------        --------
  Operating income.............................  $  18,933   $ 37,224    $ 29,722         $    16,672        $ 24,819
                                                 =========   ========    ========         ===========        ========

OTHER FINANCIAL DATA:
  EBITDA.......................................  $  38,470   $ 65,983    $ 52,164         $    66,596        $ 72,730
  EBITDA margin................................       34.2%      36.5%       48.0%               48.4%           57.1%
  Cash flows provided by operating
    activities.................................  $  39,371   $ 49,026    $ 11,665         $    35,295        $ 20,692
  Cash flows used in investing activities......   (200,969)   (36,284)    (80,327)         (1,512,745)        (20,923)
  Cash flows provided by (used in) financing
    activities.................................    138,518    (51,749)     58,765           1,511,465          (1,417)
  Capital expenditures.........................     29,470     25,717      20,517              24,260          33,934

OTHER DATA:
  Cellular subscribers (at period end).........    139,800    243,700     286,000             334,500         374,800
  Cellular penetration (at period end).........        3.6%       5.3%        5.9%                6.8%            7.7%
  Average monthly cellular churn rates.........        1.6%       1.8%        1.4%                1.8%            1.7%

       SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

    We derived the following summary unaudited pro forma consolidated financial data from the unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma consolidated financial data are based on currently available information and assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial data do not purport to represent what our results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations. The summary unaudited pro forma consolidated financial data give effect to the particular transactions, as of the dates, described in "Unaudited Pro Forma Consolidated Financial Data." You should read the summary unaudited pro forma consolidated financial data in conjunction with "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this prospectus.

                                                                          YEAR ENDED                     SIX MONTHS ENDED
                                                                       DECEMBER 31, 1998                  JUNE 30, 1999
                                                                  ---------------------------      ----------------------------
                                                                  HISTORICAL       PRO FORMA       HISTORICAL        PRO FORMA
                                                                  ----------      -----------      -----------      -----------
                                                                                  (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
                                                                             ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues:
    Service revenues........................................      $  69,402        $ 134,188        $ 77,017         $ 77,017
    Roaming revenues........................................         66,479           94,514          63,305           63,305
    Equipment sales and other revenues......................          4,154           11,601           6,018            6,018
                                                                  ---------        ---------        --------         --------
      Total operating revenues..............................        140,035          240,303         146,340          146,340
                                                                  ---------        ---------        --------         --------
  Operating costs and expenses:
    Cost of services........................................         33,267           45,038          22,077           22,830
    Cost of equipment.......................................          8,360           18,804          11,859           11,859
    Marketing and selling...................................         22,393           37,323          21,710           21,710
    General and administrative..............................         26,051           42,412          26,068           26,068
    Depreciation and amortization...........................         47,110          117,049          69,900           69,467
                                                                  ---------        ---------        --------         --------
      Total operating expenses..............................        137,181          260,626         151,614          151,934
                                                                  ---------        ---------        --------         --------
  Operating income (loss)...................................          2,854          (20,323)         (5,274)          (5,594)
  Interest expense..........................................        (38,979)         (90,043)        (55,528)         (50,299)
  Equity in loss of unconsolidated subsidiary...............             --          (27,750)             --          (13,852)
  Other income, net.........................................          3,858            3,539           1,903            1,903
                                                                  ---------        ---------        --------         --------
  Loss before minority interests and taxes..................        (32,267)        (134,577)        (58,899)         (67,842)
  Minority interests in income of subsidiaries..............         (2,487)          (2,487)         (1,480)          (1,480)
  Income tax benefit........................................         11,469           41,539          22,944           21,078
                                                                  ---------        ---------        --------         --------
  Loss from continuing operations...........................        (23,285)         (95,525)        (37,435)         (48,244)
  Dividends on preferred stock..............................        (23,955)         (57,962)        (31,872)         (31,280)
                                                                  ---------        ---------        --------         --------
  Loss from continuing operations applicable to
  common stockholders.......................................      $ (47,240)       $(153,487)       $(69,307)        $(79,524)
                                                                  =========        =========        ========         ========
  Loss from continuing operations applicable to common
  stockholders per common share.............................      $                $                $                $
                                                                  =========        =========        ========         ========
  Weighted average common shares outstanding................
                                                                  =========        =========        ========         ========

                                                                          YEAR ENDED                     SIX MONTHS ENDED
                                                                       DECEMBER 31, 1998                  JUNE 30, 1999
                                                                  ---------------------------      ----------------------------
                                                                  HISTORICAL       PRO FORMA       HISTORICAL        PRO FORMA
                                                                  ----------      -----------      -----------      -----------
                                                                                  (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
                                                                          ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
OTHER FINANCIAL DATA:
  EBITDA....................................................      $  49,964        $  96,726        $ 64,626         $ 63,873
  EBITDA margin.............................................           35.7%            40.3%           44.2%            43.6%

OTHER DATA:
  Cellular subscribers (at period end)......................        352,005          352,005         401,680          401,680
  Cellular penetration (at period end)......................            6.8%             6.8%            7.0%             7.0%
  Average monthly cellular churn rates......................            2.0%             1.7%            1.8%             1.8%
  Average monthly revenues per cellular subscriber,
    excluding roaming revenues..............................      $      40        $      36        $     34         $     34
  Average monthly revenues per cellular subscriber,
    including roaming revenues..............................      $      79        $      61        $     62         $     62
  Cell sites (at period end)................................            414              414             447              447

                                                                AS OF JUNE 30, 1999
                                                              -----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ----------
                                                                    (UNAUDITED)
                                                                 ($ IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $   2,850    $   2,850
  Net fixed assets..........................................    182,157      157,157
  Total assets..............................................  1,668,013    2,009,767
  Total debt................................................  1,041,556    1,054,644
  Mandatorily redeemable preferred stock....................    511,643      426,643
  Stockholders' equity (deficit)............................   (251,869)     209,422

                      SUMMARY UNAUDITED PROPORTIONATE DATA

    The following table sets forth summary unaudited proportionate data of us and American Cellular on a proportionate combined basis, as adjusted for the pro forma adjustments described in "Unaudited Pro Forma Consolidated Financial Data" and "Unaudited Proportionate Adjusted Statements of Operations." The proportionate presentation is an arithmetic combination of:

    - the relevant pro forma data of our consolidated subsidiaries adjusted to exclude the results attributable to the outstanding minority interests in our subsidiaries; and

    - our 50% share of the pro forma operating results of American Cellular attributable to our interest in the American Cellular joint venture.

The proportionate presentation has not been prepared in accordance with GAAP and is not intended to replace our unaudited pro forma consolidated financial data prepared and presented in accordance with the rules and regulations of the Commission. Under GAAP, our investment in the American Cellular joint venture will be accounted for using the equity method of accounting and will be reflected in a single line item entitled "Investment in unconsolidated subsidiary" in our balance sheet and "Equity in income (loss) of unconsolidated subsidiary" in our statement of operations. To the extent that the joint venture incurs losses in the future, our "Investment in unconsolidated subsidiary" will be reduced. Because we will account for our interest in the American Cellular joint venture using the equity method of accounting, our statement of operations will reflect only our 50% share in the net income or loss of the joint venture. We are presenting the proportionate data to facilitate a better understanding of the financial and operating data attributable to our substantial investment in American Cellular.

    EBITDA, on a proportionate basis, includes our pro forma EBITDA, as adjusted to exclude the portion of our EBITDA attributable to the outstanding minority interests in our subsidiaries, plus our 50% interest in American Cellular's pro forma EBITDA. We explain our reasons for presenting EBITDA generally in this prospectus summary under the caption "Summary Historical Consolidated Financial and Other Data."

                                             YEAR ENDED DECEMBER 31, 1998           SIX MONTHS ENDED JUNE 30, 1999
                                         -------------------------------------   -------------------------------------
                                            HISTORICAL         PROPORTIONATE        HISTORICAL         PROPORTIONATE
                                         -----------------   -----------------   -----------------   -----------------
                                                                (UNAUDITED)         (UNAUDITED)         (UNAUDITED)
                                                         ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
SUPPLEMENTAL PROPORTIONATE DATA:
  Operating revenues....................    $  140,035          $  349,270          $  146,340          $  201,962
  EBITDA................................    $   49,964          $  146,716          $   64,626          $   97,195
  EBITDA margin.........................          35.7%               42.0%               44.2%               48.1%
  Cellular subscribers (at period
    end)................................       352,005             519,255             401,680             589,062
  Average monthly revenue per
    subscriber, excluding roaming
    revenues............................    $       40          $       40          $       34          $       32
  Average monthly revenue per
    subscriber, including roaming
    revenues............................    $       79          $       61          $       62          $       58

  Cash and cash equivalents...................................................      $    2,850          $   19,050
  Net fixed assets............................................................         182,157             270,757
  Total assets................................................................       1,668,013           3,362,613
  Total debt..................................................................       1,041,556           1,826,556
  Mandatorily redeemable preferred stock......................................         511,643             426,643

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK. THESE ARE NOT THE ONLY RISKS AND UNCERTAINTIES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES WE EITHER ARE NOT PRESENTLY AWARE OF OR BELIEVE ARE NOT MATERIAL ALSO MAY ADVERSELY AFFECT OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD SUFFER. AS A RESULT, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD FALL, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                   RISKS RELATED TO OUR ACQUISITION STRATEGY

IF WE ARE UNABLE TO COMPLETE THE AMERICAN CELLULAR ACQUISITION, WE MAY BE LIABLE
  FOR SUBSTANTIAL DAMAGES OWED TO AMERICAN CELLULAR AND, WHETHER OR NOT WE ARE LIABLE FOR DAMAGES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE SUBSTANTIALLY.

    The closing of this offering is not contingent upon completion of the American Cellular acquisition, which is not expected to occur until after we complete this offering. If we are unable to complete the American Cellular acquisition, we would not receive any of the benefits or synergies we expect the acquisition will provide. In addition, the American Cellular acquisition is subject to a number of closing conditions, including approval by the FCC. If the joint venture defaults in its obligation to close the American Cellular acquisition, it will be required to pay up to $500.0 million of damages incurred by American Cellular as a result of that default. However, the joint venture is only required to pay $100.0 million of liquidated damages to American Cellular if the joint venture's default results from the refusal of its bank lenders to provide funds under the joint venture's proposed credit facility for reasons other than:

    - the joint venture's breach of its obligations to the bank lenders;

    - the joint venture's failure to satisfy funding conditions that are within its control; or

    - the joint venture's inability to reach a definitive loan agreement with its bank lenders.

We will be required to pay our share of all damages that the joint venture may be required to pay to American Cellular. See "The American Cellular Acquisition." As a result, the trading price of our common stock could decline substantially, and you could lose all or part of your investment.

WE WILL SHARE CONTROL OF THE AMERICAN CELLULAR JOINT VENTURE WITH AT&T WIRELESS,
  WHICH MAY LIMIT OUR FLEXIBILITY IN MAKING MANAGEMENT DECISIONS AFFECTING THE JOINT VENTURE AND AMERICAN CELLULAR.

    Following the American Cellular acquisition, we and AT&T Wireless will each own a 50% interest in the joint venture that will own American Cellular. A management committee of four persons, two selected by us and two by AT&T Wireless will govern the joint venture. The management committee will act by a majority vote except for specified matters, which will require unanimous consent.

    Even though we will be responsible for the day-to-day operation of American Cellular, the approval requirements imposed by the joint venture agreement may limit our flexibility and ability to implement strategies and tactics that we believe are in our and the joint venture's best interests. In the event the joint venture is unsuccessful, we may be required to unwind those of our operations that had been integrated with American Cellular, which could be costly and disruptive to our business.

NEITHER WE NOR AT&T WIRELESS IS OBLIGATED TO OFFER TO EACH OTHER OR TO THE JOINT
  VENTURE ANY BUSINESS OPPORTUNITIES THAT MAY COME TO THE ATTENTION OF EITHER OF US.

    The American Cellular joint venture agreement will not require that either we or AT&T Wireless present each other or American Cellular any business opportunities that may come to the attention of either of us. AT&T Wireless has other relationships and joint ventures with other wireless operators. Neither we nor AT&T Wireless intend that our relationship or our joint venture to acquire American Cellular will create any special duties between us, or between us and the joint venture. As a result, we will continue to compete with AT&T Wireless for business opportunities outside of American Cellular's market areas.

WE MAY HAVE TO CONTRIBUTE ADDITIONAL FUNDS TO OUR AMERICAN CELLULAR JOINT
  VENTURE TO PROTECT OUR INVESTMENT IN THE JOINT VENTURE.

    American Cellular has required, and will likely continue to require, substantial capital to further develop, expand and upgrade its cellular systems. American Cellular has budgeted approximately $70 million for capital expenditures in 2000. We cannot be certain that the American Cellular joint venture will generate sufficient cash flows from operations or otherwise have sufficient access to capital to meet all of its debt service, capital expenditure, working capital or other operating needs. If it does not, we may be required to fund our 50% share of any capital needs of the American Cellular joint venture in order to protect our substantial investment in the joint venture.

THE NUMBER OF CELLULAR SYSTEMS AND BUSINESSES AVAILABLE FOR ACQUISITION IS
  LIMITED. THE CELLULAR SYSTEMS WE ACQUIRE MAY BE UNSUCCESSFUL AND WE MAY EXPERIENCE DIFFICULTY INTEGRATING THEM INTO OUR OPERATIONS.

    A substantial part of our growth has been and is expected to continue to be from acquisitions of cellular systems or businesses. There are a limited number of cellular systems available for acquisition that meet our criteria and the competition among purchasers for these cellular systems is increasing. In addition, the cellular systems we acquire may not perform as we expect. As a result, the operating results of cellular systems we acquire may not support the indebtedness we incur or equity we issue to acquire, or the capital expenditures needed to develop, those systems.

    The expansion of our operations, including through the American Cellular acquisition, may place a significant strain on our management, financial and other resources. Our ability to manage future growth will depend upon our ability to monitor operations, control costs, maintain effective quality controls and significantly expand our internal management, technical and accounting systems, all of which will result in higher operating expenses. The integration of acquired cellular systems and businesses may involve, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with our existing systems and therefore must be replaced. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. We cannot assure you that we will be able to integrate successfully the cellular systems or businesses we may acquire, including American Cellular. Our failure to integrate and manage recently acquired cellular systems, including American Cellular, could have a material adverse effect on our business, operating results and financial condition.

WE MAY LOSE THE BENEFITS OF IMPROVEMENTS WE HAVE MADE TO CELLULAR SYSTEMS WE
  MANAGE PENDING THEIR ACQUISITION BY US IF WE DO NOT COMPLETE THOSE
  ACQUISITIONS.

    From time to time we enter into agreements to manage the operations of cellular systems we have agreed to acquire pending the closing of the acquisition and we frequently provide funding for capital expenditures in these cellular systems prior to their acquisition by us. If any of these pending acquisitions does not close, we may be forced to dispose of any improvements we have made, redeploy them in our other cellular systems or abandon them entirely. We could incur costs and expenses in connection with any disposal, redeployment or abandonment, some of which could be material.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES. OUR FUTURE OPERATING RESULTS ARE UNCERTAIN AND
  COULD FLUCTUATE SIGNIFICANTLY ON A QUARTERLY AND ANNUAL BASIS.

    We sustained net losses from continuing operations of $37.4 million for the six months ended June 30, 1999, $23.3 million in 1998, $15.7 million in 1997 and $1.2 million in 1996. On a pro forma basis after giving effect to the transactions described in our unaudited pro forma consolidated financial data appearing elsewhere in this prospectus, we would have incurred a loss from continuing operations of $48.2 million for the six months ended June 30, 1999 and $95.5 million for 1998. We expect to incur significant losses during the next several years while we continue to acquire, develop and construct our cellular systems and grow our subscriber base. Similarly, we expect American Cellular to generate net losses over the next several years, and we will record our proportionate share of those losses in the line item entitled "Investment in unconsolidated subsidiary" in our balance sheet and "Equity in income (loss) of unconsolidated subsidiary" in our statement of operations. Moreover, we have a significant amount of amortization costs relating to license acquisition costs from our past acquisitions. We expect that the losses we will recognize from our investment in American Cellular and the amortization of our license acquisition costs, together with our substantial interest expense and preferred stock dividend requirements, will cause us to continue to experience net losses for the foreseeable future.

    In addition, we believe that our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, several of which are outside our control. These factors include the following:

    - increased costs we may incur in connection with the buildout of our networks and the further development, expansion and upgrade of our cellular systems and those we may acquire;

    - fluctuations in the demand for our services and equipment and wireless services generally;

    - increased competition, including price competition, which has led to declining average monthly revenues per subscriber for us and our competitors;

    - changes in our regulatory environment;

    - the cost and availability of equipment components; and

    - changes in general economic conditions.

    We cannot assure you that we will achieve or sustain profitability. To the extent our quarterly or annual results of operations do not meet the expectations of investors and securities analysts, our stock price could fall and you could lose all or part of your investment.

WE ARE HIGHLY DEPENDENT ON OUR SUBSTANTIAL RELATIONSHIP WITH AT&T WIRELESS AND
  OUR OTHER ROAMING PARTNERS.

    Our results of operations are highly dependent on our substantial relationship with AT&T Wireless and our other roaming partners. Roaming revenues accounted for approximately 43% of our total revenues for the six months ended June 30, 1999. AT&T Wireless's customers traveling through our areas accounted for approximately 35% of our roaming revenues, or approximately 15% of our total revenues, in the six months ended June 30, 1999. The roaming rates that we receive under our roaming agreements with AT&T Wireless and our other roaming partners will decline over the next several years. As a result, if we are unable to lower our operating costs or increase roaming call volume, our operating income may decline. Our roaming agreement with AT&T Wireless has a five-year term, which expires in January 2003, and may be terminated by AT&T Wireless prior to its expiration if we breach any of its material terms. We may be unable to renegotiate our roaming agreements when they expire or to obtain additional roaming agreements with other wireless providers, the failure of which could lead to a substantial decline in our revenues, profits and the trading price of our common stock.

WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS THAT MAY LIMIT OUR ABILITY TO MEET
  OUR DEBT SERVICE AND DIVIDEND OBLIGATIONS, TO BORROW ADDITIONAL MONEY AND TO SURVIVE A DOWNTURN IN OUR BUSINESS.

    We have a significant amount of indebtedness and we expect that we will incur significant additional indebtedness in the future as a result of the buildout and upgrade of our networks and future acquisitions. At June 30, 1999, on a pro forma basis after giving effect to the transactions described in our unaudited pro forma consolidated financial data appearing elsewhere in this prospectus, we would have had approximately $1.0 billion of consolidated indebtedness, approximately $426.6 million aggregate liquidation preference of senior preferred stock and consolidated stockholders' equity of approximately $209.4 million. Our current and future levels of debt could have important consequences to you, including the following:

    - we must use a substantial portion of our cash flows from operations to make principal and interest payments on our indebtedness, thereby reducing funds that would otherwise be available to us for working capital, capital expenditures, future business opportunities and other purposes;

    - we may not be able to obtain additional financing for future acquisitions, working capital, capital expenditures and other purposes on terms favorable to us or at all;

    - borrowings under our bank credit facilities are at variable interest rates, which could cause us to be vulnerable to increases in interest rates;

    - we may be more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

    - we may be limited in our flexibility to react to changes in our business; and

    - our debt service requirements and the terms of our senior preferred stock could prevent us from paying cash dividends on our common stock.

    We cannot assure you that we will generate sufficient cash flow to service current or future debt requirements, dividends on our preferred stock or working capital and capital expenditure requirements.

WE EXPECT TO REQUIRE SUBSTANTIAL AMOUNTS OF CAPITAL IN THE FUTURE.

    We have required, and will likely continue to require, substantial capital to further develop, expand and upgrade our cellular systems and those we may acquire. We had capital expenditures of $31.2 million during the first six months of 1999 and we expect our capital expenditures for the last six months of 1999 to be approximately $41.0 million, excluding acquisitions. We have budgeted approximately $115.0 million to $120.0 million for capital expenditures in 2000. We may also require additional financing for future acquisitions and to refinance our debt at its final maturities and to meet our mandatory redemption provisions on our senior preferred stock. Our sources of additional capital may include public and private equity and debt financings, including vendor financing. The extent of the additional financing that we may require will depend on the success of our operations. We may not be able to obtain additional financing on terms acceptable to us and within the limitations contained in the instruments governing our indebtedness and our senior preferred stock, or any future financing arrangements. Moreover, our issuance of additional equity securities may be dilutive to our stockholders. If we cannot raise sufficient funds to meet our planned growth or debt and senior preferred stock repayment obligations, including upon a change in control, we may delay or abandon some or all of our planned expansion or seek to sell assets to raise additional funds, which could materially limit our ability to compete in the cellular industry and adversely affect the trading price for our Class A common stock.

THE RESTRICTIVE COVENANTS IN OUR DEBT AND SENIOR PREFERRED STOCK INSTRUMENTS MAY
  LIMIT OUR OPERATING FLEXIBILITY.

    The instruments governing our indebtedness, including our credit facilities, and the certificates of designation governing our senior preferred stock, impose significant operating and financial restrictions on us. These restrictions significantly limit, among other things, our ability and that of our subsidiaries to incur additional indebtedness, pay dividends, repay junior indebtedness prior to stated maturities, sell assets, make investments, engage in transactions with stockholders and affiliates, create liens and engage in some types of mergers or acquisitions. In addition, our credit facilities require us to maintain specified financial ratios and substantially all our assets are subject to liens securing our credit facilities. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. Our failure to comply with these restrictions could lead to a default under the terms of the relevant indebtedness even though we are able to meet debt service and dividend obligations.

    If there were an event of a default under our credit facilities or other indebtedness, the holders of the affected indebtedness could elect to declare all of that indebtedness to be due and payable which, in turn, could cause all of our other indebtedness could become due and payable. We cannot assure you that we and our subsidiaries would have sufficient funds available to make these payments or that we would be able to obtain sufficient funds from alternative sources to make these payments. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. If the amounts outstanding under our credit facilities were accelerated, our lenders could proceed against our assets and the stock of our subsidiaries. As a result, any event of default could have a material adverse effect on our business and financial condition, and could cause our stock price to decline substantially. If this occurs, you could lose all or part of your investment.

WE INTEND TO DISTRIBUTE, PRIOR TO THIS OFFERING, THE STOCK OF OUR SUBSIDIARY,
  LOGIX, TO OUR CURRENT STOCKHOLDERS. THE DISTRIBUTION OF THE LOGIX STOCK MAY HAVE ADVERSE TAX CONSEQUENCES TO US.

    Prior to the consummation of this offering, we intend to distribute the stock of our subsidiary, Logix, to the current holders of our common stock. Purchasers of our Class A common stock in this offering will not participate in the distribution. We do not intend to seek a ruling from the Internal Revenue Service regarding the tax consequences to us as a result of the distribution of Logix stock. We will seek to obtain an opinion that is acceptable to us and our shareholders from our independent public accountants, Arthur Andersen LLP, that this distribution should not cause us to realize taxable income. Even if we receive a favorable tax opinion, that opinion will not be binding on the Internal Revenue Service. If the Internal Revenue Service should successfully assert that our distribution of Logix stock was a taxable transaction, we would realize taxable income equal to the amount by which the value of Logix at the time of the distribution exceeded our tax basis in Logix. We believe that our accumulated net operating losses for federal income tax purposes would significantly offset the amount of any additional taxable income attributable to the distribution of the Logix stock. To the extent our accumulated net operating losses are not sufficient to offset the amount of additional taxable income, we would be required to pay income tax based upon the amount by which any additional taxable income exceeded our available net operating losses, plus any applicable penalties and interest. In this event our ability to utilize net operating losses to offset future taxable income, if any, would be diminished or eliminated.

WE DEPEND ON THIRD-PARTY SERVICE MARKS TO MARKET OUR PRODUCTS AND SERVICES. THE
  LOSS OF THE RIGHT TO USE THESE SERVICE MARKS COULD ADVERSELY AFFECT OUR BUSINESS.

    We use the registered service marks CELLULAR ONE-Registered Trademark- and AIRTOUCH-TM- CELLULAR-Registered Trademark- to promote the services we offer in many of our license areas. American Cellular uses the registered service mark CELLULAR ONE-Registered Trademark- for all of its services. We have contracts with Cellular One Group and Vodafone AirTouch PLC that govern our use of the CELLULAR ONE-Registered Trademark- and AIRTOUCH-TM-
CELLULAR-Registered Trademark- service marks, respectively. Under these agreements, we must meet specified operating and service quality standards for our systems. If the owners of these service marks terminate our license agreements because we fail to meet the applicable operating or service quality standards, or if the names CELLULAR ONE-Registered Trademark- or AIRTOUCH-TM-CELLULAR-Registered Trademark- were to suffer diminished marketing appeal, our ability both to attract new subscribers and to retain existing subscribers in the applicable markets could be materially impaired.

OUR RELIANCE ON ONE VENDOR FOR OUR CUSTOMER BILLING MAY ADVERSELY AFFECT THE
  TIMING OF OUR RECEIPT OF FUNDS.

    Both we and American Cellular rely on the same vendor to produce our customer billings. If this billing vendor were to encounter significant problems for any reason in the performance of its billing operations, our ability to generate customer billings would be materially impaired and could result in lost, inaccurate and late billings and payments.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL.

    We are managed by a small number of management and operating personnel. The loss of some of these individuals could have a material adverse effect on us. We believe that our ability to manage our planned growth successfully will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

POTENTIAL FAILURE OF COMPUTER SYSTEMS TO BECOME YEAR 2000 COMPLIANT MAY
  ADVERSELY AFFECT OUR OPERATIONS.

    Many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, these systems and applications may not properly recognize the year 2000 or process data that includes it, potentially causing data miscalculations, inaccuracies, operational malfunctions or failures. In our business, these failures could result in our inability to deliver calls to customers or to bill customers for the services that we provide to them.

    If our automated systems and those of our vendors are not year 2000 compliant, we could experience interruptions in services provided by and to us, which could have a material adverse effect on our business, financial condition and results of operations. Similarly, if the automated systems of American Cellular and those of its vendors are not year 2000 compliant, American Cellular could experience interruptions in service provided by and to American Cellular. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

                         RISKS RELATED TO OUR INDUSTRY

WE FACE INTENSE COMPETITION IN OUR BUSINESS AND MANY OF OUR COMPETITORS HAVE
  GREATER RESOURCES THAN DO WE.

    We compete with providers of cellular services, personal communications services, or PCS, and other wireless services, including enhanced specialized mobile radio networks, or ESMR. Currently, the FCC authorizes two cellular licensees and up to six PCS licensees to operate in each license area. In addition, Nextel Communications, Inc. utilizes ESMR licenses. We also compete, although to a lesser extent, with resellers, paging companies and landline telephone service providers. Many of our existing and potential competitors have substantially greater financial, personnel, technical, marketing, sales and distribution resources than we do.

    AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks, and Bell Atlantic Mobile Systems, VoiceStream Wireless Corporation and Vodafone AirTouch, among others, through joint ventures and affiliation arrangements, could operate a substantially nationwide wireless system. If any of our roaming partners, including AT&T Wireless, were to acquire a PCS license for any of our markets, they could build out PCS networks in our markets to provide their customers wireless service, which would reduce our roaming revenues. Any increased competition from PCS providers in rural markets covered by our systems could also have the effect of further reducing the roaming rates we could charge. Although AT&T Wireless has agreed not to build out PCS networks in any of the markets currently served by American Cellular for five years after the consummation of the American Cellular acquisition, AT&T Wireless is not contractually restricted from building out a competing PCS network in our markets. See "The American Cellular Acquisition--Operating Agreements."

    We may also face competition from other technologies developed in the future, including, but not limited to, satellite systems and services provided over spectrum allocated by the FCC to general wireless communications services and local multipoint distribution services. See "--Risks Related to Our Business--We are highly dependent on our substantial relationship with AT&T Wireless and our other roaming partners."

OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED BY OUR FAILURE TO
  ANTICIPATE AND REACT TO FREQUENT AND SIGNIFICANT TECHNOLOGICAL CHANGES.

    The telecommunications industry is subject to rapid and significant changes in technology. Rapid and significant changes are evidenced by:

    - the increasing pace of digital upgrades in existing analog wireless systems;

    - evolving industry standards;

    - the availability of new radio frequency spectrum allocations for wireless services;

    - ongoing improvements in the capacity and quality of digital technology;

    - shorter development cycles for new products and enhancements;

    - developments in emerging wireless transmission technologies; and

    - changes in end-user requirements and preferences.

    We may be required to select in advance one technology over another. At the time we make our selection, it may be impossible to predict accurately which technology may prove to be the most economic, efficient or capable of attracting customer usage. Consequently, it is possible that we may be required to select a technology that does not achieve widespread commercial success. Consequently, our business, results of operations and financial condition could be materially and adversely affected.

OUR BUSINESS IS REGULATED AND THERE IS POTENTIAL FOR ADVERSE REGULATORY CHANGE.
  WE MAY BE UNABLE TO OBTAIN REGULATORY APPROVALS.

    The FCC regulates the licensing, construction, operation, acquisition and sale of our cellular systems, as well as the number of cellular and other wireless licensees permitted in each of our markets. Changes in the regulation of wireless activities and wireless carriers or the loss of any license or licensed area could have a material adverse effect on our operations. In addition, some aspects of the Telecommunications Act of 1996 place additional burdens upon us or subject us to increased competition and increase our costs of doing business.

    All of our cellular licenses are subject to renewal upon expiration of each license's initial ten-year term. Grants of cellular renewals are based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the ten-year license period. However, we cannot assure you that the FCC will grant us any future renewal applications or that our applications will be free from challenge.

EQUIPMENT FAILURE AND NATURAL DISASTERS MAY ADVERSELY AFFECT OUR OPERATIONS.

    A major equipment failure or a natural disaster affecting our central switching offices, our microwave links or some of our cell sites could have a material adverse effect on our operations. Notwithstanding the insurance coverage we have for these events, our inability to operate our cellular system for an extended time period could result in a loss of subscribers or impair our ability to attract new subscribers which would have a material adverse effect on our business, results of operations and financial condition.

CONCERNS ABOUT HEALTH AND SAFETY-RELATED RISKS ASSOCIATED WITH WIRELESS
  HANDSETS, AND THE POSSIBILITY OF RELATED LEGISLATION, MAY AFFECT OUR
  PROSPECTS.

    Media reports have suggested that radio frequency emissions from portable wireless handsets may be linked to cancer, and may interfere with pacemakers and other electronic medical devices. These and other health and safety-related concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which could have a material adverse effect on our business.

    Several states have proposed or enacted legislation that would limit or prohibit the use or possession of mobile phones while driving an automobile. If adopted, this legislation could have an adverse effect on our business.

                         RISKS RELATED TO THIS OFFERING

EVERETT R. DOBSON, OUR CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE
  OFFICER, AND THE OTHER HOLDERS OF OUR CLASS B COMMON STOCK EFFECTIVELY CONTROL US. THEIR INTERESTS MAY CONFLICT WITH YOURS.

    Immediately following this offering, our current shareholders, including Everett R. Dobson, our Chairman of the Board, President and Chief Executive Officer; Russell L. Dobson, one of our directors and Everett Dobson's father;
J. W. Childs Equity Partners II, L.P., or Childs; and AT&T Wireless; will
beneficially own     shares of our Class B common stock, representing
approximately   % of the total voting power of our outstanding common stock
(      % if the underwriters exercise their over-allotment option in full).
Everett R. Dobson will beneficially own      shares of our Class B common stock,
representing approximately     % of the total voting power of our outstanding
common stock, following this offering.

    Shares of our Class B common stock are entitled to ten votes per share, subject to certain exceptions. The holders of our Class B common stock have entered into an investors agreement that enables them to appoint all of our directors and which provides that they will vote their shares of common stock together in a manner that will enable them to elect all of our directors and to control the outcome of substantially all matters submitted to our stockholders for a vote, including matters related to a change of control, except as provided by applicable law. As a result, without the approval of the holders of our Class B common stock, we would be unable to consummate transactions involving an actual or potential change of control, including transactions in which you might otherwise receive a premium for your shares over then current market prices.

THERE HAS BEEN NO PRIOR MARKET FOR OUR CLASS A COMMON STOCK. THE PRICE OF OUR
  CLASS A COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE.

    Prior to the offering, there has been no public market for our Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our Class A common stock or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between the representatives of the underwriters and us and may not be indicative of prices that will prevail in any future trading market.

    The price of our Class A common stock may fluctuate substantially due to a variety of factors, including:

    - quarterly fluctuations in our operating and earnings per share results and those of our competitors;

    - changes in earnings estimates by market research analysts or our failure to achieve results in line with or better than those anticipated by analysts or investors;

    - technological innovations or new product introductions by us or our competitors;

    - litigation;

    - sales of common stock by existing holders;

    - loss of key personnel; and

    - economic conditions generally and in the telecommunications industry in particular.

In addition, the stock market is subject to other factors outside our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operation and financial condition.

THE FUTURE SALE OF SHARES MAY HURT OUR MARKET PRICE.

    Upon completion of the offering, we will have outstanding       shares of
Class A common stock (      shares if the underwriters exercise their
over-allotment option in full) and       shares of Class B common stock. A
substantial number of these shares will be freely transferable without restriction under the Securities Act of 1933 immediately upon the expiration of 180-day lock up agreements, except for any of these shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. All of the shares of our common stock held by our affiliates are "restricted" securities under Rule 144 and may not be resold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, including the exemptions contained in Rule 144. If our stockholders sell, or if there is a perception that they may sell, substantial amounts of our shares of common stock in the public market following this offering, the market price of our Class A common stock could fall. These sales or the perception that these sales may occur might also make it more difficult for us to raise equity capital in the future at times and prices that we deem appropriate. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS COULD ADVERSELY AFFECT THE PRICE OF OUR CLASS A COMMON
  STOCK.

    Certain provisions of our certificate of incorporation, by-laws and Oklahoma law could make it more difficult for a third party to acquire control of us, even if a change of control might be beneficial to you. These provisions could adversely affect the price of our Class A common stock.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR
  INVESTMENT.

    The initial public offering price of the Class A common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding Class A common stock. Pro forma net tangible book value represents the amount of our tangible assets on a pro forma basis, less our total liabilities, after giving effect to the conversion of all outstanding shares of Class B common stock into Class A common stock. As a result, we currently expect that you will incur immediate dilution of $
per share based upon an assumed initial public offering price of $    per share.
In the event we issue additional shares of common stock in the future, you may experience further dilution. Furthermore, we have issued options to purchase our Class A common stock at prices significantly below the initial public offering price. To the extent these options are exercised, you will experience further dilution.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORSEEABLE FUTURE.

    We currently intend to retain any future earnings for funding growth and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of our indebtedness and our senior preferred stock limit our ability to pay cash dividends.

THERE ARE RISKS THAT MAY MAKE IT DIFFICULT FOR US TO ACHIEVE THE OUTCOMES
  PREDICTED IN OUR FORWARD-LOOKING STATEMENTS.

    Many of the statements included in this prospectus, including the description of our plans, strategies, capital expenditures, Year 2000 preparedness, pending or possible acquisitions, anticipated cost savings and financing plans are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. Our actual future performance could differ materially from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from our expectations include those risks identified in the foregoing "Risk Factors," as well as other matters not yet known to us or not currently considered material by us.

    We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by those cautionary statements.

                                USE OF PROCEEDS

    The net proceeds from the sale of the shares of Class A common stock we are
offering will be approximately $      ($      if the underwriters exercise their
over-allotment option in full), assuming an initial public offering price of
$      per share and after deducting underwriting discounts and commissions and estimated offering expenses.

    We intend to use $372.5 million of the net proceeds of this offering as a capital contribution to our joint venture with AT&T Wireless. The joint venture will use these proceeds, together with an equivalent contribution to the joint venture by AT&T Wireless and proceeds from the joint venture's bank credit facility, to acquire American Cellular. We intend to use $99.3 million of the net proceeds of this offering to redeem all outstanding shares of our Class E preferred stock held by our current stockholders, which will be issued upon conversion of all outstanding shares of Class D preferred stock in our recapitalization. We intend to use any remaining net proceeds for working capital and other general corporate purposes.

    The closing of this offering is not contingent upon completion of the American Cellular acquisition. If we do not complete the American Cellular acquisition, we intend to use the net proceeds allocated for that purpose:

    - to reduce our outstanding indebtedness and to potentially redeem a portion of our senior preferred stock;

    - to pay our share of any damages to American Cellular that may arise under the American Cellular merger agreement; and

    - for working capital and other general corporate purposes.

    We intend to invest the net proceeds in short-term, interest bearing, investment grade securities pending their use as described above. See "The American Cellular Acquisition."

                                DIVIDEND POLICY

    We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on our common stock for the foreseeable future. In addition, covenants contained in our debt instruments and in our preferred stock limit our ability to pay cash dividends on our common stock.

                                    DILUTION

    At June 30, 1999, we had a net tangible book value of approximately $      ,
or $      per share of Class A common stock. Net tangible book value per share of Class A common stock at any date represents the amount of our total tangible assets minus total liabilities divided by the total number of our outstanding shares of Class A common stock after giving effect to the conversion of all outstanding shares of Class B common stock into Class A common stock. After giving effect to the sale of the shares of Class A common stock offered by this
prospectus at an assumed initial public offering price of $      per share (the
midpoint of the range shown on the cover page of this prospectus) and the application of the estimated net proceeds as described in "Use of Proceeds," our
pro forma net tangible book value would have been approximately $      , or
$      per share. Thus, under these assumptions, purchasers of our Class A
common stock offered by this prospectus will pay $      per share and will
receive shares with a net tangible book value per share of Class A common stock
of $      , which represents an immediate dilution of $      per share.

    The following table illustrates this per share dilution:

Assumed initial public offering price per share.............  $
                                                              ------------
Net tangible book value per share of Class A common stock at
  June 30, 1999.............................................
Increase in pro forma net tangible book value per share of
  Class A common stock attributable to new investors........
                                                              ------------
Pro forma net tangible book value per share of Class A
  common stock after this offering..........................
                                                              ------------
Dilution per share of Class A common stock to new
  investors.................................................  $
                                                              ============

    The foregoing computation of dilution excludes an aggregate of approximately shares of our Class A common stock purchasable at a weighted average
exercise price of $      per share upon the exercise of outstanding stock
options,         of which are currently exercisable.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization as of June 30, 1999 adjusted to reflect our recapitalization described below, and on a pro forma basis to reflect:

    - the consummation of this offering of    shares of Class A common stock at
      an assumed offering price of $    per share;

    - our acquisition of a 50% interest in the American Cellular joint venture and its acquisition of American Cellular;

    - the redemption of all of our outstanding Class E preferred stock;

    - the establishment of a new credit facility to replace the existing credit facilities of our subsidiary, Dobson Operating Company, or DOC, and Dobson Cellular Operations Company, or DCOC, subsidiaries;

    - the purchase of all $160.0 million aggregate principal amount of our 11 3/4% senior notes using proceeds provided by our new bank credit facility;

    - the purchase by our subsidiary, Dobson Tower Company, of cellular towers from Sygnet and the subsequent sale of those towers to an unaffiliated company and the use of the proceeds for the repayment of debt and redemption of related preferred stock of Dobson Tower Company in October 1999; and

    - the distribution, prior to the consummation of this offering, of all of the outstanding capital stock of our subsidiary, Logix, to our current shareholders.

    You should read this table together with "Selected Consolidated Financial and Other Data," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this prospectus.

    If we do not complete the American Cellular acquisition, cash and cash equivalents on a pro forma basis would increase by $372.5 million. In that event, we intend to use the net proceeds allocated for the American Cellular joint venture as discussed under "Use of Proceeds."

    The term "restricted investments" includes securities that we have pledged to secure interest payments on our Dobson/Sygnet 12 1/4% senior notes. The
June 30, 1999 pro forma information does not reflect the consummation of our pending acquisitions, which have an aggregate purchase price of $131.0 million. We expect to fund these acquisitions by drawing on our bank facilities.

    The following table excludes shares of Class A common stock that we will issue upon the exercise of options granted under our 1996 stock option plan. We
have reserved a maximum of      shares of our Class A common stock for issuance
upon the exercise of options granted under this plan. After this offering, we
will have outstanding options to purchase an aggregate of      shares of our
Class A common stock at a weighted average exercise price of $      per share.

                                                                        JUNE 30, 1999
                                                              ---------------------------------
                                                                  AS ADJUSTED
                                                              FOR RECAPITALIZATION   PRO FORMA
                                                              --------------------   ----------
                                                                         (UNAUDITED)
                                                                      ($ IN THOUSANDS)

Cash and cash equivalents...................................       $    2,850        $    2,850
Restricted investments......................................           56,602            56,602
                                                                   ----------        ----------
  Total cash and restricted investments.....................       $   59,452        $   59,452
                                                                   ==========        ==========
Long term debt, including current maturities:
  Credit facilities:
    Existing DOC and DCOC credit facilities.................       $  258,000        $       --
    New credit facility.....................................               --           461,000
    Existing Dobson/Sygnet credit facility..................          402,000           389,588
  Dobson/Sygnet notes.......................................          200,000           200,000
  Senior notes..............................................          160,000                --
  Other long-term debt......................................            4,056             4,056
                                                                   ----------        ----------
    Total long-term debt....................................        1,024,056         1,054,644
                                                                   ----------        ----------
Minority interests..........................................           27,212            19,512
                                                                   ----------        ----------
12 1/4% senior preferred stock, $1.00 par value, 734,000
  shares authorized, 256,643 shares issued and outstanding
  on an as adjusted and pro forma basis.....................          256,643           256,643
13% senior preferred stock, $1.00 par value, 500,000 shares
  authorized, 170,000 shares issued and outstanding on an as
  adjusted and pro forma basis..............................          170,000           170,000
Class E preferred stock, $1.00 par value, 85,000 shares
  authorized, 75,093.7 shares issued and outstanding on an
  as adjusted basis and none authorized, issued or
  outstanding on a pro forma basis..........................           85,000                --

Stockholders' equity:
  Preferred stock, $.01 par value,          shares
    authorized, no shares issued and outstanding on an as
    adjusted or a pro forma basis...........................
  Class A common stock, $.01 par value,       shares
    authorized,       shares and       shares issued and
    outstanding on an as adjusted and pro forma basis,
    respectively............................................
  Class B common stock, $.01 par value,       shares
    authorized,       shares issued and outstanding on an as
    adjusted and pro forma basis............................
  Paid-in capital...........................................
  Retained deficit..........................................         (270,168)         (273,102)
                                                                   ----------        ----------
    Total stockholders' (deficit) equity....................         (251,869)          209,422
                                                                   ----------        ----------
      Total capitalization..................................       $1,311,042        $1,710,221
                                                                   ==========        ==========

THE RECAPITALIZATION

    We will complete our recapitalization immediately prior to the closing of this offering. Our recapitalization will include:

    - the conversion of our pre-recapitalization Class A common stock into new Class B common stock;

    - the retirement of 81,198 shares of pre-recapitalization Class A common stock held as treasury stock;

    - the creation of the new Class A common stock to be issued in this offering;

    - a   for   stock split of our new Class B common stock;

    - the retirement of each share of our outstanding pre-recapitalization Class A preferred stock, which is owned by one of our subsidiaries;

    - the conversion of our outstanding pre-recapitalization Class D preferred stock into one share of new Class A common stock and one share of Class E preferred stock;

    - the amendment of our 1996 stock option plan to permit the issuance of options exercisable into new Class A common stock; and

    - the conversion of outstanding options exercisable into pre-recapitalization Class B or Class C common stock into options exercisable into new Class A common stock.

    The Class E preferred stock will be retired immediately following its redemption with proceeds from this offering. Upon completion of this offering, we will have only Class A common stock, Class B common stock and our senior preferred stock authorized, issued and outstanding.

                       THE AMERICAN CELLULAR ACQUISITION

OVERVIEW

    In October 1999, we and AT&T Wireless entered into an equally-owned joint venture to acquire, own and operate American Cellular. The aggregate acquisition price for American Cellular is $2.3 billion, before expenses. American Cellular is one of the largest independent rural cellular telephone operators in the United States, with cellular telephone systems located primarily in rural areas of the midwestern and eastern United States. The financing for the American Cellular acquisition will come from a combination of equity contributions of $372.5 million by each of AT&T Wireless and us, and by borrowings under the joint venture's proposed new $1.75 billion credit facility.

THE ACQUISITION

    The purchase price for American Cellular will bear interest at an annual rate of 8% from January 1, 2000 until paid. If the joint venture defaults in its obligations to close the American Cellular acquisition, it will be required to pay up to $500.0 million of damages incurred by American Cellular as a result of that default. However, the joint venture is only required to pay $100.0 million of liquidated damages to American Cellular if the joint venture's default results from the refusal of its bank lenders to provide funds under the joint venture's credit facility for reasons other than:

    - the joint venture's breach of its obligations to the bank lenders;

    - the joint venture's failure to satisfy funding conditions that are within its control; or

    - the joint venture's inability to reach a definitive loan agreement with its bank lenders.

We will be required to pay our share of all damages that the joint venture may be required to pay to American Cellular.

    The merger agreement contains several standard representations and warranties of the parties and completion of the American Cellular acquisition is subject to the satisfaction of several standard mutual conditions, including, among others:

    - the receipt of an FCC "final order" consenting to the change of control of American Cellular;

    - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

    - the receipt of any other necessary federal or state regulatory approvals.

In addition, the joint venture's obligation to complete the acquisition is subject to satisfaction of, among others, the following conditions:

    - the continuing approval of the transaction by American Cellular's shareholders;

    - not more than 5% of the holders of the outstanding Class A common stock of American Cellular shall have demanded appraisal rights for their shares;

    - the repayment of certain indebtedness owed by American Cellular's senior management to American Cellular; and

    - the absence of any material impairment in American Cellular's ability to consummate the American Cellular merger.

    There are no material conditions to be satisfied by the joint venture other than the payment by the joint venture of the merger consideration.

    Either American Cellular or the joint venture may terminate the merger agreement if the American Cellular acquisition has not been completed by April 5, 2000. This date will be extended to

October 5, 2000 if the only unsatisfied closing condition remaining on April 5, 2000 is the approval of the merger by regulatory authorities, including FCC approval and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    In addition, the joint venture may terminate the merger agreement if American Cellular's Class A stockholders do not approve the transaction. The holders of at least 70% of American Cellular's Class A common stock have entered into a voting agreement with the joint venture under which they have agreed to vote their shares in favor of the merger.

THE JOINT VENTURE AGREEMENT

    We and AT&T Wireless have formed an equally-owned limited liability company to acquire American Cellular. AT&T Wireless and we have agreed to each contribute $372.5 million in cash to the joint venture to provide a portion of the funds to be used to consummate the American Cellular acquisition. In the event the proceeds of this offering are insufficient to permit us to fund our entire investment in the joint venture, our principal shareholder, the Dobson CC Limited Partnership, or the Dobson Partnership, has agreed to invest up to $200.0 million in us to enable us to meet our commitment to the joint venture.

    Management of the joint venture will be vested in a four-person management committee, two members designated by AT&T Wireless and two designated by us. We have agreed with AT&T Wireless to be responsible for the day-to-day operation of American Cellular. If we experience a change of control and AT&T Wireless and its affiliates own at least 40% of the joint venture, then AT&T Wireless and its affiliates will have the right to initiate a buy/sell procedure to acquire our interest in the joint venture or to require us to acquire their interest in the joint venture. In addition, we will lose our right to 50% representation on the management committee and our power to approve all significant matters. This offering will not constitute a change of control under the joint venture agreement.

    Before the third anniversary of the American Cellular acquisition, neither AT&T Wireless nor we may transfer any interest in the joint venture without the consent of the other. Following the third anniversary of the American Cellular acquisition, each of AT&T Wireless and we have the right to transfer up to 20% of our economic interest in the joint venture, subject to a pro rata tag-along right in favor of the other party. Any transfers above that 20% threshold will be subject to a right of first refusal in favor of the other party. After the fifth anniversary of the American Cellular acquisition, either AT&T Wireless or we may elect to cause the joint venture to convert to a corporate form and to conduct an underwritten initial public offering of up to 20% of the common stock of the corporate joint venture. Additionally, following the fifth anniversary of the American Cellular acquisition, whether or not an initial public offering has occurred, either AT&T Wireless or we may initiate a buy/sell procedure by proposing a cash purchase price for all of the interest of the party initiating the procedure.

OPERATING ARRANGEMENTS

    In connection with our joint venture, we, AT&T Wireless and American Cellular have entered into a 20-year operating agreement. So long as American Cellular continues to meet quality standards established by AT&T Wireless, AT&T Wireless has agreed not to construct, own or acquire a controlling interest in, or manage a communications system that provides mobile wireless services in areas in which American Cellular operates its cellular systems for a period of five years following the closing of the American Cellular acquisition. However, AT&T Wireless may:

    - resell or act as the agent for American Cellular to provide communications services provided by American Cellular;

    - continue to provide wireless services to its customers in American Cellular's territory;

    - provide or resell wireless telecommunications services to or from specific locations; and

    - act as an agent for other carriers in the geographic areas in which American Cellular operates, but solely for existing national account customers of AT&T Wireless.

    For five years following the consummation of the American Cellular acquisition,

    - we will be the preferred provider of roaming services for American Cellular's subscribers roaming in our markets;

    - AT&T Wireless will be the preferred provider of roaming services for American Cellular's subscribers roaming in AT&T Wireless's markets; and

    - American Cellular will be the preferred provider of roaming services for our and AT&T Wireless's subscribers roaming in American Cellular's markets.

    AT&T Wireless has the right to terminate the roaming preferences described above upon a merger, consolidation, asset acquisition or other business combination of AT&T Wireless with a business that:

    - has annual telecommunication revenues in excess of $5.0 billion;

    - derives less from one-third of its aggregate revenues from wireless services; and

    - owns FCC licenses to offer, and does offer, mobile wireless services serving more than 25% of the population in the American Cellular markets.

JOINT VENTURE CREDIT FACILITY

    The joint venture has received a commitment from Banc of America Securities LLC and its affiliate, Bank of America, N.A., on behalf of a group of banks to provide a $1.75 billion credit facility to the joint venture, the proceeds of which will be used primarily to consummate the American Cellular acquisition. Based on this commitment, we expect that this credit facility will consist of a $300.0 million revolving credit facility and three term loan facilities. The revolving credit facility will mature in 2007. Term loan A, which will mature in 2007, will be a $700.0 million facility; term loan B, which will mature in 2008, will be a $350.0 million facility; and term loan C, which will mature in 2009, will be a $400.0 million facility.

    Borrowing under these credit facilities will bear interest at variable rates, subject to reductions based on the joint venture's financial leverage. Assuming the American Cellular acquisition occurs on or prior to March 31, 2000, we expect that all these term loan facilities will be fully drawn and that the joint venture will borrow an aggregate principal amount of $1.57 billion under this credit facility. The joint venture's obligations under the credit facility will be secured by a pledge of the stock of American Cellular and its subsidiaries, and liens on all of the assets of the joint venture and of American Cellular except its FCC licenses.

    The joint venture will be required to amortize the term loan facilities quarterly in amounts ranging from $42.5 million in 2001 to $196.0 million in 2009. In addition, the joint venture will be required to make prepayments of amounts received from asset sales, excess cash flows and proceeds from new borrowings or the sale of equity. The joint venture will have the right to prepay the credit facility in total or in part at any time subject to the payment of certain fees.

    The credit facility will contain restrictive covenants that, among other things, will limit the ability of the joint venture to incur additional indebtedness, create liens and pay dividends. In addition, the joint venture will be required to maintain certain financial ratios, including a ratio of total indebtedness to EBITDA of 9.5 to 1; a ratio of EBITDA to debt service requirements of 1.10 to 1; an interest coverage ratio of at least 1.25 to 1; and a ratio of EBITDA minus capital expenditures to debt service requirements of greater than 1.0 to 1.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The accompanying unaudited pro forma balance sheet as of June 30, 1999 gives effect to the following transactions as if they had occurred on June 30, 1999:

    - the consummation of this offering of    shares of Class A common stock at
      an assumed offering price of $   per share;

    - our acquisition of a 50% interest in the American Cellular joint venture and its acquisition of American Cellular;

    - the redemption of all of our outstanding Class E preferred stock;

    - the establishment of a new credit facility to replace the existing credit facilities of our DOC and DCOC subsidiaries;

    - the purchase of all $160.0 million principal aggregate amount of our 11 3/4% senior notes using proceeds provided by our new bank credit facility;

    - the purchase by our subsidiary, Dobson Tower Company, of cellular towers from Sygnet and the subsequent sale of those towers to an unaffiliated company and the use of the proceeds for the repayment of debt and redemption of related preferred stock of Dobson Tower Company in October 1999; and

    - the distribution, prior to the consummation of this offering, of all of the outstanding capital stock of our subsidiary, Logix, to our current stockholders.

    In addition, the accompanying unaudited pro forma statements of operations give effect to the above transactions and the following transactions as if each had occurred on January 1, 1998:

    - our second quarter 1999 issuance of $170.0 million aggregate liquidation amount of our 13% senior preferred stock and the utilization of the net proceeds from that issuance to redeem all our Class F and G preferred stock and to reduce our bank debt; and

    - for purposes of the unaudited pro forma statement of operations for the year ended December 31, 1998, our acquisition of Sygnet and the related financing transactions in December 1998.

    As discussed under "Use of Proceeds," the closing of this offering is not contingent on the completion of the American Cellular acquisition. If we do not complete the American Cellular acquisition, cash and cash equivalents on a pro forma basis would increase by $372.5 million. In that event, we intend to use the net proceeds allocated for that purpose:

    - to reduce our outstanding indebtedness and to potentially redeem a portion of our senior preferred stock;

    - to pay our share of any damages to American Cellular that may arise under the American Cellular merger agreement; and

    - for working capital and other general corporate purposes.

    We provide the following unaudited pro forma consolidated financial statements and the related notes for informational purposes only. The unaudited pro forma consolidated financial statements are based upon currently available information and assumptions that we believe are reasonable. The accompanying data do not purport to represent what our results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations. You should read the unaudited pro forma consolidated financial statements and notes thereto in conjunction with "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes that we include elsewhere in this prospectus.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

                                               DOBSON
                                           COMMUNICATIONS                                AMERICAN CELLULAR
                                            CORPORATION     ADJUSTMENTS      SUB-TOTAL      ADJUSTMENTS       TOTAL
                                           --------------   -----------      ---------   -----------------   --------
                                                            ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Service revenues.......................     $ 77,017      $       --       $ 77,017       $        --      $ 77,017
  Roaming revenues.......................       63,305              --         63,305                --        63,305
  Equipment sales and other revenues.....        6,018              --          6,018                --         6,018
                                              --------      ----------       --------       -----------      --------
    Total operating revenues.............      146,340              --        146,340                --       146,340
                                              --------      ----------       --------       -----------      --------
Operating expenses:
  Cost of services.......................       22,077             753 (1)     22,830                --        22,830
  Cost of equipment......................       11,859              --         11,859                --        11,859
  Marketing and selling..................       21,710              --         21,710                --        21,710
  General and administrative.............       26,068              --         26,068                --        26,068
  Depreciation and amortization..........       69,900            (433)(2)     69,467                --        69,467
                                              --------      ----------       --------       -----------      --------
    Total operating expenses.............      151,614             320        151,934                --       151,934
                                              --------      ----------       --------       -----------      --------
Operating loss...........................       (5,274)           (320)        (5,594)               --        (5,594)
                                              --------      ----------       --------       -----------      --------
Interest expense.........................      (55,528)          5,229 (3)    (50,299)               --       (50,299)
Equity in loss of unconsolidated
  subsidiary.............................           --              --             --           (13,852)(6)   (13,852)
Other income, net........................        1,903              --          1,903                --         1,903
                                              --------      ----------       --------       -----------      --------
Loss before minority interests and income
  taxes..................................      (58,899)          4,909        (53,990)          (13,852)      (67,842)
Minority interests in income of
  subsidiaries...........................       (1,480)             --         (1,480)               --        (1,480)
                                              --------      ----------       --------       -----------      --------
Loss from continuing operations before
  income taxes...........................      (60,379)          4,909        (55,470)          (13,852)      (69,322)
Income tax benefit.......................       22,944          (1,866)(4)     21,078                --        21,078
                                              --------      ----------       --------       -----------      --------
Loss from continuing operations..........      (37,435)          3,043        (34,392)          (13,852)      (48,244)
Dividends on preferred stock.............      (31,872)            592 (5)    (31,280)               --       (31,280)
                                              --------      ----------       --------       -----------      --------
Loss from continuing operations
  applicable to common stockholders......     $(69,307)     $    3,635       $(65,672)      $   (13,852)     $(79,524)
                                              ========      ==========       ========       ===========      ========
Loss from continuing operations
  applicable to common stockholders per
  share..................................     $                              $                               $
                                              ========                       ========                        ========
Weighted average shares outstanding......
                                              ========                       ========                        ========

  See accompanying notes to the unaudited pro forma consolidated statement of operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

(1) This reflects additional cost of service for lease payments on cellular towers sold to an unaffiliated company.

(2) This reflects the elimination of depreciation and amortization relating to the sale of the Sygnet towers.

(3) This reflects:

    - the elimination of $1.9 million of interest expense as a result of the redemption of $160.0 million aggregate principal amount of our 11 3/4% senior notes with proceeds from our new credit facility having an assumed weighted average interest rate of 8% per annum (each 1/8% increase in the assumed weighted average interest rate would increase interest expense by $0.1 million per six month period);

    - the elimination of $1.2 million of interest expense from the repayment of $12.4 million of Dobson/Sygnet bank debt and the $17.5 million Dobson Tower credit facility with proceeds from the sale of towers sold to an unaffiliated company;

    - the elimination of $2.9 million of interest expense associated with the repayment of $100.0 million of bank debt from a portion of the proceeds of the sale of our 13% senior preferred stock; and

    - the addition of $0.8 million of amortization of deferred financing costs related to the new credit facility.

(4) This reflects the tax impact of the pro forma adjustments.

(5) This reflects:

    - the elimination of $6.4 million of accrued dividends on our Class D preferred stock associated with the conversion of our Class D preferred stock into shares of our Class A common stock and Class E preferred stock and the redemption of our Class E preferred stock;

    - the elimination of $3.1 million of preferred stock dividends associated with the redemption of our Class F and G preferred stock;

    - the addition of $9.3 million of non-cash preferred stock dividend requirements related to the issuance of our 13% senior preferred stock; and

    - the elimination of $0.4 million of preferred stock dividends associated with the redemption of $7.5 million liquidation value of preferred stock of our subsidiary, Dobson Tower Company, with a portion of the proceeds we received from the sale of towers to an unaffiliated company.

(6) This reflects our 50% interest in the pro forma net loss of the American Cellular joint venture.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                     DOBSON                                              AMERICAN
                                                 COMMUNICATIONS                                          CELLULAR
                                                   CORPORATION      SYGNET    ADJUSTMENTS   SUB-TOTAL   ADJUSTMENTS     TOTAL
                                                 ---------------   --------   -----------   ---------   -----------   ---------
                                                                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Service revenues.............................     $ 69,402       $ 64,786    $     --     $ 134,188    $     --     $ 134,188
  Roaming revenues.............................       66,479         28,035          --        94,514          --        94,514
  Equipment sales and other revenues...........        4,154          7,447          --        11,601          --        11,601
                                                    --------       --------    --------     ---------    --------     ---------
    Total operating revenues...................      140,035        100,268          --       240,303          --       240,303
                                                    --------       --------    --------     ---------    --------     ---------
Operating expenses:
  Cost of services.............................       33,267          9,433       2,338 (1)(2)    45,038        --       45,038
  Cost of equipment............................        8,360         10,444          --        18,804          --        18,804
  Marketing and selling........................       22,393         12,327       2,603 (2)    37,323          --        37,323
  General and administrative...................       26,051         19,796      (3,435)(2)    42,412          --        42,412
  Merger related costs.........................           --          1,884      (1,884)(3)        --          --            --
  Depreciation and amortization................       47,110         27,498      42,441 (4)   117,049          --       117,049
                                                    --------       --------    --------     ---------    --------     ---------
    Total operating expenses...................      137,181         81,382      42,063       260,626          --       260,626
                                                    --------       --------    --------     ---------    --------     ---------
Operating income (loss)........................        2,854         18,886     (42,063)      (20,323)         --       (20,323)
                                                    --------       --------    --------     ---------    --------     ---------
Interest expense...............................      (38,979)       (27,895)    (23,169)(5)   (90,043)                  (90,043)
Merger related costs...........................           --         (5,206)      5,206 (3)        --          --            --
Equity in loss of unconsolidated subsidiary....           --             --          --            --     (27,750)(8)   (27,750)
Other income, net..............................        3,858           (319)         --         3,539          --         3,539
                                                    --------       --------    --------     ---------    --------     ---------
Loss before minority interests and income
  taxes........................................      (32,267)       (14,534)    (60,026)     (106,827)    (27,750)     (134,577)
Minority interests in income of subsidiaries...       (2,487)            --          --        (2,487)         --        (2,487)
                                                    --------       --------    --------     ---------    --------     ---------
Loss from continuing operations before income
  taxes........................................      (34,754)       (14,534)    (60,026)     (109,314)    (27,750)     (137,064)
Income tax benefit.............................       11,469             --      30,070 (6)    41,539          --        41,539
                                                    --------       --------    --------     ---------    --------     ---------
Loss from continuing operations................      (23,285)       (14,534)    (29,956)      (67,775)    (27,750)      (95,525)
Dividends on preferred stock...................      (23,955)            --     (34,007)(7)   (57,962)         --       (57,962)
                                                    --------       --------    --------     ---------    --------     ---------
Loss from continuing operations applicable to
  common stockholders..........................     $(47,240)      $(14,534)   $(63,963)    $(125,737)   $     --     $(153,487)
                                                    ========       ========    ========     =========    ========     =========
Loss from continuing operations applicable to
  common stockholders per share................     $                                       $                         $
                                                    ========                                =========                 =========
Weighted average shares outstanding............
                                                    ========                                =========                 =========

  See accompanying notes to the unaudited pro forma consolidated statement of operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

(1) This reflects additional cost of service for lease payments on cellular towers sold to an unaffiliated company.

(2) This reclassifies certain operating expenses of Sygnet to conform with our historical presentation.

(3) This eliminates costs that Sygnet incurred related to the consummation of our acquisition of Sygnet.

(4) This reflects:

    - the additional $43.3 million of depreciation and amortization resulting from the allocation of the purchase price attributable to the Sygnet acquisition of property and equipment, cellular license acquisition costs and intangible assets; and

    - the elimination of $0.9 million of depreciation and amortization relating to the sale of the Sygnet towers.

(5) This reflects:

    - the elimination of $27.9 million of interest expense associated with Sygnet's senior notes and Sygnet's bank facility that we repaid as part of our acquisition of Sygnet;

    - the addition of $62.0 million of interest expense and amortization of deferred financing costs relating to the Sygnet acquisition;

    - the elimination of $8.7 million of interest expense associated with the repayment of existing bank debt from the proceeds of our May 1999 offering of 13% senior preferred stock;

    - the elimination of $3.8 million of interest expense as a result of the redemption of $160.0 million aggregate principal amount of our 11 3/4% senior notes with proceeds from our new credit facility having an assumed interest rate of 8% per annum (each 1/8% increase in the assumed weighted average interest rate would increase interest expense by $0.2 million per annum); and;

    - the addition of $1.6 million of amortization of deferred financing costs related to the new credit facility.

(6) This relects the tax impact of the pro forma adjustments.

(7) This reflects adjustments to dividends resulting from our offerings and redemption of preferred stock, including the amortization of the issuance costs and the accretion of discounts with respect thereto, as follows:

    - the addition of $23.8 million for our 13% senior preferred stock that we offered in May 1999;

    - the addition of $10.1 million for our 12 1/4% senior preferred stock that we offered in December 1998;

    - the addition of $0.9 million for our senior preferred stock that we offered in January 1998; and

    - the elimination of $0.8 million of dividends on the Class B and C preferred stock that we redeemed in December 1998.

(8) This reflects our 50% interest in the pro forma net loss of the American Cellular joint venture.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1999

                                    DOBSON                                    AMERICAN
                                COMMUNICATIONS                                CELLULAR
                                 CORPORATION     ADJUSTMENTS    SUB-TOTAL    ADJUSTMENTS      TOTAL
                                --------------   -----------    ----------   -----------    ----------
                                                           ($ IN THOUSANDS)
ASSETS
Current assets, net of
  restricted investments......    $   64,294      $ 372,500 (1) $  436,794   $  (372,500)(5) $   64,294
Restricted investments........        56,602             --         56,602            --        56,602
Property, plant and
  equipment...................       182,157        (25,000)(2)    157,157            --       157,157
Receivable--affiliate.........         9,307             --          9,307            --         9,307
Cellular license acquisition
  cost........................     1,231,015        (13,000)(2)  1,218,015            --     1,218,015
Deferred financing costs......        70,187          7,254 (3)     77,441            --        77,441
Other intangibles.............        50,579             --         50,579            --        50,579
Investment in unconsolidated
  subsidiary..................            --             --             --       372,500 (5)    372,500
Other assets..................         3,872             --          3,872            --         3,872
                                  ----------      ---------     ----------   -----------    ----------
    Total assets..............    $1,668,013      $ 341,754     $2,009,767   $        --    $2,009,767
                                  ==========      =========     ==========   ===========    ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities...........    $  109,286      $  (6,725)(1) $   84,673   $        --    $   84,673
                                                    (17,888)(2)
Net liabilities of
  discontinued operations.....        32,812        (32,812)(2)         --            --            --
Long-term debt, net of current
  portion.....................     1,013,552        (12,412)(2)  1,044,140            --     1,044,140
                                                     43,000 (3)
Deferred credits..............       225,377             --        225,377            --       225,377
Minority interests............        27,212         (7,700)(2)     19,512            --        19,512
Preferred stock...............       511,643        (85,000)(1)    426,643            --       426,643
Stockholders' (deficit)
  equity......................      (251,869)       464,225 (1)    209,422            --       209,422
                                                    (35,746)(3)
                                                     32,812 (4)
                                  ----------      ---------     ----------   -----------    ----------
  Total liabilities and
    stockholders' (deficit)
    equity....................    $1,668,013      $ 341,754     $2,009,767   $        --    $2,009,767
                                  ==========      =========     ==========   ===========    ==========

See accompanying notes to the unaudited pro forma consolidated condensed balance sheet.

     NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1999

(1) This reflects:

    - this offering of Class A common stock;

    - the interim increase in cash that would occur if we do not complete the American Cellular acquisition (see "Use of Proceeds" for a discussion of how we intend to use the net proceeds from this offering if we do not complete the American Cellular acquisition); and

    - the conversion of our Class D preferred stock into shares of our Class A common stock and Class E preferred stock and the redemption of our Class E preferred stock.

(2) This reflects:

    - the sale of the Sygnet towers;

    - the repayment of the $17.5 million Dobson Tower credit facility and bank debt under the Dobson/Sygnet Credit facility; and

    - the redemption of the Dobson Tower preferred stock accounted for as minority interests.

(3) This reflects:

    - the net impact of the elimination of deferred financing costs associated with the redemption of $160.0 million aggregate principal amount of our 11 3/4% senior notes with funds borrowed under our new bank credit facility;

    - the elimination of $8.7 million of deferred financing costs associated with the refinancing of the current DOC and DCOC credit facilities and our senior notes; and

    - the capitalization of $16.0 million of costs related to our new credit facility.

(4) This reflects the distribution of all of the outstanding capital stock of Logix to our current shareholders.

(5) This reflects our purchase of a 50% interest in the American Cellular joint venture.

           UNAUDITED PROPORTIONATE ADJUSTED STATEMENTS OF OPERATIONS

    The following table sets forth selected unaudited statement of operations data of us and American Cellular on a proportionate combined basis, as adjusted for the pro forma adjustments described in "Unaudited Pro Forma Consolidated Financial Data" and herein. The proportionate presentation is an arithmetic combination of:

    - the relevant pro forma data of our consolidated subsidiaries adjusted to exclude the results attributable to the outstanding minority interests in our subsidiaries; and

    - our 50% share of the pro forma operating results of American Cellular attributable to our interest in the joint venture with AT&T Wireless that has agreed to acquire American Cellular.

    The proportionate presentation has not been prepared in accordance with GAAP and is not intended to replace our unaudited pro forma consolidated financial data prepared and presented in accordance with the rules and regulations of the Securities and Exchange Commission. Under GAAP, our investment in the American Cellular joint venture will be accounted for using the equity method of accounting and will be reflected in a single line item entitled "Investment in unconsolidated subsidiary" in our balance sheet and "Equity in income (loss) of unconsolidated subsidiary" in our statement of operations. To the extent that the joint venture incurs losses in the future, our "Investment in unconsolidated subsidiary" will be reduced. Because we will account for our interest in the American Cellular joint venture using the equity method of accounting, our statement of operations will reflect only our 50% share in the net income or loss of the joint venture. We are presenting the proportionate data to facilitate a better understanding of the financial and operating data attributable to our substantial investment in American Cellular. Net loss from continuing operations does not change as a result of the proportionate presentation.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            UNAUDITED PROPORTIONATE ADJUSTED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1999

                                                            AMERICAN      DOBSON MINORITY
                                             DOBSON         CELLULAR         INTEREST       PROPORTIONATE
                                          PRO FORMA(1)   ADJUSTMENTS(2)   ADJUSTMENTS(3)      ADJUSTED
                                          ------------   --------------   ---------------   -------------
                                                                 ($ IN THOUSANDS)
Operating revenues:
  Service revenues......................    $ 77,017        $ 33,595          $(4,789)        $ 105,823
  Roaming revenues......................      63,305          25,961           (2,864)           86,402
  Equipment sales and other revenues....       6,018           4,127             (408)            9,737
                                            --------        --------          -------         ---------
    Total operating revenues............     146,340          63,683           (8,061)          201,962

Operating expenses:
  Cost of services......................      22,830           5,550           (1,785)           26,595
  Cost of equipment.....................      11,859           4,009             (800)           15,068
  Marketing and selling.................      21,710           7,170             (969)           27,911
  General and administrative............      26,068          10,589           (1,464)           35,193
  Depreciation and amortization.........      69,467          28,504           (1,775)           96,196
                                            --------        --------          -------         ---------
    Total operating expenses............     151,934          55,822           (6,793)          200,963
                                            --------        --------          -------         ---------
Operating income (loss).................      (5,594)          7,861           (1,268)              999
                                            --------        --------          -------         ---------
  Interest expense......................     (50,299)        (31,400)              (2)          (81,701)
  Equity in loss of unconsolidated
    subsidiary..........................     (13,852)         13,852               --                --
  Other income, net.....................       1,903           1,196                3             3,102
                                            --------        --------          -------         ---------
Loss before minority interests and
  income taxes..........................     (67,842)         (8,491)          (1,267)          (77,600)
Minority interests in income of
  subsidiaries..........................      (1,480)             --            1,480                --
                                            --------        --------          -------         ---------
Loss before income taxes................     (69,322)         (8,491)             213           (77,600)
Income tax benefit......................      21,078           8,491             (213)           29,356
                                            --------        --------          -------         ---------
Loss from continuing operations.........    $(48,244)       $     --          $    --         $ (48,244)
                                            ========        ========          =======         =========

  See accompanying notes to the unaudited proportionate adjusted statements of operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            UNAUDITED PROPORTIONATE ADJUSTED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                                                            AMERICAN      DOBSON MINORITY
                                             DOBSON         CELLULAR         INTEREST       PROPORTIONATE
                                          PRO FORMA(1)   ADJUSTMENTS(2)   ADJUSTMENTS(3)      ADJUSTED
                                          ------------   --------------   ---------------   -------------
                                                                 ($ IN THOUSANDS)
Operating revenues:
  Service revenues......................    $134,188        $88,999           $(8,652)        $ 214,535
  Roaming revenues......................      94,514         26,806            (4,831)          116,489
  Equipment sales and other revenues....      11,601          7,274              (629)           18,246
                                            --------        -------           -------         ---------
    Total operating revenues............     240,303        123,079           (14,112)          349,270

Operating expenses:
  Cost of services......................      45,038         23,453            (3,508)           64,983
  Cost of equipment.....................      18,804          6,318              (976)           24,146
  Marketing and selling.................      37,323          9,182            (2,137)           44,368
  General and administrative............      42,412         29,368            (2,723)           69,057
  Depreciation and amortization.........     117,049         40,657            (2,242)          155,464
                                            --------        -------           -------         ---------
    Total operating expenses............     260,626        108,978           (11,586)          358,018
                                            --------        -------           -------         ---------
Operating income (loss).................     (20,323)        14,101            (2,526)           (8,748)
                                            --------        -------           -------         ---------
  Interest expense......................     (90,043)       (62,800)               79          (152,764)
  Equity in loss of unconsolidated
    subsidiary..........................     (27,750)        27,750                --                --
  Other income, net.....................       3,539          3,942               (21)            7,460
                                            --------        -------           -------         ---------
Loss before minority interests and
  income taxes..........................    (134,577)       (17,007)           (2,468)         (154,052)
Minority interests in income of
  subsidiaries..........................      (2,487)            --             2,487                --
                                            --------        -------           -------         ---------
Loss before income taxes................    (137,064)       (17,007)               19          (154,052)
Income tax benefit......................      41,539         17,007               (19)           58,527
                                            --------        -------           -------         ---------
Loss from continuing operations.........    $(95,525)       $    --           $    --         $ (95,525)
                                            ========        =======           =======         =========

  See accompanying notes to the unaudited proportionate adjusted statements of operations.

       NOTES TO UNAUDITED PROPORTIONATE ADJUSTED STATEMENTS OF OPERATIONS

(1) The Dobson unaudited pro forma amounts are from our unaudited pro forma consolidated statements of operations presented in "Unaudited Pro Forma Consolidated Financial Data" that we include elsewhere in this prospectus.

(2) The American Cellular adjustment column reflects our 50% share of the revenues and expenses of the American Cellular joint venture. These amounts are based on the historical results of American Cellular and its predecessor adjusted for certain pro forma adjustments. The following pro forma adjustments have been made to the historical results of American Cellular and its predecessor:

    - to adjust depreciation and amortization expense to reflect the allocation of $2.3 billion of purchase price primarily to cellular license acquisition costs, intangible assets and property and equipment. The American Cellular joint venture will amortize cellular license acquisition costs over 40 years, compared to 20 years, which was the amortization period historically used by American Cellular;

    - to adjust interest expense to reflect the replacement of American Cellular's bank debt and senior notes with $1.57 billion of debt at an assumed interest rate of 8%, from the joint venture's new $1.75 billion credit facility; and

    - to adjust the income tax benefit to reflect an effective tax rate of 38% on the net pro forma taxable loss of the joint venture.

(3) The Dobson minority interest adjustment column reflects adjustments to eliminate minority interest holders' shares of our revenues and expenses.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth certain of our historical consolidated financial and other data as of and for each of the five years in the period ended December 31, 1998 and as of and for each of the six month periods ended June 30, 1998 and June 30, 1999. We derived our consolidated financial data as of December 31, 1997 and December 31, 1998 and for each of the three years in the period ended December 31, 1998 from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP. We derived our consolidated financial data as of December 31, 1994, December 31, 1995 and December 31, 1996 and for each of the two years in the period ended December 31, 1995 from our consolidated financial statements not included in this prospectus, which have also been audited by Arthur Andersen LLP. We derived our consolidated financial data as of and for each of the six month periods ended June 30, 1998 and June 30, 1999 from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in our opinion, reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data presented for such periods.

    The following tables also set forth certain of American Cellular's historical consolidated financial data. We derived American Cellular's consolidated financial data for the period from February 26, 1998 through December 31, 1998 from its consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. We derived the consolidated financial data of American Cellular's predecessor for the six months ended June 30, 1998 and for each of the two years in the period ended December 31, 1997 from its predecessor's consolidated financial statements included elsewhere in this prospectus, which have also been audited by Ernst & Young LLP. We derived the selected consolidated financial data of American Cellular's predecessors as of and for each of the two years in the period ended December 31, 1995 from its consolidated financial statements not included in this prospectus, which have also been audited by Ernst & Young L.L.P. We derived American Cellular's condensed consolidated financial data for the six months ended June 30, 1999 from its unaudited condensed consolidated financial statements included elsewhere in this prospectus, which in the opinion of American Cellular's management, reflect all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results for the interim period.

    Our historical data for each of the five years in the period ended
December 31, 1998 and for each of the six month periods ended June 30, 1998 and June 30, 1999 include the operations of acquisitions we made, as applicable during those years, from the date of each acquisition. These acquisitions materially affect the comparability of data from one period to another. Our operating results and those of American Cellular for the six month periods ended June 30, 1998 and June 30, 1999 are not necessarily indicative of results that may be expected for a full year. You should read the following historical consolidated financial data in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this prospectus.

    In the following tables, EBITDA represents operating income (loss) before depreciation, amortization and nonrecurring charges. We believe that EBITDA provides meaningful additional information concerning a company's operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity's ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBITDA as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, our EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA margin represents EBITDA as a percentage of operating revenues.

    We determine market penetration by dividing our total subscribers at the end of the period by our estimated total population. We calculate average monthly cellular churn rates based on the number of cellular subscriber cancellations during the period as a percentage of the weighted average total cellular subscribers for the period. Average monthly revenues per cellular subscriber exclude equipment sales and other revenues. For a more complete description of the calculation of average monthly revenue per cellular subscriber, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues."

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                          SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                              JUNE 30,
                                      --------------------------------------------------------------   -----------------------
                                         1994         1995         1996         1997         1998         1998         1999
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                             (UNAUDITED)
                                                              ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues:
    Service revenues................  $   10,922   $   13,949   $   17,593   $   38,410   $   69,402   $   28,633   $   77,017
    Roaming revenues................       3,231        4,370        7,852       26,263       66,479       25,856       63,305
    Equipment sales and other
      revenues......................       1,222        1,364        1,494        2,041        4,154        1,319        6,018
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Total operating revenues......      15,375       19,683       26,939       66,714      140,035       55,808      146,340
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Operating expenses:
    Cost of service.................       2,991        4,654        6,119       16,431       33,267       12,731       22,077
    Cost of equipment...............       1,502        2,013        2,571        4,046        8,360        2,629       11,859
    Marketing and selling...........       3,098        3,103        4,462       10,669       22,393        9,279       21,710
    General and administrative......       3,193        3,035        3,902       11,555       26,051        9,550       26,068
    Depreciation and amortization...       1,885        2,529        5,241       16,798       47,110       16,543       69,900
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Total operating expenses......      12,669       15,334       22,295       59,499      137,181       50,732      151,614
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Operating income (loss)...........       2,706        4,349        4,644        7,215        2,854        5,076       (5,274)
  Interest expense..................      (1,195)      (1,854)      (4,284)     (27,640)     (38,979)     (17,351)     (55,528)
  Other income (expense), net.......         106         (210)      (1,503)       2,777        3,858        2,792        1,903
  Minority interests in income of
    subsidiaries....................      (1,105)      (1,334)        (675)      (1,693)      (2,487)      (1,381)      (1,480)
  Income tax (provision) benefit....        (168)        (347)         593        3,625       11,469        2,133       22,944
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) from continuing
    operations before
    extraordinary items.............         344          604       (1,225)     (15,716)     (23,285)      (8,731)     (37,435)
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) from discontinued
    operations......................        (110)         500          331          332      (27,110)      (3,910)     (25,779)
  Extraordinary items...............         228           --         (527)      (1,350)      (2,166)      (2,643)          --
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss).................         462        1,104       (1,421)     (16,734)     (52,561)     (15,284)     (63,214)
  Dividends on preferred stock......         (83)        (591)        (849)      (2,603)     (23,955)     (10,519)     (31,872)
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss) applicable to
    common stockholders.............  $      379   $      513   $   (2,270)  $  (19,337)  $  (76,516)  $  (25,803)  $  (95,086)
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Net income (loss) applicable to
    common stockholders per common
    share...........................  $            $            $            $            $            $            $
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Weighted average common shares
    outstanding.....................
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                          SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                              JUNE 30,
                                      --------------------------------------------------------------   -----------------------
                                         1994         1995         1996         1997         1998         1998         1999
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                             (UNAUDITED)
                                                            ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)

OTHER FINANCIAL DATA:
  EBITDA............................  $    4,591   $    6,878   $    9,885   $   24,013   $   49,964   $   21,619   $   64,626
  EBITDA margin.....................        29.9%        34.9%        36.7%        36.0%        35.7%        38.7%        44.2%
  Cash flows provided by (used in)
    operating activities............  $    2,529   $    4,634   $    5,239   $    6,908   $   28,024   $   (2,280)  $    2,587
  Cash flows provided by (used in)
    investing activities............          22       (6,538)     (43,894)    (217,640)    (999,063)    (193,589)     (66,639)
  Cash flows provided by (used in)
    financing activities............      (2,985)       2,029       38,904      212,505      990,610      202,450       44,579
  Capital expenditures..............       5,267        3,925       13,536       17,773       55,289       13,927       31,181

OTHER DATA:
  Cellular subscribers (at period
    end)............................      21,481       26,614       33,955      100,093      352,005      151,249      401,680
  Cellular penetration (at period
    end)............................         6.5%         8.0%         5.8%         6.1%         6.8%         5.8%         7.0%
  Average monthly cellular churn
    rates...........................         0.9%         1.5%         1.8%         1.9%         2.0%         1.8%         1.8%
  Average monthly revenues per
    cellular subscriber, excluding
    roaming revenues................  $       50   $       50   $       48   $       41   $       40   $       39   $       34
  Average monthly revenues per
    cellular subscriber, including
    roaming revenues................  $       65   $       66   $       70   $       69   $       79   $       74   $       62
  Cellular cell sites (at period
    end)............................          36           46           67          135          414          210          447

                                                                         AS OF DECEMBER 31,                           AS OF
                                                       ------------------------------------------------------       JUNE 30,
                                                         1994       1995       1996       1997        1998            1999
                                                       --------   --------   --------   --------   ----------   -----------------
                                                                                                                   (UNAUDITED)
                                                                                    ($ IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................  $   607    $   732    $   981    $  2,752   $   22,324      $    2,850
  Net fixed assets...................................   11,590     11,414     26,794      52,374      173,054         182,157
  Total assets.......................................   33,111     37,711     95,376     359,645    1,703,427       1,668,013
  Total debt.........................................   20,661     24,319     75,750     335,570    1,121,556       1,041,556
  Mandatorily redeemable preferred stock.............       --      5,913     10,000      11,623      381,320         511,643
  Stockholders' equity (deficit).....................       28     (6,971)    (9,802)    (36,673)    (156,783)       (251,869)

                         AMERICAN CELLULAR CORPORATION

                                                           PREDECESSOR                                  AMERICAN CELLULAR
                                    ---------------------------------------------------------   ---------------------------------
                                                                                                    PERIOD FROM
                                                                                   SIX MONTHS    FEBRUARY 26, 1998    SIX MONTHS
                                              YEAR ENDED DECEMBER 31,                ENDED      (DATE OF FORMATION)      ENDED
                                    --------------------------------------------    JUNE 30,          THROUGH          JUNE 30,
                                      1994        1995        1996        1997        1998       DECEMBER 31, 1998       1999
                                    ---------   ---------   ---------   --------   ----------   -------------------   -----------
                                                                                                                      (UNAUDITED)
                                                            ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Total operating revenues........  $   5,209   $  41,504   $ 112,616   $181,000    $108,670         $   137,487       $ 127,364
                                    ---------   ---------   ---------   --------    --------         -----------       ---------
  Operating expenses:
    Cost of service...............      1,892      10,694      29,571     48,691      20,911              25,995          11,099
    Cost of equipment.............        814       4,951      10,073     12,841       5,365               7,271           8,017
    Selling, general and
      administrative..............      6,005      16,512      34,502     53,485      30,230              37,625          35,518
    Depreciation and
      amortization................      2,720      10,337      19,537     28,759      17,553              45,569          47,911
    Nonrecurring charges..........         --          --          --         --       4,889               4,355              --
                                    ---------   ---------   ---------   --------    --------         -----------       ---------
      Total operating expenses....     11,431      42,494      93,683    143,776      78,948             120,815         102,545
                                    ---------   ---------   ---------   --------    --------         -----------       ---------
  Operating income (loss).........     (6,222)       (990)     18,933     37,224      29,722              16,672          24,819
  Gain (loss) on sale of
    investments in cellular
    operations....................      6,819      11,598      (1,401)     8,423        (133)                 --              --
  Interest expense................     (2,236)    (22,953)    (47,076)   (67,392)    (38,955)            (61,477)        (53,499)
  Other income (expense), net.....        199       4,634       6,501      8,114       3,080               4,936           2,392
  Income tax provision............         --          --          --         --                            (530)            (56)
                                    ---------   ---------   ---------   --------    --------         -----------       ---------
  Net loss........................     (1,440)     (7,711)    (23,043)   (13,631)     (6,286)            (40,399)        (26,344)
  Dividends on preferred stock....         --          --      (6,178)    (6,540)     (3,357)            (21,375)        (21,213)
                                    ---------   ---------   ---------   --------    --------         -----------       ---------
  Net loss applicable to common
    stockholders..................  $  (1,440)  $  (7,711)  $ (29,221)  $(20,171)   $ (9,643)        $   (61,774)      $ (47,557)
                                    =========   =========   =========   ========    ========         ===========       =========

OTHER FINANCIAL DATA:
  EBITDA..........................  $  (3,502)  $   9,347   $  38,470   $ 65,983    $ 52,164         $    66,596       $  72,730
  EBITDA margin...................      (67.2)%      22.5%       34.2%      36.5%       48.0%               48.4%           57.1%
  Cash flows provided by (used in)
    operating activities..........  $    (831)  $   4,110   $  39,371   $ 49,026    $ 11,665         $    35,295       $  20,692
  Cash flows used in investing
    activities....................   (130,350)   (204,353)   (200,969)   (36,284)    (80,327)         (1,512,745)        (20,923)
  Cash flows provided by (used in)
    financing activities..........    176,355     278,276     138,518    (51,749)     58,765           1,511,465          (1,417)
  Capital expenditures............      3,013       6,794      29,470     25,717      20,517              24,260          33,934

OTHER DATA:
  Cellular subscribers (at period
    end)..........................     17,300      73,000     139,800    243,700     286,000             334,500         374,800
  Cellular penetration (at period
    end)..........................        1.0%        2.0%        3.6%       5.3%        5.9%                6.8%            7.7%
  Average monthly cellular churn
    rates.........................        2.7%        2.0%        1.6%       1.8%        1.4%                1.8%            1.7%

    The American Cellular joint venture will amortize cellular license acquisition costs over 40 years, compared to 20 years, which was the amortization period historically used by American Cellular.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION DOES NOT INCLUDE THE RESULTS OF OUR PROPOSED ACQUISITION OF AMERICAN CELLULAR, WHICH WE WILL ACCOUNT FOR USING THE EQUITY METHOD OF ACCOUNTING. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SEE "RISK FACTORS" ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading provider of rural and suburban cellular telephone services. We began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle. We have expanded our cellular operations rapidly since then, primarily through acquisitions. As of June 30, 1999, our cellular systems covered a total population of approximately 5.8 million and we had 401,680 subscribers.

    On October 5, 1999, we and AT&T Wireless entered into an equally-owned joint venture to acquire, own and operate American Cellular for approximately
$2.3 billion, before expenses. American Cellular is one of the largest independent rural cellular telephone operators in the United States. As of June 30, 1999, American Cellular's systems covered a total population of approximately 4.9 million and it had 374,764 subscribers, primarily in rural areas of the midwestern and eastern United States.

    We will account for our interest in the American Cellular joint venture using the equity method of accounting. As a result, we will reflect our proportionate share of the joint venture's equity in a single line item entitled "Investment in unconsolidated subsidiary" in our balance sheet and we will reflect our proportionate share of the joint venture's net income or losses in a single line item entitled "Equity in income (loss) of unconsolidated subsidiary" in our statement of operations. To the extent that the joint venture incurs losses in the future, our "Investment in unconsolidated subsidiary" will be reduced.

REVENUES

    Our cellular revenues consist of service revenues, roaming revenues and equipment sales and other revenues. There has been an industry trend of declining average revenues per minute as competition among wireless service providers has led to reductions in rates for airtime and subscriptions and other charges. We believe that the impact of this trend will be mitigated by increases in the number of wireless telecommunications subscribers and the number of minutes of usage per subscriber. There has also been a broad trend in the wireless telecommunications industry of declining average revenues per subscriber. We believe that this downward trend results primarily from the addition of new lower usage customers who utilize wireless services for personal convenience, security or as a backup to their traditional landline telephone as well as declining average revenues per minute.

    Roaming revenues are revenues we derive from providing service to subscribers of other wireless providers when those subscribers "roam" into our markets and use our systems to carry their calls. Roaming accounted for 29.1%, 39.4%, 47.5%, 46.3% and 43.3% of our cellular revenue for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999, respectively. Roaming revenues typically yield higher average per minute rates and higher margins than revenues from our subscribers. We achieve these higher margins because we incur virtually no costs related to equipment, customer service or collections to earn roaming revenues. While the industry trend is to reduce roaming rates, we believe that our roaming rates are currently generally lower than roaming rates offered by others in or near our markets and that our currently lower roaming rates will lessen the impact of this trend with respect to our operations. However, we cannot assure you that this trend will not materially impact us in the future. See "Risk Factors--Risks Related to Our Business--

We are highly dependent on our substantial relationship with AT&T Wireless and our other roaming partners."

    We include any toll, or long-distance, revenues related to our cellular and roaming services in service revenues and roaming revenues. Our roaming yield (roaming service revenues, which include airtime, toll charges and surcharges, divided by roaming minutes of use) was $0.70, $0.72, $0.61, $0.65 and $0.53 per minute for the years ended December 31, 1996, 1997, 1998 and for the six months ended June 30, 1998 and 1999, respectively. Despite the decline in our roaming yield, we have seen overall roaming revenues grow due to growth in roaming minutes of use.

    We derive roaming revenues from charges to our subscribers when those subscribers roam into other wireless providers' markets. Our current accounting practice is to net those revenues against the associated expenses charged to us by third-party wireless providers (that is, the fees we pay the other wireless providers for carrying our subscribers' calls on their network) and to record the net expense as cost of service. Historically, we have been able to pass through to our subscribers the majority of the costs charged to us by third-party wireless providers. Recently, the industry has been moving to pricing plans that include flat rate pricing and larger home areas. Under these types of plans, amounts charged to us by other wireless providers may not necessarily be passed through to our subscribers. Therefore, we are currently assessing the need to report these revenues and expenses separately in our statements of operations. If we had reported these revenues and expenses separately in our statement of operations for the years ended December 31, 1997 and December 31, 1998 and the six months ended June 30, 1998 and six months ended June 30, 1999, revenues would have been $74.0 million, $150.8 million, $60.8 million and $166.3 million, respectively, average monthly revenues per cellular subscriber, excluding roaming revenues, would have been $52, $48, $47 and $43, respectively, and EBITDA margin would have been 32.5%, 33.1%, 35.6% and 38.9%, respectively. Information prior to 1997 is not available.

    Our overall cellular penetration rates increased for the six months ended June 30, 1999 and the six months ended June 30, 1998 and in each of 1998, 1997 and 1996 due to incremental penetration gains in our markets. We believe that as our cellular penetration rates increase, the increase in new subscriber revenues will continue to exceed the loss of revenues attributable to our cellular churns.

COSTS AND EXPENSES

    Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs, and depreciation and amortization.

    Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party cellular providers for providing service to our subscribers when our subscribers roam into their markets.

    Our cost of equipment represents the costs associated with telephone equipment and accessories sold to customers. In recent years, we and other cellular providers have increased the use of discounts on phone equipment and free phone promotions as competition between service providers has intensified. As a result, we have incurred, and expect to continue to incur, losses on equipment sales and increased marketing and selling costs per gross additional subscriber. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased revenues from increases in the number of our cellular subscribers.

    Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell cellular products and services and costs related to customer retention. We pay commissions to direct sales personnel for new business generated. Independent sales agents receive commissions for generating new sales and ongoing sales to existing customers.

    Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections and corporate administration.

    Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of our intangible assets, primarily cellular license acquisition costs and customer lists.

    Since 1996, we have completed 12 acquisitions of cellular licenses and systems for an aggregate purchase price of $1,166.4 million, increasing the total population service by our systems by approximately 5.4 million and significantly expanding the geographical scope of our operations. Although our cash flows from operations has increased as a result of our acquisitions, the increased amortization, together with the increased interest expense and dividend requirements associated with our outstanding indebtedness and preferred stock, have resulted in increased losses applicable to common stockholders for 1997 and 1998 and for the six months ended June 30, 1999. We expect that our interest in the American Cellular joint venture will result in an immediate increase in our net losses. We expect our net losses to continue until we expand our acquired systems and increase our subscriber base. Our recent acquisitions affect the comparability of our historical results of operations for the periods discussed, therefore these results may not be indicative of future performance.

    As part of our recapitalization to be completed immediately prior to the closing of this offering, the holders of our Class D preferred stock have agreed to convert all of their Class D preferred shares into shares of Class A common stock and Class E preferred stock. As a result of this conversion, we will allocate the current carrying value of the Class D preferred stock of $85.0 million to both the Class A common stock and Class E preferred stock based on their relative fair market values at the time of conversion. In addition, we will redeem all of the shares of Class E preferred stock for their aggregate liquidation value of $85.0 million plus accrued dividends. The difference between the allocated carrying value of the Class E preferred stock and their liquidation value will be recognized as a preferred stock dividend at the date of the redemption.

    During the first quarter 2000, we expect to incur an extraordinary pretax loss of approximately $8.7 million as a result of writing off previously capitalized financing costs associated with the credit facilities of our DOC and DCOC subsidiaries and our senior notes, each of which we expect to refinance in 2000.

RESULTS OF OPERATIONS

    In the text below, financial statement numbers have been rounded; however, the percentage changes are based on our actual financial statements.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    OPERATING REVENUES. For the six months ended June 30, 1999, our total operating revenues increased $90.5 million, or 162.2%, to $146.3 million from $55.8 million for the comparable 1998 period. Our total service revenues, roaming revenues and equipment sales and other revenues represented 52.6%, 43.3% and 4.1%, respectively, of total operating revenues for the six months ended June 30, 1999 and 51.3%, 46.3%, and 2.4%, respectively, of total operating revenues for the six months ended June 30, 1998.

    The following table sets forth the components of our revenues for the periods indicated:

                                                     SIX MONTHS ENDED JUNE 30,
                                                     --------------------------
                                                       1998             1999
                                                     ---------        ---------
                                                            (UNAUDITED)
                                                          ($ IN THOUSANDS)
Operating revenues:
  Service revenues.................................   $28,633         $ 77,017
  Roaming revenues.................................    25,856           63,305
  Equipment sales and other revenues...............     1,319            6,018
                                                      -------         --------
    Total..........................................   $55,808         $146,340
                                                      =======         ========

    For the six months ended June 30, 1999, our service revenues increased
$48.4 million, or 169.0%, to $77.0 million from $28.6 million for the comparable 1998 period. Of this increase, $42.9 million was attributable to acquisitions. The remaining $5.5 million was primarily attributable to increased penetration and usage in our existing markets. Our subscriber base increased 165.6% to 401,680 at June 30, 1999 from 151,249 at June 30, 1998. We added 195,503 subscribers since June 30, 1998, primarily as a result of acquisitions. For the six months ended June 30, 1999, our average monthly service revenues per subscriber decreased 12.8% to $34 from $39 for the comparable 1998 period due to the addition of lower rate subscribers in our Northern Region and competitive market pressures in all our markets.

    For the six months ended June 30, 1999, our roaming revenues increased
$37.4 million, or 144.8%, to $63.3 million from $25.9 million for the comparable 1998 period. Of this increase, $25.2 million was attributable to acquisitions. The remaining $12.2 million was primarily attributable to increased roaming minutes in our existing markets due to expanded coverage areas, deployment of digital technology in most of our markets, which enables us to capture a greater portion of the roaming traffic in our service areas, and increased usage in these markets.

    For the six months ended June 30, 1999, equipment sales and other revenues increased $4.7 million, or 356.3%, to $6.0 million from $1.3 million for the comparable 1998 period. This increase was due to our growth in subscribers.

    COST OF SERVICE. For the six months ended June 30, 1999, our total cost of service increased $9.4 million, or 73.4%, to $22.1 million from $12.7 million for the comparable 1998 period. Of this increase, $7.8 million was attributable to acquisitions. The remaining $1.6 million was primarily attributable to increased subscribers and minutes of use in our existing markets and payments we made to other wireless service providers for the use of their network while our customers were roaming in their service areas. As a percentage of service and roaming revenues, our cost of cellular service decreased to 15.7% for the six months ended June 30, 1999 from 23.4% for the same period in 1998. This decrease is primarily a result of a reduction in rates charged by third-party cellular providers for providing service to our subscribers.

    COST OF EQUIPMENT. For the six months ended June 30, 1999, our cost of equipment increased $9.3 million, or 351.1%, to $11.9 million compared to $2.6 million for the comparable 1998 period, primarily as a result of increases in the volume of equipment we sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. For the six months ended June 30, 1999, our marketing and selling costs increased $12.4 million, or 134.0%, to $21.7 million from $9.3 million for the comparable 1998 period. As a percentage of total operating revenues, marketing and selling costs decreased to 14.8% for the six months ended June 30, 1999 from 16.6% for the comparable 1998 period. This decrease is a result of efficiencies gained from integration of acquired companies. We added 75,693 gross subscribers in the six months ended June 30, 1999 compared to 26,646 added in the six months ended June 30, 1998. Gross subscriber additions do not include subscribers acquired through business acquisitions.

    GENERAL AND ADMINISTRATIVE COSTS. For the six months ended June 30, 1999, our general and administrative costs increased $16.6 million, or 173.0%, to $26.1 million from $9.5 million for the comparable 1998 period. The increase was the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of our overall growth. As a percentage of total operating revenues, general and administrative costs increased slightly to 17.8% for the six months ended June 30, 1999 from 17.1% for the same period in 1998. However, our average monthly general and administrative costs per subscriber decreased 45.0% to $11 for the six months ended June 30, 1999 from $20 for the same period in 1998. The decrease was the result of efficiencies gained from the integration of acquired companies.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the six months ended June 30, 1999, our depreciation and amortization expense increased $53.4 million, or 322.5%, to $69.9 million from $16.5 million for the comparable 1998 period. Depreciation and amortization of assets that we acquired accounted for substantially all of this increase. The remainder of this increase was from depreciation attributable to our depreciable assets.

    INTEREST EXPENSE. For the six months ended June 30, 1999, our interest expense increased $38.1 million, or 220.0%, to $55.5 million from $17.4 million for the comparable 1998 period. The increase was primarily the result of increased borrowings in December 1998 to finance our acquisitions.

    OTHER INCOME (EXPENSE), NET. For the six months ended June 30, 1999, our other income decreased $0.9 million, or 31.8%, to $1.9 million from $2.8 million for the comparable 1998 period. This decrease was primarily the result of an increase in expenses that we incurred pursuing acquisitions that were not consummated.

    MINORITY INTERESTS IN INCOME OF SUBSIDIARIES.  For the six months ended
June 30, 1999, our minority interests in income of subsidiaries increased
$0.1 million, or 7.2%, to $1.5 million from $1.4 million for the comparable 1998 period. This increase was attributable to increased income earned from subsidaries in established markets in which we do not own a 100% interest, which was offset by losses from subsidaries in newly-acquired markets in which we do not own a 100% interest.

    EXTRAORDINARY EXPENSE. During the first quarter 1998, we incurred an extraordinary pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with revolving credit facilities that were refinanced in March 1998.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS.  For the six months ended
June 30, 1999, our loss from discontinued operations increased $21.9 million to $25.8 million from $3.9 million for the comparable 1998 period. The increase in this loss is a result of increased losses by our local exchange carrier subsidiary, Logix, that has substantially expanded its operations in 1998 and 1999. As previously discussed, prior to closing this offering, we intend to distribute the capital stock of Logix to our current stockholders.

    NET INCOME (LOSS). For the six months ended June 30, 1999, our net loss was $63.2 million. Our net loss increased $47.9 million, or 313.6%, from $15.3 million in the six months ended June 30, 1998. The increase in our net loss is primarily attributable to increased depreciation and amortization expense and interest expense resulting from our 1998 and 1999 business acquisitions and financings, respectively, as well as the increase in our loss from discontinued operations.

    DIVIDENDS ON PREFERRED STOCK. For the six months ended June 30, 1999, our dividends on preferred stock increased $21.4 million, or 203.0%, to $31.9 million from $10.5 million for the comparable 1998 period. This increase is primarily the result of additional dividends on our December 1998 and May 1999 issuances of senior preferred stock.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    OPERATING REVENUES. For the year ended December 31, 1998, our total operating revenues increased $73.3 million, or 109.9%, to $140.0 million from $66.7 million for the year ended December 31, 1997. Our total service revenues, roaming revenues and equipment sales and other revenues represented 49.6%, 47.5% and 3.0%, respectively, of our total operating revenues for the year ended December 31, 1998 and 57.6%, 39.4% and 3.1%, respectively, of our total operating revenues, respectively, for the year ended December 31, 1997.

    The following table sets forth the components of our revenues for the periods indicated:

                                                      YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                       1997             1998
                                                     --------         --------
                                                         ($ IN THOUSANDS)
Operating revenues:
  Service revenues.................................  $ 38,410         $ 69,402
  Roaming revenues.................................    26,263           66,479
  Equipment sales and other revenues...............     2,041            4,154
                                                     --------         --------
    Total..........................................  $ 66,714         $140,035
                                                     ========         ========

    For the year ended December 31, 1998, service revenues increased
$31.0 million, or 80.7%, to $69.4 million from $38.4 million for the year ended December 31, 1997. Of this increase, $15.8 million was attributable to acquisitions. The remaining $15.2 million was primarily attributable to increased penetration and usage in our Central and Eastern Regions. Our subscriber base increased 251.7% to 352,005 at December 31, 1998 from 100,093 at December 31, 1997. We added 220,626 subscribers since December 31, 1997 as a result of acquisitions. For the year ended December 31, 1998, our average monthly service revenues per subscriber decreased 2.4% to $40 from $41 for the year ended December 31, 1997 due to the addition of lower rate subscribers in our Eastern Region and competitive market pressures in all our markets.

    For the year ended December 31, 1998, roaming revenues increased
$40.2 million, or 153.1%, to $66.5 million from $26.3 million for the year ended December 31, 1997. Of this increase, $25.0 million was attributable to acquisitions. The remaining $15.2 million was primarily attributable to increased roaming minutes in our Central and Eastern Regions due to expanded coverage areas and increased usage in these markets.

    For the year ended December 31, 1998, equipment sales and other revenues increased $2.2 million, or 103.5%, to $4.2 million from $2.0 million for the year ended December 31, 1997 due to increased sales of equipment as a result of growth in subscribers.

    COST OF SERVICE. For the year ended December 31, 1998, our total cost of service increased $16.8 million, or 102.5%, to $33.3 million from $16.4 million for the year ended December 31, 1997. Of this increase, $9.0 million was attributable to acquisitions. The remaining $7.8 million was primarily attributable to increased subscribers and minutes of use in our Central and Eastern Regions and payments we made to other wireless service providers for the use of their networks while our customers were roaming in their service areas. As a percentage of service and roaming revenues, our cost of cellular service remained constant at 24.5% for the year ended December 31, 1998 and the year ended December 31, 1997.

    COST OF EQUIPMENT. For the year ended December 31, 1998, our cost of equipment increased $4.3 million, or 106.6%, to $8.4 million from $4.0 million in 1997, primarily as a result of increases in the volume of equipment we sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. For the year ended December 31, 1998, our marketing and selling costs increased $11.7 million, or 109.9%, to $22.4 million from $10.7 million for the year ended December 31, 1997. As a percentage of total operating revenues, marketing and selling costs remained constant at 16.0% for the year ended December 31, 1998 and the year ended December 31, 1997. We added 65,665 gross subscribers in the year ended December 31, 1998 and 33,354 gross subscribers in the year ended December 31, 1997. Gross subscriber additions do not include subscribers acquired through business acquisitions.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1998, our general and administrative costs increased $14.5 million, or 125.5%, to $26.1 million from $11.6 million for the year ended December 31, 1997. This increase was the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of overall growth. As a percentage of total operating revenues, general and administrative costs increased to 18.6% in the year ended December 31, 1998 from 17.3% in the year ended December 31, 1997. The increase as a percentage of total operating revenues resulted from initial inefficiencies created in our administrative areas as a result of the fourth quarter 1998 operational split of our ongoing wireless and our discontinued wireline business segments. In addition, we experienced higher than expected levels of bad debt expenses in certain markets in the fourth quarter of 1998.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1998, our depreciation and amortization expense increased $30.3 million, or 180.5%, to $47.1 million from $16.8 million for 1997. Depreciation and amortization of assets acquired in acquisitions accounted for $21.1 million of this increase. The remainder of this increase was from depreciation attributable to our depreciable assets.

    INTEREST EXPENSE. For the year ended December 31, 1998, our interest expense increased $11.3 million, or 41.0%, to $39.0 million from $27.6 million for the year ended December 31, 1997. The increase resulted primarily from our increased borrowings in 1998 to finance our acquisitions.

    OTHER INCOME (EXPENSE), NET. For the year ended December 31, 1998, our other income increased $1.1 million, or 38.9%, to $3.9 million from $2.8 million for the year ended December 31, 1997. Of this increase, $0.9 million was attributable to increased interest income in 1998. In 1998, we had higher investment balances than in 1997, primarily related to proceeds from the sale of securities pending their use and escrow deposits relating to acquisitions completed in 1998.

    MINORITY INTERESTS IN INCOME OF SUBSIDIARIES.  For the year ended
December 31, 1998, our minority interests in income of subsidiaries increased $0.8 million, or 46.9%, to $2.5 million from $1.7 million in 1997. This increase was attributable to the increased income earned from our subsidiaries in established markets in which we do not own a 100% interest, which was offset by losses from subsidiaries in newly-acquired markets in which we do not own a 100% interest.

    EXTRAORDINARY EXPENSE. In 1998 and 1997, we incurred an extraordinary pretax loss of approximately $3.3 million and $2.2 million, respectively, as a result of writing off previously capitalized financing costs associated with revolving credit facilities that were refinanced in March 1998 and February 1997, respectively.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS. In the year ended December 31, 1998, we had a loss from discontinued operations of $27.1 million, compared to income from discontinued operations of $0.3 million in the year ended
December 31, 1997. The loss was the result of increased losses by Logix, our local exchange carrier subsidiary, that substantially expanded its operations in 1998. We intend to distribute, prior to this offering, the capital stock of Logix to our current stockholders.

    NET INCOME (LOSS). For the year ended December 31, 1998, our net loss was $52.6 million. Our net loss increased $35.9 million, or 214.1%, from $16.7 million in the year ended December 31, 1997. The increase in our net loss was primarily attributable to increased depreciation and amortization expense and interest expense resulting from our 1998 business acquisitions and related financings and increased losses from discontinued operations.

    DIVIDENDS ON PREFERRED STOCK. For the year ended December 31, 1998, our dividends on preferred stock increased $21.4 million, or 820.2%, to $24.0 million from $2.6 million in the year ended December 31, 1997. The increase was primarily the result of additional dividends on our January 1998 issuance of preferred stock.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    OPERATING REVENUES. For the year ended December 31, 1997, our total operating revenues increased $39.8 million, or 147.6%, to $66.7 million from $26.9 million for the year ended December 31, 1996. Our total service revenues, roaming revenues and equipment sales and other revenues represented 57.6%, 39.4% and 3.1% of our total operating revenues, respectively, in the year ended December 31, 1997 and 65.3%, 29.1% and 5.5% of our total operating revenues, respectively, in the year ended December 31, 1996.

    The following table sets forth the components of our revenues for the periods indicated:

                                                         YEARS ENDED DECEMBER 31
                                                       ---------------------------
                                                         1996               1997
                                                       --------           --------
                                                            ($ IN THOUSANDS)
Operating revenues:
  Service revenues...................................  $17,593            $38,410
  Roaming revenues...................................    7,852             26,263
  Equipment sales and other revenues.................    1,494              2,041
                                                       -------            -------
      Total..........................................  $26,939            $66,714
                                                       =======            =======

    For the year ended December 31, 1997, our service revenues increased
$20.8 million, or 118.3%, to $38.4 million from $17.6 million for the year ended December 31, 1996. Of this increase, $15.0 million was attributable to the acquisitions of our Maryland and Arizona properties in 1997 and the inclusion of the operations of our Kansas/Missouri properties for all of 1997. The remaining increase resulted primarily from increased penetration and usage in our Central Region. Our subscriber base increased 194.8% to 100,093 at December 31, 1997 from 33,955 at December 31, 1996. We added 42,608 subscribers as a result of the acquisitions of our East Maryland and West Maryland markets. For the year ended December 31, 1997, our average monthly service revenues per subscriber decreased 15.0% to $41 from $48 for the year ended December 31, 1996 due to the addition of lower rate subscribers in our Eastern Region and competitive market pressures in all our markets.

    For the year ended December 31, 1997, our roaming revenues increased
$18.4 million, or 234.4%, to $26.3 million from $7.9 million for the year ended December 31, 1996. Of this increase, $15.6 million was attributable to the acquisitions of our Maryland and Arizona markets in 1997 and the inclusion of the operations of our Kansas/Missouri markets for all of 1997. The remaining increase was primarily attributable to increased roaming minutes in our Central Region due to expanded coverage areas and increased usage.

    For the year ended December 31, 1997, equipment sales and other revenues increased $0.5 million, or 36.7%, to $2.0 million from $1.5 million in 1996 due to increased sales of equipment as a result of growth in subscribers.

    COST OF SERVICE. For the year ended December 31, 1997, our total cost of service increased $10.3 million, or 168.5%, to $16.4 million from $6.1 million for the year ended December 31, 1996. Of this increase, $8.4 million was attributable to the acquisitions of our Maryland and Arizona properties in 1997 and the inclusion of the operations of our Kansas/Missouri markets for all of 1997. The remaining increase was primarily the result of increased subscribers and minutes of use in our Central Region and payments we made to other wireless service providers for the use of their networks while our customers were roaming in their service areas. As a percentage of service and roaming revenues, cost of service increased to 25.4% for the year ended December 31, 1997 from 24.0% for the year ended December 31, 1996. This increase was primarily due to the increased payments we made to other wireless service providers for roaming charges of our subcribers, as well as additional facility lease costs in East Maryland.

    COST OF EQUIPMENT. For the year ended December 31, 1997, our total cost of equipment increased $1.4 million, or 57.3%, to $4.0 million from $2.6 million for the year ended December 31, 1996, primarily as a result of increases in the volume of equipment we sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. For the year ended December 31, 1997, our marketing and selling costs increased $6.2 million, or 139.1%, to $10.7 million from $4.5 million for the year ended December 31, 1996. The increase was primarily due to the higher level of subscribers we added during 1997. We added 33,354 gross subscribers in 1997 with subscribers added in our Eastern Region and in Arizona 5 since their acquisitions making up 16,469 and 1,307, respectively, of the gross subscribers added. We added 11,970 gross subscribers in 1996. Gross subscriber additions do not include subscribers acquired through business acquisitions.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1997, our general and administrative costs increased $7.7 million, or 196.2%, to $11.6 million from $3.9 million for the year ended December 31, 1996. The increase was primarily due to our increased billing costs as a result of the growth in our wireless subscribers, our 1997 acquisitions, the inclusion of our Kansas/Missouri markets for all of 1997, and increased salary costs resulting from additional personnel. As a percentage of total operating revenues, general and administrative costs increased from 14.5% in 1996 to 17.3% in 1997. This increase resulted from the addition of personnel necessary to support our expanded operations.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1997, our depreciation and amortization expense increased $11.6 million, or 220.5%, to $16.8 million from $5.2 million for the year ended December 31, 1996. Depreciation and amortization expense increased $12.1 million as a result of the amortization of assets acquired in the acquisitions of our Maryland and Arizona markets in 1997 and the Kansas/Missouri acquisition in 1996, which was partially offset by a slight decrease related to our depreciation and amortization of assets in our Central Region.

    INTEREST EXPENSE. For the year ended December 31, 1997, interest expense increased $23.3 million to $27.6 million from $4.3 million for 1996. The increase resulted primarily from our increased borrowings to finance the acquisitions of the Maryland and Arizona properties.

    OTHER INCOME (EXPENSE), NET. For the year ended December 31, 1997, our other income increased $4.3 million to $2.8 million from other expense of $1.5 million in the year ended December 31, 1996. The increase resulted primarily from interest earned on securities we purchased and pledged to secure payment of the first four semi-annual interest payments on our senior notes due 2007.

    MINORITY INTERESTS IN INCOME OF SUBSIDIARIES.  For the year ended
December 31, 1997, our minority interests in income of subsidiaries increased $1.0 million, or 150.8%, to $1.7 million from $0.7 million in 1996. This increase was attributable to the increased income earned from our subsidiaries in established markets in which we do not own a 100% interest, which was offset by losses from subsidiaries in newly-acquired markets in which we do not own a 100% interest.

    EXTRAORDINARY EXPENSE. In 1997 and 1996, we incurred an extraordinary pretax loss of approximately $2.2 million and $0.9 million, respectively, as a result of writing off previously capitalized financing costs associated with a revolving credit facility that we refinanced in February 1997 and March 1996, respectively.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS. Our loss from discontinued operations in the year ended December 31, 1997 of $0.3 million remained constant from the year ended December 31, 1996.

    NET INCOME (LOSS). For the year ended December 31, 1997, our net loss was $16.7 million. Our net loss increased $15.3 million from $1.4 million in the year ended December 31, 1996. The increase in our net loss is primarily attributable to increased depreciation and amortization expense and interest expense resulting from our 1997 business acquisitions and related financings.

    DIVIDENDS ON PREFERRED STOCK. For the year ended December 31, 1997, our dividends on preferred stock increased $1.8 million, or 206.6%, to $2.6 million from $0.8 million in the year ended December 31 1996. This increase was primarily the result of additional dividends on our preferred stock, which was outstanding for all of 1997 but only part of 1996.

LIQUIDITY AND CAPITAL RESOURCES

    We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We depend on the cash flows of our subsidiaries to meet our obligations, including our obligations to pay interest and principal on our indebtedness, and dividends on our senior preferred stock and common stock. Our subsidiaries are separate legal entities that have no obligation to pay any amounts we owe or to make any funds available to us. The ability of our subsidiaries to distribute funds to us is and will be limited by the terms of their existing and future indebtedness, including their credit facilities.

    We have required, and will likely continue to require, substantial capital to further develop, expand and upgrade our cellular systems and and those we may acquire. We have financed our operations through cash flows from operating activities, bank debt and the sale of debt and equity securities. We had capital expenditures of $31.2 million during the first six months of 1999 and we expect our capital expenditures for the last six months of 1999 to be approximately $41.0 million, excluding acquisitions. We have budgeted approximately
$115.0 million to $120.0 million for capital expenditures in 2000. We may also require additional financing for future acquisitions and to refinance our debt at its final maturities and to meet our mandatory redemption provisions on our senior preferred stock.

    At June 30, 1999, we had a working capital deficit of $23.0 million, a ratio of current assets to current liabilities of 0.8:1 and an unrestricted cash balance of $2.9 million, which compares to working capital of $13.5 million, a ratio of current assets to current liabilities of 1.1:1 and an unrestricted cash balance of $22.3 million at December 31, 1998, and working capital of $15.9 million, a ratio of current assets to current liabilities of 1.7:1 and an unrestricted cash balance of $2.8 million at December 31, 1997.

    Our net cash provided by operating activities totaled $2.6 million for the six months ended June 30, 1999, while net cash used by operating activities totaled $2.3 million for the six months ended June 30, 1998. The increase of $4.9 million was primarily due to lower depreciation and amortization, which was partially offset by a decrease in deferred credits, an increase in current assets, a decrease in liabilities and our net loss for the period. Our net cash provided by operating activities totaled $28.0 million for 1998 compared to $6.9 million for 1997 and $5.2 million for 1996. The increase of $21.1 million from 1997 to 1998 was primarily due to lower depreciation and amortization, a decrease in current assets and an increase in liabilities, which was partially offset by our net loss for the period. The increase of $1.7 million from 1996 to 1997 was primarily due to a decrease in current assets, an increase in liabilities, lower depreciation and amortization and an increase in deferred income taxes, which was partially offset by our net loss for the period.

    Our net cash used in investing activities, which totaled $66.6 million and $193.6 million for the six months ended June 30, 1999 and June 30, 1998, respectively, related primarily to acquisitions and capital expenditures in all periods. Acquisitions and their related costs accounted for $27.3 million and $177.4 million and capital expenditures were $31.2 million and $13.9 million for the six months ended June 30, 1999 and June 30, 1998, respectively. Our cash used in investing activities, which totaled $999.1 million, $217.6 million and $43.9 million for 1998, 1997 and 1996, respectively, principally related to acquisitions and capital expenditures in all periods. Acquisitions accounted for $945.4 million, $190.7 million and $30.0 million in 1998, 1997 and 1996, respectively, and capital expenditures were $55.3 million, $17.8 million and $13.5 million in 1998, 1997 and 1996, respectively.

    Net cash provided by financing activities was $44.6 million for the six months ended June 30, 1999 compared to $202.4 million for the six months ended June 30, 1998. Financing activity sources for the six months ended June 30, 1999 consisted primarily of the issuance of $170.0 million of senior preferred stock and proceeds from long-term debt of $31.0 million, which was partially offset by the redemption of $55.0 million of our Class F and Class G preferred stock and repayments of long-term debt totaling $111.0 million. Net cash provided by financing activities was $990.6 million for 1998 compared to $212.5 million for 1997 and $38.9 million for 1996. Financing activity sources for 1998 consisted primarily of $740.0 million of proceeds from bank borrowings, the issuance of $200.0 million of Dobson/Sygnet senior notes, the issuance of $225.0 million of senior preferred stock and the issuance of $115.0 million of other preferred stock. These activities were partially offset by financing activity uses, including the purchase of $67.7 million of restricted investments to be used to fund the first six semi-annual interest payments on the Dobson/Sygnet senior notes and $62.0 million of deferred financing costs relating to new credit facilities and the financing of our acquisition of Sygnet. Proceeds from long-term debt borrowings exceeded long-term debt repayments by $768.5 million, $256.3 million and $39.4 million in 1998, 1997 and 1996, respectively.

    The minority partners in partnerships that own certain of our cellular operations receive distributions equal to their share of the profit multiplied by estimated income tax rates. Under our bank credit agreements, our minority partners are not entitled to receive any cash distributions in excess of amounts required to meet income tax obligations until all indebtedness of their respective partnerships to us is paid or extinguished.

    We have agreed to purchase approximately $65.0 million of cell site and switching equipment from Nortel Networks Corp. prior to November 2001. Of this commitment, approximately $31.8 million remained outstanding at June 30, 1999. Under another equipment supply agreement, we agreed to purchase approximately $81.0 million of cell site and switching equipment from Lucent Technologies Inc. by January 13, 2002. Of this commitment, $44.3 million remained outstanding at June 30, 1999. We expect that these purchases will be financed using funds under our credit facilities.

    We have received a commitment from Bank of America, N.A. and its affiliate, Banc of America Securities LLC, on behalf of a group of banks, to provide us with an $800.0 million credit facility, the proceeds of which will be used primarily to consolidate the indebtedness of DCOC under its $160.0 million credit facility (the "DCOC Credit Facility") and of DOC under its $250.0 million senior secured credit facility (the "DOC Credit Facility"), to pay the cash portion of certain of our pending acquisitions and to fund our expected repurchase of our outstanding $160.0 million principal amount of 11 3/4% senior notes due 2007. This new credit facility will include a $300.0 million revolving credit facility and a $500.0 million term loan facility, both of which will mature in 2007.

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
    Advances under the credit facility will bear interest, at our option, at prime rate or LIBOR plus, in each case, an additional 1.5% to 2.5% with respect to the revolving credit facility and 2.75% to 3.0% with respect to the term loan facility. Our obligations under the credit facility will be secured by a pledge of the stock of our restricted subsidiaries, and upon request by the banks, by liens on all of our assets and those of our restricted subsidiaries except FCC licenses.

    We will be required to amortize the term loan facility quarterly in amounts ranging from $25.0 million in 2001 to $125.0 million in 2007. In addition, we will be required to make prepayments of amounts received from asset sales, excess cash flows and proceeds from new borrowings or the sale of equity, other than this offering. We will have the right to prepay the credit facility in whole or in part at any time subject to the payment of certain fees.

    The new credit facility will contain a number of restrictive covenants that, among other things, will limit our ability to incur additional indebtedness, create liens and pay dividends. In addition, we will be required to maintain certain financial ratios, including a ratio of total indebtedness to EBITDA of
7.75 to 1; a ratio of EBITDA to debt service requirements of 1.15 to 1; an interest coverage ratio of at least 1.40 to 1; and a ratio of EBITDA minus capital expenditures to debt service requirements of greater than 1.10 to 1.

    Our new credit facility will replace the DCOC Credit Facility and the DOC Credit Facility. As of June 30, 1999, we had outstanding indebtedness of $100.0 million and we had no availability under the DCOC Credit Facility (which increased to $50.0 million at July 2, 1999). As of June 30, 1999, we had outstanding indebtedness of $158.0 million and we had $23.0 million of availability under the DOC Credit Facility. DCOC's obligations under the DCOC Credit Facility are secured by all existing and future assets of DCOC, and are guaranteed by DCOC's subsidiaries. The DOC Credit Facility is secured by all of DOC's stock and the stock or partnership interests of its subsidiaries and all assets of DOC and its restricted subsidiaries. The DCOC Credit Facility and the DOC Credit Facility are not secured, however, by either company's FCC licenses. Each of the DCOC Credit Facility and the DOC Credit Facility require that we maintain specified financial ratios. The failure to maintain these ratios would constitute an event of default, notwithstanding our ability to meet debt service obligations. To date, we have met the required financial ratios. The DCOC Credit Facility and the DOC Credit Facility each amortize quarterly beginning June 30, 2000 and terminate on June 30, 2006. The weighted average interest rate on the DCOC Credit Facility was 7.9% as of June 30, 1999. The weighted average interest rate on the DOC Credit Facility was 6.8% as of June 30, 1999.

    Our subsidiary, Dobson/Sygnet, is a party to a credit agreement for an aggregate of $430.0 million, consisting of a $50.0 million revolving credit facility and $380.0 million of term loan facilities. Interest on the revolving credit facility and the term loan facilities is based on a prime rate or a LIBOR formula, and has ranged between 8.35% and 8.67% since inception. As of June 30, 1999, we had $402.0 million outstanding under the Dobson/Sygnet credit facilities and we had $24.0 million of availability under the Dobson/Sygnet credit facilities.

    The average rate as of September 30, 1999 was 8.67%. The obligations under the Dobson/Sygnet credit facilities are secured by a pledge of the capital stock of Dobson/Sygnet's operating subsidiary as well as a lien on substantially all of the assets of Dobson/Sygnet and its operating subsidiary. The Dobson/Sygnet credit facilities require that Dobson/Sygnet and we maintain certain financial ratios. The failure to maintain these ratios would constitute an event of default, notwithstanding Dobson/Sygnet's ability to meet its debt service obligations. The Dobson/Sygnet credit facilities amortize quarterly beginning on December 31, 2000 and terminate on December 31, 2008. The weighted average interest rate on the Dobson/Sygnet credit facilities was 8.5% as of June 30, 1999.

    Dobson/Sygnet has outstanding $200.0 million aggregate principal amount of senior notes that mature in 2008. The Dobson/Sygnet notes bear interest at an annual rate of 12 1/4%, payable semi-annually on each June 15 and December 15, beginning June 15, 1999. The Dobson/Sygnet note indenture contains restrictive covenants that, among other things, limit our ability and that of Dobson/ Sygnet's subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger. Of the net proceeds from the sale of these notes, we used $67.7 million, to purchase securities we have pledged to secure the first six semi-annual interest payments on the notes.

    We have outstanding $160.0 million aggregate principal amount of senior notes which mature in April 2007. The senior notes bear interest at an annual rate of 11 3/4%, payable semi-annually on each April 15 and October 15. We expect to offer to repurchase all of our outstanding senior notes with funds available under our new credit facility described above.

    As of June 30, 1999, we have issued and outstanding 12 1/4% senior preferred stock and 13% senior preferred stock with aggregate liquidation values of $278.8 million and $173.5 million, respectively, including accrued stock dividends. Each of the certificates of designation for our senior preferred stock contains several restrictive covenants which may limit our ability to issue indebtedness in the future.

    We recently entered into definitive agreements to acquire the FCC licenses for, and certain assets related to, Alaska 1 RSA, Alaska 3 RSA and Michigan 3 RSA for an aggregate purchase price of $125.0 million. These acquisitions are expected to close in the first quarter of 2000. We are also a party to an agreement to purchase the FCC license for, and certain assets related to, Pennsylvania 2 RSA for $6.0 million. Because the seller's title to the Pennsylvania 2 license remains subject to administrative and judicial review the closing of that acquisition has been delayed. On October 18, 1999, the FCC issued an order, which, when final, will dismiss all outstanding claims against the seller's title. We expect this order to become final in November 1999 if none of the dismissed parties files an appeal. Pending the closing of this acquisition, we are managing and control the operation of the Pennsylvania 2 cellular market under the supervision of the seller. On June 28, 1999 we concluded our purchase of the FCC license for, and certain assets related to, Maryland 1 RSA and an unserved portion of Cumberland, Maryland MSA for $9.1 million in cash using available funds under our credit facilities. In the fourth quarter of 1999, we also acquired the FCC license for, and certain assets related to, a portion of Arizona 1 RSA for $24.0 million. Arizona 1 is located in northwestern Arizona. We have no definitive agreements with respect to any acquisitions other than our acquisitions of Alaska 1, Alaska 3, Michigan 3 and Pennsylvania 2 and the American Cellular acquisition.

    The American Cellular joint venture has obtained a commitment for a bank credit facility of $1.75 billion. After initial funding and borrowings under this credit facility to complete the American Cellular acquisition, we expect there will be approximately $75.0 million of credit availability under this facility. American Cellular has required, and will likely continue to require, substantial capital to further develop, expand and upgrade its cellular systems. American Cellular has budgeted approximately $70.0 million for capital expenditures in 2000. If American Cellular does not generate sufficient cash flows from operations or otherwise have sufficient access to capital to meet all of its debt service, capital expenditure, working capital or other operating needs, we may be required to fund our 50% share of any capital needs of the American Cellular joint venture in order to protect our substantial investment in the joint venture. See "The American Cellular Acquisition--Joint Venture Credit Facility."

    Although we cannot provide any assurance, assuming successful implementation of our strategy, including the further development of our cellular systems and significant and sustained growth in our cash flows, we believe that borrowings under our new credit facility, the net proceeds from this offering and cash flows from operations should be sufficient to allow us to consummate our pending acquisitions and are expected to be sufficient to satisfy our currently expected capital expenditures, working capital and debt service obligations. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments. We currently expect that we may have to refinance our indebtedness at their respective maturities commencing in 2006. We will also need to refinance our mandatory redemption obligations under our senior preferred stock. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of equity or debt securities. We cannot assure you that any such financing will be available on acceptable terms or at all.

EFFECT OF NEW ACCOUNTING STANDARDS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that utilize hedge accounting. Under SFAS 133, derivatives will be recorded on the balance sheet as either an asset or liability measured at their fair value, with changes in the fair value recognized in current earnings. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. Under SFAS 133, we would record an asset of $0.4 million relating to an interest rate hedge valuation at June 30, 1999. We have not determined the timing or method of adoption of SFAS 133.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. The objective of our financial risk management is to minimize the negative impact of interest rate fluctuations on our earnings and equity. In March 1999, we entered into an interest rate swap that effectively fixed the interest rate on $110.0 million of the principal outstanding amount of the Dobson/Sygnet credit facilities at approximately 5.48% plus a factor based on our leverage, approximately 8.78% at June 30, 1999. The term of the interest rate swap is 24 months. In June 1999, we entered into an interest rate cap agreement terminating on June 14, 2001. The cap agreement minimizes our interest rate exposure by setting a maximum rate of 7.50% plus a factor based on our leverage, approximately 9.50% at June 30, 1999, for $160.0 million of our indebtedness. The counterparty to each of the interest rate swap and cap are major financial institutions. Increases in interest expense relating to the interest rate hedge for the six months ended June 30, 1998 and June 30, 1999 were reflected in income and were immaterial. We did not recognize any gains or losses in 1998, 1997 or 1996 from such interest rate hedging. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

    The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair market values of our total long-term fixed rate debt and our variable-rate debt are shown in Note 15 to our consolidated financial statements. Based on our market risk sensitive instruments outstanding at December 31, 1998, we have determined that there was no material market risk exposure to our consolidated financial position, results of operations or cash flows as of such date.

IMPACT OF YEAR 2000 ISSUE

    Many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, these systems and applications may not properly recognize the year 2000 or process data that includes it, potentially causing data miscalculations, inaccuracies, operational malfunctions or failures.

    In April 1998, we established a multi-disciplined team to perform a year 2000 impact analysis. The team consists of representatives from each of our lines of business, as well as representatives from key corporate departments, and is headed by a full-time year 2000 compliance manager. The team created a year 2000 assessment methodology that brought a structured approach to the assessment and management reporting process, as well as disaster recovery approach.

    We completed an inventory of our automated systems and services and identified significant risk areas by line of business, specific compliance requirements and costs and estimated completion dates for affected systems. The services we provide are based on the systems of Regional Bell Operating Companies and other systems outside our control. We have had contact with all of the vendors of products and services that we believe are critical to our operations. Our vendors' representations pertaining to year 2000 compliance have come in writing directly to us, in contracts and by accessing year 2000 information available at their web sites. While all of our vendors have provided some type of assurance that their products will be year 2000 compliant, not all have provided us expressly with a "year 2000 compliance statement" and/or a "year 2000 warranty." Our focus with our vendors has been directed toward obtaining assurances of year 2000 compliance in the form of documented year 2000 planning and testing and third party audits, whenever available.

    We do not have large scale legacy applications used by many telecommunications providers. From an information systems standpoint, we have historically relied on outsourcing relationships for most of our business and operational support applications. Those applications that have not been outsourced to service providers have been deployed using packaged software from outside vendors. As a result, the focus of our remediation efforts is not a large scale in-house effort, but rather an identification of third party systems and services that are not currently year 2000 compliant and oversight of third party compliance efforts.

    The results of the impact analysis revealed that for most of our information systems, services and telecommunications infrastructure, year 2000 compliant versions were to be included as a part of existing maintenance and/or service agreements at no additional cost to us and were in place and tested by the end of the second quarter of 1999. All critical systems relating to call delivery, billing, accounting, payroll and customer care were fully year 2000 compliant by the end of October 1999. There are some non-critical systems that have yet to be replaced or upgraded for business reasons. While these non-critical systems do not represent a threat to the business, we will retire, upgrade or replace them by the end of 1999. The cost of upgrading or replacing those systems that were not covered by existing service or maintenance agreements was approximately $0.75 million. Our estimated upgrade costs does not include the cost of upgrading and/or replacing those non-year 2000 compliant systems that were replaced or upgraded based on non-year 2000 related business reasons.

    We will continue to analyze systems and services that utilize date-embedded codes that may experience operational problems when year 2000 is reached. We will continue communicating with third party vendors of systems software and equipment, suppliers of telecommunications capacity and equipment, roaming partners, customers and others with which we do business to coordinate year 2000 compliance. Our year 2000 contingency and business continuity plans are in development and will be completed during the fourth quarter of 1999. If we are unable to provide systems and services to our customers, because either our own systems or those of our vendors are not year 2000 compliant, our reasonably likely worst case scenario is that we would experience a reduction in our operating revenues, which could adversely affect our ability to meet our operating and financial obligations.

                               INDUSTRY OVERVIEW

    Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the commercial wireless communication industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and ESMR services. Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of subscribers for cellular, PCS and ESMR services has increased from an estimated 340,000 at the end of 1985 to over 76 million as of June 30, 1999 according to the Cellular Telecommunications Industry Association, or CTIA, an international association for the wireless industry. The following chart illustrates the annual growth in U.S. wireless communication customers for cellular, PCS and ESMR services through June 30, 1999.

                                                                                                              JUNE 30
WIRELESS INDUSTRY STATISTICS(1)               1993       1994       1995       1996       1997       1998       1999
-------------------------------             --------   --------   --------   --------   --------   --------   --------
Total service revenues (in billions)......  $ 10.9     $ 14.2     $ 19.1     $ 23.6     $ 27.5     $ 33.1     $ 19.4
Subscribers at end of period (in
  millions)...............................    16.0       24.1       33.8       44.0       55.3       69.2       76.3
Subscriber growth.........................    45.1%      50.8%      40.0%      30.4%      25.6%      25.1%      25.4%
Average monthly service revenues per
  subscriber, excluding roaming
  revenues................................  $58.74     $51.48     $47.59     $44.66     $41.12     $39.66     $39.97
Average monthly service revenues per
  subscriber, including roaming
  revenues................................  $67.13     $59.08     $54.91     $50.61     $46.11     $44.35     $44.37
Penetration at end of period..............     6.2%       9.4%      13.0%      16.3%      20.7%      25.7%      27.9%

------------------------------

SOURCE: CELLULAR TELECOMMUNICATIONS INDUSTRY ASSOCIATION.

(1) Statistics for 1993 through 1998 were as of and for the years ended December 31. Statistics for 1999 are as of and for the six months ended June 30.

    Cellular service, which operates in the 800 MHz frequency band of the radio spectrum, is currently the predominant form of commercial mobile wireless voice communications service. Cellular systems have historically been analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. However, over the last several years cellular operators have deployed digital service in most of the major metropolitan markets and in many rural and suburban areas. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This increases the capacity of the networks of cellular operators. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, caller ID, call forwarding, call waiting and more complex data transmission features, including facsimile, electronic mail, internet and data network access.

    The FCC began auctioning spectrum between 1850 to 1990 MHz in late 1994 to be used by PCS licensees to provide wireless communications services which are substantially similar to digital cellular services. PCS competes directly with existing cellular telephone, paging and specialized mobile radio services. In addition to PCS and cellular frequencies, ESMR licensees provide interconnected two-way voice and data services within a 15 MHz band of spectrum.

    Wireless communications systems are divided into multiple geographic coverage areas, known as "cells." Each cell contains a transmitter, a receiver and signaling equipment, collectively known as the "cell site." The cell site is connected by microwave or landline telephone circuits to a switch that uses computers to control the operation of the wireless systems for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system. Because the signal strength of transmission between a handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand-off" the call to another cell site where the signal strength is stronger. Cells are typically designed on a grid, although terrain factors, including natural and man-made obstructions, signal coverage patterns and capacity constraints may result in irregularly shaped cells and overlaps or gaps in coverage.

    Wireless system operators normally agree to provide service to subscribers from other compatible wireless systems who are temporarily located in or traveling through their service areas in a practice called "roaming." Agreements among system operators provide that the carrier that normally provides services to the roaming subscriber pays the serving carrier at rates prescribed by the serving carrier. Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area and necessary roaming arrangements exist. Although cellular, PCS and ESMR systems utilize similar technologies and hardware, they operate on different frequencies and use different technical and network standards. Multi-mode phones, however, make it possible in many instances for users of one type of system to roam on a different type of system outside of their service area.

    Wireless digital signal transmission is accomplished through the use of various forms of "air interface protocols." The FCC has not mandated a single national digital standard (as it did with the analog Advanced Mobile Phone System historically used in cellular systems) and, as a result, the following three distinct technologies have evolved as standards and have been deployed nationally in digital cellular and PCS systems:

    - TDMA--Time Divisional Multiple Access is the standard adopted and certified by CTIA. It is the digital standard being deployed nationally by AT&T Wireless and Southwestern Bell Mobile Systems.

    - GSM--Global System for Mobile Communications is the digital standard that originated in Europe and has been widely deployed by 1.9 GHz license holders such as VoiceStream Communications, Omnipoint Corporation, Powertel, Inc. and Aerial Communications, Inc.

    - CDMA--Code Divisional Multiple Access is a spread-spectrum technology that is predominantly being used by Sprint Corporation, AirTouch
      Communications, Inc., U S WEST and Bell Atlantic Corporation.

    GSM, TDMA and CDMA are currently incompatible with each other. However, a subscriber using a multi-mode phone may obtain service from both digital and analog systems and may also utilize both cellular and PCS services. Until digital networks become fully built-out, these multi-mode handsets are necessary for the portion of the digital subscriber base who wish to utilize wireless service in areas currently without digital coverage that utilizes their applicable digital standard.

                                    BUSINESS

OVERVIEW

    We are a leading provider of rural and suburban cellular telephone services. As of June 30, 1999, our systems covered a total population of approximately
5.8 million and we had 401,680 subscribers. On a proportionate basis, after giving effect to our expected 50% interest in American Cellular, our systems would have covered a net population of approximately 8.0 million and we would have had 589,062 subscribers as of June 30, 1999. For the six months ended
June 30, 1999, we had total revenues of $146.3 million and EBITDA of $64.6 million. On the same proportionate basis, we would have had total revenues of $202.0 million and EBITDA of $97.2 million for the six months ended June 30, 1999.

    We began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle. We have expanded our cellular operations rapidly since then, primarily through the acquisition of rural and suburban cellular systems. Since 1996, we have completed 12 acquisitions of cellular licenses and systems, increasing the total population served by our systems by approximately
5.4 million and significantly expanding the geographic scope of our operations. We believe we have been successful in integrating acquired systems into our operations.

    We believe that owning and operating a mix of rural and suburban cellular systems provides strong growth opportunities because we believe these systems currently have lower penetration rates, higher subscriber growth rates, a higher proportion of roaming revenues and less competition for subscribers than cellular systems located in larger metropolitan areas. We focus on acquiring underdeveloped cellular systems that are adjacent to major metropolitan areas, which include a high concentration of expressway corridors and tend to have a significant amount of roaming activity.

    We have a strategic relationship with AT&T Wireless, which recently became one of our stockholders. Through this relationship, we have a coast-to-coast roaming agreement that allows our customers to utilize wireless systems owned by AT&T Wireless, and customers of AT&T Wireless to utilize our cellular systems, each at favorable prices. AT&T Wireless customers accounted for approximately 35% of our roaming revenues, or approximately 15% of our total revenues, in the six months ended June 30, 1999. We also have roaming agreements with AirTouch, Southwestern Bell Mobile Systems and other leading wireless providers.

    We and AT&T Wireless have entered into an equally-owned joint venture to acquire American Cellular for approximately $2.3 billion, before expenses. American Cellular is one of the largest independent rural cellular telephone operators in the United States. As of June 30, 1999, American Cellular's systems covered a total population of approximately 4.9 million, and it had 374,764 subscribers, primarily in rural areas of the midwestern and eastern United States. Following completion of this acquisition, we will operate American Cellular's systems. American Cellular's management organization, billing system, network infrastructure and marketing programs are substantially similar to ours. The closing of this offering is not contingent on the completion of the American Cellular acquisition, which we expect to occur in the first quarter of 2000.

OTHER PENDING ACQUISITIONS

    In addition to the American Cellular acquisition, we recently acquired the FCC license for, and certain assets related to, a portion of Arizona 1 RSA and entered into definitive agreements to acquire the FCC licenses for, and certain assets related to, Alaska 1 RSA, Alaska 3 RSA and Michigan 3 RSA. Each acquisition is subject to FCC approval, compliance with requirements of the Hart-Scott-Rodino Act and customary closing conditions. The following is a summary of each acquisition:

    ARIZONA 1 RSA. Subsequent to June 30, 1999, we entered into an agreement to purchase the southern portion of Arizona 1 for $24.0 million. Our portion of Arizona 1 is located in northwestern Arizona. The Arizona 1 market area had a total population of approximately 135,000 as of June 30, 1999. Our acquisition of Arizona 1 closed in the third quarter of 1999.

    ALASKA 1 RSA. On October 6, 1999, we entered into an agreement to purchase Alaska 1 for $16.0 million, subject to adjustment. Alaska 1 is located in central Alaska from the western coastline to the eastern border with Canada. The Alaska 1 market area, which includes Fairbanks, had a total population of approximately 128,000 as of June 30, 1999. Our acquisition of Alaska 1 is expected to close in the first quarter of 2000. We are managing this system pending its closing under the supervision and control of the seller.

    ALASKA 3 RSA. On September 30, 1999, we entered into an agreement to purchase Alaska 3 for $12.0 million, subject to adjustment. Alaska 3 is located in the southeastern corner of the state. The Alaska 3 market area, which includes Juneau and Ketchikan, had a total population of approximately 70,000 as of June 30, 1999. Our acquisition of Alaska 3 is expected to close in the first quarter of 2000. We are managing this system pending the closing under the supervision and control of the seller.

    MICHIGAN 3 RSA. On October 25, 1999, we entered into an agreement to purchase Michigan 3 for $97.0 million, subject to adjustment. Michigan 3 is located in northwestern Michigan. The Michigan 3 market area, which includes Traverse City and Petoskey, had a total population of approximately 165,700 as of June 30, 1999. Our acquisition of Michigan 3 is expected to close in the first quarter of 2000.

    PENNSYLVANIA 2 RSA. We are also a party to agreements to purchase the FCC license for, and certain assets related to, Pennsylvania 2 RSA for $6.0 million. Because the seller's title to its cellular license remains subject to administrative and judicial review the closing of this acquisition has been delayed. On October 18, 1999, the FCC issued an order that, when final, will dismiss any and all claims made against the seller's title to the license. We expect this order to become final in November 1999 if none of the dismissed parties files an appeal of the FCC order. Pending the closing or finalization of the order, we are managing and control the operation of this market under the supervision and control of the seller. As a result, we include the population and subscriber data related to this market in our population and subscriber data in our Eastern Region. As of June 30, 199, the Pennsylvania 2 RSA had a total population of 90,000.

COMPETITIVE STRENGTHS

    We believe that our competitive strengths are:

    - ESTABLISHED OPERATING HISTORY IN RURAL AND SUBURBAN MARKETS. We began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle and since then have rapidly expanded our cellular operations to include systems in rural and suburban markets covering a total population of 5.8 million as of June 30, 1999. We believe that during this time we have gained substantial experience as an operator of cellular systems in rural and suburban markets.

    - PROVEN ACQUISITION AND INTEGRATION CAPABILITIES. Since 1996 we have successfully completed 12 acquisitions of cellular licenses and systems, significantly expanding the geographic scope of our operations and increasing our total subscribers from 26,614 as of December 31, 1995 to 352,005 as of December 31, 1998. We have grown our revenues from $26.9 million for the year ended December 31, 1996 to $140.0 million for the year ended December 31, 1998 and during the same period our EBITDA increased from $9.9 million to $50.0 million. On December 23, 1998 we acquired Sygnet, which increased the total population covered by our cellular systems by 2.3 million. We substantially completed the integration of Sygnet's systems and operations by the end of June 1999, and since closing the Sygnet acquisition have increased the number of our subscribers in the Sygnet markets from 178,751 to 199,457 as of June 30, 1999, an 11.6% increase.

    - STRATEGIC RELATIONSHIP WITH AT&T WIRELESS. We have a strategic relationship with AT&T Wireless, which recently became one of our stockholders. Through this relationship, we have a coast-to-coast roaming agreement that enables our customers to use AT&T Wireless's wireless systems, and AT&T Wireless's customers to use our cellular systems, each at favorable rates. AT&T Wireless customers accounted for approximately 35% of our roaming revenues, or approximately 15% of our total revenues, in the six months ended June 30, 1999. In addition, we and AT&T have entered into an equally-owned joint venture to acquire American Cellular for approximately $2.3 billion, which has further expanded the scope of our relationship with AT&T.

    - EXPERIENCED MANAGEMENT TEAM. We have an experienced management team. Both Everett R. Dobson, our Chairman of the Board, President and Chief Executive Officer and G. Edward Evans, our President of our cellular subsidiaries, have substantial experience in the wireless communications industry and both are actively involved in CTIA, the leading cellular industry association.

    - ABILITY TO OFFER A VARIETY OF DIGITAL SERVICES, INCLUDING DIGITAL VOICE SERVICES, TO APPROXIMATELY 85% OF OUR COVERED POPULATION. We have upgraded approximately 85% of our cellular network to digital technology, which both enhances our attractiveness as a roaming partner to PCS and other cellular providers and provides increased services to our current subscribers, including digital voice services.

STRATEGY

    We have developed organizational, marketing and operational programs designed to increase the number and retention of our subscribers, promote superior customer service, control subscriber acquisition costs and enhance operating cash flow in our markets. We intend to apply these programs to the properties we acquire, including American Cellular.

    Our strategy is to capitalize on our competitive strengths and acquire, develop and operate rural and suburban cellular systems. The principal elements of our strategy include:

    - CONTINUE TO GROW THROUGH DISCIPLINED ACQUISITIONS. We intend to acquire additional cellular operations in RSAs and smaller MSAs that:

           - have attractive demographics and growth trends;

           - have a favorable competitive environment;

           - are located adjacent to major metropolitan areas;

           - include a high concentration of expressway corridors that have a significant amount of roaming activity; and

           - have the potential to further develop strategic relationships with operators of neighboring wireless systems and the ability to offer service under a leading brand name.

    - INTEGRATE ACQUIRED OPERATIONS. We intend to integrate the operations of cellular systems we acquire, including American Cellular, with our existing operations to achieve economies of scale. We believe that these increased efficiencies will come from the consolidation and centralized control of pricing, customer service and marketing, system design, engineering, purchasing, financial and administrative functions and billing functions. We expect to consolidate American Cellular's call service centers and one or more of our call centers. We intend to use our increased leverage in negotiating prices and services from third party service providers and equipment vendors.

    - CONTINUE TO INCREASE SYSTEM CAPACITY AND COVERAGE AND FURTHER UPGRADE OUR SYSTEMS THROUGH THE IMPLEMENTATION OF ADVANCED TECHNOLOGY. We believe that increasing capacity and upgrading our systems will attract additional subscribers, increase the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of our network. Approximately 85% of our systems utilize digital technology and we intend to upgrade our remaining cellular systems with digital technology to enable us to increase roaming, serve the increasing number of digital cellular subscribers and PCS subscribers with multimode phones, and provide value-added, high margin, enhanced capabilities, including caller ID, longer battery life and zone billing.

    - EXPAND STRATEGIC RELATIONSHIPS. We intend to maintain and expand strategic relationships with operators of wireless systems in major MSAs near our cellular systems. These relationships include roaming agreements that allow our subscribers to use the wireless systems of operators in neighboring MSAs and RSAs at favorable rates. Under these agreements, similar benefits are available to the MSA operators' subscribers roaming in our areas. In addition, we deploy digital technology in our system area that is the same as that selected by our roaming partners in the neighboring MSA. We also market our cellular products and services under the predominant brand name used in neighboring MSAs. These brand names include CELLULAR ONE-Registered Trademark- and AIRTOUCH-TM-CELLULAR-Registered Trademark-. We believe these strategic relationships and agreements enable us to increase our roaming revenues, offer our subscribers larger "home rate" areas and leverage the recognized brand names of our roaming partners and their extensive marketing efforts.

    - AGGRESSIVELY MARKET AND PROMOTE OUR CELLULAR SERVICES IN OUR LOCAL MARKETS. Our marketing objective is to continue to distinguish ourself in our markets as the leading cellular services provider by stressing our service quality, local sales presence and commitment to the community. Our sales efforts are conducted primarily through our retail outlets and our direct sales force and, to a lesser extent, through independent agents. Our local management teams have day-to-day operating authority with the flexibility to respond to individual market requirements. Their presence fosters a strong sense of customer service and community spirit. In addition, we believe that our marketing and customer service functions are more effective when tailored to the local market population.

    - USE HIGHLY TARGETED SALES EFFORTS. We seek to attract subscribers who we believe are likely to generate high monthly revenues and low churn rates. Local management conducts market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of our cellular services.

    - PROVIDE SUPERIOR CUSTOMER SERVICE. We intend to maintain a high level of customer satisfaction through a variety of techniques, including the maintenance of 24-hour customer service. We support local customer service through our direct sales force, our retail stores and regional customer service centers. The regional presence of our call centers enhances our knowledge of local markets, which improves our ability to provide customer service, credit and collection and order activation.

MARKETS AND SYSTEMS

    The following table sets forth information with respect to our existing cellular markets as of June 30, 1999 . Net population represents total population less minority ownership interests in our licenses. We determine market penetration by dividing total subscribers in each of our FCC cellular licensed areas at the end of the period by the estimated total population covered by the applicable cellular license or authorization.

                                                          TOTAL         NET          TOTAL        MARKET        DATE
                                                        POPULATION   POPULATION   SUBSCRIBERS   PENETRATION   ACQUIRED
                                                        ----------   ----------   -----------   -----------   --------
DOBSON
NORTHERN REGION
  Youngstown (Youngstown, OH MSA, Sharon, PA MSA and
    OH 11 RSA)........................................     725,700      725,700                                 1998
  OH 2 RSA............................................     262,100      262,100                                 1999
  Erie (Erie, PA MSA).................................     280,600      280,600                                 1998
  PA (PA 1, 2, 6 and 7 RSAs ).........................     880,100      880,100                                 1998
  NY 3 RSA............................................     485,200      485,200                                 1998
                                                        ----------   ----------
    Total.............................................   2,633,700    2,633,700     212,582          8.1%
                                                        ----------   ----------     -------
CENTRAL REGION
  Northwest OK (Enid, OK MSA and OK
    2 RSA)............................................     105,100      105,100                                 1991
  OK 5 and 7 RSAs.....................................     148,500       95,634                                 1989
  TX 2 RSA............................................      88,500       53,985                                 1989
  KS/MO (KS 5 RSAs, MO 1, 4 and 5 RSAs)...............     246,500      246,500                                 1996
  TX 16 RSA...........................................     334,000      334,000                                 1998
  TX 10 RSA...........................................     318,000      318,000                                 1998
                                                        ----------   ----------
    Total.............................................   1,240,600    1,153,219      61,706          5.0%
                                                        ----------   ----------     -------
WESTERN REGION
  AZ 5 RSA............................................     179,848      134,886                                 1997
  CA 7 RSA............................................     149,300      149,300                                 1998
  CA 4 RSA............................................     377,300      377,300                                 1998
  Santa Cruz, CA MSA..................................     245,600      213,426                                 1998
                                                        ----------   ----------
    Total.............................................     952,048      874,912      57,105          6.0%
                                                        ----------   ----------     -------
EASTERN REGION
  West MD (Cumberland, MD MSA, Hagerstown, MD MSA,
    MD 1 and 3 RSAs, and PA 10 West RSA)..............     497,400      497,400                                 1997
  East MD (MD 2 RSA)..................................     453,700      453,700                                 1997
                                                        ----------   ----------
    Total.............................................     951,100      951,100      70,287          7.4%
                                                        ----------   ----------     -------
        Total--Dobson regions combined................   5,777,448    5,612,931     401,680          7.0%
                                                        ==========   ==========     =======

    We have the contractual right to acquire the license for, and certain assets related to, Pennsylvania 2 RSA and we currently control and are managing the operation of this market for the seller pending the closing of the acquisition. As a result, we include the population and subscriber data related to this market in our population and subscriber data in our Eastern Region. As of June 30, 1999, the Pennsylvania 2 RSA had a total population of approximately 90,000. In addition to our pending acquisition of Pennsylvania 2 RSA and American Cellular, we have pending acquisitions that, if completed, would have increased the total population served by our cellular systems by approximately
0.5 million as of June 30, 1999.

    The following table sets forth information as of June 30, 1999 with respect to American Cellular's existing cellular markets.

                                                          TOTAL         NET          TOTAL        MARKET        DATE
                                                        POPULATION   POPULATION   SUBSCRIBERS   PENETRATION   ACQUIRED
                                                        ----------   ----------   -----------   -----------   --------
AMERICAN CELLULAR
UPPER MIDWEST REGION
  Duluth MSA/MN 4 RSA/WI 2 RSA........................     282,000      282,000                                 1994
  Eau Claire MSA/WI 2 RSA.............................     174,000      168,140                                 1994
  Wausau MSA/WI 6A RSA................................     157,000      151,957                                 1995
  MN 2A RSA...........................................      39,000       39,000                                 1995
  MN 3 RSA............................................      61,000       61,000                                 1994
  MN 5 RSA............................................     209,000      209,000                                 1995
  MN 6 RSA............................................     233,000      233,000                                 1994
  WI 1 RSA............................................     114,000      114,000                                 1994
  WI 3 RSA/WI 2 RSA...................................     175,000      175,000                                 1994
  WI 4 RSA............................................     122,000      122,000                                 1997
  WI 5 RSA............................................      83,000       83,000                                 1997
  MI 1 RSA............................................     207,000      207,000                                 1995
                                                        ----------   ----------
    Total.............................................   1,856,000    1,845,097     152,327          8.2%
                                                        ----------   ----------     -------
NY REGION
  Orange County NY MSA................................     328,000      328,000                                 1996
  Poughkeepsie NY MSA.................................     273,000      260,988                                 1996
  NY 5 RSA............................................     376,000      376,000                                 1995
  NY 6 RSA............................................     113,000      113,000                                 1996
                                                        ----------   ----------
    Total.............................................   1,090,000    1,077,988      94,654          8.7%
                                                        ----------   ----------     -------
KY REGION
  KY 4 RSA............................................     259,000      259,000                                 1997
  KY 5 RSA............................................     161,000      161,000                                 1997
  KY 6 RSA............................................     270,000      270,000                                 1997
  KY 8 RSA............................................     120,000      120,000                                 1997
  TN 4 RSA............................................     274,000      274,000                                 1998
                                                        ----------   ----------
    Total.............................................   1,084,000    1,084,000      70,392          6.5%
                                                        ----------   ----------     -------
MID-ATLANTIC REGION
  OH 7 RSA/OH 10A RSA.................................     324,000      260,000                                 1995
  PA 9 RSA............................................     187,000      187,000                                 1996
  WV 2 RSA............................................      79,000       79,000                                 1995
  WV 3 RSA............................................     272,000      272,000                                 1996
                                                        ----------   ----------
    Total.............................................     862,000      862,000      57,391          6.7%
                                                        ----------   ----------     -------
      Total--American Cellular regions combined.......   4,892,000    4,869,085     374,764          7.7%
                                                        ==========   ==========     =======

CELLULAR OPERATIONS--DOBSON COMMUNICATIONS

PRODUCTS AND SERVICES

    We provide a variety of cellular services and products designed to address a range of business and personal needs. In addition to mobile voice and data transmission, we offer ancillary services such as call forwarding, call waiting, three-party conference calling, voice message storage and retrieval and no-answer transfer. The nature of the services we offer varies depending upon market area. We also sell cellular equipment at discount prices and use free phone promotions as a way to encourage use of our mobile services. We offer cellular service for a fixed monthly access fee accompanied by varying allotments of unbilled or "free" minutes, plus additional variable charges per minute of use and for custom calling features. We offer longer-term pricing programs under single year and, to a lesser extent, multi-year service contracts. Unlike some of our competitors, we design rate plans on a market-by-market basis. Our local general managers generally have the authority to initiate and modify rate plans, depending upon the market and competitive conditions. Generally, these rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan.

CUSTOMER SERVICE

    Customer service is an essential element of our marketing and operating philosophies. We are committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of our cellular service areas, we maintain installation and repair facilities and a local staff, including a market manager and customer service, technical and sales representatives. In each of our cellular service areas, we handle our own customer-related functions, such as customer activations, account adjustments and rate plan changes. We believe our local offices and installation and repair facilities enhance our knowledge of local markets and enable us to better serve customers, schedule installations and make repairs. Through the use of centralized monitoring equipment, we are able to centrally monitor the technical performance of our cellular service areas.

    In addition, our customers generally are able to report cellular telephone service or account problems 24 hours a day to our regional customer service centers located in Oklahoma City, Oklahoma and Frederick, Maryland on a toll-free access number with no airtime charge. We believe that our emphasis on customer service affords us a competitive advantage over our larger competitors. We contact our subscribers frequently in order to evaluate and measure, on an ongoing basis, the quality and competitiveness of our services.

SALES, MARKETING AND DISTRIBUTION

    We focus our marketing program on attracting subscribers who we believe are likely to generate high monthly revenues and low churn rates. We undertake extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of our cellular service. We have established marketing alliances with neighboring cellular systems to create larger home rate areas in order to increase our roaming revenues and to attract new subscribers. We market our service offerings primarily through our direct sales force and company-owned retail stores. We also use a network of dealers and other agents, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, our marketing team continuously evaluates other, less traditional, methods of distributing our services and products, such as targeted telemarketing and direct mail programs.

    We market our cellular products and services under national brand names and, in selected markets, our own brand name. The service mark we select for use in each of our markets depends, to a large extent, upon the service mark used by the principal cellular operator in the neighboring MSAs.

    We train and compensate our sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. We believe that our direct sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, we motivate our direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, we believe that our use of a direct sales force keeps marketing costs low both directly, because commissions are lower, and indirectly, because subscriber retention is higher than when we use independent agents. We had approximately 310 direct sales agents as of June 30, 1999.

    We believe that our after-sale telemarketing program, which include courtesy calls to our new customers and is conducted by our sales force and customer service personnel, helps to reduce our churn rates. This program enhances customer loyalty and allows our sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

    We operated 125 retail outlets as of June 30, 1999. Our retail stores range in size from 420 square feet to 6,400 square feet. Each of our retail stores is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. Our stores provide subscriber-friendly retail environments, including extended hours, a large selection of products and services, an expert sales staff and convenient locations, which are designed to make the sales process quick and easy for the subscriber.

ROAMING

    We believe that regional roaming is an important service component for many subscribers. Accordingly, where possible, we attempt to arrange roaming agreements that allow customers to roam at competitive prices. We believe this increases usage on all cellular systems, including our own. We focus on systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors, which tend to have a significant amount of roaming activity. The following table lists our principal roaming partners in each of our cellular markets:

CELLULAR MARKETS                        PRINCIPAL CELLULAR ROAMING PARTNERS
----------------                       -------------------------------------

Northern Region......................  AirTouch
                                       AT&T Wireless
                                       Southwestern Bell Mobile
Central Region.......................  AirTouch
                                       AT&T Wireless
                                       Houston Cellular
                                       Southwestern Bell Mobile
                                       U.S. Cellular

Western Region.......................  AirTouch
                                       AT&T Wireless
                                       Bay Area Cellular

Eastern Region.......................  AT&T Wireless
                                       Southwestern Bell Mobile

    Our largest roaming partner is AT&T Wireless. For the six months ened
June 30, 1999, AT&T Wireless' customers accounted for 35% of our roaming revenues, or 15% of our total operating revenues. Under our roaming agreement with AT&T Wireless, we and AT&T Wireless charge each other favorable roaming rates for each of our respective markets. This rate will decrease over time. The agreement provides for the maintenance by us of certain call features and related services to roaming customers, such as call waiting, call forwarding, three-way calling, caller ID and voice mail. The roaming agreement may be terminated or suspended by either party if the FCC revokes a license covering a material portion of our or AT&T Wireless's markets, either party fails to control subscriber fraud, either party fails to adhere to system technical requirements and upgrades or either party breaches any of the material terms of the roaming agreement. The agreement expires in January 2003.

    We also have agreements with the North American Cellular Network, or NACN. NACN is the largest wireless telephone network system in the world linking cellular operators throughout the United States and Canada and enabling customers to use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers are able to receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and Canada. In addition, NACN enables special services such as call forwarding and call waiting to automatically follow subscribers as they travel.

SYSTEM DEVELOPMENT AND TECHNOLOGY

    SYSTEM DEVELOPMENT. We develop or build out our cellular service areas in response to projected subscriber demand and competitive factors by adding channels to existing cell sites and by building new cell sites to increase capacity with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. We develop projected subscriber demand for each cellular service area on a cell-by-cell basis. In January 1998, we entered into an agreement with Lucent Technologies Inc. to purchase 300 cell sites, two switches and related hardware and software for approximately $81.0 million over a four year period. We estimate our aggregate remaining commitment under this agreement as of June 30, 1999 was approximately $44.3 million. We are also a party to another equipment supply agreement with

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
Nortel to purchase approximately $65.0 million of cell site and switching equipment through the period ending in November 2001. We estimate our aggregrate remaining commitment under this agreement as of June 30, 1999 was approximately $31.8 million.

    We expect our cell site expansion to enable us to continue to add and retain subscribers, enhance subscriber use of our systems, increase roaming traffic due to the larger geographic area covered by our cellular network and further enhance the overall efficiency of our cellular network. We believe that the increased cellular coverage will have a positive impact on market penetration and subscriber usage.

    DIGITAL TECHNOLOGY. We use two basic protocols in our digital networks. Our primary digital technology or protocol is TDMA, which divides each channel into three subchannels providing service to three users instead of one. Our other digital technology or protocol is CDMA, which converts analog signals into digital for transmission over our cellular network. Our digital services include digital voice channels, short messaging services, message writing indication and caller ID services.

    Approximately 85% of our systems currently utilize digital technology. We match the digital protocols of our markets to those used by our roaming partners in adjoining markets. The following table reflects the digital technology currently used by us in each of our cellular markets.

                                                                            STATUS/EXPECTED
CELLULAR MARKET                                  DIGITAL TECHNOLOGY         COMPLETION DATE
---------------                              --------------------------   -------------------
NORTHERN REGION:
  Youngstown...............................  analog/TDMA IS-136           Completed
  Erie.....................................  analog/TDMA IS-136           Completed
  New York.................................  analog/TDMA IS-136           Completed
  Pennsylvania.............................  analog/TDMA IS-136           Completed
  Ohio 2...................................  analog/TDMA IS-136           Completed
                                             and analog/CDMA              First quarter 2000
CENTRAL REGION:
  Oklahoma 5 and 7.........................  analog/TDMA IS-136           Completed
  Texas Panhandle..........................  analog/TDMA IS-136           Completed
  Northwest Oklahoma.......................  analog/TDMA IS-136           Completed
  Texas 10.................................  analog/TDMA IS-136           Completed
  Texas 16.................................  analog/TDMA IS-136           Completed
  Kansas/Missouri..........................  analog/TDMA IS-136           First quarter 2000
WESTERN REGION:
  Arizona 5................................  analog/CDMA                  Completed
  California 7.............................  analog/CDMA                  Second quarter 2000
  California 4.............................  analog/TDMA IS-136           Fourth quarter 1999
  Santa Cruz...............................  analog/TDMA IS-136           Completed
EASTERN REGION:
  East Maryland............................  analog/TDMA IS-136           Completed
  West Maryland............................  analog/TDMA IS-136           Completed

    INFORMATION SYSTEMS. H.O. Systems, Inc. provides the billing function for most of our cellular operations. Proprietary software furnished by H.O. Systems serves all functions of billing for corporate and retail locations. All administrative and customer maintenance functions are handled in-house.
H.O. Systems prints and processes all of our customer invoices. H.O. Systems' software is in place and functioning in our Western Region markets and we expect to have fully implemented the H.O. Systems' software throughout our remaining regions by the end of the fourth quarter of 1999. We use software that compliments this billing system, allowing the use of credit, collection and switch interfaces.

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
SERVICE MARKS

    We own the service mark Dobson Cellular-TM-, which we use in our cellular telephone systems in western Oklahoma and the Texas Panhandle. While we have not attempted to federally register the brand name "Dobson Cellular," we believe that our prior use of this brand name in the limited areas where it is used will enable us to effectively police against any infringing uses of our brand name.

    The following table sets forth the brand names used by us for products and services in each of our cellular markets:

CELLULAR MARKET                                             SERVICE MARK
---------------                                  -----------------------------------
Northern Region................................  CELLULAR ONE-Registered Trademark-
                                                 AIRTOUCH-TM-
                                                 CELLULAR-Registered Trademark-
Central Region.................................  Dobson Cellular-TM-
                                                 CELLULAR ONE-Registered Trademark-
Western Region.................................  CELLULAR ONE-Registered Trademark-
                                                 AIRTOUCH-TM-
                                                 CELLULAR-Registered Trademark-
Eastern Region.................................  CELLULAR ONE-Registered Trademark-

    CELLULAR ONE-Registered Trademark- is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems and Cellular One
Development, Inc., a subsidiary of AT&T Wireless. We use the CELLULAR ONE-Registered Trademark- service mark to identify and promote our cellular telephone service pursuant to licensing agreements with Cellular One Group. We believe we obtain substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside of our service areas and with potential new subscribers moving into our service areas. Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require us to provide high-quality cellular telephone service to our customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the licensor. The licensing agreements have original five-year terms that begin expiring in 2000 and may be renewed at our option, subject to the satisfaction of certain operating standards, for two additional five-year terms.

    AIRTOUCH-TM- CELLULAR-Registered Trademark- is a registered service mark licensed by Vodafone AirTouch. Our right to use the service mark is non-exclusive and non-transferrable. The licensing agreement for the AIRTOUCH-TM- CELLULAR-Registered Trademark- service mark requires us to provide high-quality cellular telephone service to our customers and to otherwise maintain reasonable standards set by Vodafone AirTouch. The licensing agreement is for an initial term of 20 years with automatic extensions for additional five-year periods.

CELLULAR OPERATIONS--AMERICAN CELLULAR

    American Cellular is one of the largest independent rural cellular telephone operators in the United States. At June 30, 1999, American Cellular's systems covered a total population of approximately 4.9 million and it had 374,764 subscribers, primarily in rural areas of the midwestern and eastern United States. American Cellular has concentrated its recent efforts on creating an integrated network of cellular systems in its operating regions. American Cellular operates four regions of cellular systems in New York, Kentucky and the Upper Midwest and Mid-Atlantic regions as well as certain other markets and has a number of other minority interests. American Cellular markets all of its cellular products and services under the CELLULAR ONE-Registered Trademark-brand name for its cellular systems. American Cellular offers digital voice services in approximately 50% of its cellular systems and expects to convert the remainder of its systems by the second quarter of 2000. American Cellular's management, organization, billing system, network infrastructure and working programs are substantially similar to ours.

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
    The majority of American Cellular's systems are in the early stages of their growth cycle and, we believe, afford significant opportunities for improvements in performance, particularly with respect to rates of penetration and churn. There can be no assurances, however, that we, as the operator of these systems under our joint venture with AT&T Wireless, will be able to achieve or maintain such improvements.

EMPLOYEES AND AGENTS

    As of June 30, 1999, we had approximately 1,020 employees. In addition, as of that date, we had agreements with approximately 310 independent sales agents, including car dealerships, electronics stores, paging service companies and independent contractors. None of our employees is represented by a labor organization, and we consider our employee relations to be good.

PROPERTIES

    We maintain our corporate headquarters in Oklahoma City, Oklahoma. We lease approximately 24,600 square feet at a monthly rental of approximately $19,000. As of June 30, 1999, our cellular operations leased 125 sales and administrative offices at aggregate annual rentals of approximately $3.4 million. We review these leases from time to time and may, in the future, lease or acquire new facilities as needed. We expect to lease or purchase additional sales and administrative office spaces in connection with our pending acquisitions. We do not anticipate encountering any material difficulties in meeting our future needs for leased space. We also owned and leased approximately 447 cell sites as of June 30, 1999.

COMPETITION

    We compete with various companies in each of our markets. The following table lists the principal competitors in each of our cellular markets:

                  CELLULAR MARKET                     PRINCIPAL COMPETITORS
---------------------------------------------------  ------------------------
Northern Region....................................  ALLTEL
                                                     Bell Atlantic Mobile
                                                     Frontier Cellular
                                                     GTE Wireless
Central Region.....................................  ALLTEL
                                                     AT&T Wireless
                                                     Chariton Cellular
                                                     GTE Wireless
                                                     Kansas Cellular
                                                     Pioneer Cellular
                                                     Southwestern Bell Mobile
                                                     Western Wireless
Western Region.....................................  Bell Atlantic Mobile
                                                     Centennial Cellular
                                                     Citizens Mojave Cellular
                                                     GTE Wireless
                                                     Nextel
                                                     Sprint PCS
Eastern Region.....................................  Bell Atlantic Mobile
                                                     Nextel
                                                     Sprint PCS
                                                     U.S. Cellular

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
    The telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. Accordingly, we expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services. Many of our competitors have been operating for a number of years, operate nationwide systems, currently serve a substantial subscriber base and have significantly greater financial, personnel, technical, marketing, sales and distribution resources than we do. Some competitors are expected to market other services, such as long distance, landline local exchange and internet access service, with their cellular telecommunication service offerings.

    We compete primarily against one other facilities-based cellular carrier in each of our cellular markets. We also compete with PCS and ESMR providers. We compete for customers based principally upon price, the services and enhancements offered, the quality of our cellular system, customer service, system coverage and capacity. This competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced cellular operators that may be able to offer consumers certain network advantages.

    We also face, to a lesser extent, competition from mobile satellite service providers, as well as from resellers of these services and cellular service. In the future, we may also compete more directly with traditional landline telephone service providers. Recently, the FCC created potential sources of new competition by auctioning additional PCS licenses, as well as licenses for wireless communications services, local multipoint distribution service and 220 to 222 MHz service. Further, the FCC has announced plans to auction licenses in the general wireless communnications services and 39 GHz Services, and has allocated spectrum in the 700 MHz band that may be licensed for mobile use. Continuing technological advances in telecommunications make it impossible to predict the extent of future competition. However, due to the depth and breadth of these competitive services offered by operators using these other technologies, future competition from these operators could be intense.

REGULATION

OVERVIEW

    The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. The enactment of the Telecommunications Act of 1996, or the Telecommunications Act, has had an impact on many aspects of this regulation. In addition, this regulation is currently the subject of administrative rulemakings and judicial proceedings that are significant to us. The following is a summary of the federal laws and regulations that materially affect the wireless telecommunications industry, in general, and us, in particular, and a description of applicable certain state laws. This section does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry.

FEDERAL REGULATION

    The licensing, construction, modification, operation, ownership and acquisition of cellular telephone systems are subject to regulations and policies of the FCC under the Communications Act of 1934, as amended. The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate cellular communications systems, applications to transfer control of or assign cellular licenses and technical and operational standards for the operation of cellular systems (such as maximum power and antenna height).

    The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprised of 306 MSAs and 428 RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal 25 MHz blocks and designated as wireline and non-wireline. Apart from the different frequency blocks, there is no technical difference between wireline and non-wireline cellular systems and the operational requirements imposed on each by the FCC are the same. Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the Cellular Geographic Service Area, or "CGSA." The CGSA may conform exactly with the boundaries of the FCC designated MSA or RSA, or it may be smaller if a licensee has chosen not to provide services to certain areas. A cellular licensee has the exclusive right to expand its CGSA boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's initial construction permit. At the end of this five-year build-out period, however, other entities may apply to serve portions of the MSA or RSA, of at least 50 square miles, in areas outside the licensee's then designated CGSA. The five year build-out period has expired for most licensees and the FCC has granted several "unserved area" applications filed by parties other than the original MSA or RSA licensee. No entity may, directly or indirectly, own a controlling interest in, or otherwise have the ability to control, both systems. The FCC may prohibit or impose conditions on transfers of licenses. In addition, under FCC rules, no person or entity may have an attributable interest, as defined in FCC rules, in a total of more than 45 MHz of licensed broadband PCS, cellular and ESMR spectrum, regulated as Commercial Mobile Radio Services, or CMRS, with significant overlap in any geographic area except in RSAs, where a total of 55MHz is lawful.

    The FCC recently amended the ownership attribution rules to allow for somewhat more ownership overlap. Significant overlap will occur when at least 10% of the 1990 census population of the PCS licensed service area is within the CGSA, as defined below, and/or the ESMR service area. Ownership limits on overlapping cellular licensees were recently amended so that a party with a controlling interest or otherwise attributable interest in a cellular licensee may have a direct or indirect ownership interest of up to 5% in another cellular licensee in overlapping CGSAs, and a party may have a direct or indirect ownership interest of up to 20% in both cellular licensees in overlapping CGSAs so long as neither interest is a controlling interest.

    Cellular service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. We are obligated to pay annual regulatory fees and assessments to support the FCC's regulation of its cellular operations, as well as fees necessary to support federal universal service programs, number portability regional database costs, centralized administration of telephone numbering, telecommunications relay service, or TRS, for the hearing-impaired and application filing fees.

    The Communications Act requires prior FCC approval for substantive, non proforma transfers or assignments to or from us of a controlling interest in any license or construction permit, or any rights thereunder. Although we cannot assure you that the FCC will approve or timely act upon any future requests for approval of applications that we file, we have no reason to believe that the FCC would not approve or grant such requests or applications in due course.

    The FCC also regulates a number of other aspects of the cellular business. For example, the FCC regulates cellular resale practices and currently also applies such cellular resale requirements to A and B Block (and A/B Block controlled) broadband PCS and ESMR licensees. These cellular, PCS and ESMR providers may not restrict any customer's resale of their services or unreasonably discriminate against resellers of their services. All resale obligations for cellular, broadband PCS and ESMR operators will terminate on November 24, 2002. Moreover, federal legislation enacted in 1993 requires the FCC to reduce the disparities in the regulatory treatment of similar mobile services, such as cellular, PCS and ESMR. Under this regulatory structure, all of our cellular licenses are classified as

CMRS. As a CMRS provider, the FCC regulates us as a common carrier. The FCC, however, has exempted cellular services from some typical common carrier regulations, such as tariff filings.

    The FCC has also adopted requirements for cellular and other CMRS providers to implement basic and enhanced 911 services. These services provide emergency service providers with the ability to better identify and locate callers using wireless services, including callers using special devices for the hearing impaired. Our obligations to implement these services is scheduled to occur in several stages, with the final stage beginning October 2001, but the FCC is currently considering changes to these requirements. Legislation recently signed into law may limit our liability relative to incompleted 911 calls. Federal law also requires cellular and PCS carriers to provide law enforcement agencies with capacity to support lawful wiretaps by March 12, 2001 and technical capabilities for wiretaps beginning June 30, 2000 and to comply with wiretap-related record-keeping and personnel-related obligations. These wireless 911 and law enforcement wiretap requirements may create additional capital obligations for us to make necessary system changes.

    In addition, the FCC regulates the ancillary service offerings that cellular and PCS licensees can provide and permits cellular, broadband PCS, paging and ESMR licensees to offer fixed services on a co-primary basis along with mobile services. This rule change may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband PCS and ESMR licensees, although the extent of lawful state regulation of such "wireless local loop" service is undetermined. In this regard, the FCC has also adopted telephone number portability rules for local exchange carriers, as well as cellular, PCS and ESMR licensees, that could facilitate the development of local exchange competition, including wireless local loop service. The new number portability rules generally require cellular, PCS and ESMR licensees to have the capability to deliver calls from their systems to ported numbers effective December 31, 1998 and offer number portability and roaming to ported numbers by November 24, 2002 but this schedule may be expedited if deemed necessary by the FCC to promote number conservation. These requirements may result in added capital expenditures for us to make necessary system changes, although we currently have no plans for any such expenditures.

    The FCC has also adopted rules to govern customer billing by CMRS providers and is considering whether to extend billing rules currently applicable to landline carriers to CMRS carriers. Adoption of some of the FCC's proposals could increase the complexity and costs of our billing processes and limit the manner in which we bill for services. Finally, the FCC has initiated a rulemaking proceeding to help facilitate the offering of so-called "calling party pays" services whereby the party placing the call to a wireless customer pays the wireless airtime charges. Adoption of a calling party pays system could facilitate more competition between CMRS traditional landline carriers.

    The FCC generally grants cellular and PCS licenses for terms of ten years that are renewable upon application to the FCC. Near the conclusion of the license term, we must file applications for renewal of licenses to obtain authority to operate for an additional 10-year term. The FCC may revoke our licenses and may deny our license renewal applications for cause after appropriate notice and hearing. The FCC will award a renewal expectancy to us if we meet certain standards of past performance. If we receive a renewal expectancy, it is very likely that the FCC will renew our existing cellular license without entertaining competing applications. To receive a renewal expectancy, we must show that we have provided "substantial" service during our past license term, and have substantially complied with applicable FCC rules and policies and the Communications Act. The FCC defines "substantial" service as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If a licensee does not receive a renewal expectancy, then the FCC will accept competing applications for the license, subject to a comparative hearing, and the FCC may award the license to another entity. To date, the FCC has renewed each of our licenses for which a renewal application was required for a new ten year term. The balance of our existing licenses begin to expire in October 2000.

    A PCS system operates under a protected geographic service area license granted by the FCC for either a Major Trading Area, or MTA, or a Basic Trading Area, or BTA, on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets based upon Rand McNally's 493 BTAs, all of which are included in the 51 MTAs. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, a total of more than 2,000 licenses.

    The FCC may deny applications for FCC authority, and in extreme cases revoke licenses, if it finds that an entity lacks the requisite "character" qualifications to be a licensee. In making the determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. To our knowledge, there are no activities, and no judicial or administrative proceedings, involving either us or the licensees in which we hold a controlling interest, that would warrant such a finding by the FCC.

    If foreign nationals or their representatives, a foreign government or its representative or any corporation organized under the laws of a foreign country own of record or vote greater than 25 percent of our equity and the FCC determines that the public interest would be so served, it may revoke our cellular licenses or require an ownership restructuring. The FCC will generally permit additional indirect ownership in excess of the statutory 25 percent benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization, or WTO. For investors from non-WTO countries, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called "equivalent competitive opportunities" to U.S. entities. If these opportunities do not exist, it is unlikely that the FCC will permit investment beyond the 25 percent benchmark. These restrictions could adversely affect our ability to attract additional equity financing. We have no knowledge that any foreign national owns any of our capital stock.

    The Telecommunications Act, which made significant changes to the Communications Act and terminated the antitrust consent decree applicable to the RBOCs, affects the telecommunications industry. This legislation, among other things, affects competition for local telecommunications services, interconnection arrangements for carriers, universal service funding and the provision of interexchange services.

    The Telecommunications Act requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers, a category that will, for these purposes, include cellular carriers, for interconnection services at rates more closely related to cost. In a rulemaking proceeding pertaining to interconnection between local exchange carriers, or LECs, and CMRS providers such as us, the FCC concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by these providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic and that LECs may not charge CMRS providers for number activation and use fees. Depending on further FCC disposition of these issues, we may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately resolves these issues in favor of CMRS providers, then we will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, we likely would be required to pay all past due contested charges and

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
may also be assessed interest and late charges for the withhold amounts. These requirements could in the future have a material effect on us.

    The Telecommunications Act requires, and the FCC has adopted, rules that require interstate communications carriers, including cellular carriers, to "make an equitable and non-discriminatory contribution" to a universal service fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. We have made such payments as the FCC has required. The United States Court of Appeals for the Fifth Circuit recently reversed many of the FCC's rules regarding carriers' contribution obligations, and the FCC has recently adopted rules implementing the court's decision. While it generally appears that our contributions to federal universal service programs may decrease, our contributions to state universal service programs may be subject to increases and, moreover, the FCC's decision implementing the court's decision is subject to further administrative and possibly judicial proceedings. Thus, the impact of the court's decision is uncertain. We may also seek to qualify for payments from these programs in high cost areas where we provide fixed wireless local exchange services, although we are not certain that such payments will be available to cellular carriers.

    The Telecommunications Act also eases the restrictions on the provision of interexchange telephone services by wireless carriers affiliated with RBOCs. RBOC-affiliated wireless carriers have interpreted the legislation to permit immediate provision of in region long distance call delivery for their cellular customers.

    Additionally, the Telecommunications Act specifically exempts all cellular carriers from the obligation to provide equal access to interstate long distance carriers. However, the Telecommunications Act gives the FCC the authority to impose rules to require unblocked access through carrier identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. We currently provide "dial around" equal access to all of our customers.

    The Telecommunications Act also imposes restrictions on a telecommunications carrier's use of customer proprietary network information, or CPNI, without prior customer approval. FCC rules implementing these restrictions are being revised but have the potential to impose upon us new costly obligations and impose burdens on our current marketing activities. The FCC's rules implementing the Telecommunications Act's CPNI provisions were recently vacated by the United States Court of Appeals for the Tenth Circuit on First Amendment grounds. The extent to which the FCC will need to modify its rules to address the court's concerns is uncertain.

    The Telecommunications Act also requires telecommunications carriers to make their services accessible to persons with disabilities and the FCC has adopted rules to implement these requirements. These rules generally require service providers to offer equipment and services that are accessible to and usable by persons with disabilities, if readily available, and to provide complaint/grievance procedures for violations of these provisions. The impact of these rules on wireless carriers is uncertain.

    In addition, the FCC is currently considering rules to promote the conservation of numbering resources. These efforts may affect wireless service providers by imposing additional costs or limiting access to numbering resources. The FCC has also authorized a number of states, including California, to initiate limited numbering administration measures while the FCC's consideration of federal rules remains pending, and other states, including Ohio, have requested similar authority. The impact of the federal rules on wireless carriers, and whether states will continue to have numbering administration authority, is uncertain.

    The FCC has determined that interstate interexchange (long distance) service offerings of CMRS providers are subject to rate averaging and rate integration requirements of the Telecommunications Act. Rate averaging requires us to average our interstate long distance CMRS rates between high cost and urban costs. The FCC has delayed implementation of the rate integration requirements with respect to wide area rate plans pending further reconsideration of its rules, and has delayed the requirement that CMRS carriers integrate their rates among CMRS affiliates. There is a pending proceeding in which the FCC will determine how integration requirements apply to CMRS offerings, including single rate plans. While this proceeding is pending, CMRS providers are subject to long distance rate integration only where they separately state a long distance toll charge and bill to customers, and the FCC is not enforcing the requirement for wide-area plans. To the extent that we offer services subject to these requirements our pricing flexibility is reduced, and there is no assurance that the FCC will decline to impose these requirements on us and/or across our various CMRS affiliates.

    The overall impact of the Telecommunications Act on our business is unclear and will likely remain so for the foreseeable future. For example, limitations on local zoning requirements imposed by the Telecommunications Act may facilitate the construction of new cell sites and related facilities. See "--State, Local and Other Regulation." However, these restrictions on zoning authority may provide only limited assistance to cellular carriers. On the other hand, other provisions of the new statute relating to interconnection, telephone number portability, universal service, equal access, use of customer proprietary network information and resale could subject us to additional costs and increased competition.

STATE, LOCAL AND OTHER REGULATION

    The Communications Act preempts state or local regulation of the market entry of, or the rates charged by, any CMRS or any private mobile service provider, which includes cellular telephone service providers. The FCC has denied the petitions of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, we are free to establish rates and offer new products and service with a minimum of regulatory requirements. The states in which we operate maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers of licenses and resolution of customer complaints.

    The location and construction of our cellular transmitter towers and antennas are subject to FCC and Federal Aviation Administration ("FAA") regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before we can put a system into commercial operation, we must obtain all necessary zoning and building permit approvals for the cell site microwave tower locations. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. Additionally, any proposed site must comply with the FCC's environmental rules.

    We cannot assure you that any state or local regulatory requirements currently applicable to our systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none.

FUTURE REGULATION

    From time to time, federal or state legislators propose legislation that could affect us, either beneficially or adversely. We cannot assure you that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, that might adversely affect our business. Changes such as the allocation by the FCC of radio spectrum for services that compete with our business could adversely affect our operating results.

LEGAL PROCEEDINGS

    We are not currently aware of any pending or threatened litigation against us or our subsidiaries that could have a material adverse effect on our financial condition, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are set forth below. Certain of the officers and directors hold or have held positions in several of our subsidiaries. The ages of the persons set forth below are as of September 30, 1999.

NAME                                  AGE                   POSITION
----                                --------   ----------------------------------
Everett R. Dobson (1).............     40      Chairman of the Board, President,
                                               Chief Executive Officer and
                                               Director

G. Edward Evans...................     38      President of cellular subsidiaries

Bruce R. Knooihuizen..............     43      Vice President and Chief Financial
                                               Officer

R. Thomas Morgan..................     43      Vice President and Chief
                                               Information Officer

Craig T. Sheetz...................     40      Executive Vice President and Chief
                                               Operating Officer

Timothy J. Duffy..................     39      Senior Vice President and Chief
                                               Technical Officer

Richard D. Sewell, Jr. ...........     42      Treasurer

Stephen T. Dobson (1).............     36      Secretary and Director

Russell L. Dobson (1).............     64      Director

Justin L. Jaschke.................     41      Director

Albert H. Pharis, Jr..............     49      Director

Dana L. Schmaltz..................     32      Director

------------------------

(1)  Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

    We were incorporated in February 1997 in connection with a corporate reorganization pursuant to which we became the holding company parent of our subsidiary, Dobson Operating Company, or DOC. Unless otherwise indicated, information below with respect to positions held by our executive officers and directors refers to their positions with DOC and, since February 1997, also with us.

    EVERETT R. DOBSON has served as a director and officer since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of us and President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson served on the board of CTIA in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee.

    G. EDWARD EVANS has served as President of our cellular subsidiaries since January 1997. Mr. Evans was employed by BellSouth Mobility, Inc. from 1993 to 1996, serving as General Manager-Kentucky, Director of Field Operations at the company's corporate office in Atlanta and Director of Marketing-Alabama. He was an Area Manager and a Market Manager of U.S. Cellular from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990. Mr. Evans serves on the board of CTIA. He holds a B.S. in Business Administration from the University of South Florida and an M.B.A. from Georgia State University.

    BRUCE R. KNOOIHUIZEN has served as Vice President and Chief Financial Officer since July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of U S WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in Finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    R. THOMAS MORGAN has served as Vice President and Chief Information Officer since December 1997. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Services Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1981 to 1985 and worked as a Senior Consultant with Arthur Andersen & Co. in Columbus, Ohio from 1978 to 1981. Mr. Morgan holds a B.S. in Systems Analysis from Miami University in Oxford, Ohio.

    CRAIG T. SHEETZ has served as Executive Vice President and Chief Operating Officer since December 1998. Mr. Sheetz is responsible for the operations of the company, including field sales and marketing, call center management, billing and intercarrier services. Before joining us, he served as Vice President, Chief Financial Officer and Treasurer of Sygnet Wireless, Inc. since 1990. Prior to joining Sygnet, Mr. Sheetz served as Assistant Vice President at Mellon Bank and PNC Bank where he specialized in the media and telecommunications industries. Mr. Sheetz holds a B.A. in Economics from Albion College and an M.B.A. from the University of Rochester.

    TIMOTHY J. DUFFY has served as Chief Technical Officer and Senior Vice President of Network Operations and Engineering for Dobson Cellular Systems since December 1998. In this capacity, he manages Dobson's cellular network facilities as well as engineering, design and build out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983 he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982 he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. Patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a degree in Electrical Engineering from Pennsylvania State University.

    RICHARD D. SEWELL, JR. has served as Treasurer since September 1998.
Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President-Finance from 1997 to 1998, as Vice President-Treasurer from 1995 to 1997 and as Vice President-Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a B.S. in Accounting from the University of Missouri-Kansas City.

    STEPHEN T. DOBSON has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company ("Telco") from 1994 to 1998 and 1990 to 1998, respectively. He became President of Logix in January 1997. Mr. Dobson is a member of the Western Rural Telephone Association ("WRTA"), National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in Business Administration from the University of Central Oklahoma.

    RUSSELL L. DOBSON has served as a director since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Telco in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the Oklahoma Telephone Association, WRTA and Organization for the Protection and Advancement of Small Telephone Companies.

    JUSTIN L. JASCHKE has served as a director since October 1996. Mr. Jaschke has been the Chief Executive Officer and a director of Verio Inc., a privately held internet access provider based in Englewood, Colorado, since its inception in March 1996. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation ("OneComm") in July 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves as Chairman of the Board of Directors of Metricom, Inc., a wireless data communications provider. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

    ALBERT H. PHARIS, JR. has served as a director and a consultant since December 1998. Mr. Pharis became Chief Executive Officer of our subsidiary, Logix, in September 1999. He served as President, Chief Executive Officer and Director of Sygnet from 1985 to December 1998. He has been active as a board member of CTIA since 1985 and as a member of the CTIA Executive Committee since 1989. He has also been Chairman of CTIA's Small Operators Caucus.

    DANA L. SCHMALTZ became a director in accordance with the terms of our stockholders' agreement, dated December 23, 1998, with Childs. Mr. Schmaltz is a Vice President of Childs and has been at Childs since February 1997. From 1995 to 1997, Mr. Schmaltz was an associate at DLJ Merchant Banking, Inc.
Mr. Schmaltz received an A.B. from Dartmouth College. Mr. Schmaltz graduated from the Harvard Graduate School of Business Administration in 1995.

BOARD COMPOSITION

    We currently have six directors on our board of directors and one vacancy. Effective upon the closing of this offering, our board of directors will serve staggered three-year terms as follows:

MEMBERS                                                       EXPIRATION OF TERM
-------                                                       ------------------
Everett R. Dobson...........................................
Stephen T. Dobson...........................................
Russell L. Dobson...........................................
Justin L. Jaschke...........................................
Albert H. Pharis, Jr........................................
Dana L. Schmaltz............................................

This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See "Risk Factors--Risks Related to This Offering--Anti-takeover provisions could adversely affect the price of our Class A common stock."

    Shares of our Class B common stock are entitled to ten votes per share subject to certain exceptions where they are restricted to one vote per share. The holders of our Class B common stock have entered into an investors agreement that enables them to appoint all of our directors and which provides that they will vote their shares of common stock together in a manner that will enable them to elect all of our directors and control the outcome of substantially all matters submitted to our stockholders for a vote. Pursuant to the investors agreement, the Dobson Partnership is entitled to designate four of our directors, Childs is entitled to designate one of our directors, AT&T Wireless is entitled to designate one of our directors and the Dobson Partnership, Childs and AT&T Wireless are entitled to jointly designate one of our directors. AT&T Wireless has elected not to exercise its right to designate a director at this time.

    Upon the occurrence of certain voting rights triggering events under the certificates of designation of our senior preferred stock, two additional directors may be designated by the holders of our 12 1/4% senior preferred stock and two additional directors may be designated by the holders of our 13% senior preferred stock. See "Description of Capital Stock."

    Our directors serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers serve at the discretion of our board of directors. Our officers are appointed at the board's first meeting after each annual meeting of stockholders.

DIRECTOR COMPENSATION

    We reimburse directors for out-of-pocket expenses incurred in attending board meetings. In addition, we granted Justin L. Jaschke an option to acquire
   shares of our Class A common stock at an exercise price of $   per share in
connection with his election as a director in October 1996. Mr. Jaschke's option vests ratably over a five-year period and fully vests upon a change of control. Directors who are our officers or our consultants receive no additional compensation for services rendered as directors.

BOARD COMMITTEES

    Our compensation committee currently consists of Russell L. Dobson and Dana
L. Schmaltz. The compensation committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The compensation committee also administers our 1996 stock option plan.

    Our audit committee currently consists of Justin L. Jaschke and Dana L. Schmaltz. The audit committee reviews with our independent auditor, the scope and timing of its audit services, the auditor's report on our financial statements following completion of its audit and our policies and procedures with respect to interal accounting and financial controls. In addition, the audit committee makes annual recommendations to our board of directors for the appointment of independent auditors for the following year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, the members of our compensation committee were Russell L. Dobson, Justin L. Jaschke and Thadeus J. Mocarski, a former director.
Russell L. Dobson previously served as Chairman of the Board and Chief Executive Officer from 1990 to 1996 and is the father of Everett and Stephen Dobson. For a description of certain transactions between Mr. Dobson and us, see "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth the cash and non-cash compensation during 1998, 1997 and 1996 earned by our chief executive officer and our other four most highly compensated executive officers as of December 31, 1998 ("the Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                 SECURITIES
                                                                 OTHER ANNUAL    UNDERLYING      ALL OTHER
                                         SALARY     BONUS(1)     COMPENSATION   OPTION AWARDS   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR       ($)          ($)          ($)(2)      (# OF SHARES)      ($)(3)
---------------------------  --------   --------   -----------   ------------   -------------   ------------
Everett R. Dobson ........      1998     380,400       250,000        39,700(4)        --           6,400
  Chairman of the Board,        1997     300,000       250,000        54,800(4)        --           9,500
  President, Chief              1996     300,000       142,400        77,100(4)        --           6,000
  Executive Officer and
  Director

Stephen T. Dobson ........      1998     155,200        80,000        32,600(5)        --           4,700
  Secretary and Director        1997     100,000        75,000        13,800(5)        --           6,500
                                1996      97,000        75,000        20,600(5)        --           3,900

G. Edward Evans ..........      1998     152,500        76,000            --        1,000           4,300
  President of cellular         1997     113,600        80,000(6)          --       6,033              --
  subsidiaries                  1996(7)       --            --            --           --              --

Bruce R. Knooihuizen .....      1998     165,000       102,500            --        1,000           4,100
  Vice President and            1997     152,500        82,500            --           --           1,400
  Chief Financial Officer       1996      65,900        37,500        57,600(8)     7,541              --

R. Thomas Morgan .........      1998     135,000        60,000            --        1,207              --
  Vice President and            1997       6,000        40,000(9)          --          --              --
  Chief Information Officer     1996(7)       --            --            --           --              --

------------------------

(1) The bonuses for 1998 represent the bonuses paid in 1999 with respect to services performed in 1998. The bonuses for 1997 represent the bonuses paid in 1998 with respect to services performed in 1997. The bonuses for 1996 represent the bonuses paid in 1997 with respect to services performed in 1996, but do not include $205,000 and $69,000 paid to Everett R. Dobson and Stephen T. Dobson, respectively, in 1996 with respect to services performed in 1995.

(2) Represents the value of perquisites and other personal benefits in excess of 10% of annual salary and bonus.

(3) Includes the matching contributions made by us to the account of the executive officer under our 401(k) Profit Sharing Plan.

(4) Includes $26,000, $36,600 and $62,900 for personal use of our aircraft and $12,300, $18,200 and $12,500 for a company-provided vehicle in 1998, 1997 and 1996, respectively.

(5) Includes $16,100, $10,400 and $7,400 for personal use of our aircraft and $16,300, $3,400 and $6,500 for a company-provided vehicle in 1998, 1997 and 1996, respectively.

(6) Includes $20,000 received upon commencement of employment.

(7) Not employed by us in 1996.

(8) Includes $5,600 for interim housing expenses, $24,300 for home mortgage closing costs and $27,700 for tax reimbursements for such expenses and costs.

(9) Represents $40,000 received upon commencement of employment.

    The Named Executive Officers below were granted options to purchase shares of our pre-recapitalization Class B common stock in 1998. As part of our recapitalization, these options were amended to be exercisable into shares of
our Class A common stock on a     for     basis. The following tables provide
information regarding our outstanding options on a converted basis. No stock options were exercised by the Named Executive Officers in 1998.

                             OPTION GRANTS IN 1998

                                                                                                   POTENTIAL REALIZABLE
                                   INDIVIDUAL GRANTS                                             VALUE AT ANNUAL RATES OF
                             ------------------------------                                       STOCK APPRECIATION FOR
                             NUMBER OF    PERCENT OF TOTAL                                            OPTION TERM(1)
                              OPTIONS    OPTIONS GRANTED TO   EXERCISE PRICE                     ------------------------
NAME                          GRANTED    EMPLOYEES IN 1998      ($/SHARE)      EXPIRATION DATE      5%             10%
----                         ---------   ------------------   --------------   ---------------   ---------      ---------
G. Edward Evans............                        9.1%            $              01/29/08       $188,668       $478,123
Bruce R. Knooihuizen.......                        9.1%            $              01/29/08       $188,668       $478,123

------------------------

(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

                          1998 YEAR-END OPTION VALUES

                                  NUMBER OF SECURITIES UNDERLYING
                                            UNEXERCISED             VALUE OF UNEXERCISED IN-THE-MONEY
                                      OPTIONS AT 12/31/98(#)             OPTIONS AT 12/31/98($)
NAME                                 EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE(1)
----                              -------------------------------   ---------------------------------
G. Edward Evans.................                       /                 $  681,390 / $3,092,255
Bruce R. Knooihuizen............                       /                 $1,704,040 / $2,921,625
R. Thomas Morgan................                       /                 $    124,321 / $372,963

------------------------

(1) The value of unexercised in-the-money options at December 31, 1998 is computed as the product of the stock value at December 31, 1998 less the stock option exercise price, and the number of underlying securities at December 31, 1998.

EMPLOYMENT AGREEMENTS

    In connection with the employment of Bruce R. Knooihuizen in 1996 and G. Edward Evans in 1997, we agreed to provide them compensation in the form of salary, bonus, stock options and other benefits. The terms of Mr. Knooihuizen's employment provide for an initial annual salary of $150,000, an annual bonus ranging from 30% to 50% of his annual salary, and a 10-year option to purchase
    shares of our Class A common stock at $   per share vesting at the rate of
20% per year. The terms of Mr. Evans' employment provide for an initial annual salary of $120,000, an annual bonus ranging from 30% to 50% of his annual salary, a five-year home mortgage loan of $300,000 at an annual interest rate of
4% and a ten-year option to purchase     shares of our Class A common stock at
$   per share, with 60% of the options vesting ratably over five years and 40%
vesting over five years based on the achievement of annual performance objectives. We also agreed to a severance payment equal to one year's salary in the event of termination of employment of Messrs. Knooihuizen or Evans without cause. The options to purchase shares of our Class A common stock held by these officers become fully vested upon a change of control.

    Effective September 1, 1998, we entered into a consulting agreement with Russell L. Dobson. Under the terms of the agreement, Mr. Dobson has been retained by us from September 1, 1998 through August 31, 2008. In exchange for Mr. Dobson's services, we agreed to provide monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson's responsibilities include representing us at various functions, assisting with regulatory matters and assisting executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us. During 1998, we paid Mr. Dobson approximately $195,000 under the consulting agreement.

    Effective December 23, 1998, Albert H. Pharis, Jr. became a consultant to us to assist us on an as-needed basis for a term of five years. Mr. Pharis received a fee of $40,000 for the first 90 days of such consulting period and is to receive an annual fee of $60,000 thereafter. In addition, Mr. Pharis received
options to purchase    shares of our Class A common stock at an exercise price
of $   per share. Mr. Pharis's options vest ratably over a five-year period and fully vest upon a change of control.

STOCK OPTION PLAN

    We adopted our 1996 stock option plan to encourage our key employees by providing opportunities to participate in our ownership and future growth through the grant of incentive stock options and nonqualified stock options. The plan also permits the grant of options to our directors. The plan is presently administered by our board of directors, but in the future may be administered by a committee of the board (whether the board or a committee, the "committee"). In connection with our recapitalization, we amended the plan to, among other things, convert all outstanding options and issuable options to be exercisable, at a split-adjusted price, for shares of our Class A common stock. The following discussion gives effect to the conversion of our existing options.

    The maximum number of shares for which we may grant options under the plan
is      shares of Class A common stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. As of September 30, 1999, we had granted
options to purchase an aggregate of      shares of our Class A common stock
under the plan. Shares subject to previously expired or terminated options become available again for grants of options. The shares that we will issue under the plan will be newly issued shares.

    The committee determines the number of shares and other terms of each grant. The price payable upon the exercise of an incentive stock option may not be less than 100% of the fair market value of our Class A common stock at the time of grant, or in the case of an incentive stock option granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of our common stock, 110% of the fair market value on the date of grant. We may grant incentive stock options to an employee only to the extent that the aggregate exercise price of all such options under all of our plans becoming exercisable for the first time by the employee during any calendar year does not exceed $100,000. The price payable upon the exercise of a nonqualified stock option must be at least the minimum legal consideration required under the laws of Oklahoma.

    Each option that we have granted or will grant under the plan will expire on the date specified by the committee, but not more than ten years from the date of grant or, in the case of a 10% shareholder, not more than five years from the date of grant. Unless otherwise agreed, an incentive stock option will terminate not more than 90 days (or twelve months in the event of death or disability) after the optionee's termination of employment.

    An optionee may exercise an option by giving notice to us, accompanied by full payment of the purchase price in cash or, at the discretion of the committee:

    - common stock having a fair market value equal to the exercise price;

    - the optionee's personal recourse note, bearing interest payable not less than annually at no less than 100% of the lowest applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code);

    - an assignment of proceeds from the sale of a portion of the stock subject to the option being exercised; or

    - a combination of the foregoing.

    Outstanding options become nonforfeitable and exercisable in full immediately prior to certain defined change of control events. Unless otherwise determined by the committee, outstanding options will terminate immediately prior to the consummation of our dissolution or liquidation.

    The plan may be terminated or amended by the board of directors at any time subject, in the case of certain amendments, to shareholder approval. If not earlier terminated, the plan expires on June 1, 2006.

    With certain exceptions, Section 162(m) of the Internal Revenue Code denies a deduction to publicly-held corporations for compensation paid to certain executive officers in excess of $1.0 million per executive per taxable year (including any deduction with respect to the exercise of an option). An exception exists, however, for amounts received upon exercise of stock options pursuant to certain grandfathered plans. Options granted under our plan are expected to satisfy this exception.

                              CERTAIN TRANSACTIONS

    We have a policy requiring that any material transaction that we enter into with with our officers, directors or principal stockholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms' length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit the ability of us and of our subsidiaries to enter into transactions with our affiliates.

    The Everett R. Dobson Irrevocable Family Trust, The Steven T. Dobson Irrevocable Family Trust and The Robbin L. Dobson Irrevocable Family Trust, (collectively, the "Dobson Trusts") are the limited partners of the Dobson
Partnership, which holds approximately    of our Class B common stock. Everett
R. Dobson is the president and sole director and shareholder of the general partner of the partnership.

    Prior to November 1, 1998, we leased our headquarters from WillRuss Limited Liability Company ("WillRuss") pursuant to a 10-year lease expiring in 2005. WillRuss is owned by Russell L. Dobson and his wife. Monthly rent under the lease was approximately $23,000, or $.93 per square foot. In October 1998, WillRuss sold this building to an unrelated third party. As part of the sale transaction, we entered into an agreement with the buyer to lease the building for a one-year term at a monthly rent of approximately $19,000. Our lease, with renewals, runs through October 2000.

    We made a $300,000 home mortgage loan to G. Edward Evans in February 1997 in connection with his employment. The loan is payable in 60 monthly installments of $1,400, including interest at the annual rate of 4%, with the balance due at maturity in February 2002.

    In our reorganization in February 1997, the shareholders of DOC exchanged their DOC stock for our stock, and we assumed outstanding DOC stock options, substituting shares of our common stock for the DOC stock subject to options. Also, in February 1997, we issued 100,000 shares of our Class C preferred stock to the Fleet Investors. At the time of this transaction, a principal of the Fleet Investors became one of our directors.

    Transactions with us described below refer to DOC if they occurred prior to February 1997.

    In March 1996, the Fleet Investors purchased 100,000 shares of our Class B preferred stock for $10.0 million. In connection with this transaction, we entered into a shareholders' agreement providing for, among other matters, registration rights, restrictions on the transfer of our stock, put and call rights with respect to the Class B preferred stock, and the issuance of additional stock upon the happening of certain events. The Fleet Investors also granted us a stock option. In connection with our February

1997 reorganization, we entered into a new shareholders' agreement having substantially the same terms and conditions.

    The Dobson Trusts were co-borrowers with us and certain of our subsidiaries under a prior bank facility, which we first entered into in 1994. We guaranteed, and pledged the equity securities of certain of our subsidiaries as security for, the obligations of the Dobson Trusts under a $6.0 million promissory note maturing in 2004, or the Trust Loan, and the Dobson Partnership guaranteed our loan obligations and those of our subsidiaries under the prior bank facility. All borrowings were secured by shares of our pre-recapitalization Class A common stock. We paid dividends on that Class A common stock in amounts sufficient to permit the Dobson Trusts to service the Trust Loan. The Dobson Trusts incurred legal fees totaling approximately $0.5 million in connection with the negotiation and closing of the credit agreement for the prior bank facility in 1994 and an amendment effected in 1996. We paid those fees. We used
$7.5 million of bank borrowings to pay a dividend to holders of our pre-recapitalization Class A common stock, of which $6.0 million was used to fully pay the Trust Loan and $0.5 million was used to pay indebtedness owed to us by the Dobson Trusts with respect to the legal fees described above.

    Everett R. Dobson and Russell L. Dobson beneficially owned 67% of the capital stock of Associated Telecommunications and Technologies, Inc., or ATTI. In December 1996, we consolidated $263,000 of ATTI's outstanding indebtedness to us in an unsecured promissory note, which provided for interest at an annual rate of 10%. The consolidation refinanced earlier loans made prior to 1994. At September 30, 1997, National Telecommunications Technologies, Inc., a wholly-owned subsidiary of ATTI, or Natelco, owed us $307,000, representing funds we advanced during 1992, 1993 and 1995. That indebtedness accrued interest at an annual rate of 10%. The ATTI and Natelco loans (combined principal amount of $570,000) were paid in full on October 1, 1997 in connection with the closing of our acquisition of the Arizona 5 market. We lent another subsidiary of ATTI $21,000 in 1994 and $32,000 in 1995, at annual interest rates of 12% and 14%, respectively. These loans were paid in full in October 1995 and January 1996.

    Through September 30, 1997, we performed certain management services for ATTI and its subsidiaries, including accounting, plant and central office management and engineering. Billings for those services were based on the time spent by, and hourly rates of, our personnel and expenses incurred. During 1995, 1996, and the nine months ended September 30, 1997, the aggregate amounts billed for management fees and expenses to ATTI and its subsidiaries were approximately $210,000, $333,000 and $110,000, respectively. The amounts owed by these entities to us for management fees at December 31, 1995 and 1996 and September 30, 1997 were $1.0 million, $1.2 million and $1.3 million, respectively. All amounts owed by ATTI and it subsidiaries for management services rendered prior to September 30, 1997 were paid in October 1997 in connection with the closing of our acquisition of Arizona 5. In connection with our Arizona 5 acquisition, ATTI became our wholly owned subsidiary, and a new company, NATELCO, LLC (an affiliate of Everett R. Dobson and Russell L. Dobson), was created. For the years ended December 31, 1997 and 1998 the amounts billed for management fees and expenses to NATELCO, LLC were $21,000 and $47,466, respectively. The amounts owed by NATELCO, LLC to us for management fees at December 31, 1997 and 1998 were $8,900 and $0, respectively.

    ATTI beneficially owned a 20.55% partnership interest in the Arizona 5 partnership. In connection with our Arizona 5 acquisition, we purchased all of the outstanding capital stock of ATTI for $14.2 million, of which Everett R. Dobson and Russell L. Dobson, together, received $9.5 million. The purchase price for the ATTI stock was based on ATTI's beneficial ownership in the Arizona 5 partnership and our negotiations with the other partner of the Arizona 5 partnership.

    In March 1996, we made a $1.4 million unsecured loan to Everett R. Dobson. He repaid that loan on October 1, 1997 in connection with our Arizona 5 acquisition. Interest on the amount borrowed was payable quarterly at the same annual rate as that payable under our prior bank facility. The loan consolidated amounts borrowed prior to 1994, together with accrued interest.

    In June 1997, Everett R. Dobson executed a promissory note in our favor for approximately $354,000, which refinanced loans made to him during 1996, together with accrued interest. He repaid that loan on October 1, 1997 in connection with our Arizona 5 acquisition. The loan bore interest at 8% per annum. In December 1996, we made a one-year loan in the amount of $12,900 to Russell L. Dobson which bore interest at 9% per annum. In June 1997, we made an additional loan to Russell L. Dobson, in the principal amount of $423,000, of which $304,000 consolidated amounts owed to us from prior to 1994, and $119,000 refinanced a loan made to him in November 1996, in each case together with accrued interest. This loan bore interest at an annual rate of 9.07%. Both loans to Russell L. Dobson were paid in full on October 1, 1997 in connection with our Arizona 5 acquisition. The interest rate charged on our loan to Everett R. Dobson represented our costs of borrowed funds. The interest rate on the loans to Russell L. Dobson approximated the prevailing market rates at the time we first made the loans to him.

    In 1995, we bought 75,000 shares of common stock of Zenex Long Distance, Inc. for $75,000 and 400,000 shares of Zenex preferred stock for $400,000, and received an option to purchase additional shares of Zenex common stock. In early 1996, we purchased an additional 275,000 shares of Zenex preferred stock for $275,000. In October 1996, Zenex redeemed all shares of Zenex preferred stock held by us and purchased our option for an aggregate of $825,000. At the same time, we sold 30,000 shares of Zenex common stock to an unrelated party for $142,000. In July 1997, we purchased 30,000 shares of Zenex common stock for $150,000 and resold the shares in November 1997 to Everett R. Dobson at a price equal to our cost. In September 1997, we purchased a loan for $263,882 made by a bank to Zenex and resold such loan to Everett R. Dobson in November 1997 at a price equal to our cost plus accrued interest. Everett R. Dobson was director of Zenex from August 1995 to September 1997.

    In November 1997, Everett R. Dobson purchased a $0.9 million interest in our loan to Gila River Telecommunications Subsidiary, Inc., a wholly owned subsidiary of the Gila River Indian Community. We repurchased this interest in June 1998 for $0.9 million.

    In January 1998, our subsidiary, Logix, purchased contractual rights, information data and other rights with respect to certain of Zenex's long distance customers located in areas served by Logix for $105,000. In addition, in June, 1998, Logix purchased certain long distance customers and related assets for approximately $4.7 million. In connection with the purchase of these assets of Zenex, a note payable in the amount of $284,765, including accrued interest, owed from Zenex to Everett R. Dobson, was paid in full.

    In connection with the Sygnet acquisition in December 1998, the Fleet Investors converted their Class B preferred stock into our pre-recapitalization Class A common stock. We purchased for $1.9 million all of our outstanding shares (100,000 shares) of Class C preferred stock held by Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners, collectively the Fleet Investors, and also purchased 43,348 shares of our pre-recapitalization Class A common stock for $31.1 million. In addition, the shareholders agreement with the Fleet Investors was terminated. Thadeus
J. Mocarski, a principal of the Fleet Investors, was one of our directors at the time of our purchase and resigned as a director upon consummation of the Sygnet acquisition. As part of the Sygnet acquisition, the Dobson Partnership acquired 37,630 shares of Class G preferred stock from us in exchange for 37,630 shares of pre-recapitalization Class A common stock. On May 17, 1999 we redeemed all of the outstanding shares of our Class G preferred stock for $25.0 million plus accrued dividends of $1.0 million. All of the Class G preferred stock was acquired by the Dobson Partnership in December 1998 as part of the financing of our acquisition of Sygnet and in exchange for shares of our outstanding common stock valued at $25.0 million.

    As part of the Sygnet acquisition in December 1998, our subsidiary, Dobson Tower Company purchased cellular towers from Sygnet for $25.0 million and leased the towers back to Sygnet. To finance the tower transaction, the Dobson Partnership purchased preferred stock of Dobson Tower for $7.7 million and Dobson Tower obtained a $17.5 million bank credit facility. We own all of Dobson Tower's common stock. On October 15, 1999, Dobson Tower sold substantially all of its towers to American Tower Corporation for a purchase price of approximately $38.7 million. In connection with the sale, our subsidiary, Sygnet Communications, leased the towers back from American Tower for an initial term of ten years. A portion of the sale proceeds is being held in escrow pending resolution of various title issues. With the proceeds of this sale, Dobson Tower repaid its $17.5 million credit facility and Dobson Tower redeemed all of its outstanding Class A preferred stock from the Dobson Partnership and repaid certain costs and expenses incurred by the Dobson Partnership for a total of $8.3 million. We used the balance of the sale proceeds to pay costs associated with the tower sale and to reduce the credit facility of Sygnet.

    In connection with our acquisition of Sygnet and the related financing, we engaged in a number of transactions with the Dobson Partnership and with Childs.

    On December 23, 1998, Childs and the Dobson Partnership purchased shares of our Class D preferred stock for $85.0 million pursuant to an investment and transaction agreement and entered into a stockholder and investor rights agreement with us and certain of our shareholders, other than the holders of the Class F preferred stock. The Dobson Partnership purchased 3,533.8 shares of our Class D preferred stock for $4.0 million and Childs purchased 71,559.9 shares of our Class D preferred stock for $81.0 million. Concurrently, Childs purchased 13,647.16 shares of our pre-recapitalization Class A common stock for $11.5 million from the Fleet Investors. Each share of Class D preferred stock is convertible into one share of our pre-recapitalization Class A common stock and one share of Class E preferred stock. On September 17, 1999, AT&T Wireless acquired from Childs 15,472.4 shares of Class D preferred stock and 3,764.84 shares of our pre-recapitalization Class A common stock for $22.1 million. On the same day, we entered into an amended stockholder and investor rights agreement with the Dobson Partnership, Childs and AT&T Wireless. See "Description of Capital Stock--Common Stock" for a description of the investors agreement.

    On September 13, 1999, our subsidiary, Logix, entered into an amended revolving credit agreement with Bank of America, N.A., and other banks. As an inducement to the lenders to enter into this credit agreement, the Dobson Partnership guaranteed up to $50.0 million of the obligation of Logix thereunder. Upon certain conditions and performance by Logix, the amount of the obligation guaranteed by the Dobson Partnership may be reduced to $20.0 million prior to the repayment in full of the credit agreement indebtedness by Logix. The Dobson Partnership also entered into an agreement as of the same date providing, among other things, for the Dobson Partnership to lend up to $20.0 million to Logix under certain conditions.

    On October 5, 1999, the Dobson Partnership provided a $50.0 million letter of credit issued by Bank of America, N.A. for our subsidiary to use in connection with its obligations as a 50% member of the American Cellular joint venture with AT&T Wireless. On October 5, 1999, the Dobson Partnership obtained from Bank of America a $200.0 million loan commitment and agreed to use the loan proceeds, if drawn, to acquire shares of our preferred stock. We agreed to use the $200.0 million to make part of our agreed upon capital contributions to the American Cellular joint venture in the event we do not receive sufficient funds in this offering.

    The Dobson Partnership and unrelated third parties have acquired land and have finalized financing for the construction of our new headquarters. We anticipate completion of the project in the first quarter of 2001.

    On November 9, 1999, our subsidiary, DCC PCS, Inc. entered into a license acquisition agreement with AT&T Wireless, Royal Wireless, L.L.C. and Arnage Wireless, L.L.C., under which DCC PCS will sell, subject to FCC approval, all of its PCS licenses to those two companies for $1.1 million in addition to the assumption of DCC PCS's indebtedness of approximately $4.1 million. AT&T Wireless has guaranteed the performance of the obligations of Royal Wireless and Arnage Wireless under this agreement.

    As described elsewhere in this prospectus, we intend to distribute the stock of our subsidiary, Logix, to the current holders of our common stock. Our directors and principal shareholders, Everett Dobson, Russell Dobson, Dana Schmaltz, on behalf of Childs, and AT&T Wireless, will participate in the distribution either directly or beneficially. See "Risk Factors--Risks to Our Business-- We intend to distribute the stock of our subsidiary, Logix, to holders of our common stock prior to this offering. The distribution of the Logix stock may have adverse tax consequences to us."

    The Dobson Partnership, Childs and AT&T Wireless own shares of our Class D preferred stock. As part of our recapitalization, they will convert all outstanding shares of our Class D preferred stock into shares of our post-recapitalization Class A common stock and Class E preferred stock. We expect to redeem the Class E preferred stock, together with accrued and unpaid dividends thereon, for an aggregate redemption consideration of $99.3 million, with net proceeds from this offering. Messrs. Everett Dobson and Dana Schmaltz will receive a direct or indirect benefit from the redemption of our Class E preferred stock.

                             PRINCIPAL SHAREHOLDERS

    The following table provides information concerning beneficial ownership of
each class of our common stock at       ,    , and as adjusted to reflect the
sale of shares of Class A common stock offered by this prospectus, held by:

    - each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock;

    - each of our directors;

    - each Named Executive Officer; and

    - all directors, director nominees and executive officers as a group.

    Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, for all shares listed as owned by such person. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days of this prospectus. For purposes of calculating each person's or group's percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

                                               CLASS A COMMON STOCK (1)              CLASS B COMMON STOCK
                                      ------------------------------------------   -------------------------
                                         NUMBER       PERCENT OF                      NUMBER
                                       OF SHARES        CLASS        PERCENT OF     OF SHARES
                                      BENEFICIALLY      BEFORE      CLASS AFTER    BENEFICIALLY   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED       THE OFFERING   THE OFFERING      OWNED         CLASS
------------------------------------  ------------   ------------   ------------   ------------   ----------
Everett R. Dobson(3)...............
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Russell L. Dobson..................
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Dana L. Schmaltz(4)................
  One Federal St.
  Boston, MA 02110

All directors, nominees and
  executive officers as a group
  (12 persons)....................

                                         PERCENT OF TOTAL         PERCENT OF TOTAL
                                        ECONOMIC INTEREST         VOTING POWER(2)
                                      ----------------------   ----------------------

                                      BEFORE THE   AFTER THE   BEFORE THE   AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER   OFFERING    OFFERING     OFFERING    OFFERING
------------------------------------  ----------   ---------   ----------   ---------
Everett R. Dobson(3)...............
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
Russell L. Dobson..................
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
Dana L. Schmaltz(4)................
  One Federal St.
  Boston, MA 02110
All directors, nominees and
  executive officers as a group
  (12 persons)....................

----------------------------------

*   Less than 1%.

(1) The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2) In calculating the percent of total voting power, the voting power of shares of Class A common stock and the Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any "going private" transaction.

(3) All such shares are held by the Dobson Partnership. As the president, a director and sole shareholder of RLD, Inc., the general partner of the partnership, Everett R. Dobson has voting and investment power with respect to such shares.

(4) Mr. Schmaltz owns     shares of our Class B common stock. Mr. Schmaltz also
    has voting control over an additional     shares of our Class B common
    stock, of which he disclaims any beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

    The following is a summary of the terms of our capital stock which will be authorized following the closing of this offering and the use of proceeds therefrom. This summary is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws and to the applicable provisions of Oklahoma law.

COMMON STOCK

    At the closing of this offering, we will be authorized to issue     shares
of Class A common stock and     shares of Class B common stock. Immediately
after this offering, there will be:

    -     shares of Class A common stock issued and outstanding (    shares if
      the underwriters exercise their over-allotment option in full);

    -     shares of Class A common stock authorized for issuance upon the
      exercise of options granted under our stock option plan and       shares
      of Class A common stock reserved for issuance upon exercise of future options that may be granted under the plan; and

    -     shares of Class B common stock issued and outstanding.

    The rights of holders of the Class A and Class B common stock are identical in all respects, except as discussed below. All the outstanding shares of Class A and B common stock are, and the shares of Class A common stock sold in this offering will be, upon issuance and payment of the purchase price therefor, validly issued, fully paid and nonassessable.

DIVIDENDS

    Subject to the right of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of common stock; provided, that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of that class.

VOTING RIGHTS

    The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 10 votes, except that each share of common stock is entitled to one vote with respect to any "going private" transaction under the Securities Exchange Act of 1934.

LIQUIDATION RIGHTS

    Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of our preferred stock, if any.

CONVERSION AND TRANSFERABILITY OF CLASS B COMMON STOCK

    Shares of Class B common stock are convertible at any time, at the option of the holder, into an equal number of fully paid and non-assessable shares of Class A common stock. All conversion rights of Class B common stock are subject to any necessary FCC approval. Shares of Class B common stock transferred to a party other than a controlled affiliate of the transferor will automatically convert into an equal number of fully paid and non-assessable shares of Class A common stock.

INVESTORS AGREEMENT

    Under an investors agreement, each of Childs, AT&T Wireless and the Dobson Partnership have certain demand and "piggy-back" registration rights for the shares of Class A common stock, including those shares issuable upon sale or conversion of their Class B common stock. The investors agreement provides that seven directors will constitute our Board. In addition, so long as Childs owns at least 35% of the Class B common stock acquired upon conversion of the pre-recapitalization Class D preferred stock which it owned beneficially as of April 13, 1999, Childs is entitled to designate one director. So long as AT&T Wireless beneficially owns at least 50% of the Class B common stock acquired upon conversion of the pre-recapitalization Class D preferred stock which it had the right to acquire on April 13, 1999, AT&T Wireless is entitled to designate one director. The Dobson Partnership shall be entitled to designate four directors, and one director shall be selected jointly by Childs, AT&T Wireless and the Dobson Partnership. So long as Childs and AT&T Wireless beneficially own the 35% and 50%, respectively, of the number of shares of Class B common stock acquired upon conversion of the pre-recapitalization Class D preferred stock which each beneficially owned or had the right to acquire as of April 13, 1999, each of Childs and AT&T Wireless shall have the right to have an observer present at all meetings of our board of directors and any committees of our board of directors. Notwithstanding the foregoing, an additional two directors may be designated by the holders of our 12 1/4% senior preferred stock and an additional two directors may be designated by the holders of our 13% senior preferred stock in the event of the non-payment of dividends for certain periods, a voting rights triggering event.

    Childs, AT&T Wireless and the Dobson Partnership have preemptive rights with respect to new common stock or securities convertible into common stock issued by us, excluding securities issued in a public offering, upon the exercise of employee stock options, warrants or conversion rights, or in connection with acquisitions, financing capital projects or the incurrence of indebtedness, and rights to participate in a sale of their shares by any of the others.

OTHER PROVISIONS

    The holders of common stock are not entitled to preemptive or similar rights.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is         .

PREFERRED STOCK

GENERAL

    We are authorized to issue     shares of preferred stock, par value $.01 per
share. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock.

    Subject to limitations imposed by law or our amended and restated certificate of incorporation, the board of directors is empowered to determine:

    - the designation of and the number of shares constituting a series of preferred stock;

    - the dividend rate, if any, for the series;

    - the terms and conditions of any voting and conversion rights for the series, if any;

    - the number of directors, if any, which the series shall be entitled to elect;

    - the amounts payable on the series upon our liquidation, dissolution or winding-up;

    - the redemption prices and terms applicable to the series, if any; and

    - the preferences and relative rights among the series of preferred stock.

These rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of common stock.

SENIOR PREFERRED STOCK

12 1/4% SENIOR PREFERRED STOCK

    We have issued and outstanding 279,947 shares of our 12 1/4% senior preferred stock, which, at June 30, 1999, had an aggregate liquidation preference of $279.9 million.

    The certificates of designation for our 12 1/4% senior preferred stock provide for the following rights:

    VOTING RIGHTS. The holders of our 12 1/4% senior preferred stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the certificate of designation. The certificates of designation provide that, upon the occurrence of a voting rights triggering event, the number of directors constituting our board of directors will be increased by two directors, whom the holders of 12 1/4% senior preferred stock will be entitled to elect. Whenever the right of the holders of 12 1/4% senior preferred stock to elect directors shall cease, the number of directors constituting the board of directors will be restored to the number of directors constituting the board of directors prior to the time of the event that entitled the holders of 12 1/4% senior preferred stock to elect directors.

    Under Oklahoma law, the holders of 12 1/4% senior preferred stock will be entitled to vote as a class upon a proposed amendment to our certificate of incorporation, whether or not entitled to vote thereon by our certificate of incorporation, if the amendment would increase or decrease the par value of the shares of that class, or alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

    DIVIDENDS. The holders of our 12 1/4% senior preferred stock are entitled to receive cumulative dividends at the annual rate of 12 1/4% of the $1,000 per share liquidation preference, as and when declared by the board of directors. We may pay dividends in cash or, on or prior to January 15, 2003, in additional fully paid and nonassessable shares of senior preferred stock having a liquidation preference equal to the amount of the dividends.

    REDEMPTION. We must redeem the 12 1/4% senior preferred stock on January 15, 2008, subject to the legal availability of funds therefor, at 100% of the liquidation preference, plus accrued and unpaid dividends.

    At any time and from time to time on or after January 15, 2003, the 12 1/4% senior preferred stock may be redeemed, in whole or in part, at our option, at a redemption price expressed as a percentage of the liquidation preference of the 12 1/4% senior preferred stock as set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning January 15 of each of the following years:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................    106.125%
2004........................................................    104.084
2005........................................................    102.042
2006 and thereafter.........................................    100.000

    Before January 15, 2001, we may redeem up to 35% of the aggregate liquidation preference amount of the 12 1/4% senior preferred stock at a redemption price equal to 112.25% of its liquidation preference amount, plus accrued and unpaid dividends, with net proceeds from a sale of our common stock if at least 65% of the aggregate liquidation preference amount of the 12 1/4% senior preferred stock originally issued remains outstanding after any redemption.

    OPTIONAL EXCHANGE. We may exchange the 12 1/4% senior preferred stock in whole, but not in part, into our senior subordinated exchange debentures.

    CHANGE OF CONTROL. Upon a change of control, we must make an offer to purchase the 12 1/4% senior preferred stock at a purchase price equal to 100% of the liquidation preference of the 12 1/4% senior preferred stock, plus accrued and unpaid dividends. A change of control means, with respect to each series of 12 1/4% senior preferred stock, such time as:

    - a shareholder becomes the beneficial owner of more than 35% of the total voting power of our voting stock, on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of our voting stock, on a fully diluted basis, than is held by Everett Dobson and his affiliates on such date, or

    - individuals who on the issue date of such 12 1/4% senior preferred stock constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by our stockholders was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors on the issue date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board of directors then in office.

    This offering will not result in a change of control under the certificate of designation of our 12 1/4% senior preferred stock.

    RESTRICTIVE COVENANTS. The certificate of designation that governs the 12 1/4% senior preferred stock contains certain restrictive covenants which, among other things, limit our ability and that of our restricted subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

13% SENIOR PREFERRED STOCK

    We have issued and outstanding 170,000 shares of our 13% senior preferred stock which, at June 30, 1999, had an aggregate liquidation preference of $170.0 million.

    The certificate of designation for the 13% senior preferred stock provides for the following rights:

    VOTING RIGHTS. The holders of our 13% senior preferred stock have voting rights substantially similar to the voting rights provided to the 12 1/4% senior preferred stock.

    DIVIDENDS. The holders of 13% senior preferred stock are entitled to receive cumulative dividends at the annual rate of 13% of the $1,000 per share liquidation preference, as and when declared by the board of directors. We may pay dividends in cash or, on or prior to May 1, 2004, in additional fully paid and nonassessable shares of 13% senior preferred stock having a liquidation preference equal to the amount of the dividends.

    REDEMPTION. We must redeem the 13% senior preferred Stock on May 1, 2009, subject to the legal availability of funds therefor, at 100% of the liquidation preference, plus accrued and unpaid dividends.

    At any time and from time to time on or after May 1, 2004, we may redeem our 13% senior preferred stock, in whole or in part, at our option, at a redemption price expressed as a percentage of the liquidation preference of the 13% senior preferred stock as set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning May 1 of each of the following years:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................    106.500%
2005........................................................    104.333
2006........................................................    102.167
2007 and thereafter.........................................    100.000

    Before May 1, 2002, we may redeem up to 35% of the aggregate liquidation preference amount of our 13% senior preferred stock at a redemption rate equal to 113.00% of its liquidation preference amount, plus accrued and unpaid dividends, with net proceeds from a sale of our common stock if at least 65% of the aggregate liquidation preference amount of our 13% senior preferred stock originally issued remain outstanding after any redemption.

    OPTIONAL EXCHANGE. We may exchange our 13% senior exchangeable preferred stock in whole, but not in part, into our senior subordinated exchange debentures. Our exchange rights are substantially similar to our exchange rights with respect to our 12 1/4% senior preferred stock.

    CHANGE OF CONTROL. Upon a change of control, which is defined similarly to the same term used in our 12 1/4% senior preferred stock, we will be required to make an offer to purchase our outstanding 13% senior preferred stock at a purchase price equal to 100% of its liquidation preference plus accrued and unpaid dividends.

FOREIGN OWNERSHIP

    Our certificate of incorporation restricts the ownership, voting and transfer of our capital stock, including our common stock, in accordance with the Communications Act and the rules of the FCC, which prohibits foreign nationals or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country from owning of record or voting greater than 25% of our equity unless the FCC determines that the public interest would be served by denying such foreign ownership. In addition, our certificate authorizes our board of directors to take action to enforce these prohibitions, including requiring redemptions of common stock to the extent necessary to reduce aggregate foreign ownership to lawful limits and placing a legend regarding restrictions on foreign ownership on the certificates representing the common stock.

OKLAHOMA ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    Our certificate of incorporation and bylaws and the Oklahoma Act include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations, in certain circumstances the nullification of voting rights of 20% or more shareholders and the availability of authorized but unissued common stock.

    CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation and bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Shareholders may only remove directors for cause. A staggered board makes it more difficult for stockholders to change the majority of the directors.

    BLANK CHECK PREFERRED STOCK. Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue preferred stock in either a private or public transaction. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which our board of directors opposes.

    Our board of directors has no present intention to issue any new class or series of preferred stock; however, our board of directors has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of such stock, unless otherwise required by law.

    OKLAHOMA TAKEOVER STATUTE. We are subject to Section 1090.3 of the Oklahoma Act. In general, Section 1090.3 prevents an "interested stockholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date that person became an interested stockholder, unless:

    - prior to the date such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

    - upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

    - on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

    Section 1090.3 defines a "business combination" to include:

    - any merger or consolidation involving the corporation and an interested stockholder;

    - any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

    - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

    - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of Section 1090.3, the term "corporation" also includes our majority-owned subsidiaries. In addition, Section 1090.3 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

    OKLAHOMA CONTROL SHARE ACT. If we have 1,000 or more shareholders and meet other conditions, we will be subject to Oklahoma's control share act. With exceptions, this act prevents holders of more than 20% of the voting power of our stock from voting their shares. This provision may delay the time it takes anyone to gain control of us. Holders of our Class B common stock are presently exempt from the Oklahoma control share act.

    STOCKHOLDER ACTION. With respect to any act or action required of or by the holders of our common stock, the affirmative vote of a majority of the total combined voting power of all classes of our outstanding common stock, voting together as a single class, present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in our certificate of incorporation. The Oklahoma Act requires the approval of the holders of a majority of the total combined voting power of all classes of our outstanding common stock, voting together as a single class for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of our certificate of incorporation. Our certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of our certificate of incorporation limiting director liability and repurchases of our outstanding common stock, and providing for staggered terms of directors and indemnity for directors. Such vote is also required for stockholders to amend, repeal or adopt any provisions of our bylaws.

    Pursuant to the Oklahoma Act, stockholders may take actions without the holding of a meeting by written consent if the consent is signed by the holders of at least the number of shares which would be necessary to approve the transaction at a duly called shareholder's meeting. If we have one thousand or more shareholders of record, actions taken by our shareholders by written consent must be unanimous. Mr. Everett R. Dobson and the other directors and executive officers as a group will beneficially own shares of Class B common
stock representing approximately     of the total combined voting power of all
classes of our capital stock entitled to vote, considered as a single class after the offering. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, we will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

EXCULPATION

    Directors and officers shall not be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless:

    - the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

    - the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

    - for any transaction from which the director or officer derived an improper personal benefit.

INDEMNIFICATION

    To the fullest extent permitted by the Oklahoma General Corporation Act, we will indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

    - is or was our director, officer, employee, or agent; or

    - while our director, officer, employee or agent is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

    Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act are, in the opinion of the Commission, against public policy as expressed in the Securities Act and are unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our shares of Class A common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our shares of Class A common stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our shares of Class A common stock and could impair our future ability to raise capital through the sale of our equity securities.

    Upon the closing of this offering, we will have an aggregate of
shares of Class A common stock outstanding, (       shares if the underwriters
exercise their over-allotted option in full) and        shares of Class B common
stock outstanding. In addition,        shares of Class A common stock will be
issuable upon exercise of outstanding stock options. The shares sold in this offering will be freely tradable, except that any shares held by our "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described below.

    The        shares of Class A common stock and        shares of Class B
common stock outstanding after this offering and held by our affiliates will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below. After taking into account the 180-day lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market:

NUMBER OF SHARES                                           DATE
----------------                       ---------------------------------------------
                                       180 days after the date of this prospectus
                                       At various times after 180 days after
                                       the date of this prospectus

    Approximately        of the shares of common stock that will become eligible
for resale after the expiration of the 180-day lock-up agreements are held by affiliates and, therefore, will remain subject to the volume limitations and other restrictions of Rule 144. See "Risk Factors--The future of sale shares may hurt our market price."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock (approximately shares immediately after this offering); or

    - the average weekly trading volume in the shares of common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

A person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares without regard to the requirements described above. To the extent that shares were acquired from an affiliate, the transferee's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    All of our directors, officers and shareholders, and our option holders, have agreed that they will not, without the prior written consent of Lehman Brothers Inc. and Salomon Smith Barney Inc., sell or otherwise dispose of any shares of common stock or options to acquire shares of common stock during the 180-day period following the date of this prospectus. See "Underwriting."

    We intend to file a Form S-8 registration statement under the Securities Act on or immediately after the date of this prospectus to register all shares of Class A common stock issuable under our 1996 stock option plan. This registration statement will automatically become effective upon filing. Accordingly, shares covered by this registration statement will thereupon be eligible for sale in the public markets, unless the options are subject to vesting restrictions or the contractual restrictions described above. See "Management."

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock and we may offer and sell shares of common stock under our 1996 stock option plan.

    Following this offering, in some circumstances and subject to conditions, holders of our outstanding shares of Class B common stock will have demand registration rights (subject to the 180-day lock-up arrangement described above) to require us to register their shares of Class B common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. See "Description of Capital Stock--Common Stock--Investors Agreement."

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes certain U.S. federal income tax consequences of the ownership of our Class A common stock, including certain anticipated U.S. income and estate tax consequences of the ownership and disposition of our Class A common stock applicable to non-U.S. holders, as defined below. This discussion does not consider the specific facts and circumstances that may be relevant to particular holders and does not address the treatment of holders of Class A common stock under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code, as amended to the date hereof, existing and proposed regulations thereunder, and administrative and judicial interpretation thereof, as currently in effect. These laws and interpretations are subject to change, possibly on a retroactive basis.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

GENERAL

    We believe that for federal income tax purposes neither we nor any U.S. holder will recognize any income, gain or loss as a result of the issuance of our Class A common stock. You are a "U.S holder" for U.S. federal income tax purposes if you are a beneficial owner of common stock and are:

    - a citizen or resident of the U.S.;

    - a corporation, partnership or other entity created or organized under the laws of the U.S. or any state;

    - an estate, the income of which is subject to U.S. federal income tax without regard to its source;

    - a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

    - subject to certain exceptions, an individual who is present in the U.S. on at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current calendar year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding year).

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following discussion summarizes certain U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by "non-U.S. holders." You are a "non-U.S. holder" for U.S. federal income tax purposes if you are:

    - a non-resident alien individual;

    - a foreign corporation;

    - a foreign partnership; or

    - an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

DIVIDENDS

    If you are a non-U.S. holder of our Class A common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty and certain filing requirements are met. If, however, the dividends are effectively connected with your conduct of a trade or business within the U.S., and they are attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. income tax on a net income basis on such dividends, then these "effectively connected" dividends generally are not subject to withholding tax provided certain filing requirements are met. Instead, the effectively connected dividends are taxed at rates applicable to U.S. citizens, resident aliens and U.S. corporations.

    Effectively connected dividends received by a non-U.S. corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

    Under currently effective U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of making such dividends subject to the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, the presumption that dividends paid to an address in a foreign country are paid to a resident of that country, unless the payor has knowledge to the contrary, also applies for the purposes of determining whether a lower tax treaty rate applies.

    Under U.S. Treasury regulations, which will generally apply to dividends paid after December 31, 2000 (the "final withholding regulations"), if you claim the benefit of a lower treaty rate, you must satisfy certain certification requirements. In addition, in the case of Class A common stock held by a foreign partnership, the certification requirements generally will apply to the partners of the partnership and the partnership must provide certain information, including a U.S. taxpayer identification number. The final withholding regulations also provide look-through rules for tiered partnerships.

    If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any excess amounts withheld by filing a refund claim with the IRS.

GAIN ON DISPOSITION OF CLASS A COMMON STOCK

    If you are a non-U.S. holder you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our Class A common stock unless:

    - the gain is effectively connected to your conduct of a trade or business in the U.S. (and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis on gain from the sale or other disposition of our Class A common stock);

    - you are an individual, you hold our Class A common stock as a capital asset and you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist; or

    - We are or have been a "United States real property holding corporation" for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock (and you are not eligible for any treaty exemption).

    Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

    We have not been, are not, and do not anticipate becoming a "United States real property holding corporation" for federal income tax purposes.

FEDERAL ESTATE TAXES

    Class A common stock held by a non-U.S. holder at the time of death, or by certain trusts benefitting the non-U.S. holder as to which no U.S. person has certain rights or powers will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, U.S. information reporting requirements and backup withholding tax will not apply to dividends paid to you if you are either:

    - subject to the 30% withholding tax discussed above;

    - not subject to the 30% withholding tax because an applicable tax treaty reduces or eliminates such withholding tax;

    - not subject to the 30% withholding tax discussed above for the reason that the dividends are effectively connected with your conduct of a trade or business within the U.S.; or

    - not subject to the 30% withholding tax pursuant to U.S. Treasury Regulations providing relief from undue administrative burden,

although dividend payments to you will be reported for purposes of the withholding tax (see "--Dividends" above). If you do not meet any of the above requirements for exemption and you fail to provide certain information (including your U.S. taxpayer identification number) or otherwise establish your status as an "exempt recipient," you may be subject to backup withholding of U.S. federal income tax at a rate of 31% on dividends paid with respect to our Class A common stock.

    Under current law, the payor may generally treat dividends paid to a payee with a foreign address as exempt from backup withholding and information reporting unless the payor has definite knowledge that the payee is a U.S. person. However, under the final withholding regulations, dividend payments generally will be subject to information reporting and backup withholding unless certain certification requirements are met. (See the discussion under "--Dividends" for the rules applicable to foreign partnerships under the final withholding regulations.)

    U.S. information reporting and backup withholding requirements generally will not apply to a payment of the proceeds of a sale of common stock made outside the U.S. through an office outside the U.S. of a non-U.S. broker. However, U.S. information reporting, but not backup withholding, will apply to a payment made outside the U.S. of the proceeds of a sale of our Class A common stock through an office outside the U.S. of a broker that:

    - is a U.S person;

    - derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

    - is a "controlled foreign corporation" as to the U.S.; or

    - with respect to payments made after December 31, 2000, is a foreign partnership, if at any time during its tax year:

       - one or more of its partners are U.S. persons, as defined in the U.S. Treasury regulation, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

       - such foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person or otherwise establishes an exemption.

    Payment of the proceeds of a sale of our Class A common stock to or through a U.S. office of a broker is subject to both U.S. backup withholding and information reporting unless the holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

    A non-U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the IRS.

                                  UNDERWRITING

    Under the underwriting agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, each of the underwriters named below, for whom Lehman Brothers Inc., Salomon Smith Barney Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, has agreed to purchase from us the respective number of shares of Class A common stock shown opposite its name below:

                                                                NUMBER OF SHARES
UNDERWRITER                                                 OF CLASS A COMMON STOCK
-----------                                                 ------------------------
Lehman Brothers Inc.......................................
Salomon Smith Barney Inc..................................
Banc of America Securities LLC............................
Deutsche Bank Securities Inc..............................
Goldman, Sachs & Co.......................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated........

                                                            -----------------------
  Total...................................................
                                                            =======================

    The underwriting agreement provides that the underwriters' obligations to purchase shares of Class A common stock are subject to certain conditions, and that if any of the foregoing shares of Class A common stock are purchased by the underwriters pursuant to an underwriting agreement, all of the shares of Class A common stock that the underwriters have agreed to purchase pursuant to the underwriting agreement must be so purchased.

    The representatives have advised us that the underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain selected dealers, who may include the underwriters, at such public offering price less a
selling concession not in excess of $     per share. The underwriters may allow,
and the selected dealers may reallow, a concession not in excess of $     per
share to certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                                     TOTAL
                                                        -------------------------------
                                                           WITHOUT            WITH
                                            PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                            ---------   --------------   --------------
Underwriting discounts and commissions....  $           $                $

    We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $            .

    We have granted to the underwriters an option to purchase up to an aggregate
of     additional shares of Class A common stock exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Such option may be exercised at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent that the underwriters exercise this option, each underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of Class A common stock proportionate to such underwriter's initial commitment, as indicated in the preceding table, and we will be obligated, under such over-allotment option, to sell such shares of Class A common stock to the underwriters.

    We and all of our directors, officers, shareholders and option holders,
holding an aggregate of             shares of common stock have agreed not to
offer to sell, sell or otherwise dispose of directly or indirectly any shares of common stock during the 180-day period following the date of the prospectus without the prior written consent of Lehman Brothers Inc. and Salomon Smith Barney Inc., except that we may grant options to purchase and issue shares of Class A common stock under our 1996 stock option plan. See "Risk Factors--You will experience immediate and substantial dilution in the book value of your investment" and "Shares Eligible for Future Sale."

    Prior to the offering, there has been no public market for the shares of Class A common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of the shares of Class A common stock, the representatives considered, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Application has been made to have the shares of Class A common stock approved for quotation on the Nasdaq National Market under the symbol "DCEL."

    We have agreed to indemnify the underwriters against liabilities related to the offering, including liabilities under the Securities Act, and to contribute, under defined circumstances, to payments that the underwriters may be required to make in respect thereof.

    Until the distribution of the shares of Class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of Class A common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of shares of Class A common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of Class A common stock.

    If the underwriters create a short position in the shares of Class A common stock in connection with the offering (i.e., they sell more shares than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing shares of Class A common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of Class A common stock in the open market to reduce the underwriters' short position or to stabilize the price of the shares of Class A common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

    Any offers in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the relevant province of Canada in which a sale is made.

    Purchasers of the shares of Class A common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

    At our request, the underwriters have reserved up to    % of the shares of
Class A common stock offered hereby for sale to certain of our employees, directors and friends at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus and must agree to be subject to the 180-day lock-up described above. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933 in connection with sales of directed shares.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and in the future may engage, in commercial banking and investment banking transactions with us and our affiliates.

    Lehman Brothers Inc. has provided investment banking, financial advisory and other services to us, for which services Lehman Brothers Inc. has received customary fees. Lehman has acted for us as follows:

    - Lehman Brothers Inc. is acting as our financial advisor in connection with the pending acquisition of American Cellular;

    - Lehman Brothers Inc. is acting as the dealer manager in the tender offer consent solicitation for our 11 3/4% senior notes;

    - Lehman Brothers Inc. is acting as our financial advisor in connection with the spin-off of our Logix subsidiary;

    - Lehman Brothers Inc. acted as the exclusive initial purchaser in connection with the sale of our 13% senior preferred stock in May 1999.

    - Lehman Brothers Inc. acted as an initial purchaser in connection with the sale of the Dobson/ Sygnet 12 1/4% senior notes in December 1998; and

    - Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., acted as the managing agent under the Dobson/Sygnet credit facility in December 1998.

    Banc of America Securities LLC has provided commercial and investment banking services to us, for which services they have received customary fees. Banc of America Securities LLC has acted for us as follows:

    - Banc of America Securities LLC is acting as sole lead arranger for, and Bank of America, N.A., an affiliate of Banc of America Securities LLC, is acting as a lender under, our new credit facility and the credit facility for our joint venture with AT&T Wireless;

    - Banc of America Securities LLC acted as sole lead arranger for, and Bank of America, N.A. acted as a lender under, the Dobson Partnership's credit facility in October 1999;

    - Banc of America Securities LLC acted as sole lead arranger for, and Bank of America, N.A. acted as a lender under, our Logix credit facility in May 1999;

    - Banc of America Securities LLC acted as arranging agent for, and Bank of America, N.A. acted as a lender under, our DOC and DCOC credit facilities in December 1998;

    - Banc of America Securities LLC acted as lead arranger for, and Bank of America, N.A. acted as a lender under, our Dobson/Sygnet credit facility in December 1998;

    - Banc of America Securities LLC acted as lead manager in connection with the sale of our Dobson/Sygnet 12 1/4% senior notes in December 1998;

    - Banc of America Securities LLC acted as sole manager in connection with the sale of our 12 1/4% senior preferred stock in December 1998;

    - Banc of America Securities LLC acted as sole dealer manager in the tender offer and consent solicitation for Sygnet's 11 1/2% senior notes in December 1998;

    - Banc of America Securities LLC acted as co-manager in connection with the sale of our Logix 12 1/4% senior notes in June 1998; and

    - Banc of America Securities LLC acted as co-manager in connection with the sale of our 12 1/4% senior preferred stock in January 1998.

    In February 1999, Alex. Brown & Sons Incorporated, a predecessor to Deutsche Bank Securities Inc., acted as a co-manager in connection with the sale of our 11 3/4% senior notes due 2007.

    In July 1999 American Cellular engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor to assist the company in analyzing, structuring, negotiating and effecting a proposed business combination between American Cellular and other interested parties. American Cellular is obligated to pay customary fees for these services upon the occurrence of certain events and the consummation of a business combination involving the company. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as a co-manager in connection with the sale of our 12 1/4% senior preferred stock in January 1998.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Class A common stock offered hereby are being passed upon for us by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma. Certain legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

    The consolidated balance sheets of Dobson Communications Corporation and its subsidiaries as of December 31, 1997 and December 31, 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    Ernst & Young LLP, independent auditors, have audited the following financial statements. We have included these financial statements in this prospectus in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

    - The consolidated financial statements of Sygnet Wireless, Inc. for the years ended December 31, 1996 and December 31, 1997 and for the period from January 1, 1998 through December 23, 1998.

    - The consolidated financial statements of American Cellular Corporation and subsidiaries at December 31, 1998 and for the period from February 26, 1998 to December 31, 1998.

    - The consolidated financial statements of PriCellular Corporation and subsidiaries at December 31, 1997 and June 30, 1998, and for the years ended December 31, 1996 and December 31, 1997 and for the six months ended June 30, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement under the Securities Act with respect to the sale of the Class A common stock offered by this prospectus.

    The registration statement, including the attached exhibits and schedules, that we filed with the Securities and Exchange Commission contains additional information about us and our common stock. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

    In addition, we file reports and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the Commission:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, D.C. 20549         New York, New York 10048       Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330.

    The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the Commission. The address of that site is http:\\www.sec.gov.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to give any information or make any representation about us or this offering that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
  Report of independent public accountants..................     F-2
  Consolidated balance sheets as of December 31, 1997 and
    1998....................................................     F-3
  Consolidated statements of operations for the years ended
    December 31, 1996, 1997
    and 1998................................................     F-5
  Consolidated statements of stockholders' deficit for
    the years ended December 31, 1996, 1997 and 1998........     F-7
  Consolidated statements of cash flows for the years ended
    December 31, 1996, 1997 and 1998........................     F-8
  Notes to consolidated financial statements................    F-10
  Condensed consolidated balance sheets as of December 31,
    1998 and  June 30, 1999 (unaudited).....................    F-29
  Condensed consolidated statements of operations for the
    six months ended June 30, 1998 and 1999 (unaudited).....    F-31
  Condensed consolidated statements of cash flows for the
    six months ended June 30, 1998 and 1999 (unaudited).....    F-32
  Notes to condensed consolidated financial statements
    (unaudited).............................................    F-33
SYGNET WIRELESS, INC.
  Report of independent auditors............................    F-43
  Consolidated statements of operations for the years ended
    December 31, 1996 and 1997 and for the period from
    January 1, 1998 to December 23, 1998....................    F-44
  Consolidated statements of shareholders' equity (deficit)
    for the years ended December 31, 1996 and 1997 and for
    the period from January 1, 1998 to December 23, 1998....    F-45
  Consolidated statements of cash flows for the years ended
    December 31, 1996 and 1997 and for the period from
    January 1, 1998 to December 23, 1998....................    F-46
  Notes to consolidated financial statements................    F-47
AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES
  Report of independent auditors............................    F-55
  Consolidated balance sheet as of December 31, 1998........    F-56
  Consolidated statement of operations for the period from
    February 26, 1998 to December 31, 1998..................    F-57
  Consolidated statement of stockholders' equity for the
    period from February 26, 1998 to December 31, 1998......    F-58
  Consolidated statement of cash flows for the period from
    February 26, 1998 to December 31, 1998..................    F-59
  Notes to consolidated financial statements................    F-60
  Condensed consolidated balance sheets as of June 30,
    1999....................................................    F-69
  Condensed consolidated statement of operations for the six
    months ended June 30, 1999..............................    F-70
  Condensed consolidated statement of cash flows for the six
    months ended June 30, 1999..............................    F-71
  Notes to condensed consolidated financial statements......    F-72
PRICELLULAR CORPORATION AND SUBSIDIARIES
  Report of independent auditors............................    F-73
  Consolidated balance sheets as of December 31, 1997 and
    June 30, 1998...........................................    F-74
  Consolidated statements of operations for the years ended
    December 31, 1996 and 1997 and for the six months ended
    June 30, 1998...........................................    F-75
  Consolidated statements of stockholders' equity for the
    years ended December 31, 1996 and 1997 and for the six
    months ended June 30, 1998..............................    F-76
  Consolidated statements of cash flows for the years ended
    December 31, 1996 and 1997 and for the six months ended
    June 30, 1998...........................................    F-77
  Notes to consolidated financial statements................    F-79

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Dobson Communications Corporation:

    We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation (an Oklahoma corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dobson Communications Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
February 18, 1999

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                                                                  1997            1998
                                                              ------------   --------------

                                          ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                   $  2,752,399   $   22,323,734
  Accounts receivable--
    Due from customers, net of allowance for doubtful
      accounts of $632,661 and $2,043,200 in 1997 and 1998,
      respectively..........................................    14,003,688       43,299,568
    Affiliates..............................................       633,146               --
  Restricted cash and investments...........................    17,561,231       30,074,946
  Inventory.................................................     1,229,420        5,158,512
  Prepaid expenses and other................................     2,384,683        2,026,538
  Deferred income taxes.....................................       214,000        1,404,000
                                                              ------------   --------------
    Total current assets....................................    38,778,567      104,287,298
                                                              ------------   --------------
PROPERTY, PLANT AND EQUIPMENT, net..........................    52,373,866      173,054,329
                                                              ------------   --------------
OTHER ASSETS:
  Receivables--Affiliates...................................       529,107          227,990
  Notes receivable--Affiliates..............................     5,852,282        7,047,272
  Restricted investments....................................     9,216,202       45,505,020
  Cellular license acquisition costs, net of accumulated
    amortization of $13,814,229 and $43,879,184 in 1997 and
    1998, respectively......................................   206,694,474    1,250,790,448
  Deferred financing costs, net of accumulated amortization
    of $2,628,777 and $2,511,661 in 1997 and 1998,
    respectively............................................     9,884,308       66,640,301
  Other intangibles, net of accumulated amortization of
    $851,107 and $2,071,047 in 1997 and 1998,
    respectively............................................     9,328,031       52,795,841
  Investments in unconsolidated subsidiaries and other......     6,911,002        3,078,134
  Net assets of discontinued operations.....................    20,077,167               --
                                                              ------------   --------------
    Total other assets......................................   268,492,573    1,426,085,006
                                                              ------------   --------------
    Total assets............................................  $359,645,006   $1,703,426,633
                                                              ============   ==============

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

                                                                  1997            1998
                                                              ------------   --------------

                           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable..........................................  $ 11,708,420   $   47,536,672
  Accrued expenses..........................................     7,641,021       14,222,306
  Notes payable.............................................            --       17,500,000
  Deferred revenue and customer deposits....................     1,979,508        5,738,381
  Current portion of long-term debt.........................            --          198,871
  Accrued dividends payable.................................     1,595,238        5,603,856
                                                              ------------   --------------
    Total current liabilities...............................    22,924,187       90,800,086
                                                              ------------   --------------
Net liabilities of discontinued operations..................            --        7,033,166
Payables--affiliates........................................     8,206,935        5,011,438
Long-term debt, net of current portion......................   335,570,059    1,103,857,333
Deferred Tax Liabilities....................................     1,039,000      245,630,000
Minority Interests..........................................    16,954,165       26,557,203
Commitments (Note 14)
Senior Exchangeable Preferred Stock, net....................            --      241,320,000
Class B Convertible Preferred Stock.........................    10,000,000               --
Class C Preferred Stock.....................................     1,623,329               --
Class D Convertible Preferred Stock.........................            --       85,000,000
Class F Preferred Stock.....................................            --       30,000,000
Class G Preferred Stock.....................................            --       25,000,000
STOCKHOLDERS' DEFICIT:
  Class A preferred stock...................................       100,000          314,286
  Class A common stock, $.001 par value, 1,438,000 shares
    authorized and 473,152 issued in 1997 and 573,152 issued
    in 1998.................................................           473              573
  Paid-in capital...........................................     5,980,964       18,298,072
  Retained deficit..........................................   (42,754,106)    (119,269,863)
                                                              ------------   --------------
                                                               (36,672,669)    (100,656,932)
                                                              ------------   --------------
Less--
  Stock held in treasury (81,198 shares of Class A common
    stock and 314,296 shares of Class A preferred stock), at
    cost....................................................            --      (56,125,661)
                                                              ------------   --------------
    Total stockholders' deficit.............................   (36,672,669)    (156,782,593)
                                                              ------------   --------------
    Total liabilities and stockholders' deficit.............  $359,645,006   $1,703,426,633
                                                              ============   ==============

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                          1996           1997           1998
                                                       -----------   ------------   ------------
OPERATING REVENUE:
  Service revenue....................................  $17,593,317   $ 38,410,263   $ 69,402,405
  Roaming revenue....................................    7,852,532     26,262,370     66,479,068
  Equipment sales....................................      661,632      1,455,088      4,129,633
  Other..............................................      831,802        586,206         24,283
                                                       -----------   ------------   ------------

    Total operating revenue..........................   26,939,283     66,713,927    140,035,389
                                                       -----------   ------------   ------------

OPERATING EXPENSES:
  Cost of service....................................    6,118,734     16,430,603     33,267,093
  Cost of equipment..................................    2,571,531      4,045,500      8,359,739
  Marketing and selling..............................    4,462,227     10,669,485     22,392,927
  General and administrative.........................    3,901,631     11,555,355     26,051,564
  Depreciation and amortization......................    5,241,446     16,797,780     47,109,937
                                                       -----------   ------------   ------------

    Total operating expenses.........................   22,295,569     59,498,723    137,181,260
                                                       -----------   ------------   ------------

OPERATING INCOME.....................................    4,643,714      7,215,204      2,854,129
                                                       -----------   ------------   ------------

INTEREST EXPENSE.....................................   (4,283,482)   (27,639,739)   (38,978,898)

OTHER INCOME (EXPENSE), net..........................   (1,502,776)     2,776,730      3,858,290
                                                       -----------   ------------   ------------

LOSS BEFORE MINORITY INTERESTS IN INCOME OF
  SUBSIDIARIES, INCOME TAXES AND EXTRAORDINARY
  ITEMS..............................................   (1,142,544)   (17,647,805)   (32,266,479)

MINORITY INTERESTS IN INCOME OF SUBSIDIARIES.........     (675,098)    (1,693,372)    (2,487,441)
                                                       -----------   ------------   ------------

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS.....   (1,817,642)   (19,341,177)   (34,753,920)

INCOME TAX BENEFIT...................................      593,307      3,624,610     11,469,000
                                                       -----------   ------------   ------------

LOSS FROM CONTINUING OPERATIONS......................   (1,224,335)   (15,716,567)   (23,284,920)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of
  income tax expense (benefit) of $182,512 in 1996,
  $470,170 in 1997 and $(13,352,877) in 1998
  (Note 3)...........................................      331,058        332,141    (27,110,387)
                                                       -----------   ------------   ------------

LOSS BEFORE EXTRAORDINARY ITEMS......................     (893,277)   (15,384,426)   (50,395,307)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                          1996           1997           1998
                                                       -----------   ------------   ------------
EXTRAORDINARY EXPENSE, net of income tax benefit of
  $323,205 in 1996, $827,210 in 1997 and $1,149,000
  in 1998 (Note 6)...................................  $  (527,334)  $ (1,349,659)  $ (2,165,439)
                                                       -----------   ------------   ------------

NET LOSS.............................................   (1,420,611)   (16,734,085)   (52,560,746)

DIVIDENDS ON PREFERRED STOCK.........................     (849,137)    (2,603,362)   (23,955,011)
                                                       -----------   ------------   ------------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS...........  $(2,269,748)  $(19,337,447)  $(76,515,757)
                                                       ===========   ============   ============

BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  COMMON SHARE:
  Before discontinued operations and extraordinary
    expense..........................................        (4.38)        (38.72)        (99.75)
  Discontinued operations............................          .70            .70         (57.25)
  Extraordinary expense..............................        (1.12)         (2.85)         (4.57)
                                                       -----------   ------------   ------------

BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  COMMON SHARE.......................................  $     (4.80)  $     (40.87)  $    (161.57)
                                                       ===========   ============   ============

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.....      473,152        473,152        473,564
                                                       ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                  CLASS A               CLASS A               CLASS B           STOCK OWNED BY
                              PREFERRED STOCK        COMMON STOCK          COMMON STOCK           SUBSIDIARY
                            -------------------   -------------------   -------------------   -------------------     PAID-IN
                             SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL
                            --------   --------   --------   --------   --------   --------   --------   --------   -----------
DECEMBER 31, 1995.........       --    $     --       300    $  1,000     1,000    $  1,000     1,000    $ (1,000)  $ 5,980,437
  Net loss................       --          --        --          --        --          --        --          --            --
  Recapitalization
    (Note 8)..............       --          --   472,852        (527)   (1,000)     (1,000)   (1,000)      1,000           527
  Cash dividends declared
    on preferred stock....       --          --        --          --        --          --        --          --            --
  Cash dividends declared
    on common stock.......       --          --        --          --        --          --        --          --            --
                            -------    --------   -------    --------   -------    --------   -------    --------   -----------
DECEMBER 31, 1996.........       --          --   473,152         473        --          --        --          --     5,980,964
  Net loss................       --          --        --          --        --          --        --          --            --
  Cash dividends declared
    on preferred stock....       --          --        --          --        --          --        --          --            --
  Cash dividends declared
    on common stock.......       --          --        --          --        --          --        --          --            --
  Preferred stock
    dividend..............       --          --        --          --        --          --        --          --            --
  Issuance of preferred
    stock.................  100,000     100,000        --          --        --          --        --          --            --
                            -------    --------   -------    --------   -------    --------   -------    --------   -----------
DECEMBER 31, 1997.........  100,000     100,000   473,152         473        --          --        --          --     5,980,964
  Net loss................       --          --        --          --        --          --        --          --            --
  Conversion of Class B
    Preferred Stock.......       --          --   100,000         100        --          --        --          --    12,531,394
  Purchase of treasury
    stock, at cost........       --          --        --          --        --          --        --          --            --
  Issuance of preferred
    stock.................  214,286     214,286        --          --        --          --        --          --      (214,286)
  Preferred stock
    dividend..............                             --          --        --          --                                  --
                            -------    --------   -------    --------   -------    --------   -------    --------   -----------
DECEMBER 31, 1998.........  314,286    $314,286   573,152    $    573        --    $     --        --    $     --   $18,298,072
                            =======    ========   =======    ========   =======    ========   =======    ========   ===========


                              TREASURY       RETAINED
                             STOCK, AT       EARNINGS
                                COST         (DEFICIT)
                            ------------   -------------
DECEMBER 31, 1995.........  $(11,913,000)  $  (1,040,000)
  Net loss................            --      (1,420,611)
  Recapitalization
    (Note 8)..............    11,913,000     (11,913,000)
  Cash dividends declared
    on preferred stock....            --        (849,137)
  Cash dividends declared
    on common stock.......            --        (560,291)
                            ------------   -------------
DECEMBER 31, 1996.........            --     (15,783,039)
  Net loss................            --     (16,734,085)
  Cash dividends declared
    on preferred stock....            --        (980,033)
  Cash dividends declared
    on common stock.......            --      (7,633,620)
  Preferred stock
    dividend..............            --      (1,623,329)
  Issuance of preferred
    stock.................            --              --
                            ------------   -------------
DECEMBER 31, 1997.........            --     (42,754,106)
  Net loss................            --     (52,560,746)
  Conversion of Class B
    Preferred Stock.......            --              --
  Purchase of treasury
    stock, at cost........   (56,125,661)             --
  Issuance of preferred
    stock.................            --              --
  Preferred stock
    dividend..............            --     (23,955,011)
                            ------------   -------------
DECEMBER 31, 1998.........  $(56,125,661)  $(119,269,863)
                            ============   =============

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                        1996            1997            1998
                                                    -------------   -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations.............  $  (1,751,669)  $ (17,066,226)  $(25,450,359)
  Adjustments to reconcile net loss to net cash
    provided by operating activities--
    Depreciation and amortization.................      5,241,446      16,797,780     47,109,937
    Deferred income taxes and investment tax
      credits, net................................        (97,287)     (4,108,699)   (14,677,558)
    Loss on disposition of assets, net............      1,799,570         205,694        158,067
    Extraordinary loss on financing cost..........        850,539       2,176,867      3,314,439
    Minority interests in income of
      subsidiaries................................        675,098       1,693,372      2,487,441
    Equity in income of unconsolidated
      partnerships................................       (125,000)       (140,227)      (283,798)
  Changes in current assets and liabilities--
    Accounts receivable...........................     (1,089,370)     (7,279,109)    (8,358,070)
    Inventory.....................................       (546,907)       (143,890)      (860,921)
    Income taxes receivable.......................     (1,133,063)        288,063        845,000
    Prepaid expenses and other....................         26,518      (1,422,629)       418,482
    Accounts payable..............................      1,310,062       8,656,849     30,206,977
    Accrued expenses..............................        (50,933)      6,459,876     (7,888,703)
    Deferred revenue and customer deposits........        129,699         789,889      1,003,412
                                                    -------------   -------------   ------------
      Net cash provided by operating activities...      5,238,703       6,907,610     28,024,346
                                                    -------------   -------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................    (13,535,759)    (17,773,118)   (55,288,571)
  Purchase of cellular license and properties.....    (30,000,000)   (190,719,765)  (945,420,000)
  Proceeds from sale of property, plant and
    equipment.....................................        377,178         332,331         12,600
  Proceeds from sale of investment in
    unconsolidated subsidiary.....................        967,000              --             --
  (Increase) decrease in deposits.................     (1,350,000)      1,583,706       (149,379)
  Decrease in receivable--affiliate...............        953,736      (2,537,600)       301,117
  Decrease in payable--affiliate..................             --              --     (3,195,497)
  Increase in notes receivable....................     (1,004,435)     (2,585,517)    (1,194,990)
  Deferred costs..................................        124,739              --             --
  Investment in unconsolidated subsidiaries and
    other, net....................................       (426,811)     (5,940,344)     5,871,788
                                                    -------------   -------------   ------------
      Net cash used in investing activities.......    (43,894,352)   (217,640,307)  (999,062,932)
                                                    -------------   -------------   ------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                        1996            1997            1998
                                                    -------------   -------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.....................  $          --   $          --   $ 17,500,000
  Proceeds from long-term debt....................     63,738,694     343,500,000    940,000,000
  Repayments of long-term debt....................    (24,318,859)    (87,171,765)  (171,513,855)
  Dividend distributions--
  Preferred stock.................................       (176,748)       (117,186)            --
Common stock......................................       (549,564)     (7,633,620)            --
  Distributions to partners.......................       (145,005)       (458,378)      (911,223)
  Issuance of preferred stock.....................     10,000,000              --    340,000,000
  Purchase of treasury stock......................     (5,913,000)             --    (31,125,661)
  Minority interest in Dobson Tower Company.......             --              --      7,718,750
  Purchase of restricted investments..............             --     (38,389,299)   (67,733,293)
  Maturities of restricted investments............             --      10,836,243     17,483,654
  Deferred financing costs........................     (3,731,741)     (9,725,288)   (62,038,663)
  Amortization of deferred financing costs and
    bond premium..................................             --       1,663,818      1,230,212
                                                    -------------   -------------   ------------
      Net cash provided by financing activities...     38,903,777     212,504,525    990,609,921
                                                    -------------   -------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........        248,128       1,771,828     19,571,335
CASH AND CASH EQUIVALENTS, beginning of year......        732,443         980,571      2,752,399
                                                    -------------   -------------   ------------
CASH AND CASH EQUIVALENTS, end of year............  $     980,571   $   2,752,399   $ 22,323,734
                                                    =============   =============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest (net of amounts capitalized).........  $   5,055,749   $  19,858,250   $ 39,113,948
    Income taxes..................................  $     463,100   $          --   $         --
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Issuance of Class G Preferred Stock for the
    purchase of treasury stock....................  $          --   $          --   $ 25,000,000
  Conversion of Class B Preferred Stock...........  $          --   $          --   $ 12,531,394
  Purchase of PCS licenses with debt issuance.....  $          --   $   4,056,204   $         --
  Allocation of noncash purchase price to license
    cost..........................................  $          --   $   3,747,000   $         --
  Stock dividend paid through the issuance of
    preferred stock...............................  $          --   $   1,623,329   $ 16,320,000

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    Dobson Communications Corporation ("DCC" or the "Company"), through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 1998. The Company is a provider of rural and suburban cellular telephone services.

1997 REORGANIZATION

    DCC was incorporated as an Oklahoma corporation in February 1997. Under an Agreement and Plan of Reorganization effective February 28, 1997 ("1997 Reorganization"), DCC acquired all of the outstanding Class A Common Stock, Class C Common Stock and Class B Convertible Preferred Stock of Dobson Operating Company ("DOC"). In exchange, the holders of the Class A Common Stock and
Class B Convertible Preferred Stock of DOC received equivalent shares of stock of DCC. The holders of Class C Common Stock received 100,000 shares of Class A Preferred Stock of DCC. In addition, DCC assumed all DOC outstanding stock options, substituting shares of DCC Class B Common Stock for the DOC stock subject to options. As a result of the 1997 Reorganization, DCC became the parent company of DOC and the stock of certain subsidiaries of DOC was distributed to DCC.

1998 REORGANIZATIONS

    In conjunction with the January 1998 issuance of 175,000 shares of 12.25% Senior Exchangeable Preferred Stock mandatorily redeemable in 2008 (see
Note 6), the Company formed three new subsidiaries: Dobson Cellular Operating Company ("DCOC"), DOC Cellular Subsidiary Company ("DOC Cellular Subsidiary") and Logix Communications Enterprises, Inc. ("Logix"), formerly named Dobson Wireline Company (collectively, the "January 1998 Reorganization"). DCOC was created as the holding company for subsidiaries formed to effect certain cellular acquisitions. DCOC has been designated an unrestricted subsidiary under the Senior Note Indenture which covers the DCC Senior Notes discussed in
Note 6. DOC Cellular Subsidiary was created as the holding company for the then existing cellular subsidiaries. Logix was created as the holding company for the Company's incumbent local exchange carrier ("ILEC"), fiber and integrated communications provider ("ICP") operations. Logix was designated an unrestricted subsidiary under the Senior Note Indenture and the Certificate of Designation establishing the Senior Exchangeable Preferred Stock.

    On September 30, 1998, the Company adopted a plan to spin off Logix as discussed in Note 3 (the "September 1998 Reorganization").

    In conjunction with the December 1998 acquisition of Sygnet Wireless, Inc. ("Sygnet Acquisition"), the Company formed a new subsidiary, Dobson/Sygnet Communications Company ("Dobson/Sygnet") (the "December 1998 Reorganization"). Dobson/Sygnet was created as the holding company for the subsidiaries acquired in the Sygnet Acquisition. Collectively, the January 1998 Reorganization, the September 1998 Reorganization and the December 1998 Reorganization are known as the "1998 Reorganizations."

CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements have substantially increased as a result of the transactions described in Note 9 and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facilities described in Note 6, including financial covenants, the Company will be unable to borrow

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

1. ORGANIZATION: (CONTINUED)

under the credit facilities during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides cellular telecommunications service. However, in several of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders' and partners' shares of income or losses in those markets are reflected in the consolidated statements of operations as minority interests in income of subsidiaries. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.

    The Company is responsible for managing and providing administrative services for certain partnerships of which the Company is the majority partner. The Company is accountable to the partners and shareholders for the execution and compliance with contracts and agreements and for filing of instruments required by law which are made on behalf of these partnerships and corporation. The books and records of these partnerships and corporation are also maintained by the Company.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheets includes cash and short-term investments with original maturities of three months or less.

INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets, certain identifiable intangibles and goodwill when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset, including intangible assets. The amount of any recognized impairment would be based on the estimated fair value of the asset subject

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

to impairment compared to the carrying amount of such asset. The fair value of intangible assets will be determined based on the discounted cash flows of the market or markets to which the intangible assets relate. No such losses have been identified by the Company.

CELLULAR LICENSE ACQUISITION COSTS

    Cellular license acquisition costs consist of amounts paid to acquire FCC licenses to provide cellular services. Cellular license acquisition costs are being amortized on a straight-line basis over fifteen years. Amortization expense of $1,596,794, $10,528,125 and $30,064,955 was recorded in 1996, 1997 and 1998, respectively.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable.

DEFERRED COSTS

    Deferred costs consist primarily of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the term of the debt of eight to ten years. Amortization expense related to these costs of $401,871, $1,074,845 and $1,965,461 was recorded in 1996, 1997 and
1998, respectively.

OTHER INTANGIBLES

    Other intangibles consist of amounts paid to acquire FCC licenses to provide PCS service and amounts paid to acquire cellular customer lists. PCS license acquisition costs are not being amortized until the Company's PCS service becomes operational. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $0, $851,107 and $1,219,940 was recorded in 1996, 1997 and 1998, respectively.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

INCOME TAXES

    The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year end.

REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred. Airtime and toll revenue is billed in arrears. The Company accrued estimated unbilled revenues for services provided of approximately $1,209,000 and $3,445,000 as of December 31, 1997 and 1998, respectively, which are included in accounts receivable in the

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Cellular equipment sales are recognized when the cellular equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed as incurred.

EARNINGS PER SHARE

    In 1997, the Company adopted SFAS No. 128, "Earnings Per Share." As a result, the Company's reported net loss per common share for 1996 was restated. Basic loss per common share is computed by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per common share has been omitted because the impact of stock options and convertible preferred stock on the Company's net loss per common share is anti-dilutive.

USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed-upon billing rates between the parties. Approximately 56% of the Company's cellular roaming revenue was earned from two cellular carriers during the year ended December 31, 1996. Approximately 45% and 59% of the Company's cellular roaming revenue was earned from three cellular carriers during the years ended December 31, 1997 and 1998, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. Under SFAS 133, the Company would record a liability of $5.4 million relating to its interest rate hedge valuation at December 31, 1998. The Company has not determined the timing or method of adoption of SFAS 133.

3. DISCONTINUED OPERATIONS

    The Company intends to distribute the stock of Logix to certain of the Company's shareholders in a tax-free spin-off. The timing of the spin-off is subject to receipt of a favorable tax ruling or favorable tax opinion acceptable to the Company and its shareholders. The wireline segment, or Logix and its subsidiaries, operates as an integrated communications provider under the LOGIXSM brand name in

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

3. DISCONTINUED OPERATIONS (CONTINUED)

Oklahoma and Texas, owns local telephone exchanges in Oklahoma and operates regional fiber optic transmission networks in Oklahoma, Texas and Colorado. Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the consolidated financial statements have been restated for all periods presented to reflect the wireline operations, assets and liabilities as discontinued operations. The assets and liabilities of such operations have been classified as "Net assets (liabilities) of discontinued operations" on the consolidated balance sheets and consist of the following:

                                                      DECEMBER 31,    DECEMBER 31,
                                                          1997            1998
                                                      -------------   -------------
                                                            ($ IN THOUSANDS)
Cash and cash equivalents...........................     $   254        $ 31,675
Restricted investments--current.....................          --          37,572
Other current assets................................       2,758          36,747
Property, plant and equipment, net..................      35,976          89,508
Restricted investments--non-current.................          --          61,988
Goodwill............................................          --         126,244
Other assets........................................      12,965          21,769
                                                         -------        --------
  Total assets......................................      51,953         405,503
Current liabilities.................................       2,544          36,299
Long-term debt, net of current portion..............      27,498         376,149
Other liabilities...................................       1,834              88
                                                         -------        --------
  Total liabilities.................................      31,876         412,536
                                                         -------        --------
Net assets (liabilities) of discontinued
  operations........................................     $20,077        $ (7,033)
                                                         =======        ========

    The net income from operations of the wireline segment was classified on the consolidated statement of operations as "Income (loss) from discontinued operations." Summarized results of discontinued operations are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1996       1997       1998
                                                  --------   --------   --------
                                                         ($ IN THOUSANDS)
Net revenues....................................  $17,908    $20,177    $ 67,703
Income (loss) before income taxes...............      514        886     (40,196)
Income tax benefit (provision)..................     (183)      (337)     12,924
Extraordinary item, net.........................       --       (217)         --
Cumulative effect of change in accounting
  principle, net................................       --         --        (699)
Income from discontinued operations.............      331        332     (27,110)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed cellular systems are added to property, plant and equipment at cost which includes contracted services, direct labor, materials overhead and any capitalized interest. For the years ended December 31, 1996, 1997 and 1998, interest capitalized was not material. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property.

    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 1997 and 1998:

                                              USEFUL
                                               LIFE        1997           1998
                                             --------   -----------   ------------
Cellular systems and equipment.............    2-10     $42,279,323   $143,501,214
Buildings and improvements.................    5-40      10,387,759     25,089,448
Vehicles, aircraft and other work
  equipment................................    3-10       1,895,477      4,402,975
Furniture and office equipment.............    5-10       3,716,401     14,461,676
Plant under construction...................               4,456,878     15,232,700
Land.......................................                 217,892      1,915,733
                                                        -----------   ------------
  Property, plant and equipment............              62,953,730    204,603,746
Accumulated depreciation...................              10,579,864     31,549,417
                                                        -----------   ------------
  Property, plant and equipment, net.......             $52,373,866   $173,054,329
                                                        ===========   ============

    During 1996, the Company disposed of two mobile telecommunications switching offices and related equipment for which it recognized a pretax loss of $1,725,396. The loss is included in other income (expenses) in the accompanying consolidated statements of operations.

5. NOTES PAYABLE:

    On December 23, 1998, the Company's subsidiary, Dobson Tower Company, obtained a $17,500,000 term loan maturing on December 22, 1999. Interest on the term loan accrues at 8.0%. Proceeds were used to finance the Sygnet Acquisition discussed in Note 9. The term loan is secured by all assets of Dobson Tower Company.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT:

    The Company's long-term debt as of December 31, 1997 and 1998, consisted of the following:

                                                     1997            1998
                                                 ------------   --------------
Revolving credit facilities....................  $171,513,855   $  740,000,000
Dobson/Sygnet Senior Notes.....................            --      200,000,000
DCC Senior Notes...............................   160,000,000      160,000,000
Other notes payable............................     4,056,204        4,056,204
                                                 ------------   --------------
    Total debt.................................   335,570,059    1,104,056,204
Less--Current maturities.......................            --          198,871
                                                 ------------   --------------
    Total long-term debt.......................  $335,570,059   $1,103,857,333
                                                 ============   ==============

REVOLVING CREDIT FACILITIES

    The Company's revolving credit facilities consist of the following:

                                                                     INTEREST RATE
                                                      AMOUNT       (WEIGHTED AVERAGE
                                                  OUTSTANDING AT        RATE AT
                                     MAXIMUM       DECEMBER 31,      DECEMBER 31,
CREDIT FACILITY                    AVAILABILITY        1998              1998)
---------------                    ------------   --------------   -----------------
Dobson/Sygnet Credit
  Facilities.....................  $430,000,000    $407,000,000          8.9%
DCOC Credit Facility.............   200,000,000     200,000,000          8.2%
DOC Credit Facility..............   250,000,000     133,000,000          7.0%(1)

------------------------

(1) Weighted average computation is based on actual interest rates without giving effect to the interest rate hedge discussed below.

    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet, obtained $430 million of senior secured credit facilities ("Dobson/Sygnet Credit Facilities") from NationsBank, N.A., consisting of (a) a $50.0 million, 7 3/4 year reducing revolving credit facility ("Revolving Credit Facility"), (b) a $125.0 million, 7 3/4 year term loan ("Term Loan A"), (c) a $155.0 million, 8 1/4 year term loan ("Term Loan B") and (d) a $100.0 million, 9 year term loan ("Term Loan C"). Dobson/Sygnet's obligations under the Dobson/Sygnet Credit Facility are secured by all current and future assets of Dobson/Sygnet. Initial proceeds were used primarily to finance the Sygnet Acquisition described in Note 9. The Company expects to use the remaining availability to finance Dobson/Sygnet's capital expenditures and general operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT: (CONTINUED)

    Commencing with the quarter ending December 31, 2000, the borrowing under the Revolving Credit Facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
2000.......................................................          5.0%
2001.......................................................          7.5%
2002.......................................................          7.5%
2003.......................................................         12.5%
2004.......................................................         15.0%
2005.......................................................         25.0%
2006.......................................................         27.5%

    Commencing with the quarter ending December 31, 2000, the borrowing under the Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
2000.......................................................          2.5%
2001.......................................................          2.5%
2002.......................................................          2.5%
2003.......................................................          7.5%
2004.......................................................         15.0%
2005.......................................................         25.0%
2006.......................................................         27.5%
2007.......................................................         17.5%

    Term Loan C will amortize annually under the following schedule:

YEAR                                                         ANNUAL AMORTIZATION
----                                                         -------------------
1999-2006..................................................          1.0%
2007.......................................................         92.0%

    On March 25, 1998, the Company's subsidiary DCOC established a $200 million senior secured credit facility (the "DCOC Credit Facility"). DCOC's obligations under the DCOC Credit Facility are secured by all current and future assets of DCOC. At the same time, the Company's subsidiary DOC established a $250 million senior secured credit facility (the "DOC Credit Facility") to replace its existing revolving credit facility established on February 28, 1997 ("1997 Credit Facility") and discussed below. The DOC Credit Facility is secured by all of DOC's stock and the stock or partnership interests of its restricted subsidiaries and all assets of DOC and its restricted subsidiaries. DCOC is designated an unrestricted subsidiary with regard to the DOC Facility. The Company and DOC's wholly owned subsidiaries other than Logix and the Arizona 5 Partnership have guaranteed DOC's obligations under the DOC Credit Facility. Initial proceeds from the DCOC Credit Facility and DOC Credit Facility were used primarily to refinance existing indebtedness and finance the 1998 acquisitions described above. The Company expects to use the remaining availability under the DCOC Credit Facility and DOC

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT: (CONTINUED)

Credit Facility to finance capital expenditures, consummate future acquisitions and fund general corporate operations. The facilities will terminate in 2006.

    The Dobson/Sygnet Credit Facilities, the DCOC Credit Facility and the DOC Credit Facility require the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding the Company's ability to meet its debt service obligations.

    In connection with the closing of the DOC Credit Facility, the Company extinguished its 1997 Credit Facility and recognized a pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with the revolving credit facility. Such amount is included in the Company's consolidated statement of operations, net of tax, for the year ended December 31, 1998 as an extraordinary expense.

    On February 28, 1997, the Company amended and restated its existing bank credit agreement ("1996 Credit Facility") and established the 1997 Credit Facility. In connection with the closing of the 1997 Credit Facility, the Company extinguished its 1996 Credit Facility and recognized a pretax loss of approximately $2.5 million as a result of writing off previously capitalized financing costs associated with the 1996 Credit Facility. This loss has been reflected as an extraordinary item, net of tax, in the Company's consolidated statement of operations for the year ended December 31, 1997.

    On March 19, 1996, the Company amended and restated its existing bank credit agreement ("Old Credit Facility") and established the 1996 Credit Facility. In connection with this amendment, the Company extinguished its Old Credit Facility and recognized a pretax loss of approximately $.8 million as a result of writing off previously capitalized financing costs. This loss has been reflected as an extraordinary item, net of tax, in the accompanying consolidated statement of operations for the year ended December 31, 1996.

SENIOR NOTES

    On December 23, 1998, the Company's subsidiary issued $200 million of 12.25% Senior Notes maturing in 2008 ("Dobson/Sygnet Senior Notes"). The net proceeds were used to finance the Sygnet Acquisition described in Note 9 and to purchase $67.7 million of securities pledged to secure payment of the first six semi-annual interest payments on the Dobson/Sygnet Senior Notes, which begin on June 15, 1999. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheets. The Dobson/Sygnet Senior Notes are redeemable at the option of the Company in whole or in part, on or after December 15, 2003, initially at 106.125%. Prior to December 15, 2001, the Company may redeem up to 35% of the principal amount of the Dobson/ Sygnet Senior Notes at 112.25% with proceeds from equity offerings, provided that at least $130 million remains outstanding.

    On February 28, 1997, the Company issued $160 million of 11.75% Senior Notes maturing in 2007 ("DCC Senior Notes"). The net proceeds were used to finance the Maryland/Pennsylvania Acquisition described in Note 9 and to purchase securities pledged to secure payment of the first four semi-annual interest payments on the DCC Senior Notes, which began on October 15, 1997. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheets. The DCC Senior Notes are redeemable at the option of the Company in whole or in part, on or after April 15, 2002, initially at 105.875%. Prior to April 15, 2000, the Company may redeem up to 35% of

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT: (CONTINUED)

the principal amount of the DCC Senior Notes at 111.750% with proceeds from equity offerings, provided that after any such redemption at least $104 million remains outstanding.

OTHER NOTES PAYABLE

    Other notes payable represents the amount financed with the United States Government for nine PCS licenses as discussed in Note 9.

    Minimum future payments of long-term debt for years subsequent to December 31, 1998, are as follows:

1999........................................................  $      198,871
2000........................................................      54,066,729
2001........................................................      80,918,390
2002........................................................      80,946,762
2003........................................................     109,651,942
2004 and thereafter.........................................     778,273,510
                                                              --------------
                                                              $1,104,056,204
                                                              ==============

INTEREST RATE HEDGES

    In April 1997, the Company entered into an interest rate hedge agreement terminating on April 24, 2002 to hedge the Company's interest expense on $160 million of its indebtedness under the DOC Credit Facility. In 1998, the counterparty exercised its rights under the swap agreement, fixing the interest rate at 6.13% plus a factor based on the Company's leverage. The Company accounts for this as a hedge.

    The Company is currently negotiating an interest rate swap agreement to establish a fixed interest rate on $75 million of its indebtedness under the Dobson/Sygnet Credit Facilities.

7. RESTRICTED CASH AND INVESTMENTS:

    Restricted cash and investments consist of interest pledge deposits for the Dobson/Sygnet Senior Notes and the DCC Senior Notes. The Dobson/Sygnet Senior Notes interest pledge deposit includes the initial deposit of $67.7 million (as discussed in Note 6), plus interest earned. The DCC Senior Notes interest pledge deposit of approximately $9.3 million includes an initial deposit of $38.4 million (as discussed in Note 6), net of interest earned and payments issued to bondholders. Amortization expense of $322,850 and $269,101 was recorded in 1997 and 1998, respectively, for bond premiums recorded with the purchase of the restricted investments. At December 31, 1998, the carrying value of these investments exceeded the market value by approximately $326,000.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' DEFICIT:

    As of December 31, 1998, the Company's authorized and outstanding capital stock is as follows:

                                                                                                        LIQUIDATION
                                           # OF SHARES   # OF SHARES   PAR VALUE                        PREFERENCE
        CLASS                 TYPE         AUTHORIZED      ISSUED      PER SHARE       DIVIDENDS         PER SHARE
---------------------   ----------------   -----------   -----------   ---------   ------------------   -----------
    Class A                 Common Stock    1,438,000      573,152      $ .001        As declared               --

    Class B                 Common Stock       31,000           --      $ .001        As declared               --

    Class C                 Common Stock       31,000           --      $ .001        As declared               --
                                            ---------      -------

                                            1,500,000      573,152

     Senior
  Exchangeable           Preferred Stock      550,000      191,320      $ 1.00     12.25% Cumulative     $   1,000

   Additional            Preferred Stock      184,000       64,646      $ 1.00     12.25% Cumulative     $   1,000

    Class A              Preferred Stock      450,000      314,286      $ 1.00     5% Non-cumulative     $      70

    Class B              Preferred Stock           --           --      $ 1.00       8% Cumulative       $     100

    Class C              Preferred Stock      100,000           --      $ 1.00       8% Cumulative       $   16.23

    Class D              Preferred Stock       85,000       75,094      $ 1.00      15% Cumulative       $1,131.92

    Class E              Preferred Stock      405,000           --      $ 1.00      15% Cumulative       $1,131.92

    Class F              Preferred Stock      205,000       30,000      $ 1.00      16% Cumulative       $   1,000

    Class G              Preferred Stock       62,000       37,853      $ 1.00      16% Cumulative       $  660.40

    Class H              Preferred Stock       62,000           --      $ 1.00      16% Cumulative       $  660.45

     Other               Preferred Stock      397,000           --      $ 1.00            --                    --
                                            ---------      -------

                                            2,500,000      713,199

                                             OTHER
                                           FEATURES,
                                            RIGHTS,
                                          PREFERENCES
        CLASS          REDEMPTION DATE     AND POWERS
---------------------  ----------------   ------------
    Class A                   --            Voting
    Class B                   --          Non-voting
    Class C                   --          Non-voting
     Senior
  Exchangeable          Jan. 15, 2008     Non-voting
   Additional           Jan. 15, 2008     Non-voting
    Class A                   --          Non-voting
    Class B                   --            Voting,
                                          Convertible
    Class C                   --          Non-voting
    Class D                 after         Convertible
                        Dec. 23, 2010
    Class E                 after         Non-voting
                        Dec. 23, 2010
    Class F             Dec. 31, 2010     Non-voting
    Class G            90 days after an   Non- voting,
                        initial public     convertible
                           offering
    Class H                 after         Non-voting
                        Dec. 23, 2010
     Other                    --              --

    On December 23, the Company issued 75,093.7 shares of Class D Convertible Preferred Stock, including 3,534 shares to its majority shareholder for aggregate proceeds of $85 million. The Company also issued 30,000 shares of Class F Preferred Stock to the former shareholders of Sygnet as consideration for the Sygnet Acquisition.

    On December 23, 1998, Fleet, the holder of Class B Preferred Stock, converted all of its shares to Class A Common Stock. In addition, the Company redeemed all of the outstanding shares of Class C Preferred Stock which were held by Fleet for $1.9 million. On December 23, 1998, the Company and one of its subsidiaries purchased 43,345 shares of its Class A Common Stock from Fleet for approximately $31.1 million. In addition, the Company purchased 37,853 shares of its Class A Common Stock from its majority shareholder. In exchange, the Company issued 37,853 shares of Class G Preferred Stock to its majority shareholder. These Class A Common Stock shares are held in treasury stock at cost.

    As discussed in Note 1, effective February 28, 1997, the stockholders of DCC and Dobson Holdings Corporation ("Dobson Holdings"), a new corporation, entered into an agreement and plan of reorganization. Under the reorganization, Dobson Holdings acquired all of the outstanding Class A common stock, Class C common stock and Class B Preferred of DCC. In exchange, the holders of the

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' DEFICIT: (CONTINUED)

Class A common stock and Class B Preferred of DCC received equivalent shares of stock of Dobson Holdings. The holders of the Class C common stock received 100,000 shares of Class A preferred stock of Dobson Holdings. In addition, Dobson Holdings assumed all DCC outstanding stock options, substituting shares of Dobson Holdings Class B common stock for the stock subject to options. As a result, Dobson Holdings is the parent company of DCC.

    As part of the reorganization, the stock of certain subsidiaries was distributed to Dobson Holdings so that DCC is the holding company for the wireline and cellular subsidiaries. Additionally, DCC changed its corporate name to DOC and Dobson Holdings changed its corporate name to DCC.

    On March 19, 1996, the Company redeemed all of the shares of the Class A Preferred for $5,913,000, which is reflected in the accompanying consolidated statement of cash flows for the year ended December 31, 1996.

    In conjunction with the execution of the amended and restated revolving credit facility on March 19, 1996, as described in Note 6, the Company canceled its then outstanding Class A and Class B common stock and authorized the capital structure of the Company to consist of 1,000,000 shares of Class A voting common stock, $1 par value per share, 31,000 shares of Class B common stock, $1 par value per share, 59,130 shares of 10% cumulative, compounded, convertible, redeemable Class A preferred stock, $100 par value per share, and 100,000 shares of Class B convertible preferred stock ("Class B Preferred"), $1 par value per share, 8% dividend that accrues on a daily basis. On the same date, the Company issued 100,000 shares of Class B Preferred. The net proceeds from the issuance of the Class B Preferred was approximately $9,400,000. In addition, the Company issued 473,152 shares of Class A voting common stock to the holders of the original Class A common stock. On November 15, 1996, the Company amended its certificate of incorporation to eliminate Class A Preferred from its authorized capital stock.

    Holders of Class B Preferred are entitled to cumulative dividends as and when declared by the board of directors of the Company and a liquidation preference over the other classes of capital stock. The Class B Preferred stockholders are also entitled to a dividend equal to the amount they would have received had the Preferred Stock been converted into Class A common stock. Each share of Class B Preferred is convertible into Class A common stock initially at a ratio of one to one. Each share of Class B Preferred has voting rights equivalent to Class A common stock, at a rate equal to the number of Class A common shares into which the share of Class B Preferred is convertible at the record date of such vote. In addition, the Class B Preferred stockholders have the right, as a class, to elect two members of the board of directors of the Company.

    In February 1997, a $7.5 million dividend was paid on the Class A Common Stock. As a result of the $7.5 million dividend, holders of Class B Preferred were entitled to a "Make-Whole Dividend" of approximately $1.6 million. In lieu of such Make-Whole Dividend, the holders of Class B Preferred received 100,000 shares of Class C Preferred Stock having a liquidation preference of $1,623,329.

9. ACQUISITIONS:

    On February 28, 1997, the Company purchased the FCC cellular licenses for, and certain assets relating to two MSAs and two RSAs located in Maryland and Pennsylvania for $77.6 million. The properties are located immediately outside the Washington/Baltimore metropolitan area.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS: (CONTINUED)

    On March 3, 1997, the Company purchased the FCC cellular license for, and certain assets relating to Maryland RSA 2 for $75.8 million. The property is located to the east of the Washington/Baltimore metropolitan area. This acquisition and the one completed on February 28, 1997, are referred to together as the "Maryland/Pennsylvania Acquisition."

    On October 1, 1997, the Company purchased a 75% interest in the Gila River Cellular General Partnership (the "Arizona 5 Partnership"), which owns the cellular license for Arizona RSA 5, as well as the associated tangible operating assets, and Gila River Telecommunications Subsidiary, Inc. ("GRTSI") purchased a 25% interest in the Arizona 5 Partnership. The Company paid a net purchase price of $39.8 million for its 75% interest in the Arizona 5 Partnership. In addition, the Company financed approximately $5.2 million of the $13.3 million purchase price paid by GRTSI for its 25% interest in the Arizona 5 Partnership. The
$5.2 million note receivable bears interest at the Company's available rate under its revolving credit facility. Principal and interest will be paid from 60% of partnership distributions beginning after September 30, 1998. Any unpaid amounts of principal and interest are due on December 31, 2013.

    On January 26, 1998, the Company purchased the FCC cellular license for, and certain assets relating toTexas 16 RSA for $56.6 million. The property is located in south-central Texas in an area bordered by Austin, Houston and San Antonio.

    On April 1, 1998, the Company acquired all of the capital stock of the corporations which owned the Cellular 2000 Partnership. The Cellular 2000 Partnership owns the FCC cellular license and system for, and certain assets relating to, the California 4 RSA. The total purchase price paid by the Company was $90.9 million. The property is located in central California adjacent to Fresno, Modesto and Yosemite National Park.

    On June 16, 1998, the Company acquired an 86.4% interest in the Santa Cruz Cellular Telephone Partnership ("SCCTP") for $31 million. SCCTP owns the cellular license and other assets for the Santa Cruz MSA. The Santa Cruz MSA is located adjacent to the California 4 RSA purchased in April 1998. Subsequent to September 30, 1998, the Company acquired an additional .5% interest in SCCTP for $.2 million.

    On July 29, 1998, the Company purchased the FCC cellular license and certain assets of California 7 RSA for $21 million. California 7 is located in the Imperial Valley extending from east of San Diego to the Arizona state line.

    On September 2, 1998, the Company completed the acquisition of the FCC license of Ohio 2 RSA. The Company is currently negotiating with AirTouch for the purchase of subscribers and the lease of certain equipment necessary to operate the system. The purchase price of $39.3 million is being held in escrow pending resolution of claims made against the titles to the FCC licenses of the sellers. Ohio 2 is located in north central Ohio and covers an estimated population of 262,100.

    On December 2, 1998, the Company completed the acquisition of the FCC license for Texas 10 RSA. The Company is currently negotiating with AT&T Wireless for the purchase of subscribers and the lease of certain equipment necessary to operate the system. The purchase price of $55.0 million is being held in escrow pending resolution of claims made against the titles to the FCC licenses of the sellers. Texas 10 is located in central Texas and covers an estimated population of 317,900.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS: (CONTINUED)

    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet acquired Sygnet Wireless, Inc. for $337.5 million in cash and preferred stock and assumption of approximately $309 million of debt, which was immediately refinanced (See Note 6). The newly acquired Sygnet markets include cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million.

    The acquisition transactions were accounted for as purchases and, accordingly, their results of operations have been included in the accompanying consolidated statements of operations from the respective dates of acquisition. The unaudited pro forma information set forth below includes all acquisitions for the years ended 1997 and 1998, respectively, as if the purchases occurred at the beginning of 1997. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                          1997        1998
                                                        ---------   ---------
                                                             (UNAUDITED)
Operating revenue.....................................  $ 211,300   $ 254,447
Loss before discontinued operations and extraordinary
  items...............................................    (83,000)    (81,977)
Net loss..............................................   (117,181)   (124,130)
Net loss applicable to common stockholders............   (142,022)   (148,978)
Basic net loss applicable to common stockholders per
  common share........................................  $ (300.16)  $ (314.59)

PCS LICENSES

    In the second quarter of 1997, the Company was granted PCS licenses in the FCC "F" Block auction for nine markets adjacent to or overlapping the Company's existing cellular footprint in Oklahoma, Kansas and Missouri. The aggregate bid for these licenses was $5.1 million after a 15% discount. The Company financed approximately $4.1 million of the purchase price in July 1997 by notes payable to the United States Government at an annual interest rate of 6.25% (see Note
6). Interest only payments are due quarterly on January 15, April 15, July 15 and October 15 for the first two years. The principal obligations will be amortized quarterly over an eight-year period beginning in 1999.

10. EMPLOYEE BENEFIT PLANS:

401(K) PLAN

    The Company maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were approximately $109,000, $179,000 and $274,000 during the years ended December 31, 1996, 1997 and 1998, respectively.

STOCK OPTION PLAN

    The Company has adopted a stock option plan, the 1996 Stock Option Plan, as amended (the "Plan"). The Company accounts for the Plan under APB Opinion 25, under which no compensation

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS: (CONTINUED)

cost is recognized in the accompanying consolidated financial statements if the option price is equal to or greater than the fair market value of the stock at the time the option is granted.

    Under the Company's Plan, the Board of Directors may grant both incentive and non-incentive stock options for employees, officers and directors to acquire Class B Common Stock and Class C Common Stock. Since the Plan's adoption, stock options have been issued at the market price on the date of grant with an expiration of ten years from the grant date. Options granted to one employee during 1997 representing 42.9% of total options granted in 1997 and vest as follows: options to purchase 12% of such shares first become exercisable on each of the first five anniversaries of the grant date; options to purchase an additional 8% of such shares first become exercisable on the same dates if annual performance objectives are achieved, otherwise, the additional 8% of such shares become fully vested at the end of the ten year term. The remaining options issued in 1997 and all of the options issued in 1998 and 1996 vest at a rate of 20% per year. The Company has reserved 30,166 shares of authorized but unissued Class B Common Stock ("Class B") and 30,166 shares of authorized but unissued Class C Common Stock ("Class C") for issuance under the Plan.

    Stock options outstanding under the Plan are presented for the periods indicated.

                                                           CLASS B                    CLASS C
                                                   ------------------------   ------------------------
                                                   NUMBER OF   OPTION PRICE   NUMBER OF   OPTION PRICE
                                                    SHARES        RANGE        SHARES        RANGE
                                                   ---------   ------------   ---------   ------------
Outstanding December 31, 1995....................       --              --         --              --
                                                    ------       ---------      -----       ---------
Granted..........................................    8,374       $     100         --              --
Exercised........................................       --              --         --              --
Canceled.........................................       --              --         --              --
                                                    ------       ---------      -----       ---------
Outstanding December 31, 1996....................    8,374       $     100         --              --
                                                    ------       ---------      -----       ---------
Granted..........................................   14,059       $100-$150         --              --
Exercised........................................       --              --         --              --
Canceled.........................................       --              --         --              --
                                                    ------       ---------      -----       ---------
Outstanding December 31, 1997....................   22,433       $100-$150         --              --
                                                    ------       ---------      -----       ---------
Granted..........................................    8,540       $300-$665      2,414       $400-$420
Exercised........................................       --              --         --              --
Canceled.........................................    1,207       $     100         --              --
                                                    ------       ---------      -----       ---------
Outstanding December 31, 1998....................   29,766       $100-$665      2,414       $400-$420
                                                    ------       ---------      -----       ---------
Exercisable at December 31, 1997.................    1,675       $     100         --              --
                                                    ------       ---------      -----       ---------
Exercisable at December 31, 1998.................    7,122       $100-$150         --              --
                                                    ------       ---------      -----       ---------

    The following schedule shows the Company's net loss and net loss per share for the last three years, had compensation expense been determined consistent with the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The pro forma information

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS: (CONTINUED)

presented below is based on several assumptions and should not be viewed as indicative of the Company in future periods.

($ IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)                  1996       1997       1998
----------------------------------------------                --------   --------   --------
Net loss applicable to common stockholders:
  As reported...............................................  $(2,270)   $(19,337)  $(76,516)
  Pro forma.................................................  $(2,309)   $(19,540)  $(76,943)
Basic net loss applicable to common stockholders per common
  share:
  As reported...............................................  $ (4.80)   $ (40.87)  $(161.57)
  Pro forma.................................................  $ (4.88)   $ (41.30)  $(162.48)

    Diluted net loss per common share has been omitted because the impact of common stock equivalents is anti-dilutive.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively:

                                                            CLASS B               CLASS C
                                                 ------------------------------   --------
(AMOUNTS EXPRESSED IN PERCENTAGES)                 1996       1997       1998       1998
----------------------------------               --------   --------   --------   --------
Interest rate..................................    6.98%      6.60%      5.60%      5.80%
Dividend yield.................................      --         --         --         --
Expected volatility............................   39.88%     40.27%     39.79%     40.20%

    The weighted average fair value of options granted using the Black-Scholes option pricing model for Class B in 1996, 1997 and 1998 was $64.84, $71.42 and $205.88, respectively, and for Class C in 1998 was $255.23 assuming an expected life of ten years.

11. TAXES:

    Benefit for income taxes for the years ended December 31, 1996, 1997 and 1998, were as follows:

                                            1996         1997           1998
                                          ---------   -----------   ------------
Federal income taxes--
  Current...............................  $(452,000)  $        --   $         --
  Deferred..............................    (83,000)   (3,243,000)   (10,883,000)
State income taxes (current and
  deferred).............................    (58,000)     (382,000)      (586,000)
                                          ---------   -----------   ------------
    Total income tax benefit............  $(593,000)  $(3,625,000)  $(11,469,000)
                                          =========   ===========   ============

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

11. TAXES: (CONTINUED)

    The provisions for income taxes for the years ended December 31, 1996, 1997 and 1998, differ from amounts computed at the statutory rate as follows:

                                            1996         1997           1998
                                          ---------   -----------   ------------
Income taxes at statutory rate (34%)....  $(618,000)  $(6,576,000)  $(11,816,000)
State income taxes, net of Federal
  income tax effect.....................    (73,000)     (774,000)    (1,390,000)
Losses for which no benefit is
  recognized............................         --     3,747,000      1,608,000
Other, net..............................     98,000       (22,000)       129,000
                                          ---------   -----------   ------------
                                          $(593,000)  $(3,625,000)  $(11,469,000)
                                          =========   ===========   ============

    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1997 and 1998, were as follows:

                                                      1997           1998
                                                   -----------   -------------
Current deferred income taxes:
  Allowance for doubtful accounts receivable.....  $   152,000   $     812,000
  Accrued liabilities............................       45,000         592,000
  Deferred expenses..............................       17,000              --
                                                   -----------   -------------
    Net current deferred income tax asset........      214,000       1,404,000
                                                   -----------   -------------
Noncurrent deferred income taxes:
  Fixed assets...................................   (1,566,000)     (2,440,000)
  Cellular license costs and other intangibles...   (9,859,000)   (291,375,000)
  Tax credits and carryforwards..................   10,386,000      48,185,000
                                                   -----------   -------------
    Net noncurrent deferred income tax asset
      (liability)................................   (1,039,000)   (245,630,000)
                                                   -----------   -------------
    Total deferred income taxes..................  $  (825,000)  $(244,226,000)
                                                   ===========   =============

    At December 31, 1998, the Company had NOL carryforwards of approximately $124 million, which may be utilized to reduce future Federal income taxes payable. The Company's NOL carryforwards begin to expire in 2012.

12. RELATED PARTY TRANSACTIONS:

    At December 31, 1997 and 1998, the Company had notes and interest receivable of $5,852,282 and $7,047,272 due from related parties, including $295,612 and $290,150 at December 31, 1997 and 1998, respectively, from the Company's directors and officers. The notes bear interest at various interest rates ranging from 4% to 14.5% at December 31, 1998.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

13. ACCRUED EXPENSES:

    Accrued expenses consist of the following at December 31:

                                                         1997         1998
                                                      ----------   -----------
Interest............................................  $6,006,257   $ 5,846,071
Sygnet acquisition costs (see Note 9)...............          --     5,439,095
Vacation, wages and other...........................   1,839,144     2,937,140
                                                      ----------   -----------
  Total accrued expenses............................  $7,845,401   $14,222,306
                                                      ==========   ===========

14. COMMITMENTS:

    The Company entered into an equipment supply agreement on June 24, 1997, and as amended, the Company agreed to purchase approximately $65 million of cell site and switching equipment between June 24, 1997 and November 23, 2001, to update the cellular systems for the newly acquired and existing MSAs and RSAs. Of the commitment, approximately $32.3 million remained at December 31, 1998.

    The Company entered into an additional equipment supply agreement with a second vendor on January 13, 1998. The Company agreed to purchase approximately $81 million of cell site and switching equipment between January 13, 1998 and January 12, 2002, to update the cellular systems for the newly acquired and existing MSAs and RSAs. Of this commitment, approximately $58.4 million remained at December 31, 1998.

    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1998, are as follows:

1999................................     $ 6,207,303
2000................................       5,062,326
2001................................       3,946,908
2002................................       2,774,654
2003................................       2,188,040
2004 and thereafter.................      15,151,228

    Lease expense under the above leases was approximately $226,000, $866,000 and $3,034,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the current rates available to the Company for debt with similar terms and remaining maturation.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

15. FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)

    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                   1997                          1998
                        ---------------------------   ---------------------------
                          CARRYING                      CARRYING
                           AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                        ------------   ------------   ------------   ------------
Revolving credit
  facilities..........  $171,513,855   $171,513,855   $740,000,000   $740,000,000
Dobson/Sygnet Senior
  Notes...............            --             --    200,000,000    205,000,000
DCC Senior Notes......   160,000,000    169,200,000    160,000,000    163,200,000
Other notes payable...     4,056,204      4,200,695      4,056,204      4,057,164
Interest rate hedge...            --     (2,644,414)            --     (5,407,420)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                     ASSETS

                                                               DECEMBER 31,       JUNE 30,
                                                                   1998             1999
                                                              --------------   --------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   22,323,734   $    2,850,293
  Restricted cash and investments...........................      30,074,946       21,966,851
  Accounts receivable, net..................................      43,299,568       54,357,714
  Other current assets......................................       8,589,050        7,085,921
                                                              --------------   --------------
    Total current assets....................................     104,287,298       86,260,779
                                                              --------------   --------------
PROPERTY, PLANT AND EQUIPMENT, net..........................     173,054,329      182,157,035
                                                              --------------   --------------
OTHER ASSETS:
  Receivables--affiliates...................................       7,275,262        9,306,574
  Restricted investments....................................      45,505,020       34,635,000
  Cellular license acquisition costs, net...................   1,250,790,448    1,231,015,108
  Deferred costs, net.......................................      66,640,301       70,187,211
  Other intangibles, net....................................      52,795,841       50,579,295
  Other.....................................................       3,078,134        3,872,175
                                                              --------------   --------------
    Total other assets......................................   1,426,085,006    1,399,595,363
                                                              --------------   --------------
      Total assets..........................................  $1,703,426,633   $1,668,013,177
                                                              ==============   ==============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                               DECEMBER 31,       JUNE 30,
                                                                   1998             1999
                                                              --------------   ---------------
CURRENT LIABILITIES:
  Accounts payable..........................................  $   47,536,672   $    42,215,660
  Accrued expenses..........................................      14,222,306        14,941,286
  Notes payable.............................................      17,500,000        17,500,000
  Deferred revenue and customer deposits....................       5,738,381         6,620,600
  Current portion of long-term debt.........................         198,871        10,504,005
  Accrued dividends payable.................................       5,603,856        17,504,108
                                                              --------------   ---------------
    Total current liabilities...............................      90,800,086       109,285,659
NET LIABILITIES OF DISCONTINUED OPERATIONS..................       7,033,166        32,812,163
ACCOUNTS PAYABLE--AFFILIATE.................................       5,011,438                --
LONG-TERM DEBT, net of current portion......................   1,103,857,333     1,013,552,199
DEFERRED CREDITS............................................     245,630,000       225,376,713
MINORITY INTERESTS..........................................      26,557,203        27,212,346
SENIOR EXCHANGEABLE PREFERRED STOCK, net....................     241,320,000       426,642,522
Class D Convertible Preferred Stock.........................      85,000,000        85,000,000
Class F Preferred Stock.....................................      30,000,000                --
Class G Preferred Stock.....................................      25,000,000                --
STOCKHOLDERS' DEFICIT:
  Class A Preferred Stock...................................         314,286           314,286
  Class A Common Stock, $.001 par value 1,438,000 shares
    authorized and 573,152 shares issued....................             573               573
  Paid-in capital...........................................      18,298,072        18,298,072
  Retained deficit..........................................    (119,269,863)     (214,355,695)
                                                              --------------   ---------------
                                                                (100,656,932)     (195,742,764)
  Less--
  Class A Common Stock held in treasury (81,198 shares), at
    cost....................................................     (56,125,661)      (56,125,661)
                                                              --------------   ---------------
    Total stockholders' deficit.............................    (156,782,593)     (251,868,425)
                                                              --------------   ---------------
      Total liabilities and stockholders' deficit...........  $1,703,426,633   $ 1,668,013,177
                                                              ==============   ===============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                       SIX MONTHS
                                                                     ENDED JUNE 30,
                                                              ----------------------------
                                                                  1998           1999
                                                              ------------   -------------
OPERATING REVENUES:
  Service revenue...........................................  $ 28,633,336   $  77,016,366
  Roaming revenue...........................................    25,855,607      63,305,157
  Equipment sales and other.................................     1,319,022       6,018,097
                                                              ------------   -------------
    Total operating revenues................................    55,807,965     146,339,620
                                                              ------------   -------------
OPERATING EXPENSES:
  Cost of service...........................................    12,731,202      22,077,370
  Cost of equipment.........................................     2,628,701      11,858,855
  Marketing and selling.....................................     9,279,408      21,709,854
  General and administrative................................     9,549,740      26,067,555
  Depreciation and amortization.............................    16,543,413      69,900,020
                                                              ------------   -------------
    Total operating expenses................................    50,732,464     151,613,654
                                                              ------------   -------------
OPERATING INCOME (LOSS).....................................     5,075,501      (5,274,034)
INTEREST EXPENSE............................................   (17,351,138)    (55,528,311)
OTHER INCOME, net...........................................     2,793,027       1,903,695
                                                              ------------   -------------
LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES,
  INCOME TAXES AND EXTRAORDINARY ITEMS......................    (9,482,610)    (58,898,650)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES................    (1,381,234)     (1,480,189)
                                                              ------------   -------------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS............   (10,863,844)    (60,378,839)
INCOME TAX BENEFIT..........................................     2,133,297      22,943,959
                                                              ------------   -------------
LOSS FROM CONTINUING OPERATIONS.............................    (8,730,547)    (37,434,880)
LOSS FROM DISCONTINUED OPERATIONS, net of income tax benefit of $15,800,000 and $881,000 for the six months ended June
  30, 1999 and 1998, respectively...........................    (3,910,349)    (25,778,997)
                                                              ------------   -------------
LOSS BEFORE EXTRAORDINARY ITEMS.............................   (12,640,896)    (63,213,877)
EXTRAORDINARY EXPENSE, net of income tax benefit of $671,000
  for six months ended June 30, 1998........................    (2,643,439)             --
                                                              ------------   -------------
NET LOSS....................................................   (15,284,335)    (63,213,877)
DIVIDENDS ON PREFERRED STOCK................................   (10,519,084)    (31,871,955)
                                                              ------------   -------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS..................  $(25,803,419)  $ (95,085,832)
                                                              ============   =============
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON
  SHARE
  Before discontinued operations and extraordinary
    expense.................................................  $     (40.68)  $     (140.88)
  Discontinued operations...................................         (8.27)         (52.40)
  Extraordinary expense.....................................         (5.59)             --
                                                              ------------   -------------
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON
  SHARE.....................................................  $     (54.54)  $     (193.28)
                                                              ============   =============
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING............       473,152         491,954
                                                              ============   =============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                SIX MONTHS ENDED JUNE 30,
                                                              -----------------------------
                                                                  1998            1999
                                                              -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations.......................  $ (11,373,986)  $ (37,434,880)
  Adjustments to reconcile net loss to net cash provided by
    operating activities--
    Depreciation and amortization...........................     16,543,413      69,900,020
    Amortization of bond premium and financing cost.........      1,035,568       2,648,822
    Deferred income taxes and investment tax credits, net...     (1,598,280)    (20,253,287)
    Extraordinary loss on financing cost....................      3,314,439              --
    Minority interests in income of subsidiaries............      1,446,815         655,143
    Other...................................................         26,795         346,101
  Changes in current assets and liabilities--
    Accounts receivable.....................................     (7,484,376)    (11,058,146)
    Other current assets....................................        591,264       1,503,129
    Accounts payable........................................      1,772,484      (5,321,012)
    Accrued expenses........................................     (7,147,884)        718,980
    Deferred revenue and customer deposits..................        593,786         882,219
                                                              -------------   -------------
      Net cash provided by (used in) operating activities...     (2,279,962)      2,587,089
                                                              -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (13,927,228)    (31,180,901)
  Acquisitions..............................................   (177,438,919)    (27,278,079)
  Decrease in payable--affiliate............................             --      (5,011,438)
  Increase in receivables--affiliate........................     (7,039,172)     (2,031,312)
  Acquisition escrow deposit................................      5,973,245              --
  Investments in unconsolidated subsidiaries and other......     (1,163,384)     (2,241,147)
  Proceeds on sale of assets................................          6,700       1,103,509
                                                              -------------   -------------
      Net cash used in investing activities.................   (193,588,758)    (66,639,368)
                                                              -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    198,000,000      31,000,000
  Repayments of long-term debt..............................   (171,513,855)   (111,000,000)
  Cash dividends............................................             --      (3,470,801)
  Issuance of preferred stock...............................    179,942,000     170,000,000
  Redemption of preferred stock.............................             --     (55,000,000)
  Maturities of restricted investments, net of interest.....      8,585,977      20,425,221
  Deferred financing costs..................................    (12,564,470)     (7,375,582)
                                                              -------------   -------------
      Net cash provided by financing activities.............    202,449,652      44,578,838
                                                              -------------   -------------
  NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS......      6,580,932     (19,473,441)
  CASH AND CASH EQUIVALENTS, beginning of period............      2,752,399      22,323,734
                                                              -------------   -------------
  CASH AND CASH EQUIVALENTS, end of period..................  $   9,333,331   $   2,850,293
                                                              =============   =============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             SYGNET WIRELESS, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                         WILCOM CORPORATION                         SYGNET COMMUNICATIONS, INC.
                                            COMMON STOCK                                   COMMON STOCK
                              -----------------------------------------   -----------------------------------------------
                                    TYPE A                TYPE B                 TYPE A                   TYPE B
                              -------------------   -------------------   --------------------   ------------------------
                               SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT       SHARES       AMOUNT
                              --------   --------   --------   --------   --------   ---------   ----------   -----------
Balance as of January 1,
  1996......................     500     $ 12,500     2,500    $ 62,500    209,362   $ 209,362    1,046,801   $ 1,046,801
  Net loss..................
  Dividends declared........
  Corporate merger..........    (500)     (12,500)   (2,500)    (62,500)     4,360       4,360       21,800        21,800
  Retirement of treasury
    stock...................                                                (8,024)                 (40,173)
  Sygnet Wireless
    capitalization..........                                              (205,698)   (213,722)  (1,028,428)   (1,068,601)
  Capital contribution of
    S Corporation
    earnings................
  Preferred stock
    dividend................
  Accretion of preferred
    stock...................
  Exchange of common
    shares..................
                                ----     --------    ------    --------   --------   ---------   ----------   -----------
Balance as of December 31,
  1996......................      --           --        --          --         --          --           --            --
  Net loss..................
  Preferred stock
    dividend................
  Accretion of preferred
    stock...................
  Stock option
    compensation............
  Excess of redemption price
    over carrying value of
    preferred stock.........
  Net proceeds from issuance
    of common shares to
    Boston Ventures.........
  Exchange of common
    shares..................
                                ----     --------    ------    --------   --------   ---------   ----------   -----------
Balance as of December 31,
  1997......................      --           --        --          --         --          --           --            --
  Net loss..................
  Exchange of common
    shares..................
                                ----     --------    ------    --------   --------   ---------   ----------   -----------
Balance as of December 23,
  1998......................      --     $     --        --    $     --         --   $      --           --   $        --
                                ====     ========    ======    ========   ========   =========   ==========   ===========

                                SYGNET WIRELESS,       SYGNET WIRELESS,
                                      INC.                   INC.
                              --------------------   ---------------------                                    NOTE
                                    CLASS A                 CLASS B          ADDITIONAL      RETAINED      RECEIVABLE
                              --------------------   ---------------------     PAID-IN       EARNINGS     FROM OFFICER/
                               SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL      (DEFICIT)      SHAREHOLDER
                              ---------   --------   ----------   --------   -----------   ------------   -------------
Balance as of January 1,
  1996......................         --   $    --            --   $     --   $ 4,170,368   $    753,675     $(249,952)
  Net loss..................                                                                 (5,288,375)
  Dividends declared........                                                                   (261,625)
  Corporate merger..........                                                      48,840
  Retirement of treasury
    stock...................                                                  (1,718,991)
  Sygnet Wireless
    capitalization..........                          6,170,630     61,706     1,220,617
  Capital contribution of
    S Corporation
    earnings................                                                   2,809,405     (2,809,405)
  Preferred stock
    dividend................                                                    (690,411)
  Accretion of preferred
    stock...................                                                     (27,617)
  Exchange of common
    shares..................      2,653        27        (2,653)       (27)
                              ---------   -------    ----------   --------   -----------   ------------     ---------
Balance as of December 31,
  1996......................      2,653        27     6,167,977     61,679     5,812,211     (7,605,730)     (249,952)
  Net loss..................                                                                (20,616,394)
  Preferred stock
    dividend................                                                  (1,149,040)
  Accretion of preferred
    stock...................                                                     (46,849)
  Stock option
    compensation............                                                     306,000
  Excess of redemption price
    over carrying value of
    preferred stock.........                                                    (925,534)
  Net proceeds from issuance
    of common shares to
    Boston Ventures.........  3,000,000    30,000                             43,601,710
  Exchange of common
    shares..................  1,008,000    10,080    (1,008,000)   (10,080)
                              ---------   -------    ----------   --------   -----------   ------------     ---------
Balance as of December 31,
  1997......................  4,010,653    40,107     5,159,977     51,599    47,598,498    (28,222,124)     (249,952)
  Net loss..................                                                                (14,534,055)
  Exchange of common
    shares..................    731,893     7,319      (731,893)    (7,319)
                              ---------   -------    ----------   --------   -----------   ------------     ---------
Balance as of December 23,
  1998......................  4,742,546   $47,426     4,428,084   $ 44,280   $47,598,498   $(42,756,179)    $(249,952)
                              =========   =======    ==========   ========   ===========   ============     =========


                                  TREASURY STOCK
                              ----------------------
                               SHARES      AMOUNT
                              --------   -----------
Balance as of January 1,
  1996......................   48,197    $(1,718,991)
  Net loss..................
  Dividends declared........
  Corporate merger..........
  Retirement of treasury
    stock...................  (48,197)     1,718,991
  Sygnet Wireless
    capitalization..........
  Capital contribution of
    S Corporation
    earnings................
  Preferred stock
    dividend................
  Accretion of preferred
    stock...................
  Exchange of common
    shares..................
                              -------    -----------
Balance as of December 31,
  1996......................       --             --
  Net loss..................
  Preferred stock
    dividend................
  Accretion of preferred
    stock...................
  Stock option
    compensation............
  Excess of redemption price
    over carrying value of
    preferred stock.........
  Net proceeds from issuance
    of common shares to
    Boston Ventures.........
  Exchange of common
    shares..................
                              -------    -----------
Balance as of December 31,
  1997......................       --             --
  Net loss..................
  Exchange of common
    shares..................
                              -------    -----------
Balance as of December 23,
  1998......................       --    $        --
                              =======    ===========

                            See accompanying notes.

                             SYGNET WIRELESS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    PERIOD FROM
                                                                                     JANUARY 1,
                                                       YEAR ENDED DECEMBER 31,        THROUGH
                                                     ----------------------------   DECEMBER 23,
                                                         1996            1997           1998
                                                     -------------   ------------   ------------
OPERATING ACTIVITIES
Net loss...........................................  $  (5,288,375)  $(20,616,394)  $(14,534,055)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Depreciation...................................      5,948,693     16,018,841     15,085,641
    Amortization...................................      4,089,746     12,700,096     12,412,046
    Compensation expense from issuance of stock
      options......................................             --        306,000             --
    Loss on disposal of equipment..................        177,633        102,955         96,128
    Extraordinary loss on extinguishment of debt...      1,420,864             --             --
    Changes in operating assets and liabilities:
      Accounts receivable..........................       (184,315)    (1,854,599)    (1,526,182)
      Inventory....................................       (287,900)      (170,493)      (921,077)
      Prepaid and deferred expenses................         28,649        232,548         30,380
      Accounts payable and accrued expenses........      2,424,406      2,866,653      3,494,470
      Accrued interest payable.....................      6,481,912       (190,868)    (3,366,590)
                                                     -------------   ------------   ------------
Net cash provided by operating activities..........     14,811,313      9,394,739     10,770,761

INVESTING ACTIVITIES
Acquisitions of Horizon and Erie...................   (254,150,136)      (599,442)            --
Purchases of property and equipment................    (10,049,999)   (25,575,837)   (13,654,200)
Proceeds from sale of equipment....................             --        405,995        444,500
                                                     -------------   ------------   ------------
Net cash used in investing activities..............   (264,200,135)   (25,769,284)   (13,209,700)

FINANCING ACTIVITIES
Dividends paid.....................................       (261,625)            --             --
Proceeds from long-term debt.......................    320,750,000     30,500,000     21,800,000
Principal payments on long-term debt...............    (78,000,000)   (37,250,000)   (18,800,000)
Increase in financing costs........................    (10,290,097)       (65,376)            --
Net proceeds from issuance of preferred stock......     19,000,000             --             --
Redemption of preferred stock......................             --    (21,839,451)            --
Net proceeds from issuance of common stock.........             --     43,631,710             --
                                                     -------------   ------------   ------------
Net cash provided by financing activities..........    251,198,278     14,976,883      3,000,000
                                                     -------------   ------------   ------------
Increase (decrease) in cash and cash equivalents...      1,809,456     (1,397,662)       561,061
Cash and cash equivalents at beginning of year.....        448,292      2,257,748        860,086
                                                     -------------   ------------   ------------
Cash and cash equivalents at end of year...........  $   2,257,748   $    860,086   $  1,421,147
                                                     =============   ============   ============

SEE ACCOMPANYING NOTES.

                             SYGNET WIRELESS, INC.

8. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED)

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. As of December 31, 1996, the Company accrued stock dividends in the amount of $690,411 (which represented 6,904 shares). The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. No warrants were issued. For financial reporting purposes, the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

    The Company has also authorized 10 million shares of Voting Preferred Stock, par value $.01 per share, none of which are issued.

9. SHAREHOLDERS' EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $0.01 par value, to Boston Ventures Limited Partnership V (Boston Ventures) at a price of $15 per share (Common Stock Sale). The proceeds of $43.6 million, net of issuance fees of $1.4 million, were used to redeem the remaining outstanding Preferred Stock as described in Note 8 and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sale, Boston Ventures appointed two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which upon purchase became Class A Common Stock.

    On August 28, 1996, the Company approved a plan to recapitalize the Company whereby the Sygnet common stock Type A (205,698 shares) and Type B (1,028,428 shares) were converted into 6,170,630 shares of Sygnet Wireless, Inc. Class B common stock in a 5 for 1 split, effective September 20, 1996. These shares are entitled to ten votes per share.

    Under the most restrictive of the covenants discussed in Note 5, the Company could not declare any dividends on its common stock through December 23, 1998.

    On December 29, 1994, the Company received a promissory note from an officer/shareholder for $249,952 for the purchase of common shares from a shareholder. The note required annual payment of interest at 8.23% with principal repayment commencing on December 31, 1998 through December 31, 2001. The officer/shareholder repaid 100% of the note and interest accrued on December 29, 1998.

10. INCOME TAXES

    On August 31, 1996, Sygnet and Wilcom terminated their status as Subchapter S Corporations. As a result of this termination, application of the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires deferred income taxes to be provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities. As a result of the termination of their Subchapter S Corporation status, SYGNET and Wilcom contributed their undistributed earnings to additional paid-in capital. At December 23, 1998,

                             SYGNET WIRELESS, INC.

10. INCOME TAXES (CONTINUED)

the Company has net deferred tax assets of $37.0 million which includes net operating loss carryforwards of $45.2 million that expire in 2012 and 2013. For financial reporting purposes, a valuation allowance of $12.6 million has been recognized to offset the net deferred tax assets related primarily to the net operating loss carryforwards.

    The components of the income tax provision (benefit) in the consolidated statements of operations for the years ended December 31, 1996 and 1997, and for the period January 1, 1998 through December 23, 1998, are as follows:

                                                            1996          1997          1998
                                                         -----------   -----------   -----------
Cumulative effect of conversion from S to C corporation
  status...............................................  $   745,000   $        --   $        --
Deferred income tax (benefit)..........................   (1,898,500)   (6,697,800)   (4,782,900)
Valuation allowance....................................    1,153,500     6,097,800     4,782,900
                                                         -----------   -----------   -----------
Total provision for income tax (benefit)...............  $        --   $        --   $        --
                                                         ===========   ===========   ===========

11. STOCK OPTION PLAN

    The Company has stock option plans that provide for the purchase of Class A common stock by employees and directors of the Company. Under the stock option plans, the Company is authorized to issue 1,250,000 options for the purchase of shares of Class A common stock (1,000,000 for employees and 250,000 for non-employee directors). These options vest over a period ranging from grant date to five years, are exercisable based upon the terms of the grants and expire at the end of ten years. The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for the plan, which requires that for certain options granted, the Company recognizes as compensation expense the excess of the fair value for accounting purposes of the common stock over the exercise price of the options. For the majority of options, no compensation cost has been recognized. Had stock compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss would have increased by $24,000 and $625,000 from the amounts reported in 1996 and 1997, respectively, and $419,000 from the amounts reported for the period from January 1, 1998 through December 23, 1998.

    For pro forma calculations, the fair value of each option is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: risk-free interest rates ranging from 6.9% to 5.9% and average expected lives ranging from 5.0 to 7.5 years for issued options.

                             SYGNET WIRELESS, INC.

11. STOCK OPTION PLAN (CONTINUED)

    A summary of the status of the Company's stock option plan as of December 31, 1996 and 1997, and December 23, 1998, and changes during the periods then ended is presented below:

                                                      1996                   1997                   1998
                                              --------------------   --------------------   --------------------
                                                         WEIGHTED-              WEIGHTED-              WEIGHTED-
                                                          AVERAGE                AVERAGE                AVERAGE
                                                         EXERCISE               EXERCISE               EXERCISE
                                               SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                              --------   ---------   --------   ---------   --------   ---------
Outstanding at beginning of year............       --     $   --     533,200     $10.00     716,200     $10.08
Granted.....................................  533,200      10.00     183,000      10.31     210,500      18.03
Exercised...................................       --         --          --         --          --         --
Canceled....................................       --         --          --         --      (1,000)     20.00
                                              -------     ------     -------     ------     -------     ------
Outstanding at year end.....................  533,200     $10.00     716,200     $10.08     925,700     $11.88
                                              =======     ======     =======     ======     =======     ======
Options exercisable at year end.............       --                651,200                815,700
                                              =======                =======                =======
Weighted-average fair value of options
  granted during the year...................  $    --                $  7.80                $  1.65
                                              =======                =======                =======
Weighted-average remaining contractual
  life......................................     9.68                   8.87                   8.71
                                              =======                =======                =======

    At December 23, 1998, there were 324,300 options available for future grant.

12. COMMITMENTS

    On June 8, 1998, the Company entered into an agreement with Pinellas Communications to purchase the license to operate a cellular telephone system in the Rural Service Area PA-2. The purchase price is $6 million and the transaction is expected to close in 1999.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Cellular Corporation

    We have audited the consolidated balance sheet of American Cellular Corporation and subsidiaries (the Company) as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 26, 1998 (Date of Formation) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Cellular Corporation and subsidiaries at December 31, 1998, and the consolidated results of its operations and its cash flows for the period from February 26, 1998 (Date of Formation) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 15, 1999

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS


Current assets:
  Cash and cash equivalents.................................  $   34,015
  Restricted short-term investments.........................      26,550
  Accounts receivable, net of allowance for doubtful
    accounts of $2,084......................................      26,494
  Inventories...............................................       2,005
  Prepaids and other current assets.........................       1,569
                                                              ----------
Total current assets........................................      90,633
Cellular facilities, equipment, and other, net..............     159,792
Other assets................................................   1,267,175
                                                              ----------
Total assets................................................  $1,517,600
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.........................  $    3,000
  Accounts payable..........................................       6,022
  Interest payable..........................................      22,061
  Accrued operating expenses................................      14,749
  Income and other taxes payable............................       3,398
  Deferred revenue..........................................       6,170
  Other current liabilities.................................       2,860
                                                              ----------
Total current liabilities...................................      58,260
Long-term debt..............................................   1,195,971
Stockholders' equity:
  Series A cumulative redeemable preferred stock, $0.01 par
    value, net of $2,000 notes receivable from stockholders;
    authorized 5,000,000 shares; 3,250,000 shares issued and
    outstanding, including $21,375 of accrued dividends.....     344,375
  Common Stock, $0.01 par:
    Class A: Authorized 475,000 shares; 250,000 issued and
      outstanding...........................................           3
    Class B: Authorized 25,000 shares; 19,687 shares issued
      and 19,387 outstanding................................          --
  Additional paid-in capital................................      25,191
  Accumulated deficit.......................................    (106,200)
                                                              ----------
Total stockholders' equity..................................     263,369
                                                              ----------
Total liabilities and stockholders' equity..................  $1,517,600
                                                              ==========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

     PERIOD FROM FEBRUARY 26, 1998 (DATE OF FORMATION) TO DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

REVENUES
Subscriber revenues.........................................      $ 74,000
Roaming revenues............................................        36,542
Toll revenues...............................................        19,180
Equipment sales.............................................         3,740
Other.......................................................         4,025
                                                                  --------
Total revenue...............................................       137,487

COSTS AND EXPENSES
Cost of cellular service....................................        25,995
Cost of equipment sold......................................         7,271
General and administrative..................................        19,262
Sales and marketing.........................................        18,363
Depreciation and amortization...............................        45,569
Nonrecurring charges........................................         4,355
                                                                  --------
Total costs and expenses....................................       120,815
                                                                  --------
Operating income............................................        16,672

OTHER INCOME (EXPENSE)
Interest expense............................................       (61,477)
Interest income.............................................         5,036
Other expense, net..........................................          (100)
                                                                  --------
Total other expense.........................................       (56,541)
                                                                  --------
Loss before provision for income taxes......................       (39,869)
Provision for income taxes..................................          (530)
                                                                  --------
Net loss....................................................      $(40,399)
                                                                  ========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

     PERIOD FROM FEBRUARY 26, 1998 (DATE OF FORMATION) TO DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                               PREFERRED STOCK         COMMON STOCK          COMMON STOCK
                             --------------------   -------------------   -------------------
                                   SERIES A               CLASS A               CLASS B         ADDITIONAL
                             --------------------   -------------------   -------------------    PAID-IN     ACCUMULATED
                              SHARES      AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT
                             ---------   --------   --------   --------   --------   --------   ----------   ------------
Initial capital
  contributions............  3,250,000   $323,000   250,000      $ 3           --      $--       $24,997      $      --
Capital contributions,
  net......................         --         --        --       --       19,387       --           194             --
Excess purchase price over
  predecessor basis........         --         --        --       --           --       --            --        (44,426)
Accrued preferred stock
  dividends................         --     21,375        --       --           --       --            --        (21,375)
Net loss for the period
  from February 26, 1998
  (Date of Formation) to
  December 31, 1998........         --         --        --       --           --       --       (40,399)
                             ---------   --------   -------      ---       ------      ---       -------      ---------
Balance December 31, 1998..  3,250,000   $344,375   250,000      $ 3       19,387      $--       $25,191      $(106,200)
                             =========   ========   =======      ===       ======      ===       =======      =========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

     PERIOD FROM FEBRUARY 26, 1998 (DATE OF FORMATION) TO DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

OPERATING ACTIVITIES
Net loss....................................................     $   (40,399)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization expense.....................          45,569
  Amortization of deferred financing costs..................           2,393
  Accretion of discount on Senior Notes.....................             137
  Amortization of premium on restricted investments.........             222
  Amortization of covenant not to compete...................            (500)
  Change in working capital components, net of the effect of the merger with PriCellular Corporation:
      Accounts receivable...................................           2,666
      Inventories...........................................          (1,211)
      Prepaids and other current assets.....................             297
      Accounts payable......................................           2,074
      Accrued operating expenses............................            (472)
      Interest payable......................................          22,061
      Income and other taxes payable........................             (19)
      Deferred revenue......................................           1,537
      Other current liabilities.............................             940
                                                                 -----------
Net cash provided by operating activities...................          35,295
INVESTING ACTIVITIES
Acquisition of cellular operations, net of cash acquired....      (1,418,741)
Purchase of fixed assets....................................         (24,260)
Purchase of restricted investments, net.....................         (69,744)
                                                                 -----------
Net cash used in investing activities.......................      (1,512,745)
FINANCING ACTIVITIES
Proceeds from sale of preferred and common stock............         348,194
Proceeds from issuance of Senior Notes......................         282,834
Borrowings against credit facility..........................         916,000
Deferred financing costs....................................         (35,563)
                                                                 -----------
Net cash provided by financing activities...................       1,511,465
Increase in cash and cash equivalents.......................          34,015
Cash and cash equivalents at beginning of period............              --
                                                                 -----------
Cash and cash equivalents at end of period..................     $    34,015
                                                                 ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest....................................................     $    36,886
Income taxes................................................             351

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. ORGANIZATION AND BASIS OF PRESENTATION

    American Cellular Corporation, a Delaware corporation, was formed on February 26, 1998 to acquire the operations of PriCellular Corporation (see Note
3). Accordingly, the accompanying consolidated financial statements include results of operations from February 26, 1998, the date of formation, through December 31, 1998. American Cellular Corporation and Subsidiaries, (the Company), is principally engaged in the ownership and operation of cellular telephone systems. The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information."

    The consolidated financial statements include the assets, liabilities, and results of operations of entities in which the Company has a controlling interest. All significant intercompany balances and transactions have been eliminated.

2. SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, restricted investments, accounts receivable and accounts payable approximate fair value. See Note 5 for fair value of long-term debt.

    CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    INVENTORIES

    Inventories are stated at the lower of cost (first in, first out method) or market. Inventories consist primarily of cellular telephones and accessories.

    CELLULAR FACILITIES, EQUIPMENT AND OTHER

    Cellular facilities, equipment, and other fixed assets are recorded at cost, including labor and capitalized interest associated with construction. Depreciation is computed using the straight-line method over the estimated useful lives, typically three to seven years.

    INVESTMENTS IN CELLULAR OPERATIONS

    The Company owns a 44.5% interest in a joint venture with SBC Communications, Inc. (SBC). Under the terms of the joint venture agreement, the Company receives annual preferential distributions increasing to $5.8 million in 1999. Such preferential distributions are guaranteed by SBC. The Company also has an option to put its joint venture interest to SBC at prices escalating to $39.0 million at November 30, 1999. SBC has operating control of the properties and has certain rights to purchase the

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1998

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company's interests on November 30, 1999. The Company's guaranteed preferential distributions from the joint venture for the period from June 25, 1998, the date of the PriCellular acquisition, through December 31, 1998 amounted to $2.6 million and are included in other revenues.

    OTHER ASSETS

    Other assets consist of the following (in thousands):

Goodwill/cellular licenses..................................  $1,175,479
Investments in cellular operations..........................      35,531
Deferred financing costs....................................      35,563
Restricted investments......................................      42,972
Subscriber lists............................................      11,233
Accumulated amortization....................................     (33,603)
                                                              ----------
                                                              $1,267,175
                                                              ==========

    Goodwill/cellular licenses represents the excess of purchase price over the fair value assigned to the net tangible and identifiable intangible assets of the business acquired (see Note 3).

    The Company uses a 20-year life to amortize goodwill/cellular licenses. Accumulated amortization of goodwill/cellular licenses was approximately $29.3 million as of December 31, 1998. The Company periodically reviews the carrying value of goodwill/cellular licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the Company in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through December 31, 1998.

    Deferred financing costs primarily represent underwriting and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are amortized using the effective yield method and the amortization expense is included in interest expense. Accumulated amortization of deferred financing costs was approximately $2.4 million as of December 31, 1998.

    Approximately $82.4 million of the proceeds from the issuance of the 10.5% Senior Notes (see Note 5) was used to acquire certain treasury securities sufficient to pay the first six scheduled interest payments of those notes. Approximately $12.7 million of securities were sold in 1998 to satisfy the first interest payment with no realized gain or loss. These securities are held in an escrow account pursuant to a Pledge Escrow and Assignment Agreement. The restricted investments are classified in the balance sheet according to their maturities. These treasury securities mature from May 1999 to May 2001, bear interest rates from 5.625% to 6.375%, and are considered as held to maturity.

    The Company amortizes subscriber lists over a three-year period. Accumulated amortization was approximately $1.9 million as of December 31, 1998.

    REVENUE RECOGNITION

    The Company earns revenue by providing access to its cellular system and for usage of its cellular system (collectively subscriber revenues), for providing service to customers from other cellular systems

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1998

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

who roam through the service area (roaming revenues), and for long-distance calls placed by the Company's customers and those of other carriers within the Company's service area (toll revenues). Access revenue is billed one month in advance and is recognized when earned. Airtime, long-distance, and roaming revenues are recognized when the service is rendered. Equipment sales are recognized on delivery of the equipment to the customer.

    ADVERTISING COSTS

    Advertising costs relating to new subscribers are expensed in the period that they are incurred. Advertising expense amounted to $3.7 million for the period end December 31, 1998.

    COMPREHENSIVE LOSS

    In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Net loss for the period ended December 31 1998 is the same as comprehensive loss defined pursuant to SFAS No. 130.

    CONCENTRATIONS OF CREDIT RISK

    No single customer is large enough to pose a significant financial risk to the Company. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

    PENDING ACCOUNTING STANDARD

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be adopted by the Company effective January 1, 2000. The Statement will require the Company to recognize all derivatives, including interest rate swaps and collars, on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of Statement 133 will be on the earnings and financial position of the Company.

3. ACQUISITION OF PRICELLULAR CORPORATION

    On June 25, 1998, the Company acquired PriCellular Corporation (PCC) pursuant to an Agreement and Plan of Merger (the Merger Agreement) dated March 6, 1998 for approximately $1.5 billion. The acquisition was accounted for utilizing the purchase method of accounting. The results of operations for PCC are included in the Company's consolidated statement of operations beginning July 1, 1998. The results of operations do not differ materially than if the closing date had been used.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1998

3. ACQUISITION OF PRICELLULAR CORPORATION (CONTINUED)

    The allocation of the purchase price to the fair value of net assets acquired is as follows (in thousands):

Cash........................................................  $   51,460
Accounts receivable.........................................      29,160
Cellular facilities and equipment...........................     149,891
Investment in cellular operations...........................      35,531
Other assets................................................       2,660
Goodwill....................................................   1,175,479
Subscriber lists............................................      11,233
Excess purchase price over predecessor basis................      44,426
Total liabilities assumed...................................     (29,639)
                                                              ----------
Total merger consideration..................................   1,470,201
Less:
  Cash acquired.............................................      51,460
                                                              ----------
Total cash paid.............................................  $1,418,741
                                                              ==========

    PCC had been partially owned (6.39%) by a group of investors, which also own approximately 27.2% of the Company (the 6.39% is considered to be the continuing ownership interest). The cost to acquire the continuing ownership interest in the net assets of PCC in excess of the predecessor basis has been reflected as a reduction of stockholders' equity of the Company pursuant to generally accepted accounting principles.

    Nonrecurring charges recorded in the period ended December 31, 1998 represent stay-on bonuses paid by American Cellular Corporation to retain employees through the completion of the Merger.

4. CELLULAR FACILITIES, EQUIPMENT, AND OTHER

    The components of the Company's cellular facilities, equipment and other include the following (in thousands):

Cellular facilities and equipment...........................  $158,381
Furniture and other.........................................    15,770
                                                              --------
                                                               174,151
Less accumulated depreciation...............................   (14,359)
                                                              --------
                                                              $159,792
                                                              ========

    Depreciation expense for the period ending December 31, 1998 was $14.4 million.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1998

5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                      DECEMBER 31,
                                                          1998          FMV
                                                      ------------   ----------
                                                           (IN THOUSANDS)
Borrowings under $1,000,000,000 Credit Facility:
  Revolver Credit Loans.............................   $   66,000    $   66,000
  Tranche A Term Loans..............................      450,000       450,000
  Tranche B Term Loans..............................      200,000       200,000
  Tranche C Term Loans..............................      200,000       200,000
  10.5% Senior Notes due 2008.......................      282,971       276,450(1)
                                                       ----------    ----------
                                                        1,198,971    $1,192,450
                                                                     ==========
Less current portion................................       (3,000)
                                                       ----------
                                                       $1,195,971
                                                       ==========

(1) Based on quoted market price.

    The bank syndicated Credit Facility provides a subsidiary of the Company up to $1 billion in four tranches ($450 million on Tranche A, $200 million for each Tranche B and C, and up to $150 million on the Revolver). Payments under the Credit Facility are due quarterly, in varying installments beginning June 1999 and maturing December 2007. Additional payments are required for excess cash flow pursuant to the Credit Facility agreement. Interest is payable quarterly at the adjusted prime rate plus the applicable margin for each tranche (0.625% for the Revolver and Tranche A, 1.5% for Tranche B and 1.75% for Tranche C) or LIBOR plus the applicable margin for each tranche (1.625% or the Revolver and Tranche A, 2.5% for Tranche B and 2.75% for Tranche C), based on the subsidiary consolidated leverage ratio. As of December 31, 1998, the interest rates applicable on the tranches of the Credit Facility ranged from approximately 7.41% to 8.78%, yielding a weighted-average rate of 7.9%. In addition, commitment fees of 0.5% on the unutilized portion of the Revolver are payable quarterly. Substantially all of the subsidiary's assets are pledged as collateral to the Credit Facility. The Credit Facility contains several financial covenants related to subsidiary's leverage and debt service ratios and restrictions on the subsidiary's incurrance of additional debt, payment of dividends, incurrance of liens, and payments and transfers of net assets from the subsidiary to the Company. Restricted net assets of the Company approximated $465.5 million as of December 31, 1998.

    On May 13, 1998, the Company issued approximately $285.0 million aggregate principal amount of 10.5% Senior Notes (the Notes) due 2008. The Notes are unsecured and subordinated to the Credit Facility. Approximately $82.4 million of the proceeds were used to purchase treasury securities that were placed in an escrow account (see Note 2). The remaining funds were used to finance the acquisition of PCC. The Notes were issued at a price of 99.24% or $282.8 million. The original issue discount on the Notes accretes, compounded semiannually, to yield an effective rate of 10.63%. Interest is payable semiannually on each May 15 and November 15. The first six scheduled interest payments on the Notes will be funded from the securities held in escrow.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1998

5. LONG-TERM DEBT (CONTINUED)

    The Notes are subject to redemption at any time on or after May 15, 2003, at the option of the Company, in amounts of $1,000 at the following redemption prices, if redeemed during the 12-month period beginning May 15 of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICES
----                                                          ----------
2003........................................................    105.25%
2004........................................................    103.50
2005........................................................    101.75
Thereafter..................................................    100.00

    The holders of record receive the redemption price plus any accrued and unpaid interest. In addition, at any time prior to May 15, 2001, the Company may use the net cash proceeds of one or more equity offerings to redeem up to an aggregate 35% of the principal amount of Notes originally issued at a redemption price equal to 110.50%, plus any accrued and unpaid interest.

    As part of its interest rate risk management program, the Company utilizes interest rate swap and collar agreements to hedge variable interest rate risk under the Credit Facility. Net interest paid or received related to such agreements is recorded using the accrual method and as an adjustment to interest expense. At December 31, 1998, the Company had interest rate collars with an aggregate notional amount of $700 million, effectively fixing the interest rate between 5.38% and 6.00%, expiring in 2001. At December 31, 1998, the Company had an interest rate swap with a notional amount of $100 million, effectively fixing the interest rate to 5.84%, expiring in 2001. The Company has not incurred any gains or losses on terminations of interest rate agreements. The fair market value of the Company's interest rate agreements is $(11.6) million at December 31, 1998, based on current underlying spot rates.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1998

5. LONG-TERM DEBT (CONTINUED)

    The maturities of the Company's long-term debt are as follows (in thousands):

1999........................................................  $    3,000
2000........................................................       4,000
2001........................................................      49,000
2002........................................................      49,000
2003........................................................      71,500
Thereafter..................................................   1,022,471
                                                              ----------
                                                              $1,198,971
                                                              ==========

6. INCOME TAXES

    The significant components of the Company's deferred tax liabilities and assets are as follows:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Deferred tax liabilities:
  Cellular facilities, equipment and other..................    $(26,055)
  Intangible assets.........................................      (5,393)
  State and local deferred taxes............................      (5,656)
  Investment in Joint Venture...............................      (4,312)
  Other.....................................................      (2,571)
Deferred tax assets:
  Net operating loss carryforwards..........................      76,362
  Accruals..................................................       3,376
  Other.....................................................       1,324
                                                                --------
Net deferred tax assets.....................................      37,075
Valuation allowance.........................................     (37,075)
                                                                --------
Net deferred tax liability..................................    $     --
                                                                ========

    At December 31, 1998, the Company had tax net operating loss carryforwards
(NOLs) of approximately $193.6 million, which are available to offset future taxable income. NOLs begin expiring in the year 2007 through 2018 as follows:
2007--$1.3 million; 2009--$2.7 million; 2010--$1.7 million; 2011--$5.6 million,
2012--$8.8 million and 2018--$173.5 million. To the extent preacquisition NOLs of approximately $163.9 million are utilized in the future, goodwill established at the date of the acquisition will be reduced.

    The Company established a valuation allowance in accordance with generally accepted accounting principles. The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as assessment indicates that it is more likely than not that the deferred tax assets will be realized.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1998

6. INCOME TAXES (CONTINUED)

    A reconciliation of the income tax provision based upon the federal statutory rate to the actual income tax provision is as follows:

                                                                 PERIOD FROM
                                                              FEBRUARY 26, 1998
                                                             (DATE OF FORMATION)
                                                               TO DECEMBER 31,
                                                                    1998
                                                             -------------------
Income tax benefit at federal statutory rate...............       $(13,954)
Effect of:
  State income tax expense, net of federal benefit.........            344
  Amortization of goodwill/cellular licenses...............          6,459
  Increase in valuation allowance..........................          7,681
                                                                  --------
  Income tax expense.......................................       $    530
                                                                  ========

    Income tax expense is comprised solely of current state taxes payable.

7. STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Company issued 3,250,000 shares of Series A Preferred Stock for gross proceeds of $325 million. The preferred stock accrues dividends daily at the rate of 12% per annum, compounded quarterly. Such dividends shall accrue and be cumulative on the stated value of $100 per share. Dividends shall be payable quarterly, in arrears, on the last day of each December, March, June, and September. Dividends shall be paid in cash. If the payment does not occur on a regular dividend date, dividends shall accrue to the final payment date.

    The holders of Series A Preferred Stock have preference and priority over the holders of shares of any stock of the Company ranking junior to the Series A Preferred Stock, with respect to the payment of dividends or distribution of assets, whether upon liquidation, dissolution, winding up, or otherwise (Junior Stock). No dividend or distribution shall be declared or paid, either directly or indirectly, nor shall any Junior Stock, or any warrants, rights, calls or options exercisable or convertible into any Junior Stock be redeemed, purchased, retired, or otherwise acquired for any consideration, unless as of such date the Company has paid all dividends accrued and payable to date on the Series A Preferred Stock.

    If the Company shall adopt a plan of liquidation, dissolution, or winding up, no distribution shall be made to the holders of shares of Junior Stock, unless the holders of Series A Preferred Stock have received in cash the stated value, $100 per share, plus all accrued but unpaid dividends thereon.

    The Company shall have the right to redeem outstanding shares of Series A Preferred Stock at any time in aggregate amounts of $5 million or more at any one time. The redemption price shall be $100 per share plus the amount of all accrued and unpaid dividends through the redemption date.

    The Series A Preferred Stock have no voting rights, except certain actions in which each share of Series A Preferred Stock shall have one vote.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)

    CLASS B COMMON STOCK

    The Company has reserved 21,739 shares of its Class B Common Stock for issuance to certain of its employees. As of December 31, 1998, 19,387 shares are outstanding. The shares vest in equal, annual increments over a four-year period starting on the date of employment. The shares are convertible into shares of Class A Common Stock on a one-to-one basis, and automatically convert when vested. None are vested as of December 31, 1998.

    OTHER

    Upon termination of employment without cause, certain employees have the right to put their Class A and B Common Stock and Series A Preferred Stock at the fair market value, provided the Company will have the right to pay certain amounts by issuing shares of Series A Preferred Stock.

8. DEFINED-CONTRIBUTION PLAN

    Substantially all employees of the Company are covered by a defined-contribution 401(k) plan. The Company can make discretionary matching contributions. No matching contributions were made for the period ended December 31, 1998.

9. LEASE COMMITMENTS

    Minimum rental commitments as of December 31, 1998, for all noncancelable operating leases, consisting principally of leases for office space, real estate, and tower space, were as follows (in thousands):

1999........................................................  $ 4,386
2000........................................................    3,989
2001........................................................    3,495
2002........................................................    3,129
2003........................................................    2,184
Thereafter..................................................    2,708
                                                              -------
                                                              $19,891
                                                              =======

    Total rent expense amounted to approximately $2.7 million for the period ended December 31, 1998.

10. RELATED PARTIES

    The Company obtains customer information management and billing services from a vendor in which two of the Company's directors have an indirect and noncontrolling ownership interest. Since June 25, 1998, services provided to the Company by this vendor totaled $4.9 million, pursuant to the terms of a license agreement.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
PriCellular Corporation

    We have audited the consolidated balance sheets of PriCellular Corporation and subsidiaries as of December 31, 1997 and June 30, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997 and for the six months ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PriCellular Corporation and subsidiaries at December 31, 1997 and June 30, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and for the six months ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 15, 1999

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    PriCellular Corporation and subsidiaries, including its wholly owned subsidiary, PriCellular Wireless Corporation (Wireless) (collectively, the Company), is principally engaged in the ownership and operation of cellular telephone systems primarily in rural areas of the Midwestern and Eastern portions of the United States. The Company operates in one business segment pursuant to SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

    The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. The assets, liabilities, and results of operations of entities in which the Company has a controlling interest have been consolidated. All significant intercompany balances and transactions have been eliminated.

    On June 25, 1998, American Cellular Corporation acquired all of the operations of the Company pursuant to an agreement and plan of merger. For further discussion of the merger see Note 8. The accompanying consolidated financial statements include results of operations of the Company through June 30, 1998, the Company's normal month-end. The results of operations of the Company do not differ materially from if the actual closing date of the merger had been used.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, investment in cellular operations and accounts payable in the consolidated balance sheet approximate fair value. The fair value of long-term debt in the consolidated balance sheet approximated $733.5 million at June 30, 1998.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORY

    Inventory is stated at the lower of cost (first in, first out method) or market. Inventory consists primarily of cellular telephones and accessories.

FIXED ASSETS

    Cellular facilities, equipment, and other fixed assets are recorded at cost, including labor associated with construction. Depreciation is computed using the straight-line method over the estimated useful lives, typically three to seven years. Depreciation expense for the years ended December 31, 1996 and

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

1997 and for the six months ended June 30, 1998, was $10.0 million, $16.1 million, and $10.2 million, respectively.

INVESTMENTS IN CELLULAR OPERATIONS

    The Company has a 44.5% interest in a joint venture with SBC Communications, Inc. (SBC). Under the terms of the joint venture agreement, the Company receives preferential distributions in the first four years of the joint venture increasing from $3.3 million in 1996 to $5.8 million in 1999. Such preferential distributions are guaranteed by SBC. The Company also has an option to put its joint venture interest to SBC at prices escalating to $39.0 million in 1999. SBC has operating control of the properties and has certain rights to purchase the Company's interests on November 30, 1999. The Company's guaranteed preferential distributions from the joint venture for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, amounted to $3.4 million, $4.3 million, and $2.6 million, respectively, which are included in other revenues.

CELLULAR LICENSES

    Cellular licenses represent the excess of purchase price over the underlying fair value of assets acquired, and are being amortized on a straight-line basis over 40 years. Amortization expense for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, was $9.5 million, $12.7 million, and $7.3 million, respectively.

    The Company periodically reviews the carrying value of cellular licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the market to which the license relates and by comparing the cellular license to the estimated market value of the cellular system in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through June 30, 1998.

DEFERRED FINANCING COSTS

    Deferred financing costs primarily represent underwriting and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are being amortized over the terms of the related debt and the amortization expense is included in interest expense.

REVENUE RECOGNITION

    The Company earns revenue by providing access to its cellular system, for usage of its cellular system for long-distance calls placed by the Company's customers and those of other carriers within the Company's service area, and for providing service to customers from other cellular systems who roam through the service area. Access revenue is billed one month in advance and is recognized when earned. Airtime, long-distance, and roaming revenues are recognized when the service is rendered. Equipment sales are recognized on delivery of the equipment to the customer.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

    Marketing costs relating to new subscribers are expensed in the period in which they are incurred. Advertising expense amounted to $2.3 million, $3.7 million, and $2.5 million for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

COMMON STOCK SPLITS

    On February 29, 1996 and October 1, 1996, the Company authorized 5- for 4-stock splits in the form of 25% stock dividends of Class A and Class B common stock payable March 11, 1996 and October 21, 1996, respectively. All footnote disclosures and applicable per share data have been restated to reflect these splits.

NET LOSS PER SHARE

    In computing dilutive loss per share for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B common stock, the 10.75% Senior Subordinated Convertible Discount Notes, or the Cumulative Convertible Preferred Stock, since the exercise of any of these items would have an antidilutive effect on net loss per share.

COMPREHENSIVE INCOME

    In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Net loss for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, is the same as comprehensive loss defined pursuant to SFAS No. 130.

CONCENTRATIONS OF CREDIT RISK

    No single customer is large enough to pose a significant financial risk to the Company. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

RECLASSIFICATIONS

    Certain items have been reclassified in the 1996 and 1997 consolidated financial statements to conform to the current presentation.

2. ACQUISITIONS AND DIVESTITURES

    The following acquisitions were completed in 1996, 1997, and 1998. All acquisitions were accounted for utilizing the purchase method of accounting. The results of operations of the acquired

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

2. ACQUISITIONS AND DIVESTITURES (CONTINUED)

entities are included in the Company's consolidated results of operations from their respective dates of acquisition.

                                           ACQUISITION                   PURCHASE         NET POPS
MARKET                                         DATE                       PRICE           ACQUIRED
------                        --------------------------------------  --------------      ---------
                                                                      (IN THOUSANDS)
1998
TN-4 RSA                      January 15, 1998......................     $ 73,000           264,000
                                                                                          ---------
                                                                                            264,000
                                                                                          =========

1997
KY-4, KY-5, KY-6, and         January 7, 1997.......................     $115,500(a)        785,000
  KY-8 RSAs

WI-4 RSA                      January 7, 1997.......................        6,300           119,000
WI-5 RSA                      May 29, 1997..........................       10,600            81,000
                                                                                          ---------
                                                                                            985,000
                                                                                          =========

1996
WI-2 RSA                      November 18, 1996.....................        4,300            85,645
                                                                                          ---------
                                                                                             85,645
                                                                                          =========

PA-9 RSA                      February 2, 1996......................       26,100           188,096
WV-3 RSA                      July 23, 1996.........................       35,000           269,709
                                                                                          ---------
                                                                                            457,805
                                                                                          =========

NY-6 RSA                      April 23, 1996........................       19,800(b)        111,373
Poughkeepsie, NY MSA          April 23, 1996........................       38,900(b)(c)     218,890
Orange County, NY MSA         October 17, 1996......................             (c)        327,053
                                                                                          ---------
                                                                                            657,316
                                                                                          =========

Various                       October 17, 1996......................             (c)         70,740
                                                                                          ---------
                                                                                          1,271,506
                                                                                          =========

------------------------

(a) The Company acquired from a subsidiary of Horizon Cellular Telephone Company, L. P. (Horizon) the system serving four RSAs in Kentucky for approximately $96.4 million in cash and 1,948,052 shares of the Company's Class A common stock valued at approximately $19.1 million. On February 4, 1997, the Company repurchased and retired the 1,948,052 shares from Horizon for $15.3 million.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

2. ACQUISITIONS AND DIVESTITURES (CONTINUED)

(b) The Company acquired from a subsidiary of United States Cellular Corporation the system serving the NY-6 RSA for approximately $19.8 million and 83% of the stock of the system serving the Poughkeepsie, NY MSA for approximately $38.9 million, with one-half paid in cash and the balance in a three-year note (subsequently repaid in November 1996.

(c) The Company exchanged with Vanguard Cellular Systems, Inc. its OH-9 RSA, the majority of its OH-10 RSA and its Parkersburg, WV/Marietta, OH MSA for the Orange County, NY MSA, an additional 11.1% of the Poughkeepsie, NY MSA, 12.2% of the Janesville, WI MSA and 28,509 additional Pops, including small interests in the Eau Claire, WI and Wausau, WI MSAs (in each of which the Company currently has a majority interest).

    The pro forma unaudited condensed consolidated results of operations assuming the TN-4 RSA acquisition was consummated as of January 1, 1997, are as follows (in thousands, except per share amounts):

                                                                            SIX MONTHS
                                                              YEAR ENDED      ENDED
                                                              DECEMBER 31    JUNE 30
                                                                 1997          1998
                                                              -----------   ----------
Revenues....................................................   $196,264      $108,670
                                                               ========      ========

Net loss after adjustment for accrued preferred stock
  dividend..................................................   $(20,497)     $ (9,643)
                                                               ========      ========

Basic and diluted loss per common share.....................   $  (0.56)     $  (0.28)
                                                               ========      ========

The Company made the following dispositions of cellular properties and interests (in thousands):

                                                                        SALES       GAIN
DATE                                 DESCRIPTION                        PRICE      (LOSS)
----                                 -----------                       --------   --------
1998
  June           Sale of Minority Pops...............................  $ 1,352    $  (133)
                                                                                  =======

1997
  January        Florence, AL MSA and AL-1B RSA, sale of license.....  $22,396    $ 8,451
  April          Sale of Minority Pops...............................    1,255        (28)
                                                                                  -------
                                                                                  $ 8,423
                                                                                  =======

1996
  July           AL-4 RSA, sale of license...........................  $25,000    $(1,640)
  September      Sale of Minority Pops...............................    2,813      1,817
  November       MI-2 RSA, sale of license...........................    6,500     (1,578)
                                                                                  -------
                                                                                  $(1,401)
                                                                                  =======

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

3. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                DECEMBER 31,   JUNE 30,
                                                                    1997         1998
                                                                ------------   --------
14% Senior Subordinated Discount Notes due 2001...........        $165,000     $165,000
10.75% Senior Subordinated Convertible Discount Notes due           45,623       48,054
  2004....................................................
12.25% Senior Subordinated Discount Notes due 2003........         187,700      199,101
10.75% Senior Notes due 2004..............................         170,000      170,000
Senior Secured Reducing Revolver..........................              --       60,000
                                                                  --------     --------
                                                                  $568,323     $642,155
                                                                  ========     ========

    On November 23, 1994, Wireless issued $165.0 million aggregate principal amount of 14% Senior Subordinated Discount Notes due 2001 (the 14% Notes) primarily to finance the acquisition of Cellular Information Systems, Inc.
(CIS). The 14% Notes were issued at a price of 66.834% or $110.3 million. The original issue discount on the 14% Notes accreted at a rate of 14% through November 1997, compounded semiannually, to an aggregate principal amount of $165.0 million. Interest is currently accruing at the rate of 14% per annum, payable semiannually in cash.

    On August 21, 1995, the Company issued $60.0 million aggregate principal amount of 10.75% Senior Subordinated Convertible Discount Notes due 2004 (the 10.75% Notes). The 10.75% Notes were issued at a price of 59.345% or $35.6 million. The original issue discount on the 10.75% Notes accretes at a rate of 10.75%, compounded semiannually, to an aggregate principal amount of approximately $60.0 million by August 15, 2000. Interest will thereafter accrue at 10.75% per annum, payable semiannually, in cash beginning February 15, 2001. The 10.75% Notes are convertible into the Company's Class A common stock at a conversion price of $9.94 per share.

    On September 27, 1995, Wireless issued $205.0 million aggregate principal amount of 12.25% Senior Subordinated Discount Notes due 2003 (12.25% Notes) to finance the acquisition of the OH-7 RSA; OH-9 RSA; OH-10 RSA; Parkersburg, WV/Marietta; OH MSA; WV-2 RSA; AL-4 RSA; PA-9 RSA; and NY-5 RSA cellular systems. The 12.25% Notes were issued at a price of 69.906% or $143.3 million. The original issue discount on the 12.25% Notes accretes at a rate of 12.25% compounded semiannually, to an aggregate principal amount of approximately $205.0 million by October 1, 1998. Interest will thereafter accrue at 12.25% per annum payable semiannually in cash beginning April 1, 1999.

    On November 6, 1996, Wireless issued $170.0 million principal amount of 10.75% Senior Notes due 2004, primarily to finance the acquisition in January 1997 of the Kentucky cluster for $115.5 million consisting of approximately $96.4 million in cash and $19.1 million in the Company's Class A common stock. Approximately $19.0 million of the proceeds was used to repay the note issued in connection with the purchase on April 23, 1996, of the Poughkeepsie, NY MSA. Interest is payable semiannually on each May 1 and November 1.

    On January 15, 1998, the Company borrowed $60.0 million under a Senior Secured Reducing Revolver (the Borrowing). The Borrowing matures eight years from the closing date with repayment

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

commencing in the year 2001 with final payment in the year 2005 in amounts ranging from 10.0% to 25.0%. Interest will be charged at the LIBOR rate plus a premium ranging from 1.500% to 2.250% depending on the ratio of debt to cash flow as defined. The Borrowing requires the attainment by the Company of certain financial ratios in order to maintain the permitted indebtedness. The Borrowing is secured by the assets of Kyle Cellular, a wholly owned subsidiary of the Company.

    The Company's long-term debt includes restrictions on Wireless' incurrence of additional debt, the payment of dividends, the incurrence of liens, and on payments and transfer of net assets from Wireless to the Company. Restricted net assets of the Company as of June 30, 1998, approximated $175.6 million.

    The maturities of the Company's long-term debt for each of the periods subsequent to June 30, 1998, are as follows (in thousands):

Six months ending December 31, 1998.........................  $     --
Years ending December 31:
  1999......................................................        --
  2000......................................................        --
  2001......................................................   169,500
  2002......................................................    10,500
  2003......................................................   211,101
  Thereafter................................................   251,054
                                                              --------
    Total...................................................  $642,155
                                                              ========

4. INCOME TAXES

    The significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                              DECEMBER 31,   JUNE 30,
                                                                  1997         1998
                                                              ------------   --------
Deferred tax liabilities:
  Depreciation..............................................    $ (9,652)    $(11,638)
  Amortization..............................................     (11,407)     (14,799)
  License basis difference..................................      (3,797)      (3,797)
  Other.....................................................      (4,385)      (4,356)
Deferred tax assets:
  Net operating loss carryforwards..........................       6,915       15,630
  Amortization of original issue discount...................      33,726       37,373
  State and local deferred taxes............................       2,280        1,058
  Accruals..................................................       2,049        2,020
  Other.....................................................       2,504        1,462
                                                                --------     --------
Net deferred tax assets.....................................      18,233       22,953
Valuation allowance.........................................     (22,030)     (26,750)
                                                                --------     --------
Net deferred tax liability..................................    $ (3,797)    $ (3,797)
                                                                ========     ========

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

    At June 30, 1998, the Company had tax net operating loss carryforwards
(NOLs) of approximately $43.3 million, which are available to offset future taxable income. NOLs begin expiring in the year 2007 through 2018 as follows:
2007--$1.3 million, 2009--$2.7 million, 2010--$1.7 million, 2011--$5.6 million,
2012--$20.8 million and 2018--$11.2 million.

    The Company established a valuation allowance in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as assessment indicates that it is more likely than not that the deferred tax assets will be realized.

5. STOCKHOLDERS' EQUITY

COMMON STOCK

    In January 1996, Price Communications, an affiliate of the Company, acquired warrants which are convertible directly into 1,820,000 shares of Class B common stock from former executives of an acquired company. The effective exercise price is $5.42 per share of Class B common stock at June 30, 1998.

    On February 4, 1997, the Company purchased and retired, under separate authorization of its Board of Directors, 1,948,052 shares of its Class A common stock from Horizon, which Horizon received in connection with the Kentucky Cluster acquisition.

    In July 1997, the Company repurchased and retired 3,994,945 shares of its Class B common stock from Aeneas Venture Corp., an affiliate of Harvard Private Capital Group, Inc. (Harvard) at $9.00 per share, which was the current market price at the date of the transaction. In addition, 56,275 warrants to purchase Class B common stock, also owned by Harvard, were redeemed at a net cash expenditure of $3.83 per warrant ($9.00 current market price less the exercise price of $5.17).

    In November 1997, Robert Price, Chairman of the Board of the Company, exercised options for 742,188 shares of the Company's Class A common stock. Subsequently, the Company purchased from Robert Price 200,000 of the 742,188 shares issued at market ($11.25 per share), and simultaneously retired the same shares.

    Shares of Class A common stock reserved for issuance at June 30, 1998 and December 31, 1997 are as follows (in thousands):

Options issued to employees.................................   1,477
Options reserved for issuance...............................     401
Warrants....................................................   1,820
Shares reserved for convertible securities..................  32,856
                                                              ------
                                                              36,554
                                                              ======

PREFERRED STOCK

    The Company issued Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the Series A Preferred Stock) for gross proceeds of $80.0 million. The preferred stock accrues dividends at the rate of 6.25% per annum compounded quarterly. Such dividends will not be paid in cash but will accrue and be calculated on the face value of $1,000 per share. The cumulative accrued

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

5. STOCKHOLDERS' EQUITY (CONTINUED)

dividends are $16.1 million at June 30, 1998. The number of shares of Class A common stock into which the Series A Preferred Stock is convertible is equal to the quotient obtained by dividing the conversion value (initially $83.2 million and increasing to $96.0 million by the third anniversary of the original date of issuance or earlier upon the occurrence of certain contingencies, plus, in each case, accrued dividends through the date of conversion or, upon the occurrence of certain contingencies, through the fifth anniversary of the date of issuance) by the conversion price ($8.83 per share subject to adjustment). The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Class A common stock the holder would receive upon conversion.

STOCK OPTION PLAN

    Under the Company's 1994 Stock Option Plan (the Plan), the Board of Directors can grant options to purchase up to 2,636,000 shares of Class A common stock to certain eligible employees and directors (Class A shares are entitled to one vote per share). During 1996, the Company registered approximately 2,636,000 shares of Class A common stock reserved for issuance under the Plan. The Plan provides that the option price cannot be less than the fair market value of the stock on the date of grant. All options granted subsequent to January 1, 1995 have a 10 year term and vest and become fully exercisable at the end of three years of continued employment.

    The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." However, as permitted under SFAS No. 123, the Company continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plan. Under APB No. 25, because the number of options is fixed and the option price is market price at the date of grant, no compensation expense is required. Pro forma information regarding net loss and basic and diluted loss per common share is required by SFAS No. 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method using the Black-Scholes valuation method.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The fair value for the Company's options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997: risk free interest rate of 6.25%; dividend yield of 0%; a volatility factor of .480 for 1996 and .323 for 1997 and a weighted-average expected life of the options of four years. There were no option grants in 1998.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

5. STOCKHOLDERS' EQUITY (CONTINUED)

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share):

                                                            DECEMBER 31,
                                                         -------------------   JUNE 30,
                                                           1996       1997       1998
                                                         --------   --------   --------
Net loss after adjustment for accrued preferred stock
  dividend:
  As reported..........................................  $(29,221)  $(20,171)  $ (9,643)
  Pro forma............................................   (29,996)   (21,318)   (10,276)

Basic and diluted loss per common share:
  As reported..........................................     (0.76)     (0.55)     (0.28)
  Pro forma............................................     (0.78)     (0.58)     (0.29)

    Because compensation expense associated with option grants is recognized over the vesting period, the initial impact of applying FAS 123 on pro forma net loss is not representative of the potential impact on pro forma net loss in future years when the effect of recognition of a portion of compensation expense from multiple awards would be reflected.

    A summary of the Company's stock option activity, and related information is as follows:

                                                          NUMBER OF
                                                         SHARES UNDER
                                                           OPTIONS      PRICE PER SHARE
                                                         ------------   ----------------
Balance at December 31, 1995...........................    1,769,140    $  3.71 to $8.72
Options granted........................................      343,125    $10.80 to $10.90
Options exercised......................................       (8,329)   $  4.54 to $4.67
Options returned for future issuance...................      (55,704)   $ 4.54 to $10.90
                                                           ---------    ----------------
Balance at December 31, 1996...........................    2,048,232    $ 3.71 to $10.90
Options granted........................................      217,500    $           8.88
Options exercised......................................     (750,649)   $  3.71 to $8.72
Options returned for future issuance...................      (38,102)   $ 4.55 to $10.90
                                                           ---------    ----------------
Balance at December 31, 1997 and June 30, 1998.........    1,476,981    $ 3.71 to $10.90
                                                           =========    ================

    The weighted-average grant date fair value of options granted in 1997 and 1996 were $3.38 and $4.84, respectively.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

    The following table summarizes information about stock options outstanding at June 30, 1998:

                                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                ------------------------------------------   -----------------------
                                                 WEIGHTED-       WEIGHTED-                 WEIGHTED-
                                                  AVERAGE         AVERAGE                   AVERAGE
RANGE OF                          NUMBER         REMAINING       EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES                 OUTSTANDING   CONTRACTUAL LIFE     PRICE     EXERCISABLE     PRICE
---------------                 -----------   ----------------   ---------   -----------   ---------
$3.71 to $ 4.67...............    848,957         6.6 years       $ 4.29       848,957      $ 4.29
$8.72 to $ 8.88...............    314,899         8.3 years       $ 8.83       153,232      $ 8.78
$10.80 to $11.40..............    313,125         8.1 years       $10.88       160,833      $10.89

At December 31, 1997, 846,057 options were exercisable.

6. LEASE COMMITMENTS

    Minimum rental commitments as of June 30, 1998, for all noncancelable operating leases, consisting principally of leases for office space, real estate and tower space, are as follows (in thousands):


Six months ending December 31, 1998.........................  $ 2,193
Years ending December 31:
  1999......................................................    4,386
  2000......................................................    3,989
  2001......................................................    3,495
  2002......................................................    3,129
  2003......................................................    2,184
Thereafter..................................................    2,708
                                                              -------
                                                              $22,084
                                                              =======

    Total rent expense amounted to approximately $2.4 million, $3.4 million, and $2.0 million for the years ended December 31, 1996 and 1997, and the six months ended June 30, 1998, respectively, of which $137,000 and $47,000 were paid to an affiliate during 1996 and 1997, respectively.

7. ACCOUNTS PAYABLE, ACCRUED EXPENSES, AND OTHER CURRENT LIABILITIES

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31,   JUNE 30,
                                                                     1997         1998
                                                                 ------------   --------
    Accounts payable...........................................     $ 5,259     $ 3,948
    Accrued operating expenses.................................      16,612       8,917
    Income and other taxes payable.............................       1,847       2,951
    Other......................................................       4,328       4,600
                                                                    -------     -------
                                                                    $28,046     $20,416
                                                                    =======     =======

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

7. ACCOUNTS PAYABLE, ACCRUED EXPENSES, AND OTHER CURRENT LIABILITIES (CONTINUED)

    Other current liabilities consist of the following (in thousands):

                                                                 DECEMBER 31,   JUNE 30,
                                                                     1997         1998
                                                                 ------------   --------
    Unearned covenant not to compete...........................     $ 2,125     $   500
    Interest payable...........................................       5,920       6,444
                                                                    -------     -------
                                                                    $ 8,045     $ 6,944
                                                                    =======     =======

8. MERGER WITH AMERICAN CELLULAR CORPORATION

    On June 25, 1998, American Cellular Corporation acquired all of the operations of the Company pursuant to an Agreement and Plan of Merger (the Merger Agreement). At the effective time, as defined in the Merger Agreement, the holders of each issued and outstanding share of Class A common stock and Class B common stock received $14 in cash, without interest, and each issued and outstanding share of Series A Preferred Stock received the product of $14 and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                           , 2000

                                JOINT BOOK RUNNING MANAGERS
LEHMAN BROTHERS                                             SALOMON SMITH BARNEY
                                     JOINT LEAD MANAGER
                  BANC OF AMERICA SECURITIES LLC
                                        CO-MANAGERS
                           DEUTSCHE BANC ALEX. BROWN

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below is an itemization of the costs that we expect to incur in connection with the offer and sale of the securities that we are registering. With the exception of the Securities Act and NASD fees, all amounts are estimates.


Securities Act Registration Fee.............................  $  159,850
NASD Filing Fee.............................................      30,500
Printing and Engraving Expenses.............................
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Miscellaneous...............................................
                                                              ----------
  Total.....................................................
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, the Company's Amended and Restated Certificate of Incorporation provides for indemnification of each of the Company's officers and directors against (a) expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

    The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

    In March 1996, the Registrant closed a private sale for cash of 100,000 shares of its Class B Convertible Preferred Stock. The aggregate consideration received by the Registrant was $10 million. All of such shares were sold to Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners, the Fleet Investors, each of whom was an accredited investor. Each purchaser represented that the shares of the Registrant's Class B Convertible Preferred Stock were being acquired for such purchaser's own account for investment and not with a view to the distribution of such shares. The shares of Class B Convertible Preferred Stock were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

    On February 28, 1997, the Registrant closed a private sale for cash of its 11 3/4% Senior Notes due 2007. The gross proceeds received by the Registrant were $160 million. All of such securities were sold to Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated, First Union Capital Markets Corp. and Nationsbanc Capital Markets, Inc. as the Placement Agents, who offered the securities only to Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act), institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) and outside the United States in compliance with Regulation S under the Securities Act. The securities were not registered under the Securities Act in reliance upon the exemptions from registration provided by Section 4(2) of, and Rule 144A promulgated under, the Securities Act.

    On January 22, 1998, the Registrant closed a private sale for cash of 175,000 shares of its 12 1/4% Senior Exchangeable Preferred Stock due 2008. The gross proceeds received by the Registrant were $175 million. All of such securities were sold to Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner and Smith Incorporated and NationsBanc Montgomery Securities LLC as the Placement Agents, who offered the securities only to Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act), institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) and outside the United States in compliance with Regulation S under the Securities Act. The securities were not registered under the Securities Act in reliance upon exemptions from registration provided by
Section 4(2) of, and Rule 144A promulgated under, the Securities Act.

    On June 12, 1998, the Registrant's subsidiary, Logix Communications Enterprises, Inc. (formerly, Dobson Wireless Company) closed a private sale for cash of its 12 1/4% Senior Notes due 2008. The gross proceeds received by the Registrant were $350 million. All of such securities were sold to Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC, as the Placement Agents, who offered the securities only to Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act), institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) and outside the United States in compliance with Regulation S under the Securities Act. The securities were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of, and Rule 144A promulgated under, the Securities Act.

    On December 23, 1998, the Registrant's subsidiary, Dobson/Sygnet Communications Company, closed a private sale for cash of its 12 1/4% Senior Notes due 2008. The gross proceeds received by the Registrant were $200 million. All of such securities were sold to NationsBanc Montgomery Securities, LLC, Lehman Brothers Inc., First Union Capital Markets and TD Securities (USA) Inc. as the Initial Purchasers, who offered the securities only to Qualified Institutional Buyers (as defined in Rule 144A of the Securities
Act) and outside the United States in compliance with Regulation S under the Securities Act. The securities were not registered under the Securities Act in reliance upon the exemptions provided by Section 4(2) of, and Rule 144A promulgated under, the Securities Act.

    On December 23, 1998, the Registrant closed a private sale for cash of 65,646 shares of its 12 1/4% Senior Exchangeable Preferred Stock. The gross proceeds received by the Registrant were $50 million. All of such securities were sold to NationsBanc Montgomery Securities LLC as the Initial Purchaser, who offered a portion of the securities only to Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act). The securities were not registered under the Securities Act in reliance upon the exemptions provided by
Section 4(2) of, and Rule 144A promulgated under, the Securities Act.

    On December 23, 1998, the Registrant issued an aggregate of 30,000 shares of its Class F Preferred Stock and warrants to purchase shares of its Class A Common Stock for an aggregate cash consideration of $30 million. No underwriters were involved in the transaction. The shares of Class F Preferred Stock and Warrants were sold to seven purchasers, each of whom was an accredited investor

(as defined in Rule 501(a) promulgated under the Securities Act), and each of who represented that the Registrant's securities were being acquired for the purchaser's own account for investment, and not with a view to a distribution thereof. The securities were not registered under the Securities Act in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On December 23, 1998, the Registrant issued an aggregate of 75,093.7 shares of its Class D Preferred Stock for an aggregate cash consideration of $85 million. No underwriters were involved in the transaction. The shares of Class D Preferred Stock were sold to thirty-three purchasers, each of whom was an accredited investor (as defined in Rule 501(a) promulgated under the Securities Act), and each of who represented that the Registrant's securities were being acquired for the purchaser's own account for investment, and not with a view to a distribution thereof. The securities were not registered under the Securities Act in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On December 23, 1998, the Registrant issued an aggregate of 100,000 shares of its Class A Common Stock upon conversion of the Registrant's outstanding shares of Class B Convertible Preferred Stock. No cash or other consideration was received by the Registrant in connection with such conversion. No underwriters were involved in the transaction. The securities were not registered under the Securities Act in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On December 23, 1998, the Registrant issued an aggregate of 37,853 shares of its Class G Preferred Stock for an aggregate purchase price of $25 million in exchange for 37,853 shares of the Registrant's Class A Common Stock which had been valued at $25 million by the Registrant's Board of Directors. No underwriters were involved in the transaction. The shares of Class G Preferred Stock were sold to the Registrant's principal shareholder who is also an accredited investor (as defined in Rule 501(a) promulgated under the Securities
Act). The purchaser represented that the shares of the Registrant's Class G Preferred Stock were being acquired for the purchaser's own account for investment, and not with a view to a distribution thereof. The securities were not registered under the Securities Act in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On May 5, 1999, the Registrant closed a private sale for cash of 170,000 shares of its 13% Senior Exchangeable Preferred Stock due 2009. The gross proceeds received by the Registrant were $170 million. All of such securities were sold to Lehman Brothers Inc., as the Initial Purchaser, who offered the securities only to Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act). The securities were not registered under the Securities Act in reliance upon the exemptions from registration provided by Section 4(2) and Rule 144A of the Securities Act.

    From time to time during 1997, 1998 and 1999, the Registrant has granted options to purchase shares of its Class B Common Stock and Class C Common Stock pursuant to its existing Stock Option Plan. As of June 30, 1999, options to purchase an aggregate of 28,560 shares of its Class B Common Stock and 3,622 shares of its Class C Common Stock were outstanding. No options which have been granted have been exercised. The per share exercise price of each option is the fair market value of the underlying share of common on the date the option was granted as determined by the Registrant's Board of Directors. No underwriters were involved in the grant of options. Each option agreement requires, as a condition to exercise of the option, that the purchaser agree that shares acquired upon exercise of the option will be acquired for the purchaser's own account for investment, and not with a view to the distribution of such shares. The securities were not registered under the Securities Act in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act.

    Beginning in September 1998, the Registrant's subsidiary, Logix Communications Enterprises, Inc., has granted options to purchase shares of Logix's common stock pursuant to its existing stock option plan. At June 30, 1999, options to purchase an aggregate of 1,728,500 shares of Logix common stock were outstanding. No options which have been granted have been exercised. The per share exercise price of each option is the fair market value of the underlying common stock on the date of grant as determined by Logix's Board of Directors. No underwriters have been involved in the grant of options. Each option agreement requires, as a condition to exercise of the option that the purchaser agree that the shares acquired upon exercise of the option will be acquired for the purchaser's own account for investment, and not with a view to the distribution of such shares.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
             1.1              Underwriting Agreement dated as of           , 1999 among
                                Lehman Brothers Inc., Salomon Smith Barney, Deutsche Banc
                                Securities Inc., Goldman Sachs & Co., Merrill Lynch,
                                Pierce, Fenner & Smith Incorporated and the Registrant.                                  **

             2.1              Asset Purchase Agreement dated October 9, 1997 between
                                Texas 16 Cellular Telephone Company and Dobson Cellular
                                of Texas, Inc.                                                                    (1) [2.1]

             2.2.1            Stock Purchase Agreement dated November 17, 1997 as amended by Amendment No. 1 thereto effective as of March 18, 1998
                                between the shareholders of Cellular 2000 Telephone Co.
                                listed therein and Dobson Cellular of California, Inc.                         (2) [2.6.1]

             2.2.2            Stock Purchase Agreement dated March 19, 1998 between RSA
                                339, Inc. and AT&T Wireless Services, Inc. and Dobson
                                Cellular of California, Inc.                                                    (2) [2.6.2]

             2.3              Securities Purchase Agreement dated March 25, 1998 between
                                Santa Cruz Cellular Telephone, Inc. and its shareholders
                                and optionholders listed therein and Dobson Cellular of
                                California, Inc.                                                                  (2) [2.7]

             2.4              Agreement and Plan of Merger dated July 28, 1998 between
                                Sygnet Wireless, Inc. and Dobson/Sygnet Operating Company
                                (formerly known as Front Nine Operating Company) (without
                                schedules).                                                                       (3) [2.0]

             2.5              Asset Purchase Agreement dated August 20, 1998, between Ohio
                                Wireless Communications, L.L.C. and Dobson Cellular of
                                Sandusky.                                                                         (4) [2.9]

             2.6              Asset Purchase Agreement dated as of September 2, 1998
                                between A-1 Cellular of Texas, L.P. and Dobson Cellular of
                                Navarro, Inc.                                                                    (4) [2.10]

             2.7              Asset Purchase Agreement dated November 24, 1998 between
                                First Cellular of Maryland, Inc. and Dobson Cellular of
                                Maryland, Inc.                                                                   (4) [2.11]

             2.8              Agreement to furnish unfiled schedules.                                            (4) [2.12]

             2.9              Asset Purchase Agreement dated September 8, 1999 by and
                                between ACC Arizona Cellular Communications, Inc. and
                                Dobson Cellular of Imperial, Inc.                                                       (5)

             2.10             Asset Purchase Agreement dated September 30, 1999 between
                                Alaska 3 Cellular, LLC and Dobson Cellular Systems, Inc.                                (5)

             2.11             Agreement and Plan of Merger dated October 5, 1999 among ACC
                                Acquisition LLC, ACC Acquisition Co. and American Cellular
                                Corporation.                                                                            (5)

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
             2.12             Asset Purchase Agreement dated October 6, 1999 between
                                Pacific Telecom Cellular of Alaska RSA 1, Inc. and Dobson
                                Cellular Systems, Inc.                                                                  (5)

             2.13             Asset Purchase Agreement dated October 25, 1999 between
                                Trillium Cellular Corp., Interstate Cellular Holdings
                                Corp., Universal Telecell, Inc. (d/b/a Unitel Wireless
                                Communications Systems, Inc.) and Dobson Cellular Systems,
                                Inc.                                                                                    (5)

             3.1              Registrant's Amended and Restated Certificate of
                                Incorporation.                                                                           **

             3.2              Registrant's Amended and Restated Bylaws.                                                 (5)

             4.1              Third Amended and Restated Credit Agreement among the Agents
                                and Lenders named therein and Dobson Operating Company                            (6) [4.1]
                                dated March 25, 1998, as amended.                                               (7) [10.1]

             4.2              $120 million Revolving Credit Agreement among Dobson
                                Cellular Operations Company and the Agents and Lenders                            (6) [4.2]
                                named therein dated as of March 25, 1998, as amended.                           (7) [10.1]

             4.3              $80 million 364-Day Revolving Credit and Term Loan Agreement among Dobson Cellular Operations Company and the Agents
                                and Lenders named therein dated as of March 25, 1998, as                          (6) [4.3]
                                amended.                                                                        (7) [10.1]

             4.4              Credit Agreement among the Agents and Lenders named therein and Dobson/Sygnet Operating Company, dated as of
                                December 23, 1998.                                                               (4) [4.4]

             4.5              $17.5 million Term Loan Agreement between Dobson Tower
                                Company and NationsBank, N.A. dated as of December 23,
                                1998.                                                                            (4) [4.5]

             4.6              New credit facility.                                                                       **

             4.7              Telephone Loan Contract dated as of November 7, 1958 between
                                Dobson Telephone Company, Inc. and United States of
                                America.                                                                         (8) [4.2]

             4.8              Telephone Loan Contract dated as of March 19, 1956 between
                                McLoud Telephone Company and United States of America.                           (8) [4.3]

             4.9              Telephone Loan Contract dated as of January 15, 1993 between
                                Dobson Telephone Company, Inc., Rural Telephone Bank and
                                United States of America.                                                        (8) [4.4]

             4.10             Restated Mortgage, Security Agreement and Financing
                                Statement dated as of May 15, 1993 between Dobson
                                Telephone Company, Rural Telephone Bank and United States
                                of America.                                                                      (8) [4.5]

             4.11             Indenture dated as of February 28, 1997 between the
                                Registrant, as Issuer, and United States Trust Company of
                                New York, as Trustee.                                                            (8) [4.6]

             4.12             Escrow and Security Agreement dated February 28, 1997 among the Registrant as Pledgor, and Morgan Stanley & Co.
                                Incorporated, Alex. Brown & Sons Incorporated, First Union
                                Capital Markets, and NationsBanc Capital Markets, Inc., as
                                Placement Agents, and United States Trust Company of New
                                York, as Trustee.                                                                (8) [4.9]

             4.13             Agreement to furnish unfiled debt instruments.                                     (2) [4.12]

             4.14             Indenture dated December 23, 1998 between Dobson/Sygnet
                                Communications Company, as Issuer, and United States Trust
                                Company of New York, as Trustee.                                                  (3) [4.1]

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
             4.15             Collateral Pledge and Security Agreement dated December 23,
                                1998 between Dobson/Sygnet Communications Company, as
                                Pledgor, and NationsBanc Montgomery Securities LLC, Lehman
                                Brothers Inc., First Union Capital Markets, a division of
                                Wheat First Securities, Inc. and TD Securities (USA) Inc.,
                                as Initial Purchasers, and United States Trust Company of
                                New York, as Trustee.                                                           (4) [4.18]

             4.16             Form of Certificate representing Common Stock.                                             **

             5                Opinion of McAfee & Taft A Professional Corporation.                                       **

            10.1.1*           Registrant's 1996 Stock Option Plan, as amended.                                (4) [10.1.1]

            10.1.2*           1998 Stock Option Plan of Logix Communications Enterprises,
                                Inc. (f/k/a Dobson Wireline Company).                                         (4) [10.1.2]

            10.2.2            Promissory Note dated February 10, 1997 of G. Edward Evans in the amount of $300,000 in favor of Western Financial
                                Services Corp.                                                                (8) [10.2.1]

            10.2.3            Stock Purchase Agreement, dated as of March 26, 1998,
                                between the shareholders of American Telco Inc. and
                                American Telco Network Services, Inc. and Logix
                                Communications Enterprises, Inc. (f/k/a Dobson Wireline
                                Company).                                                                         (9) [2.1]

            10.2.3.1          First Amendment to Stock Purchase Agreement among American
                                Telco Inc. and American Telco Network Services, Inc. and
                                Logix Communications Enterprises, Inc. (f/k/a Dobson
                                Wireline Company).                                                                (9) [2.2]

            10.2.4            Stock Purchase Agreement, dated December 23, 1998 among the
                                Registrant, the Fleet Investors and the other entities
                                listed therein.                                                               (4) [10.2.5]

            10.2.5            Asset Purchase Agreement dated December 23, 1998 by and
                                between Sygnet Communications, Inc. and Dobson Tower
                                Company.                                                                      (4) [10.2.6]

            10.2.6.1          Asset Purchase Agreement dated July 6, 1999 by and among
                                American Tower Corporation, American Tower, LP, Dobson
                                Tower Company and the Registrant as Sole Shareholder of
                                Dobson Tower, as amended.                                                               (5)

            10.2.7            Master Site License Agreement dated December 23, 1998 by and between Sygnet Communications, Inc. and Dobson Tower
                                Company.                                                                      (4) [10.2.7]

            10.3.1*           Letter dated June 3, 1996 from Registrant to Bruce R.
                                Knooihuizen describing employment arrangement.                                (8) [10.3.2]

            10.3.2*           Letter dated October 15, 1996 from Fleet Equity Partners to
                                Justin L. Jaschke regarding director compensation.                            (8) [10.3.3]

            10.3.3*           Letter dated December 26, 1996 from Registrant to G. Edward
                                Evans describing employment arrangement.                                      (8) [10.3.1]

            10.3.4*           Letter dated September 16, 1997 from Registrant to William
                                J. Hoffman, Jr. describing employment arrangement.                             (2) [10.3.4]

            10.3.5*           Letter dated October 28, 1997 from Registrant to R. Thomas
                                Morgan describing employment arrangement.                                      (2) [10.3.5]

            10.3.6*           Letter dated August 25, 1998 from Registrant to Richard D.
                                Sewell, Jr. describing employment arrangement.                                (4) [10.3.6]

            10.3.7*           Consulting Agreement dated December 21, 1998 between
                                Registrant and Albert H. Pharis, Jr.                                          (4) [10.3.7]

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
            10.3.8*           Consulting Agreement dated August 15, 1998 between the
                                Registrant and Russell L. Dobson                                              (6) [10.3.8]

            10.4.1            North American Cellular Network Services Agreement dated
                                August 26, 1992 between North American Cellular Network,
                                Inc. and Dobson Cellular Systems, Inc.                                        (8) [10.4.2]

            10.4.2            Agreement for DS-3 service dated December 16, 1993 between
                                Logix Communications Corporation (f/k/a Dobson Fiber
                                Company) and NTS Communications, Inc. and Addendum thereto
                                dated June 1, 1994.                                                           (8) [10.4.1]

            10.4.3            General Purchase Agreement dated January 13, 1998 between
                                Lucent Technologies, Inc. and Dobson Cellular Systems,
                                Inc.                                                                           (2) [10.4.7]

            10.4.4            Operating Agreement dated January 16, 1998 between AT&T                                   (5)
                                Wireless Services, Inc. and Dobson Cellular Systems, Inc.                       (4)[10.4.5]

            10.4.5            Fourth Amended General Purchase Agreement dated January 5,
                                1999 between Northern Telecom Inc. and Registrant.                             (2) [10.4.8]

            10.6              Second Amended and Restated Partnership Agreement of Gila
                                River Cellular General Partnership dated September 30,
                                1997.                                                                          (11) [10.8]

            10.7.1            Investment and Transaction Agreement, dated December 23,
                                1998, among the Registrant, Dobson CC Limited Partnership
                                and J. W. Childs Equity Partners II, L.P. (without
                                exhibits).                                                                    (4) [10.8.1]

            10.7.2            Stockholder and Investor Rights Agreement, dated
                                December 23, 1998 among the Registrant and the
                                shareholders listed therein, (without exhibits).                              (4) [10.8.2]

            10.7.2.1          Amendment to Stockholder and Investors Rights Agreement,
                                dated April 13, 1999 among the Registrant and the
                                Shareholders listed therein (without exhibits).                             (4) [10.8.2.1]

            10.7.2.2          Amended and Restated Stockholders and Investor Rights
                                Agreement dated September 17, 1999 by and among the
                                Registrant and the Cash Equity Investors, as listed and
                                defined therein (without exhibits).                                                     (5)

            10.7.3            Investors Agreement, dated December 23, 1998, among the
                                Registrant, and certain shareholders of Sygnet Wireless,
                                Inc. and their affiliates listed therein.                                     (4) [10.8.3]

            10.8              License Agreement dated February 15, 1999 between Registrant
                                and H.O. Systems, Inc.                                                         (10) [10.9]

            21                List of Subsidiaries.                                                                     (5)

            23.1              Consent of McAfee & Taft A Professional Corporation will be
                                contained in Exhibit 5 hereto.                                                           **

            23.2              Consent of Arthur Andersen LLP (Oklahoma City--DCC).                                      (5)

            23.3              Consent of Ernst & Young LLP (Cleveland--Sygnet).                                         (5)

            23.4              Consent of Ernst & Young LLP (Chicago--American Cellular).                                (5)

            23.5              Consent of Paul Kagan Associates, Inc. (Carmel, CA).                                      (5)

            24                Power of Attorney.                                                                         **

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
            27                Financial Data Schedule.                                                             (12)[27]

------------------------

*   Management contract or compensatory plan or arrangement.

**  To be filed by amendment.

(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on April 10, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(4) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-71633), as the exhibit number indicated in brackets and incorporated by reference herein.

(5) Filed herewith.

(6) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-50107), as the exhibit number indicated in brackets and incorporated by reference herein.

(7) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on May 27, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(8) Filed as an exhibit to the Registrant's Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(9) Filed as an exhibit to the Registrant's Current Report on Form 8-K on June 30, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(10) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 as the exhibit number indicated in brackets and incorporated by reference herein.

(11) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on October 15, 1997 and amended on November 6, 1997, as the exhibit number indicated in brackets and incorporated by reference herein.

(12) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1999 as the exhibit number indicated in brackets and incorporated by reference herein.

    (b) Financial Statement Schedules

    None.

ITEM 17. UNDERTAKINGS.

        (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (2) The undersigned registrant hereby undertakes that:

           (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

           (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 12th day of November, 1999.

                                                       DOBSON COMMUNICATIONS CORPORATION

                                                       By:            /s/ EVERETT R. DOBSON
                                                            -----------------------------------------
                                                                        Everett R. Dobson
                                                               CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of November, 1999.

                        NAME                                               TITLE
                        ----                                               -----
                /s/ EVERETT R. DOBSON                  Chairman of the Board, President, Chief
     -------------------------------------------         Executive Officer and Director (Principal
                  Everett R. Dobson                      Executive Officer)

                /s/ STEPHEN T. DOBSON
     -------------------------------------------       Secretary and Director
                  Stephen T. Dobson

              /s/ BRUCE R. KNOOIHUIZEN
     -------------------------------------------       Vice President and Chief Financial Officer
                Bruce R. Knooihuizen                     (Principal Financial Officer)

                  /s/ TRENT LEFORCE
     -------------------------------------------       Corporate Controller (Principal Accounting
                    Trent LeForce                        Officer)

                /s/ RUSSELL L. DOBSON
     -------------------------------------------       Director
                  Russell L. Dobson

                /s/ JUSTIN L. JASCHKE
     -------------------------------------------       Director
                  Justin L. Jaschke

              /s/ ALBERT H. PHARIS, JR.
     -------------------------------------------       Director
                Albert H. Pharis, Jr.

                /s/ DANA L. SCHMALTZ
     -------------------------------------------       Director
                  Dana L. Schmaltz

                               INDEX TO EXHIBITS

    (a) Exhibits

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
             1.1              Underwriting Agreement dated as of           , 1999 among
                                Lehman Brothers Inc., Salomon Smith Barney, Deutsche Banc
                                Securities Inc., Goldman Sachs & Co., Merrill Lynch,
                                Pierce, Fenner & Smith Incorporated and the Registrant.                                  **

             2.1              Asset Purchase Agreement dated October 9, 1997 between
                                Texas 16 Cellular Telephone Company and Dobson Cellular
                                of Texas, Inc.                                                                    (1) [2.1]

             2.2.1            Stock Purchase Agreement dated November 17, 1997 as amended by Amendment No. 1 thereto effective as of March 18, 1998
                                between the shareholders of Cellular 2000 Telephone Co.
                                listed therein and Dobson Cellular of California, Inc.                         (2) [2.6.1]

             2.2.2            Stock Purchase Agreement dated March 19, 1998 between RSA
                                339, Inc. and AT&T Wireless Services, Inc. and Dobson
                                Cellular of California, Inc.                                                    (2) [2.6.2]

             2.3              Securities Purchase Agreement dated March 25, 1998 between
                                Santa Cruz Cellular Telephone, Inc. and its shareholders
                                and optionholders listed therein and Dobson Cellular of
                                California, Inc.                                                                  (2) [2.7]

             2.4              Agreement and Plan of Merger dated July 28, 1998 between
                                Sygnet Wireless, Inc. and Dobson/Sygnet Operating Company
                                (formerly known as Front Nine Operating Company) (without
                                schedules).                                                                       (3) [2.0]

             2.5              Asset Purchase Agreement dated August 20, 1998, between Ohio
                                Wireless Communications, L.L.C. and Dobson Cellular of
                                Sandusky.                                                                         (4) [2.9]

             2.6              Asset Purchase Agreement dated as of September 2, 1998
                                between A-1 Cellular of Texas, L.P. and Dobson Cellular of
                                Navarro, Inc.                                                                    (4) [2.10]

             2.7              Asset Purchase Agreement dated November 24, 1998 between
                                First Cellular of Maryland, Inc. and Dobson Cellular of
                                Maryland, Inc.                                                                   (4) [2.11]

             2.8              Agreement to furnish unfiled schedules.                                            (4) [2.12]

             2.9              Asset Purchase Agreement dated September 8, 1999 by and
                                between ACC Arizona Cellular Communications, Inc. and
                                Dobson Cellular of Imperial, Inc.                                                       (5)

             2.10             Asset Purchase Agreement dated September 30, 1999 between
                                Alaska 3 Cellular, LLC and Dobson Cellular Systems, Inc.                                (5)

             2.11             Agreement and Plan of Merger dated October 5, 1999 among ACC
                                Acquisition LLC, ACC Acquisition Co. and American Cellular
                                Corporation.                                                                            (5)

             2.12             Asset Purchase Agreement dated October 6, 1999 between
                                Pacific Telecom Cellular of Alaska RSA 1, Inc. and Dobson
                                Cellular Systems, Inc.                                                                  (5)

             2.13             Asset Purchase Agreement dated October 25, 1999 between
                                Trillium Cellular Corp., Interstate Cellular Holdings
                                Corp., Universal Telecell, Inc. (d/b/a Unitel Wireless
                                Communications Systems, Inc.) and Dobson Cellular Systems,
                                Inc.                                                                                    (5)

             3.1              Registrant's Amended and Restated Certificate of
                                Incorporation.                                                                           **

             3.2              Registrant's Amended and Restated Bylaws.                                                 (5)

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
             4.1              Third Amended and Restated Credit Agreement among the Agents
                                and Lenders named therein and Dobson Operating Company                            (6) [4.1]
                                dated March 25, 1998, as amended.                                               (7) [10.1]

             4.2              $120 million Revolving Credit Agreement among Dobson
                                Cellular Operations Company and the Agents and Lenders                            (6) [4.2]
                                named therein dated as of March 25, 1998, as amended.                           (7) [10.1]

             4.3              $80 million 364-Day Revolving Credit and Term Loan Agreement among Dobson Cellular Operations Company and the Agents
                                and Lenders named therein dated as of March 25, 1998, as                          (6) [4.3]
                                amended.                                                                        (7) [10.1]

             4.4              Credit Agreement among the Agents and Lenders named therein and Dobson/Sygnet Operating Company, dated as of
                                December 23, 1998.                                                               (4) [4.4]

             4.5              $17.5 million Term Loan Agreement between Dobson Tower
                                Company and NationsBank, N.A. dated as of December 23,
                                1998.                                                                            (4) [4.5]

             4.6              New credit facility.                                                                       **

             4.7              Telephone Loan Contract dated as of November 7, 1958 between
                                Dobson Telephone Company, Inc. and United States of
                                America.                                                                         (8) [4.2]

             4.8              Telephone Loan Contract dated as of March 19, 1956 between
                                McLoud Telephone Company and United States of America.                           (8) [4.3]

             4.9              Telephone Loan Contract dated as of January 15, 1993 between
                                Dobson Telephone Company, Inc., Rural Telephone Bank and
                                United States of America.                                                        (8) [4.4]

             4.10             Restated Mortgage, Security Agreement and Financing
                                Statement dated as of May 15, 1993 between Dobson
                                Telephone Company, Rural Telephone Bank and United States
                                of America.                                                                      (8) [4.5]

             4.11             Indenture dated as of February 28, 1997 between the
                                Registrant, as Issuer, and United States Trust Company of
                                New York, as Trustee.                                                            (8) [4.6]

             4.12             Escrow and Security Agreement dated February 28, 1997 among the Registrant as Pledgor, and Morgan Stanley & Co.
                                Incorporated, Alex. Brown & Sons Incorporated, First Union
                                Capital Markets, and NationsBanc Capital Markets, Inc., as
                                Placement Agents, and United States Trust Company of New
                                York, as Trustee.                                                                (8) [4.9]

             4.13             Agreement to furnish unfiled debt instruments.                                     (2) [4.12]

             4.14             Indenture dated December 23, 1998 between Dobson/Sygnet
                                Communications Company, as Issuer, and United States Trust
                                Company of New York, as Trustee.                                                  (3) [4.1]

             4.15             Collateral Pledge and Security Agreement dated December 23,
                                1998 between Dobson/Sygnet Communications Company, as
                                Pledgor, and NationsBanc Montgomery Securities LLC, Lehman
                                Brothers Inc., First Union Capital Markets, a division of
                                Wheat First Securities, Inc. and TD Securities (USA) Inc.,
                                as Initial Purchasers, and United States Trust Company of
                                New York, as Trustee.                                                           (4) [4.18]

             4.16             Form of Certificate representing Common Stock.                                             **

             5                Opinion of McAfee & Taft A Professional Corporation.                                       **

            10.1.1*           Registrant's 1996 Stock Option Plan, as amended.                                (4) [10.1.1]

            10.1.2*           1998 Stock Option Plan of Logix Communications Enterprises,
                                Inc. (f/k/a Dobson Wireline Company).                                         (4) [10.1.2]

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
            10.2.2            Promissory Note dated February 10, 1997 of G. Edward Evans in the amount of $300,000 in favor of Western Financial
                                Services Corp.                                                                (8) [10.2.1]

            10.2.3            Stock Purchase Agreement, dated as of March 26, 1998,
                                between the shareholders of American Telco Inc. and
                                American Telco Network Services, Inc. and Logix
                                Communications Enterprises, Inc. (f/k/a Dobson Wireline
                                Company).                                                                         (9) [2.1]

            10.2.3.1          First Amendment to Stock Purchase Agreement among American
                                Telco Inc. and American Telco Network Services, Inc. and
                                Logix Communications Enterprises, Inc. (f/k/a Dobson
                                Wireline Company).                                                                (9) [2.2]

            10.2.4            Stock Purchase Agreement, dated December 23, 1998 among the
                                Registrant, the Fleet Investors and the other entities
                                listed therein.                                                               (4) [10.2.5]

            10.2.5            Asset Purchase Agreement dated December 23, 1998 by and
                                between Sygnet Communications, Inc. and Dobson Tower
                                Company.                                                                      (4) [10.2.6]

            10.2.6.1          Asset Purchase Agreement dated July 6, 1999 by and among
                                American Tower Corporation, American Tower, LP, Dobson
                                Tower Company and the Registrant as Sole Shareholder of
                                Dobson Tower, as amended.                                                               (5)

            10.2.7            Master Site License Agreement dated December 23, 1998 by and between Sygnet Communications, Inc. and Dobson Tower
                                Company.                                                                      (4) [10.2.7]

            10.3.1*           Letter dated June 3, 1996 from Registrant to Bruce R.
                                Knooihuizen describing employment arrangement.                                (8) [10.3.2]

            10.3.2*           Letter dated October 15, 1996 from Fleet Equity Partners to
                                Justin L. Jaschke regarding director compensation.                            (8) [10.3.3]

            10.3.3*           Letter dated December 26, 1996 from Registrant to G. Edward
                                Evans describing employment arrangement.                                      (8) [10.3.1]

            10.3.4*           Letter dated September 16, 1997 from Registrant to William
                                J. Hoffman, Jr. describing employment arrangement.                             (2) [10.3.4]

            10.3.5*           Letter dated October 28, 1997 from Registrant to R. Thomas
                                Morgan describing employment arrangement.                                      (2) [10.3.5]

            10.3.6*           Letter dated August 25, 1998 from Registrant to Richard D.
                                Sewell, Jr. describing employment arrangement.                                (4) [10.3.6]

            10.3.7*           Consulting Agreement dated December 21, 1998 between
                                Registrant and Albert H. Pharis, Jr.                                          (4) [10.3.7]

            10.3.8*           Consulting Agreement dated August 15, 1998 between the
                                Registrant and Russell L. Dobson                                              (6) [10.3.8]

            10.4.1            North American Cellular Network Services Agreement dated
                                August 26, 1992 between North American Cellular Network,
                                Inc. and Dobson Cellular Systems, Inc.                                        (8) [10.4.2]

            10.4.2            Agreement for DS-3 service dated December 16, 1993 between
                                Logix Communications Corporation (f/k/a Dobson Fiber
                                Company) and NTS Communications, Inc. and Addendum thereto
                                dated June 1, 1994.                                                           (8) [10.4.1]

            10.4.3            General Purchase Agreement dated January 13, 1998 between
                                Lucent Technologies, Inc. and Dobson Cellular Systems,
                                Inc.                                                                           (2) [10.4.7]

            10.4.4            Operating Agreement dated January 16, 1998 between AT&T                                   (5)
                                Wireless Services, Inc. and Dobson Cellular Systems, Inc.                       (4)[10.4.5]

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                  METHOD OF FILING
      ---------------------                           -----------                           -------------------------------
            10.4.5            Fourth Amended General Purchase Agreement dated January 5,
                                1999 between Northern Telecom Inc. and Registrant.                             (2) [10.4.8]

            10.6              Second Amended and Restated Partnership Agreement of Gila
                                River Cellular General Partnership dated September 30,
                                1997.                                                                          (11) [10.8]

            10.7.1            Investment and Transaction Agreement, dated December 23,
                                1998, among the Registrant, Dobson CC Limited Partnership
                                and J. W. Childs Equity Partners II, L.P. (without
                                exhibits).                                                                    (4) [10.8.1]

            10.7.2            Stockholder and Investor Rights Agreement, dated
                                December 23, 1998 among the Registrant and the
                                shareholders listed therein, (without exhibits).                              (4) [10.8.2]

            10.7.2.1          Amendment to Stockholder and Investors Rights Agreement,
                                dated April 13, 1999 among the Registrant and the
                                Shareholders listed therein (without exhibits).                             (4) [10.8.2.1]

            10.7.2.2          Amended and Restated Stockholders and Investor Rights
                                Agreement dated September 17, 1999 by and among the
                                Registrant and the Cash Equity Investors, as listed and
                                defined therein (without exhibits).                                                     (5)

            10.7.3            Investors Agreement, dated December 23, 1998, among the
                                Registrant, and certain shareholders of Sygnet Wireless,
                                Inc. and their affiliates listed therein.                                     (4) [10.8.3]

            10.8              License Agreement dated February 15, 1999 between Registrant
                                and H.O. Systems, Inc.                                                         (10) [10.9]

            21                List of Subsidiaries.                                                                     (5)

            23.1              Consent of McAfee & Taft A Professional Corporation will be
                                contained in Exhibit 5 hereto.                                                           **

            23.2              Consent of Arthur Andersen LLP (Oklahoma City--DCC).                                      (5)

            23.3              Consent of Ernst & Young LLP (Cleveland--Sygnet).                                         (5)

            23.4              Consent of Ernst & Young LLP (Chicago--American Cellular).                                (5)

            23.5              Consent of Paul Kagan Associates, Inc. (Carmel, CA).                                      (5)

            24                Power of Attorney.                                                                         **

            27                Financial Data Schedule.                                                             (12)[27]

------------------------

*   Management contract or compensatory plan or arrangement.

**  To be filed by amendment.

(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on April 10, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(4) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-71633), as the exhibit number indicated in brackets and incorporated by reference herein.

(5) Filed herewith.

(6) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-50107), as the exhibit number indicated in brackets and incorporated by reference herein.

(7) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on May 27, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(8) Filed as an exhibit to the Registrant's Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(9) Filed as an exhibit to the Registrant's Current Report on Form 8-K on June 30, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(10) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 as the exhibit number indicated in brackets and incorporated by reference herein.

(11) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on October 15, 1997 and amended on November 6, 1997, as the exhibit number indicated in brackets and incorporated by reference herein.

(12) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1999 as the exhibit number indicated in brackets and incorporated by reference herein.